UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(A)
OF THE SECURITIES EXCHANGE ACT OF 1934
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Filed by a Party other than the Registrant     ☐
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☑	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
VERICHIP CORPORATION
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.01 per share

(2)	Aggregate number of securities to which transaction applies: 11,019,377

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $45,000,000 (the aggregate amount to be received by the Registrant for the stock being sold)

(4)	Proposed maximum aggregate value of transaction: $45,000,000 (estimated and not including subsequent transactions)

(5)	Total fee paid: $1,768.50
☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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(4)	Date Filed:

VeriChip Corporation
1690 South Congress Avenue, Suite 200
Delray Beach, Florida 33445

June •, 2008

To the stockholders of VeriChip Corporation:

On behalf of the board of directors of VeriChip Corporation, or VeriChip, we are pleased to deliver our proxy statement for the sale of our wholly-owned subsidiary, Xmark Corporation, or Xmark. Your board of directors has determined that it is in the best interests of the stockholders to sell our holdings in Xmark.

At the special meeting, you will be asked to approve a Stock Purchase Agreement, dated May 15, 2008, between VeriChip and The Stanley Works, or Stanley, and the transactions contemplated by the Stock Purchase Agreement. Under the terms of the Stock Purchase Agreement, VeriChip will sell all of the outstanding capital stock of Xmark to Stanley for an aggregate purchase price of $45 million, subject to adjustment as is further described in the accompanying proxy statement. We refer to this transaction as the Xmark Transaction. Under the terms of the Stock Purchase Agreement, $4.5 million of the proceeds will be held in escrow for a period of 12 months. Following the completion of the sale of Xmark to Stanley, VeriChip will retire all of its outstanding debt. VeriChip expects to realize net proceeds, after retiring its outstanding debt, paying transaction related costs, and other contractual commitments, of approximately $21.4 million.

As discussed in more detail in the accompanying proxy statement, in the event VeriChip receives stockholder approval of and consummates the Xmark Transaction, and subject to compliance with Delaware law, VeriChip intends to use a portion of the proceeds to fund an initial, special cash dividend to its stockholders, the amount of which is currently estimated to be in the range of $1.25 to $1.35 per share of VeriChip common stock, to be paid sometime in the third quarter of 2008. However, the actual amount may be lower than this range due to uncertainties regarding the ultimate amount of our liabilities following the Xmark Transaction. In addition, the payment of the initial, special cash dividend could be delayed depending on certain factors, including delays relating to the release of the escrow required under Canadian law, which escrow is further described in the accompanying proxy statement. Prior to making the initial, special cash dividend, we will announce, at least ten days in advance, the record date for such distribution. Only holders of our common stock on the record date for the initial, special cash dividend will be entitled to receive the initial, special cash dividend. Please note that the record date for the initial, special cash dividend will be after the closing date of the Xmark Transaction and is different from the record date for determining which holders of our common stock are entitled to vote on the matters described in the accompanying proxy statement.

On May 15, 2008, Applied Digital Solutions, Inc., doing business as Digital Angel, or Digital Angel, and Scott R. Silverman, VeriChip’s chairman and chief executive officer, each entered into a voting agreement with Stanley under which each of Digital Angel and Mr. Silverman agreed, unless our board of directors changes its recommendation that our stockholders approve the Xmark Transaction, to vote their shares of VeriChip common stock to approve the Stock Purchase Agreement and the transactions contemplated by the Stock Purchase Agreement and against any other proposal or offer from a third party to acquire VeriChip. The voting agreement limits the ability of each of Digital Angel and Mr. Silverman to transfer shares of stock held in VeriChip or vote for any alternative transaction during the period prior to the consummation of the Xmark Transaction and, in some cases, for a period of seven months and fifteen days afterward. Digital Angel and Mr. Silverman hold approximately 48.6% and 5.0%, respectively, of VeriChip’s outstanding common stock. Thus, because Digital Angel and Mr. Silverman own more than 50% of our outstanding common stock, unless our board of directors changes its recommendation that our stockholders approve the Stock Purchase Agreement, stockholder approval of the Stock Purchase Agreement and the transactions contemplated by the Stock Purchase Agreement is assured.

After the closing of the Xmark Transaction, VeriChip will have only one remaining business, the VeriMed Health Link business, which accounted for less than 1% of our total sales and approximately 19% of our total operating expenses for the year ended December 31, 2007. VeriChip has retained the investment banking firm of Kaufman Bros., L.P. to assist in the sale of the VeriMed Health Link business and/or another transaction through which the remaining assets of VeriChip would be acquired by, or combined with, a third party. Stockholder approval of a transaction involving the VeriMed Health Link business is not being sought at this point in time, and will not be voted on at the special meeting. VeriChip currently intends to fund a second, special cash dividend to its stockholders consisting of all of the remaining distributable cash then held by VeriChip following any sale of the VeriMed Health Link business or VeriChip and the release of the escrowed funds resulting from the sale of Xmark to Stanley. In connection with such sale and/or other transaction, uncertainties as to the ultimate amount of liabilities for which VeriChip will remain responsible, the amount of operating costs during the process, and the related timing to complete make it impossible to predict with certainty the actual net cash amount that will ultimately be available for distribution to VeriChip’s stockholders or the timing of any such dividend.

The board of directors of VeriChip unanimously recommends the approval of the Stock Purchase Agreement and the transactions contemplated by the Stock Purchase Agreement and believes the sale of Xmark is advisable, fair to, and in the best interests of VeriChip’s stockholders. Accordingly, our board of directors recommends that you vote ”FOR” the approval of the Stock Purchase Agreement and the transactions contemplated by the Stock Purchase Agreement, and ”FOR” the transaction of such other business as may properly come before the special meeting of stockholders or any adjournment or postponement thereof, by (1) using the toll-free number shown on your proxy card; (2) visiting the website shown on your proxy card to vote via the internet; (3) completing, signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope; (4) attending the special meeting and voting in person; or (5) if your shares are held in “street name” by your brokerage firm, bank, trust or other nominee, instructing your brokerage firm, bank, trust or other nominee in accordance with their procedures.

The accompanying notice of special meeting and proxy statement provide information regarding the matters to be acted on at the special meeting, including any adjournment or postponement thereof. Please read these materials carefully.

The ability to have your vote counted at the meeting is an important stockholder right. Regardless of the number of shares you hold, and whether or not you plan to attend the meeting, we urge you to cast your vote by one of the methods described above. If your shares are held in ”street name,” your brokerage firm, bank, trust or other nominee will be unable to vote your shares of common stock without instructions from you.

Sincerely,
 •
Scott R. Silverman
Chairman of the Board of Directors and Chief Executive Officer

This proxy statement is dated June •, 2008 and is being mailed to stockholders on or about June •, 2008.

VeriChip Corporation
1690 South Congress Avenue, Suite 200
Delray Beach, Florida 33445

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON
JULY •, 2008

To the stockholders of VeriChip Corporation:

You are cordially invited to attend the special meeting of the stockholders of VeriChip Corporation, a Delaware corporation, or VeriChip, to be held at •, on July •, 2008 at 9:00 a.m., Eastern Time.

The enclosed notice of meeting identifies each business proposal for your action. The board of directors unanimously recommends the following proposals:

1.	To approve the Stock Purchase Agreement, dated May 15, 2008, between VeriChip and The Stanley Works and the transactions contemplated by the Stock Purchase Agreement; and

2.	To transact such other business as may properly come before the special meeting of stockholders or any adjournment or postponement thereof.

Your attention is directed to the proxy statement accompanying this notice for a more complete description of the matters to be acted upon at the special meeting of stockholders. Stockholders of record at the close of business on June •, 2008 are entitled to receive notice of, and to vote at, the special meeting of stockholders and any adjournment or postponement thereof.

The board of directors has approved each of the proposals and recommends that the holders of common stock vote “FOR” the approval of each of the proposals.

The notice and proxy statement are first being mailed to our stockholders on or about June •, 2008. Please note that attendance at the special meeting of stockholders will be limited to stockholders of VeriChip as of the record date (or their duly authorized representatives). If your shares are held by a bank or broker, you must obtain and bring to the special meeting of stockholders a proxy signed by your bank or broker appointing you as the bank’s or broker’s proxy to vote the shares at the special meeting of stockholders.

Each stockholder is urged to vote promptly by (1) using the toll-free number shown on your proxy card; (2) visiting the website shown on your proxy card to vote via the internet; (3) completing, signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope; (4) attending the special meeting and voting in person; or (5) if your shares are held in “street name” by your brokerage firm, bank, trust or other nominee, instructing your brokerage firm, bank, trust or other nominee in accordance with their procedures.

After voting by one of the methods described above, if you wish, you may revoke your proxy by (1) sending in another signed proxy card with a later date; (2) notifying our corporate secretary in writing before the special meeting that you have revoked your proxy; (3) attending the special meeting and voting in person; or (4) if your shares are held in “street name” by your brokerage firm, bank, trust or other nominee, following the revocation or change-of-proxy procedures of your brokerage firm, bank, trust or other nominee. Please note, however, your attendance at the special meeting will not automatically revoke your proxy.

By Order of the Board of Directors,
 •
Scott R. Silverman
Chairman of the Board of Directors and Chief Executive Officer
Delray Beach, Florida

June •, 2008

i

Selected Financial Data	55
Unaudited Pro Forma Condensed Consolidated Financial Statements	58
Unaudited Financial Statements of Xmark Corporation	63
Security Ownership of Certain Beneficial Owners and Management	78
Proposal No. 2 — Transaction of Other Proper Business	80
Required Vote and Board Recommendation	80
Stockholder Proposals for Our Annual Meeting in 2008	81
Householding	81
Other Matters	81
Where You Can Find Additional Information	82
Incorporation of Certain Documents by Reference	82
APPENDIX A — Stock Purchase Agreement	A-1
APPENDIX B — Digital Angel Voting Agreement	B-1
APPENDIX C — Silverman Voting Agreement	C-1
APPENDIX D — Digital Angel Guarantee	D-1
APPENDIX E — Form of Escrow Agreement	E-1
APPENDIX F — Form of Section 116 Escrow Agreement	F-1
APPENDIX G — Opinion of Merriman Curhan Ford & Co.	G-1
APPENDIX H — Form of Proxy Card	H-1

ii

SUMMARY TERM SHEET

The following summary term sheet, together with the “Questions and Answers About the Special Meeting” following this summary term sheet, briefly summarizes the key aspects of the Xmark Transaction, the special meeting and other significant information contained in this proxy statement. It may not contain all of the information that is important to you. To understand the proposals more fully, and for a more complete description of the terms of the Xmark Transaction, you should read this entire proxy statement, including the Stock Purchase Agreement and other documents attached as Appendices in their entirety. We have included page references to direct you to more complete information that appears elsewhere in this proxy statement. This proxy statement is dated June •, 2008 and is being mailed to stockholders on or about June •, 2008.

Overview of Proposal No. 1 - The Xmark Transaction

The Stock Purchase Agreement (see page 31)

On May 15, 2008, we and The Stanley Works, a Connecticut corporation, or Stanley, entered into a Stock Purchase Agreement pursuant to which we will, subject to certain terms and conditions, including approval by our stockholders at the special meeting, sell our Xmark business, by selling all of the outstanding capital stock of Xmark Corporation, a corporation governed under the laws of Canada and our wholly-owned subsidiary. We call this transaction the Xmark Transaction. As consideration for the Xmark Transaction, Stanley will pay us $45 million in cash at the closing of the Xmark Transaction, subject to adjustment as further described in this proxy statement. We do not believe there will be a downward adjustment to the purchase price (see “Proposal No. 1—The Xmark Transaction—The Stock Purchase Agreement”).

You are being asked to approve the Stock Purchase Agreement with Stanley and the transactions contemplated by the Stock Purchase Agreement. If this proposal is approved, we will, after the Xmark Transaction is completed, apply a portion of the proceeds of the Xmark Transaction to satisfy certain of our liabilities and obligations. We estimate that the amounts that will be paid out of the proceeds of the Xmark Transaction to retire our outstanding debt, and to pay transaction-related costs and other contractual commitments, will be approximately $23.1 million, including approximately $8.8 million in contractual employee obligations, including severance, change-in-control and transaction bonus agreements payable to approximately 9 persons, including Mr. Silverman and other key personnel at both VeriChip and Xmark.

In the event we consummate the Xmark Transaction, and subject to compliance with Delaware law, we intend to use a portion of the proceeds to fund an initial, special cash dividend to our stockholders, the amount of which is currently estimated to be in the range of $1.25 to $1.35 per share of VeriChip common stock. However, the actual amount may be lower than this range due to uncertainties regarding the ultimate amount of our liabilities following the Xmark Transaction. In addition, although we anticipate paying out the initial, special cash dividend sometime in the third quarter of 2008, payment could be delayed depending on certain factors, including delays relating to the release of the escrow required under Canadian law, which escrow is further described in this proxy statement. Prior to making the initial, special cash dividend, we will announce, at least ten days in advance, the record date for such distribution. Only holders of our common stock on the record date for the initial, special cash dividend will be entitled to receive the initial, special cash dividend. Please note that the record date for the initial, special cash dividend will be after the closing date of the Xmark Transaction and is different from the record date for determining which holders of our common stock are entitled to vote on the matters described in this proxy statement.

In addition, we currently intend to fund a second, special cash dividend to our stockholders consisting of all of the remaining distributable cash that we hold following any sale of our VeriMed Health Link business or VeriChip in its entirety, as well as the release of the funds escrowed in connection with the Stock Purchase Agreement. In connection with such sale, other transaction and release of escrow, uncertainties as to the ultimate amount of claims, liabilities, operational expenses, and the related timing for completion of any such sale make it impossible to predict with certainty the actual net cash amount that will ultimately be available for distribution to VeriChip’s stockholders or the timing of a second, special cash dividend. We anticipate paying out any second, special cash dividend sometime after the first anniversary of the closing of the Xmark Transaction.

Approval by Our Board of Directors (see page 27)

On May 14, 2008, our board of directors approved the Stock Purchase Agreement and the transactions contemplated by the Stock Purchase Agreement. Our board of directors believes it gave due and proper consideration to all matters and things that are necessary or appropriate to enable it to evaluate and reach an informed conclusion as to the fairness and reasonableness of the Stock Purchase Agreement and the other documents entered into in connection with the Stock Purchase Agreement. Our board of directors unanimously recommends the approval of the Stock Purchase Agreement and the transactions contemplated by the Stock Purchase Agreement and believes the sale of Xmark is advisable, fair to, and in the best interests of VeriChip’s stockholders.

Our Plans following the Closing of the Proposed Xmark Transaction (see page 27)

After the closing of the Xmark Transaction, we will be substantially smaller and have limited assets and revenue. Accordingly, our focus will be on the sale of our remaining business, the VeriMed Health Link business. For the year ended December 31, 2007, the VeriMed Health Link business accounted for less than 1% of our total sales and approximately 19% of our total operating expenses. We have retained the investment banking firm of Kaufman Bros., L.P. to assist in the sale of our VeriMed Health Link business and/or another transaction through which the remaining assets of VeriChip would be acquired by, or combined with, a third party. In the event that we are not able to sell the VeriMed Health Link business, our board of directors will continue to evaluate strategic alternatives for the VeriMed Health Link business and VeriChip as a whole. Such alternatives may include, among other things, the sale of the entire company, restructuring, the distribution of assets to our stockholders, or the possible dissolution of us and liquidation of our assets, the discharge of any remaining liabilities, and the eventual distribution of the remaining assets to our stockholders in the event we are liquidated.

Material Terms of the Stock Purchase Agreement

Representations and Warranties (see page 32)

The Stock Purchase Agreement contains customary representations and warranties from each of the parties, including representations and warranties relating to their authority to enter into the Stock Purchase Agreement and, in our case, various aspects of Xmark’s business. These representations and warranties may be subject to important qualifications, limitations and supplemental information agreed to in negotiating the terms of the Stock Purchase Agreement.

Covenants (see page 34)

The Stock Purchase Agreement contains customary covenants from each of the parties, including agreements by us (1) to cause Xmark to conduct its operations according to its ordinary course of business consistent with past practice, (2) to cause Xmark to refrain from certain actions between the time of signing the Stock Purchase Agreement and the closing of the Xmark Transaction, and (3) to obtain the requisite approval of our stockholders.

Non-Competition Provisions (see page 34)

From the closing date of the Xmark Transaction through four year after such date, the Stock Purchase Agreement provides that we shall not:

•	directly or indirectly participate with, control or own an interest in any entity that is engaged in the business of manufacturing, selling, financing, supplying, marketing or distributing infant security systems, wander prevention systems, asset/personnel location and identification systems, and vibration monitoring instruments; or

•	encourage or attempt to persuade any Xmark employee to terminate his employment relationship with Xmark, or offer to hire any Xmark employee.

Superior Proposals (see page 34)

The Stock Purchase Agreement provides that our board of directors may, under certain circumstances, negotiate with third parties regarding superior proposals.

Prior to obtaining the approval of our stockholders, if our board of directors determines, after consultation with outside counsel and in good faith, that an unsolicited written takeover proposal, which was not received due to any breach of the Stock Purchase Agreement, is reasonably likely to lead to a superior proposal and that it is reasonably necessary to take such action to comply with the board’s fiduciary duties to our stockholders, then we, after giving Stanley prompt written notice of such determination, may furnish information about us and Xmark under a confidentiality agreement and participate in negotiations regarding a takeover proposal.

Our board of directors may withdraw or modify the recommendation that our stockholders approve the Stock Purchase Agreement, which recommendation we refer to as the Board Recommendation, if our board of directors determines, after receiving the advice of its outside counsel and in good faith, that it is reasonably necessary to do so to comply with the board’s fiduciary duties to our stockholders. If our board of directors receives a takeover proposal that it determines, in good faith, constitutes a superior proposal, we or Xmark may enter into a definitive written acquisition agreement with respect to such superior proposal if our board of directors determines, after receiving the advice of its outside counsel and in good faith, and after five days pass following the date on which VeriChip provides written notice to Stanley of VeriChip’s desire to terminate the Stock Purchase Agreement, that it is reasonably necessary to do so to comply with the board’s fiduciary duties to our stockholders and, concurrently with entering into such agreement, terminates the Stock Purchase Agreement, in which case we would be required to pay either $450,000 or $1,500,000 (depending on the circumstances surrounding such termination) to Stanley concurrently with such termination. If we enter into an acquisition agreement or make an Adverse Recommendation Change (as defined below), we are required to give Stanley written notice of such takeover proposal or Adverse Recommendation Change.

Otherwise, our board of directors may not enter into, approve or authorize us or Xmark to enter into any agreement for a takeover proposal or make an Adverse Recommendation Change, which term we use to refer to any of the following three scenarios:

•	withdraw or modify, in a manner adverse to Stanley, its approval or adoption of the Stock Purchase Agreement, or its recommendation that our stockholders approve the Stock Purchase Agreement;

•	recommend to our stockholders, or approve or adopt, another takeover proposal; or

•	in the event that any other takeover proposal is publicly announced or any person commences a tender offer or exchange offer for any outstanding shares of our common stock, within ten business days of such announcement or commencement, fail to issue a press release that reaffirms the recommendation of our board of directors that our stockholders approve the Stock Purchase Agreement, and, in the case of a tender offer or exchange offer for any outstanding shares of our common stock, recommend against acceptance of such tender offer or exchange offer by our stockholders.

If we do make an Adverse Recommendation Change, we or Stanley may terminate the Stock Purchase Agreement (see “Proposal No. 1 — The Xmark Transaction — The Stock Purchase Agreement — Termination”) and our stockholders who entered into voting agreements may choose not to vote for the Xmark Transaction (see “Proposal No. 1 — The Xmark Transaction — Ancillary Agreements to the Stock Purchase Agreement — Voting Agreements”).

Indemnification (see page 35)

The Stock Purchase Agreement provides that the parties will indemnify each other for any losses and expenses incurred by, among other things, breaches of representations, warranties and covenants, subject to specified dollar and time limitations. We have also agreed to indemnify Stanley for any losses and expenses relating to, among other things, excluded liabilities and stockholder litigation. To secure VeriChip’s indemnity obligations, the Stock Purchase Agreement provides that $4.5 million of the purchase price will be placed into escrow for 12 months.

Conditions to Closing (see page 36)

The obligations of the parties to consummate the Xmark Transaction are subject to certain customary closing conditions, including stockholder approval of the Stock Purchase Agreement and the transactions contemplated by the Stock Purchase Agreement. In addition, Stanley’s obligation to consummate the Xmark Transaction is subject to various conditions, including:

•	one of our senior officers signing and delivering a certificate to the effect that (i) our representations and warranties, as of the applicable date, are true and correct and (ii) we have performed and complied with, in all material respects, all covenants and obligations required by the Stock Purchase Agreement to be performed or complied with prior to or at the closing of the Xmark Transaction; and

•	our delivering to Stanley certain items, as set forth in the Stock Purchase Agreement, such as the shares of Xmark, resignation letters and pay-off letters from our lenders.

Our obligation to consummate the Xmark Transaction is subject to various conditions, including:

•	one of Stanley’s officers signing and delivering a certificate to the effect that (i) Stanley’s representations and warranties, as of the applicable date, are true and correct and (ii) Stanley has performed and complied with, in all material respects, all covenants and obligations required by the Stock Purchase Agreement to be performed or complied with prior to or at the closing of the Xmark Transaction; and

•	Stanley delivering certain items to us, as set forth in the Stock Purchase Agreement, such as the funds due upon closing of the Xmark Transaction.

Termination (see page 37)

The Stock Purchase Agreement can be terminated, under certain circumstances, prior to closing of the Xmark Transaction. Depending on the circumstances, the Stock Purchase Agreement provides that VeriChip may be required to pay Stanley a termination fee of either $450,000 or $1,500,000 (depending on the circumstances surrounding such termination).

Ancillary Agreements to the Stock Purchase Agreement (see page 39)

Applied Digital Solutions, Inc., doing business as Digital Angel, and Mr. Silverman, which hold approximately 48.6% and 5.0%, respectively, of the outstanding shares of our common stock, each entered into a voting agreement with Stanley in the forms attached to this proxy statement as Appendices B and C. In the voting agreements, Digital Angel and Mr. Silverman agreed to vote their shares of VeriChip in favor of the approval of the Stock Purchase Agreement and the transactions contemplated by the Stock Purchase Agreement, unless (i) our board of directors has received a takeover proposal that it determines, in good faith, constitutes a superior proposal and (ii) our board of directors determines, after receiving the advice of outside counsel and in good faith, that it is reasonably necessary to withdraw or modify the Board Recommendation to comply with the board’s fiduciary duties to our stockholders. The voting agreements limit the ability of each of Digital Angel and Mr. Silverman to transfer shares of stock held in VeriChip or vote for any alternative transaction during the period prior to the consummation of the Xmark Transaction and, in some cases, for a period of seven months and fifteen days afterward. Thus, because Digital Angel and Mr. Silverman own more than 50% of our outstanding common stock, unless our board of directors changes its Board Recommendation, stockholder approval of the Xmark Transaction is assured.

Digital Angel has also executed a guarantee in favor of Stanley in the form attached to this proxy statement as Appendix D, under which Digital Angel guaranteed certain liabilities of VeriChip under the Stock Purchase Agreement. In connection with the Xmark Transaction, Digital Angel also entered into a non-competition agreement with Stanley, and accordingly agreed that, for a period of three years following the closing of the Xmark Transaction, it will not compete in certain of the businesses in which Xmark is currently operating. In connection with the signing the Stock Purchase Agreement, we and Digital Angel reached an agreement relating to, among other things, Digital Angel’s ability to designate after the closing of the Xmark Transaction three members to our board of directors, the payment of $250,000 to Digital Angel as consideration for the execution of the guarantee plus the reimbursement of up to $250,000 for Digital Angel’s expenses incurred in connection with the Xmark Transaction, and Digital Angel’s right to access certain of our financial information (see “Proposal No. 1 — The Xmark Transaction — Interests of Certain Persons in the Xmark Transaction — Letter Agreement with Digital Angel”).

On the closing date of the Xmark Transaction, VeriChip, Stanley and Citibank, N.A., as escrow agent, will enter into an escrow agreement, in the form attached to this proxy statement as Appendix E, in connection with which $4.5 million will be held in an escrow account for a period of 12 months that will cover our indemnification obligations under the Stock Purchase Agreement, as well as a Section 116 escrow agreement, in the form attached to this proxy statement as Appendix F, in connection with Canadian withholding tax procedures, which require the withholding and remittance to the Canadian Revenue Agency, or CRA, of 25% of the purchase price unless a clearance certificate is issued. We believe that the sale of Xmark is exempt from Canadian income tax by virtue of the income tax treaty between the U.S. and Canada. If we are unable to obtain the clearance certificate prior to closing, the withheld amount will be held in escrow and provided that, before the 29th day following the end of the month in which the closing of the Xmark Transaction occurs, we either (1) obtain the clearance certificate or (2) a letter from the CRA authorizing the escrow agent to continue to hold the funds in the trust account, the withheld amount will be released to us after receipt by the escrow agent of the clearance certificate. If the escrow agent does not receive either items (1) or (2) above within this timeframe, the escrow agent will remit the withheld amount to the Receiver General of Canada.

Regulatory Approvals (see page 41)

We do not require any regulatory approvals to complete the Xmark Transaction.

Appraisal Rights (see page 41)

Under Delaware law, our stockholders are not entitled to appraisal rights for their shares in connection with the Xmark Transaction.

Closing of the Xmark Transaction Not Conditioned on Stanley Obtaining Financing (see page 41)

Stanley has indicated that it has ready access to the cash consideration required to close this Xmark Transaction and does not require a financing condition.

Accounting Treatment (see page 41)

As a result of the proposed Xmark Transaction, we will remove the Xmark assets and liabilities from our consolidated balance sheet and record a gain on the sale of Xmark equal to the difference between the book value of our ownership interest in Xmark and the purchase price received. For a twelve-month period following the closing, $4.5 million of the purchase price will be held in escrow to fund indemnification obligations under the Stock Purchase Agreement, if any. The gain related to the $4.5 million will be deferred until the escrow is settled. See “Unaudited Pro Forma Condensed Consolidated Financial Statements” for an estimated calculation and description of the accounting gain.

Certain Federal Tax Consequences (see page 41)

The Xmark Transaction will be a taxable transaction for us. We will realize gain with respect to our Xmark stock equal to the difference between the proceeds received by us on such sale and our tax basis in the stock sold. For purposes of calculating the amount of our tax gain, the proceeds received by us will include the cash received, and any other consideration we receive for our Xmark stock. It is anticipated that we will have sufficient losses (including net operating loss carryforwards) to offset the gain expected to be realized from the Xmark Transaction for federal income tax purposes. It is anticipated that the Xmark Transaction will not generate a significant federal alternative minimum tax liability.

The intended initial, special cash dividend will not be a taxable event to VeriChip. The initial, special cash dividend will be treated as a taxable dividend to the extent of our current or accumulated earnings and profits. Any amount in excess of accumulated and current earnings and profits will be treated as a non-taxable return of capital to the extent of the stock holder’s adjusted tax basis in the holder’s common stock and, thereafter, as capital gain. Individual U.S. holders of our shares who have held their stock for more than one year will generally be taxed at a rate of 15% on any portion of the initial, special cash dividend that represents the holder’s portion of earnings and profits and any portion that is capital gain to the holder. Corporate U.S. holders of VeriChip common stock will not be eligible for taxation at the reduced capital gains rates noted above, but may be eligible for the dividends-received deduction. Non-U.S. stockholders will either (i) be taxed on the gross amount of dividend (30% or, if reduced by an applicable treaty, less), or, under certain circumstances, (ii) be taxed on a net income basis in the same manner as U.S. holders of VeriChip common stock. In most cases, non-U.S. holders of VeriChip common stock will not be taxed on any portion of the initial, special cash dividend that does not represent our current or accumulated E&P. Additionally, a portion of the initial, special cash dividend may constitute an “extraordinary dividend,” which would require individual U.S. holders of VeriChip common stock to treat any loss on a sale of his or her shares of VeriChip common stock as long-term capital loss to the extent of the extraordinary dividend. Additionally, with regard to corporate holders claiming a dividends-received deduction, the dividend may be an extraordinary dividend if the corporate holder has not held its shares of our common stock for more than 2 years prior to the “dividend announcement date” as determined by the tax law. In that case, the corporate holder must reduce its tax basis by the amount of the dividend and may be required to recognize current gain in respect of the shares of VeriChip common stock that entitled the holder to the dividend.

Opinion of Merriman to the Board of Directors (see page 44)

On May 14, 2008, Merriman Curhan Ford & Co., or Merriman, rendered its oral opinion, which confirmed its written opinion dated May 13, 2008, that, as of the date of the written opinion, based upon and subject to certain assumptions, qualifications, limitations and factors described in Merriman’s opinion, the purchase price was fair, from a financial point of view, to VeriChip.

Merriman’s opinion was prepared solely for the information of our board of directors for confidential use by the board of directors. Merriman’s opinion did not address the underlying or relative merits of the Xmark Transaction or any related transaction, and any other transactions or business strategies discussed by our board of directors, or that might have been available as alternatives to the Xmark Transaction, or the decision of VeriChip to proceed with the Xmark Transaction or any related transaction. The full text of Merriman’s opinion with respect to the Xmark Transaction, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is attached as Appendix G to this proxy statement and is described more fully under “Proposal No. 1 — The Xmark Transaction — Opinion of Merriman to the Board of Directors.”

Interests of Certain Persons in the Xmark Transaction (see page 49)

When considering the recommendation of our board of directors, you should be aware that our executive officers, the members of our board of directors and our stockholder, Digital Angel, which owns approximately 48.6% of our stock, have interests in the Xmark Transaction other than their interests as our stockholders generally. These interests arise under certain of our existing agreements. These interests may be different from, or in conflict with, your interests as our stockholder. The members of our board of directors were aware of these additional interests, and considered them, when they approved the Xmark Transaction and the Stock Purchase Agreement.

The interests of our executive officers, the members of our board of directors and Digital Angel include, among others:

•	the following payments to Scott. R. Silverman, our chairman and chief executive officer, under a separation agreement between him and us: (i) a constructive termination payment of up to $4,282,611 upon the closing of the Xmark Transaction and (ii) a bonus payment in the amount of $1.2 million for the closing of the Xmark Transaction, which is payable in two installments. The first installment of $1,080,000 will be paid upon the closing of the Xmark Transaction. The second installment of $120,000 will be paid twelve months after the closing of the Xmark Transaction, upon release of the funds escrowed to cover our indemnification obligations under the Stock Purchase Agreement;

•	a change-in-control payment to William J. Caragol, our president and chief financial officer, of $1,131,400 upon the closing of the Xmark Transaction;

•	a transaction bonus payment of $600,000 to Daniel A. Gunther, Xmark’s chief executive officer and president, upon the closing of the Xmark Transaction;

•	transaction bonuses to five members of Xmark’s senior management team, other than Mr. Gunther, totaling $1,175,400 in the aggregate, upon the closing of the Xmark Transaction;

•	a change-in-control payment to our senior vice president of operations of $535,500 upon the closing of the Xmark Transaction;

•	a payment of $25,000 to each member of our board of directors (other than Mr. Silverman) to compensate them for their extraordinary efforts in connection with the Xmark Transaction;

•	Digital Angel’s ability to designate up to three members of our board of directors upon the closing of the Xmark Transaction;

•	Joseph J. Grillo, Digital Angel’s chief executive officer and president, is expected to replace Mr. Silverman as chairman of our board of directors upon the closing of the Xmark Transaction;

•	the following payments to Digital Angel under a letter agreement between them and us: (i) $250,000 as consideration for the execution of the guarantee signed in connection with the Stock Purchase Agreement and (ii) up to $250,000 for Digital Angel’s expenses related to the Xmark Transaction;

•	the acceleration of the vesting of certain VeriChip equity awards, including certain VeriChip equity awards held by our current or former directors and executive officers, upon the closing of the Xmark Transaction;

•	the acceleration of the vesting of certain VeriChip equity awards held by Digital Angel’s directors and executive officers upon the closing of the Xmark Transaction;

•	incentive compensation up to $200,000 in the aggregate, contingent on the total distributed cash or equity value to VeriChip stockholders equaling or exceeding $21.5 million, for Mr. Caragol’s continued service to VeriChip for the period after the closing of the Xmark Transaction; and

•	in the event that our VeriMed Health Link business is sold, all of our stock is sold, or the public company is used for a strategic transaction to a party other than Mr. Silverman, on or before July 15, 2008, a success fee to Mr. Silverman equal to twenty-five percent (25%) of the total transaction value, as well as a one-time $500,000 assumption of liabilities bonus if the purchaser of the VeriMed Health Link business assumes all related liabilities.

Required Vote and Board Recommendation (see page 54)

All holders of our common stock as of the record date are entitled to vote on Proposal No. 1. Approval of the Stock Purchase Agreement and the transactions contemplated by the Stock Purchase Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Abstentions and broker “non-votes” will have the same effect as votes against Proposal No. 1.

Concurrently with the execution of the Stock Purchase Agreement, Digital Angel and Mr. Silverman, which hold approximately 48.6% and 5.0%, respectively, of the outstanding shares of our common stock, each entered into a voting agreement with Stanley in the forms attached to this proxy statement as Appendices B and C. In the voting agreements, Digital Angel and Mr. Silverman agreed to vote their shares of VeriChip in favor of the approval of the Stock Purchase Agreement and the transactions contemplated by the Stock

Purchase Agreement, unless (i) our board of directors has received a takeover proposal that it determines, in good faith, constitutes a superior proposal and (ii) our board of directors determines, after receiving the advice of outside counsel and in good faith, that it is reasonably necessary to withdraw or modify the Board Recommendation to comply with the board’s fiduciary duties to our stockholders. The voting agreements limit the ability of each of Digital Angel and Mr. Silverman to transfer shares of stock held in VeriChip or vote for any alternative transaction during the period prior to the consummation of the Xmark Transaction and, in some cases, for a period of seven months and fifteen days afterward. Thus, because Digital Angel and Mr. Silverman own more than 50% of our outstanding common stock, unless our board of directors changes its Board Recommendation, stockholder approval of the Xmark Transaction is assured.

The board of directors has concluded that the Stock Purchase Agreement and transactions contemplated by the Stock Purchase Agreement are in the best interests of our stockholders and recommends that you approve the Stock Purchase Agreement and transactions contemplated by the Stock Purchase Agreement and that you vote “FOR” the approval of Proposal No. 1.

Overview of Proposal No. 2 - Transaction of Other Proper Business

We are asking our stockholders to vote on a proposal to transact such other business as may properly come before the special meeting of stockholders or any adjournment or postponement thereof.

Although it is not currently expected (and assuming the establishment of a quorum), the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the Stock Purchase Agreement and the transactions contemplated by the Stock Purchase Agreement. Once a quorum is present, the affirmative vote of a majority of the holders of shares of our common stock representing such quorum shall be required to approve this proposal to transact such other business as may properly come before the special meeting of stockholders or any adjournment or postponement thereof.

Before any adjournment or postponement of the special meeting, our stockholders may revoke their previously-sent proxies.

Required Vote and Board Recommendation (see page 80)

All holders of our common stock as of the record date are entitled to vote on Proposal No. 2. Approval of the transaction of such other business as may properly come before the special meeting of stockholders or any adjournment or postponement thereof requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Abstentions and broker “non-votes” will have the same effect as votes against Proposal No. 2.

The board of directors recommends that you approve the transaction of such other business as may properly come before the special meeting of stockholders or any adjournment or postponement thereof and that you vote “FOR” the approval of Proposal No. 2.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

When and where is the special meeting?

The special meeting of our stockholders will be held on at •, on July •, 2008 at 9:00 a.m., Eastern Time.

Who is soliciting my proxy?

Our board of directors on behalf of VeriChip.

What is the purpose of the special meeting?

At the special meeting, stockholders will act upon the following matters:

•	to approve the Stock Purchase Agreement, dated May 15, 2008, between us and Stanley and the transactions contemplated by the Stock Purchase Agreement; and

•	to transact such other business as may properly come before the special meeting of stockholders or any adjournment or postponement thereof.

Who is entitled to vote?

We have one class of voting shares outstanding: our common stock. Only stockholders of record of our common stock at the close of business on the record date, June •, 2008, are entitled to receive notice of the special meeting and to vote the shares of common stock that they held on the record date at the special meeting, or any adjournment or postponement thereof. As of the close of business on the record date, 11,019,377 shares of our common stock were issued and outstanding. Accordingly, as a class, our common stock is entitled to 11,019,377 votes.

A list of stockholders entitled to vote will be available at the special meeting. In addition, the list will be open to the examination of any stockholder, for any purpose germane to the special meeting, at our executive offices between the hours of 9:00 a.m. and 5:00 p.m., Eastern Time, on any business day from June •, 2008 up to the time of the special meeting.

How many votes do I have?

Each share of our common stock that you own entitles you to one vote on each matter to be voted on at the special meeting.

What vote is required?

A quorum of stockholders is necessary to hold a valid special meeting. The presence in person or by proxy at the special meeting of holders of shares of our outstanding common stock representing a majority of the voting power of all outstanding shares of our common stock entitled to vote constitutes a quorum. Abstentions and broker “non-votes” are counted as present for establishing a quorum. A broker “non-vote” occurs on an item when a broker is not permitted to vote on that item absent instruction from the beneficial owner of the shares, and no instruction is given. The following votes are required for Proposal No. 1 and Proposal No. 2.

•	To approve the Stock Purchase Agreement, dated May 15, 2008, between us and Stanley and the transactions contemplated by the Stock Purchase Agreement. The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting.

•	To transact such other business as may properly come before the special meeting of stockholders or any adjournment or postponement thereof. The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting.

Concurrently with the execution of the Stock Purchase Agreement, Digital Angel and Mr. Silverman, which hold approximately 48.6% and 5.0%, respectively, of the outstanding shares of our common stock, each entered into a voting agreement with Stanley in the forms attached to this proxy statement as Appendices B and C. In the voting agreements, Digital Angel and Mr. Silverman agreed to vote their shares of VeriChip in favor of the approval of the Stock Purchase Agreement and the transactions contemplated by the Stock Purchase Agreement, unless (i) our board of directors has received a takeover proposal that it determines, in good faith, constitutes a superior proposal and (ii) our board of directors determines, after receiving the advice of outside counsel and in good faith, that it is reasonably necessary to withdraw or modify the Board Recommendation to comply with the board’s fiduciary duties to our stockholders. The voting agreements limit the ability of each of Digital Angel and Mr. Silverman to transfer shares of stock held in VeriChip or vote for any alternative transaction during the period prior to the consummation of the Xmark Transaction and, in some cases, for a period of seven months and fifteen days afterward. Thus, because Digital Angel and Mr. Silverman own more than 50% of our outstanding common stock, unless our board of directors changes its Board Recommendation, stockholder approval of the Xmark Transaction is assured.

What does it mean if I get more than one proxy card?

If your shares of common stock are registered differently and are in more than one account, you will receive more than one proxy card. If you do not sign and return one or more of your proxy card(s), then your shares of common stock represented by such unreturned proxy card(s) will not be voted. Sign and return all proxy cards to ensure that all of your shares of common stock are voted.

How do I vote my shares?

You may vote before the special meeting in one of the following ways:

•	complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope;

•	use the toll-free number shown on your proxy card; or

•	visit the website shown on your proxy card to vote via the internet.

You may also cast your vote in person at the special meeting.

If your shares are held in “street name,” through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

What if I do not vote on the proposals?

If you fail to vote, or fail to instruct your broker or other nominee how to vote, on the proposal:

•	to approve the Stock Purchase Agreement, dated May 15, 2008, between us and Stanley and the transactions contemplated by the Stock Purchase Agreement, it will have the same effect as a vote against the proposal. If you respond with an “abstain” vote, your proxy will have the same effect as a vote against the proposal.

•	to transact such other business as may properly come before the special meeting of stockholders or any adjournment or postponement thereof, it will have the same effect as a vote against the proposal. If you respond with an “abstain” vote, your proxy will have the same effect as a vote against the proposal.

How will my proxy be voted?

All shares of our common stock entitled to vote and represented by properly completed proxies received prior to our special meeting, and not revoked, will be voted at our special meeting, as instructed on the proxies. If you properly complete, sign and return a proxy card, but do not indicate how your shares of our common stock should be voted on a matter, the shares of our common stock represented by your proxy will be voted as our board of directors recommends and therefore:

•	“FOR” the proposal to approve the Stock Purchase Agreement, dated May 15, 2008, between us and Stanley and the transactions contemplated by the Stock Purchase Agreement; and

•	“FOR” the proposal to transact such other business as may properly come before the special meeting of stockholders or any adjournment or postponement thereof.

May I revoke my proxy?

You may revoke your proxy at any time before it is exercised at the special meeting by any one of the following three ways:

•	sending in another signed proxy card with a later date;

•	notifying our corporate secretary in writing before the special meeting that you have revoked your proxy; or

•	attending the special meeting and voting in person. Please note that attending the special meeting alone will NOT revoke your proxy.

If your shares of common stock are held in “street name,” you should follow the instructions of your broker, bank or other nominee regarding revocation or change of proxies. If your broker, bank or other nominee allows you to submit a proxy by telephone or via the internet, you may be able to change your vote by submitting a new proxy by telephone or via the internet.

Can I still vote in person if I have already granted my proxy?

All stockholders as of the record date, or their duly appointed proxies, may attend the special meeting on July •, 2008. Granting your proxy will not affect your right to attend the special meeting and vote in person. If you intend to attend the special meeting and vote in person, we will give you a ballot at the meeting. If your shares are held in the name of your broker, bank or other nominee, you must bring a proxy issued in your name from your broker, bank or other nominee indicating that you were the beneficial owner of the shares on the record date.

What will happen if the Xmark Transaction is not approved?

Concurrently with the execution of the Stock Purchase Agreement, Digital Angel and Mr. Silverman, which hold approximately 48.6% and 5.0%, respectively, of the outstanding shares of our common stock, each entered into a voting agreement with Stanley in the forms attached to this proxy statement as Appendices B and C. In the voting agreements, Digital Angel and Mr. Silverman agreed to vote their shares of VeriChip in favor of the approval of the Stock Purchase Agreement and the transactions contemplated by the Stock Purchase Agreement, unless (i) our board of directors has received a takeover proposal that it determines, in good faith, constitutes a superior proposal and (ii) our board of directors determines, after receiving the advice of outside counsel and in good faith, that it is reasonably necessary to withdraw or modify the Board Recommendation to comply with the board’s fiduciary duties to our stockholders. The voting agreements limit the ability of each of Digital Angel and Mr. Silverman to transfer shares of stock held in VeriChip or vote for any alternative transaction during the period prior to the consummation of the Xmark Transaction and, in some cases, for a period of seven months and fifteen days afterward. Thus, because Digital Angel and Mr. Silverman own more than 50% of our outstanding common stock, unless our board of directors changes its Board Recommendation, stockholder approval of the Xmark Transaction is assured.

Will I receive any payment as a result of the Xmark Transaction?

In the event we consummate the Xmark Transaction, and subject to compliance with Delaware law, we intend to use a portion of the proceeds to fund an initial, special cash dividend to our stockholders, the amount of which is currently estimated to be in the range of $1.25 to $1.35 per share of VeriChip common stock, to be made sometime in the third quarter of 2008. However, the actual amount may be lower than this range due to uncertainties regarding the ultimate amount of our liabilities following the Xmark Transaction. In addition, the payment of the initial, special cash dividend could be delayed depending on certain factors, including delays relating to the release of the escrow required under Canadian law. Prior to making the initial, special cash dividend, we will announce, at least ten days in advance, the record date for such distribution. Only holders of our common stock on the record date for the initial, special cash dividend will be entitled to receive the initial, special cash dividend. Please note that the record date for the initial, special cash dividend will be after the closing date of the Xmark Transaction and is different from the record date for determining which holders of our common stock are entitled to vote on the matters described in this proxy statement.

In addition, we currently intend to fund a second, special cash dividend to our stockholders consisting of all of the remaining distributable cash that we hold following any sale of our VeriMed Health Link business or VeriChip in its entirety, as well as the release of the funds escrowed in connection with the Stock Purchase Agreement. In connection with such sale, other transaction and release of escrow, uncertainties as to the ultimate amount of claims, liabilities, operational expenses, and the related timing for completion of any such sale make it impossible to predict with certainty the actual net cash amount that will ultimately be available for distribution to VeriChip’s stockholders or the timing of a second, special cash dividend. We anticipate paying out any second, special cash dividend sometime after the first anniversary of the closing of the Xmark Transaction.

Can I still sell my shares of VeriChip common stock after the consummation of the Xmark Transaction?

Yes. We expect that after the consummation of the Xmark Transaction our common stock will continue to be listed on the Nasdaq Global Market.

What if other matters are presented for determination at the special meeting?

As of the date of this proxy statement, management knows of no matters that will be presented for determination at the special meeting other than those referred to herein. If any other matters properly come before the special meeting calling for a vote of stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of our board of directors, or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

What do I need to do now?

Please vote your shares of common stock as soon as possible, so that your shares of common stock may be represented at the special meeting. You may vote (1) by completing, signing and dating your proxy card and mailing it in the enclosed postage-paid return envelope, (2) by visiting the website shown on your proxy card to vote via the internet, (3) by using the toll-free number shown on your proxy card, or (4) in person at the special meeting. If your shares of common stock are held in “street name” by your broker, bank or other nominee, you must provide instructions to your broker, bank or other nominee to vote your shares of common stock.

Who pays the expenses incurred in connection with the solicitation of proxies?

The cost of soliciting proxies will be borne by us. The solicitation of proxies may be made by mail, telephone, facsimile or telegraph or in person by directors, officers and regular employees of ours, without additional compensation for such services. Arrangements will be made with brokers, banks and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of stock held of record by such brokers, banks and other custodians, nominees and fiduciaries, and we will reimburse them for reasonable out-of-pocket expenses incurred by them in so doing. We have not retained a proxy solicitor to solicit proxies; however, we may choose to do so prior to the special meeting.

How does our board of directors recommend that our stockholders vote?

Our board of directors unanimously recommends that the holders of our common stock vote:

•	“FOR” the proposal to approve the Stock Purchase Agreement, dated May 15, 2008, between us and Stanley and the transactions contemplated by the Stock Purchase Agreement; and

•	“FOR” the proposal to transact such other business as may properly come before the special meeting of stockholders or any adjournment or postponement thereof.

Where can I find more information?

You may obtain more information from various sources as explained in the section “Where You Can Find Additional Information” beginning on page 82.

Who can answer my questions?

If you have any questions about the Xmark Transaction or how to submit your proxy, or if you need additional copies of this proxy statement, the enclosed proxy card or voting instructions, you may contact us in writing at: VeriChip Corporation, 1690 South Congress Avenue, Suite 200, Delray Beach, Florida 33445, Attention: Jay McKeage or by calling Jay McKeage at (561) 805-8008.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We base these forward-looking statements on its expectations and projections about future events, which we have derived from the information currently available to it. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. Furthermore, forward-looking statements may be included in our filings with the Securities and Exchange Commission, or SEC, or press releases or oral statements made by or with the approval of one of our executive officers. For each of these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or our future performance, including, but not limited to:

•	expected closing and timing of the closing of the Xmark Transaction;

•	expected cash to be received from the Xmark Transaction and cash to be disbursed to settle our obligations and liabilities, both known and unknown;

•	timing of the initial, special cash dividend;

•	expected expenses in connection with the Xmark Transaction;

•	possible or assumed future results of operations;

•	future revenue and earnings; and

•	future expectations regarding the sale of the remaining business.

Forward-looking statements are those that are not historical in nature, particularly those that use terminology such as may, could, will, should, likely, expects, anticipates, contemplates, estimates, believes, plans, projected, predicts, potential or continue or the negative of these or similar terms. The statements contained in this proxy statement that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, including statements regarding our expectations, beliefs, intentions or strategies regarding the future. Forward-looking statements are subject to certain known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, but are not limited to, the following important factors with respect to us:

•	the satisfaction of conditions to complete the Xmark Transaction;

•	the amount of costs, fees and expenses related to the Xmark Transaction and interim operations prior to the closing of the Xmark Transaction;

•	the uncertainty of general business and economic conditions;

•	the amount paid to settle our obligations and liabilities;

•	the impact of competition, both expected and unexpected;

•	adverse developments, outcomes and expenses in legal proceedings; and

•	other risk factors as further described in this proxy statement.

Forward-looking statements are only predictions as of the date they are made and are not guarantees of performance. All forward-looking statements included in this document are based on information available to us on the date of this proxy statement. Readers are cautioned not to place undue reliance on forward-looking statements. The forward-looking events discussed in this proxy statement and other statements made from time to time by us or our representatives may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us, including, without limitation, those discussed elsewhere in this proxy statement and the risks discussed in our SEC filings. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we are not obligated to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this proxy statement and in other statements made from time to time by us or our representatives might not occur.

RISK FACTORS

In addition to the risks described in our Forms 10-K and 10-Q relating to us as an independent business, you should carefully consider the following matters in deciding whether to vote in favor of the Xmark Transaction. If any of these risks actually materialize, our business, financial condition or prospects may be seriously harmed. In such case, the market price of our common stock may decline and you may lose all or part of your investment. See “Cautionary Statement Concerning Forward-Looking Statements” on page 14.

Risks Regarding the Approval of the Stock Purchase Agreement and the Transactions Contemplated by the Stock Purchase Agreement

The amount of cash we receive in this transaction will vary, depending on the result of certain post-closing adjustments, so that we may not retain all of the cash paid to us at the closing under the Stock Purchase Agreement.

Pursuant to the terms of the Stock Purchase Agreement, as consideration for the Xmark Transaction, Stanley will pay us approximately $45 million in cash at the closing of the Xmark Transaction. In addition, within sixty calendar days following the closing of the Xmark Transaction, and depending whether the calculation yields a positive or a negative number, Stanley or we will pay an additional amount to the other party, which we refer to as the “aggregate adjustment,” equal to the sum (i.e., an amount which may be a positive or a negative number) of: (i) an amount, which may be a positive or a negative number, obtained by subtracting $4.7 million from the net tangible asset value, as more fully described on Exhibit C to the Stock Purchase Agreement, as of the date of closing of the Xmark Transaction, plus (ii) the net indebtedness as of the closing date of the Xmark Transaction, which may be a positive or a negative number. While we do not currently expect that any reduction in the $45 million will be required as a result of these adjustments, there can be no assurance that we will not have to return a portion of the $45 million to Stanley as a result of these adjustments.

The failure to complete the Xmark Transaction may result in a decrease in the market value of our common stock and limit our ability to grow and implement our current business strategies.

The completion of the Xmark Transaction is subject to a number of contingencies, including approval by our stockholders and other customary closing conditions. As a result, we cannot assure you that the Xmark Transaction will be completed. If the Xmark Transaction is not completed for any other reason, the market price of our common stock may decline. In addition, failure to complete the Xmark Transaction may substantially limit our ability to grow and implement our current business strategies.

We will be unable to compete with Xmark’s business for four years from the date of closing.

We have agreed that, for a period of four years after the closing of the Xmark Transaction, we will not (i) directly or indirectly participate with, control or own an interest in any entity that is engaged in the business of manufacturing, selling, financing, supplying, marketing or distributing infant security systems, wander prevention systems, asset/personnel and identification systems, and vibration monitoring instruments anywhere in the world or (ii) solicit, induce, encourage or attempt to persuade any employee of Xmark to terminate his or her employment relationship with Xmark, or offer to hire any Xmark employee. Our remaining business, the VeriMed Health Link business, is not deemed to compete with Xmark’s business. However, the non-compete provisions will restrict our ability to engage in any business that competes with Xmark’s business for four years from the date of closing.

Although our board of directors may, subject to compliance with the terms of the Stock Purchase Agreement, terminate the Stock Purchase Agreement in order to accept an unsolicited superior acquisition proposal, the requirement that we pay a termination fee in order to accept such a proposal may discourage the making of any such proposal.

Our board of directors may, subject to compliance with the terms of the Stock Purchase Agreement, terminate the Stock Purchase Agreement in order to accept an unsolicited superior proposal. However, the requirement that we pay Stanley a termination fee of $1,500,000 in certain circumstances in order to accept an unsolicited superior proposal may operate to discourage third-parties from making any such proposal. For more information on termination provisions in the Stock Purchase Agreement, see “Proposal No. 1 — The Xmark Transaction — The Stock Purchase Agreement — Termination” and “Proposal No. 1 — The Xmark Transaction — The Stock Purchase Agreement — Termination Fee and Expenses” below.

The initial, special cash dividend to our stockholders could be delayed depending on certain factors, including when the funds are released from the Canadian escrow.

In the event we consummate the Xmark Transaction, and subject to compliance with Delaware law, we intend to use a portion of the proceeds to fund an initial, special cash dividend to our stockholders, the amount of which is currently estimated to be in the range of $1.25 to $1.35 per share of VeriChip common stock. However, the actual amount may be lower than this range due to uncertainties regarding the ultimate amount of our liabilities following the Xmark Transaction. In addition, although we anticipate paying out the initial, special cash dividend sometime in the third quarter of 2008, payment could be delayed depending on if and when the funds are released from the Section 116 escrow agreement. Due to Canadian withholding tax procedures, it is likely that our receipt of a portion of the purchase price may be delayed while we await a clearance certificate from the Minister of National Revenue (Canada). If we are unable to obtain the clearance certificate prior to closing, the withheld amount will be held in escrow and provided that, before the 29th day following the end of the month in which the closing of the Xmark Transaction occurs, we either (1) obtain the clearance certificate or (2) a letter from the CRA authorizing the escrow agent to continue to hold the funds in the trust account, the withheld amount will be released to us after receipt by the escrow agent of the clearance certificate. If the escrow agent does not receive either items (1) or (2) above within this timeframe, the escrow agent will remit the withheld amount to the Receiver General of Canada. Additionally, if we are not successful in obtaining the clearance certificate, or if it is determined that all or a portion of the withheld amount is owed to the Canadian government, which we do not believe it will be, the amount of the initial special cash dividend may be less than we originally anticipated.

Assuming that we consummate the Xmark Transaction, we currently intend to fund a second, special cash dividend to our stockholders, the amount and timing of which are subject to uncertainties.

We currently intend to fund a second, special cash dividend to our stockholders consisting of all of the remaining distributable cash that we hold following any sale of our VeriMed Health Link business or VeriChip in its entirety, as well as the release of the funds escrowed in connection with the Stock Purchase Agreement. In connection with such sale, other transaction and release of escrow, uncertainties as to the ultimate amount of claims, liabilities, operational expenses, and the related timing for completion of any such sale make it impossible to predict with certainty the actual net cash amount that will ultimately be available for distribution to VeriChip’s stockholders or the timing of a second, special cash dividend. We anticipate paying out any second, special cash dividend sometime after the first anniversary of the closing of the Xmark Transaction. Claims, liabilities and operational expenses (such as operating costs, salaries, directors’ and officers’ insurance, payroll and local taxes, insurance, payroll taxes, rent, utilities, claims processing fees, legal and accounting fees and miscellaneous office expenses) will continue to be incurred as we seek to close such a sale. In addition, any unexpected claims, liabilities or expenses could reduce the amount of cash available for ultimate distribution to VeriChip stockholders. If available cash and amounts received from any such sale or the release of the escrow are not adequate to provide for our obligations, liabilities, expenses and claims, we may not be able to distribute any cash to our stockholders in the form of a second, special cash dividend.

Our assumptions regarding the state, provincial and federal consequences of the transaction may be inaccurate.

The proposed Xmark Transaction will be a taxable transaction to us for U.S. federal income tax purposes. We do not expect that the Xmark Transaction will result in Canadian federal income tax consequences to our stockholders. If the Xmark Transaction is completed, we will realize gain with respect to our Xmark stock equal to the difference between the proceeds received by us on such sale and our tax basis in the stock sold.

For purposes of calculating the amount of our tax gain, the proceeds received by us will include the cash received, and any other consideration we receive for our Xmark stock. We do not believe, however, that there will be material tax payable by us. Subject to the completion and outcome of certain tax analyses currently in process, we believe we have sufficient usable net operating losses to offset a majority of the income or gain recognized by us for “regular” federal income tax purposes as a result of the Xmark Transaction. We also expect the Xmark Transaction will not generate a significant federal alternative minimum tax liability. Therefore, we will not set aside any material amounts of cash specifically for the payment of any tax liability. These analyses include studies to assess the potential impact of ownership changes on VeriChip’s net operating losses under Internal Revenue Code Section 382. We may also be subject to state income taxes to the extent that gains exceed losses for state tax law purposes, but we do not estimate that such taxes will be significant. However, there can be no assurance that the Internal Revenue Service or relevant state tax authorities will ultimately assent to our tax treatment of the Xmark Transaction or the net operating losses. To the extent the Internal Revenue Service or any relevant state tax authorities ultimately prevail in re-characterizing the tax treatment of the Xmark Transaction or the net operating losses, there may be adverse tax consequences to us and our stockholders, including that we could owe income taxes on up to the entire purchase price and our common stockholders would not receive an initial, special cash dividend or be required to return any dividends they have received.

Our executive officers, directors and stockholder of approximately 48.6% of our stock will receive compensation in addition to the benefits they receive as stockholders due to the Xmark Transaction.

Our executive officers, directors and 48.6% stockholder have interests in the Xmark Transaction other than, or in addition to, their interests as VeriChip stockholders generally. See “Proposal No. 1 — The Xmark Transaction — Interests of Certain Persons in the Xmark Transaction” on page 49.

Industry and Business Risks Relating to VeriChip if Xmark is Sold

Our business following the sale of Xmark will be entirely dependent on the success of our VeriMed Health Link business, which in 2007 represented less than 1% of our gross sales.

After the closing of the Xmark Transaction, we will be substantially smaller and have limited assets and revenue. Accordingly, our focus will be on the sale of our remaining business, the VeriMed Health Link business, which, as of December 31, 2007, has generated only nominal revenues. For the year ended December 31, 2007, our VeriMed Health Link business accounted for less than 1% of our total revenues and approximately 19% of our total operating expenses. Our net sales for the foreseeable future will be substantially lower than they are currently. We do not expect to generate more than nominal revenue from our VeriMed Health Link business over the next 12 to 18 months, and we cannot assure you that our VeriMed Health Link business will achieve profitability in the near term. Our VeriMed Health Link business generated gross sales of $76,000 in 2007 and $3,000 in the first quarter of 2008. If we are not able to sell our VeriMed Health Link business, our results of operations and financial condition could be materially adversely affected, and our board of directors will have to evaluate strategic alternatives available to us. Such alternatives may include, among other things, the sale of the entire company, restructuring, the distribution of assets to our stockholders, or the possible dissolution of us and liquidation of our assets, the discharge of any remaining liabilities, and the eventual distribution of the remaining assets to our stockholders in the event we are liquidated.

Loss of key employees and key board members could hurt our business.

We depend on a number of key executives. The loss of services of any of our key executives could have a material adverse effect on our business. In connection with the Xmark Transaction, on May 15, 2008, we entered into a separation agreement, with Scott R. Silverman, our chairman and chief executive officer, which provides that upon the closing of the Xmark Transaction, Mr. Silverman’s employment will be constructively terminated without cause. Mr. Silverman has also agreed to resign from our board of directors upon the closing of the Xmark Transaction.

We will continue to incur the expenses of complying with public company reporting requirements.

We have an obligation to continue to comply with the applicable reporting requirements of the Exchange Act, which includes the filing with the SEC of periodic reports, proxy statements and other documents relating to our business, financial conditions and other matters, even though compliance with such reporting requirements is economically burdensome.

Risks Related to Our VeriMed Health Link Business Which Utilizes the Implantable Microchip

We are endeavoring to create a market for our VeriMed Health Link system. We may never achieve market acceptance or significant sales of this system.

We have been in the process of endeavoring to create a market for our VeriMed Health Link system since the U.S. Food and Drug Administration, or FDA, cleared the VeriMed Health Link system for use for patient identification and health information purposes in October 2004. Through December 31, 2007, we had generated nominal revenue from sales of the microchip inserter kits. We may never achieve market acceptance or more than nominal or modest sales of this system.

We attribute the modest number of people who, through June •, 2008, have undergone the microchip implant procedure to the following factors:

•	Many people who fit the profile for which the VeriMed Health Link system was designed may not be willing to have a microchip implanted in their upper right arm.

•	Physicians may be reluctant to discuss the implant procedure with their patients until a greater number of hospital emergency rooms have adopted the VeriMed Health Link system as part of their standard protocol.

•	Physicians may be reluctant to discuss the implant procedure with their patients because of the cost to their patients.

•	The media has from time to time reported, and may continue to report, on the VeriMed Health Link system in an unfavorable and, on occasion, an inaccurate manner. For example, there have been articles published asserting, despite at least one study to the contrary, that the implanted microchip is not magnetic resonance imaging, or MRI, compatible. There have also been articles published asserting, despite numerous studies to the contrary, that the implanted microchip causes malignant tumor formation in laboratory animals.

•	Privacy concerns may influence individuals to refrain from undergoing the implant procedure or dissuade physicians from recommending the VeriMed Health Link system to their patients. Misperceptions that a microchip-implanted person can be “tracked” and that the microchip itself contains a person’s basic information, such as name, contact information, and personal health records, may contribute to such concerns.

•	Misperceptions and/or negative publicity may prompt legislative or administrative efforts by politicians or groups opposed to the development and use of human-implantable RFID microchips. In 2006 and 2007, a number of states introduced, and at least three states (Wisconsin, California and North Dakota) have enacted, legislation that would prohibit any requirement that an individual undergo a microchip-implant procedure. While we support all pending and enacted legislation that would preclude anything other than voluntary implantation, legislative bodies or government agencies may determine to go further, and their actions may have the effect, directly or indirectly, of delaying, limiting or preventing the use of human-implantable RFID microchips or the sale, manufacture or use of RFID systems utilizing such microchips.

•	At present, the cost of the microchip implant procedure is not covered by Medicare, Medicaid or private health insurance.

•	At present, no studies to assess the impact of the VeriMed Health Link system on the quality of emergency department care have been completed and publicly released.

In light of these factors, we have retained the investment banking firm of Kaufman Bros., L.P. to assist in the sale of our VeriMed Health Link business and/or another transaction through which the remaining assets of VeriChip would be acquired by, or combined with, a third party. If we are unable to sell the VeriMed Health Link business, our board will have to evaluate other possible alternatives for VeriChip, which may include, among other things, the sale of the entire company, restructuring, the distribution of assets to our stockholders, or the possible dissolution of us and liquidation of our assets, the discharge of any remaining liabilities, and the eventual distribution of the remaining assets to our stockholders in the event we are liquidated.

We believe that sales of our implantable microchip, and the extent to which our VeriMed Health Link system achieves market acceptance, will depend, in part, on the availability of insurance reimbursement from third-party payers, including federal and state governments under programs, such as Medicare and Medicaid, and private insurance plans. Insurers may not determine to cover the cost of the implant procedure, or it may take a considerable period of time for this to occur.

We believe that sales of our implantable microchip, and the extent to which our VeriMed Health Link system achieves market acceptance, will depend, in part, on the availability of insurance reimbursement from third-party payers, including federal and state government programs, such as Medicare and Medicaid, private health insurers, managed care organizations and other healthcare providers. Both governmental and private third-party payers are increasingly challenging the coverage and prices of medical products and services, and require proven efficacy and cost effectiveness for reimbursement. If patients undergoing the microchip implant procedure, or health institutions and doctors using the VeriMed Health Link system, are not able to obtain adequate reimbursement for the cost of using these products and services, they may forego or reduce their use. While we are in the process of facilitating and, in one case, funding clinical studies that may demonstrate the efficacy of the VeriMed Health Link system, which we believe will make it more likely that government and private insurers will cover the cost of the microchip implant process, it may take a considerable period of time for this to occur, if, in fact, it does occur. If government and private insurers do not determine to reimburse the cost of the implant process, we would not expect to realize the anticipated level of future sales of our implantable microchip and the database subscription fees.

Our sales of systems that incorporate our implantable microchip may be enjoined by third parties who may have rights to the intellectual property used in these systems and we may be required to pay damages which would have an adverse effect on our business.

We may face a claim that we are violating the intellectual property rights of one or more third parties with respect to U.S. Patent No. 5,211,129, “Syringe-Implantable Identification Transponders.” If such a claim is successful, we could be required to cease engaging in activities to market our systems that utilize the implantable microchip and to pay damages, which may be substantial.

We obtain the implantable microchip used in our VeriMed Health Link system from a wholly-owned subsidiary of Digital Angel, under the terms of a supply agreement. Digital Angel, in turn, obtains the implantable microchip from a subsidiary of Raytheon Company under a separate supply agreement. The technology underlying our VeriMed Health Link system is covered, in part, by U.S. Patent No. 5,211,129. In 1994, Destron/IDI, Inc., a predecessor company to Digital Angel Corporation, granted a co-exclusive license under this patent, other than for certain specified fields of use retained by the predecessor company, to Hughes Aircraft Company, or Hughes, and its then wholly-owned subsidiary, Hughes Identification Devices, Inc., or HID. The specified fields of use retained by the predecessor company do not include human identification and security applications. The rights licensed in 1994 to Hughes and HID were freely assignable, and we do not know which party or parties currently have these rights or whether these rights have been assigned, transferred or conveyed to any third party. We source the implantable microchip indirectly from a subsidiary of Raytheon Company, with which Hughes, then known as HE Holdings, Inc. was merged in 1997. However, we have no documentation that establishes our right to use the patented technology for human identification and security applications. Hughes, HID, any of their respective successors in interest, or any party to whom any of the foregoing parties may have assigned its rights under the 1994 license agreement may commence a claim against us asserting that we are violating its rights.

In October 2007, Digital Angel and the successor to HID executed a cross-license which includes Digital Angel obtaining a royalty free non-exclusive license to HID’s rights to the implantable human applications of the ’129 patent, for which it purports certain ownership rights to. Digital Angel has, in turn, sublicensed those rights to us. If such a claim is successful, sales of our VeriMed Health Link system could be enjoined, and we could have been required to cease our efforts to create a market for these systems, until the patent expired in April 2008. In addition, we could be required to pay damages, which may be substantial. Regardless of whether any claimant is successful, we would face the prospect of the expenditure of funds in litigation, the diversion of management time and resources, damage to our reputation and the potential impairment in the marketability of our systems even after the expiration of the patent, which could harm our business and negatively affect our prospects.

Even if our VeriMed Health Link system achieves some level of market acceptance, the anticipated significant and growing recurrent revenue from microchip-implanted persons’ subscribing to our database may not be realized.

Our business model envisages that our VeriMed Health Link system will achieve some level of penetration within our target market for such system: the approximately 45 million at-risk people in the U.S. with cognitive impairment, chronic diseases and related conditions, or implanted medical devices. The model also anticipates our deriving significant and growing recurrent revenue from subscriptions to our database by persons implanted with our microchip. However, a person implanted with our microchip may decide not to subscribe to our database if, for example, the hospital emergency room where he or she would most likely be taken in an emergency maintains its own database. We do not currently anticipate that a significant percentage of VeriMed-adopting hospitals and other healthcare facilities will choose to provide databases for this purpose. However, future regulatory changes, such as in connection with the U.S. government’s efforts to address inefficiencies in the U.S. healthcare system related to information technology, could spur hospitals and other healthcare facilities to establish systems to maintain electronic health records. This might have the effect of reducing the number of people implanted with our microchip who might otherwise subscribe to our database which could, in turn, negatively affect the future revenue that we anticipate we will derive from the VeriMed Health Link system.

Currently, individuals implanted with our microchip take responsibility for inputting all of their information into our database, including personal health records, as physicians currently have little interest in being involved in this process — primarily because of liability concerns and because they are generally not paid for this service. Over time, we envision that persons implanted with our microchip may prevail upon their physicians to assist them with the inputting of information for which, by virtue of their medical training, physicians are better equipped to handle. If this does not occur, emergency room personnel and emergency medical technicians may lack confidence in the accuracy and completeness of implanted persons’ personal health records in the database. This could negatively affect the revenue we anticipate we will derive in the future from the VeriMed Health Link system. We obtain the implantable microchip used in our VeriMed Health Link system from a single supplier, making us vulnerable to increased per-unit costs of production of the microchip.

At present, Digital Angel is our sole supplier of our implantable microchip under the terms of an agreement we entered into with Digital Angel in December 2005. Digital Angel, in turn, sources the microchip from Raytheon Microelectronics España, or RME, the actual manufacturer, under a supply agreement between Digital Angel and RME. The term of that agreement expires on June 30, 2010, subject to earlier termination by either party if, among other things, the other party breaches the agreement and does not remedy the breach within 30 days of receiving notice. Digital Angel and RME each own certain of the automated equipment and tooling used in the manufacture of the microchip. Accordingly, it would be difficult for Digital Angel to arrange for a third party other than RME to manufacture the implantable microchip if for any reason RME was unable to manufacture the implantable microchip or RME did not manufacture sufficient implantable microchips for Digital Angel to satisfy our requirements. Even if Digital Angel were able to arrange to have the implantable microchip manufactured in another facility, we currently believe making such arrangements and commencement of production could take at least three to six months. In addition, the per-unit cost of production at another facility could be more than the price per unit we pay to Digital Angel.

If we do not meet the minimum purchase requirements under our agreement with Digital Angel, Digital Angel may sell implantable microchips for secure human identification applications to third parties. Our loss of this exclusive supply arrangement may result in our facing competition with respect to our implantable microchip-based systems, which could have a material adverse effect on the expected growth of our business.

Our agreement with Digital Angel, under which we source our implantable microchip, includes a provision that Digital Angel may not sell to parties other than us and our resellers the implantable microchips, as well as the reader equipment, for secure human identification applications, provided we meet specified minimum purchase requirements. If we do not meet the minimum purchase requirements, Digital Angel is free to sell to other parties’ implantable microchips for secure human identification applications.

The minimum purchase requirements for implantable microchips under the agreement are as follows:

Minimum
Purchase
Year	Requirement

2007	$0
2008	$875,000
2009	$1,750,000
2010	$2,500,000
2011 and thereafter	$3,750,000

For the years ended December 31, 2007, 2006 and 2005, the aggregate amount of our purchases under our agreement with Digital Angel were nil, $0.4 million and $0.7 million, respectively. We do not expect to meet the minimum purchase requirements this year.

If we lose the benefit of the exclusivity provision under our agreement with Digital Angel, we may face competition in the various target markets for our systems that use our implantable microchip, such as VeriMed Health Link, or face such competition at an earlier point in time than might otherwise have been the case, which could negatively affect our revenue, cash flows from operations, operating margins and profitability, as well as our growth prospects.

If Digital Angel were to terminate its agreement with us, we would not be able to obtain our implantable microchip. This would make it difficult to fulfill our expectations for future revenue and revenue growth from the sale of systems that use the implantable microchip.

Provided we meet our minimum purchase requirements, our agreement with Digital Angel is scheduled to remain in force until the last of the patents covering the supplied products expire. However, Digital Angel can terminate the agreement upon the occurrence of any of the following events:

•	our default in the performance of any of our obligations under the agreement (e.g., our failure to take delivery and pay for products) that is not cured within 90 days of receiving written notice of the default;

•	either party to the agreement filing a petition in bankruptcy; or

•	a petition in bankruptcy is filed against us and is not discharged within 30 days.

If the agreement were to be terminated, we would not be able to purchase our implantable microchip from Digital Angel. Further, if the termination occurred while the patents covering our implantable microchip remain in force, we could not obtain implantable microchips for secure human identification applications from any other source. As a result, we would not be able to sell our VeriMed Health Link system or any other products that incorporate our implantable microchip. This would make it difficult for us to fulfill our expectations of future revenue and revenue growth from sales of such systems.

Implantation of our implantable microchip may be found to cause risks to a person’s health, which could adversely affect sales of our systems which incorporate the implantable microchip.

The implantation of our implantable microchip may be found, or be perceived, to cause risks to a person’s health. Potential or perceived risks include adverse tissue reactions, migration of the microchip and infection from implantation. There have been articles published asserting, despite numerous studies to the contrary, that the implanted microchip causes malignant tumor formation in laboratory animals. As more people are implanted with our implantable microchip, it is possible that these and other risks to health will manifest themselves. Actual or perceived risks to a person’s health associated with the microchip implantation process could constrain our sales of the VeriMed Health Link system or result in costly and expensive litigation. Further, the potential resultant negative publicity could damage our business reputation, leading to loss in sales of our other systems targeted at the healthcare market which would harm our business and negatively affect our prospects.

If we are required to effect a recall of our implantable microchip, our reputation could be materially and adversely affected and the cost of any such recall could be substantial, which could adversely affect our results of operations and financial condition.

From time to time, implanted devices have become subject to recall due to safety, efficacy, product failures or other concerns. To date, we have not had to recall any of our implantable microchips. However, if, in the future, we are required to effect such a recall, the cost of the recall, and the likely related loss of system sales, could be substantial and could materially and adversely affect our results of operations and financial condition. In addition, any such recall could materially adversely affect our reputation and our ability to sell our systems that make use of the implantable microchip which would harm our business and negatively affect our prospects.

Interruptions in access to, or the hacking into, our VeriMed Health Link patient information database may have a negative impact on our revenue, damage our reputation and expose us to litigation.

Reliable access to the VeriMed Health Link patient information database is a key component of the functionality of our VeriMed Health Link system. Our ability to provide uninterrupted access to the database, whether operated by us or one or more third parties with whom we contract, will depend on the efficient and uninterrupted operation of the computer and communications systems involved. Although certain elements of technological, power, communications, personnel and site redundancy are maintained, the database may not be fully redundant. Further, the database may not function properly if certain necessary third-party systems fail, or if some other unforeseen act or natural disaster should occur. In the past, we have experienced short periods during which the database was inaccessible as a result of development work, system maintenance and power outages. Any disruption of the database services, computer systems or communications networks, or those of third parties that we rely on, could result in the inability of users to access the database for an indeterminate period of time. This, in turn, could cause us to lose the confidence of the healthcare community and persons who have undergone the microchip implant procedure, resulting in a loss of revenue and possible litigation.

In addition, if the firewall software protecting the information contained in our database fails or someone is successful in hacking into the database, we could face damage to our business reputation and litigation.

Regulation of products and services that collect personally-identifiable information or otherwise monitor an individual’s activities may make the provision of our services more difficult or expensive and could jeopardize our growth prospects.

Certain technologies that we currently, or may in the future, support are capable of collecting personally-identifiable information. A growing body of laws designed to protect the privacy of personally-identifiable information, as well as to protect against its misuse, and the judicial interpretations of such laws, may adversely affect the growth of our business. In the U.S., these laws include the Health Insurance Portability and Accountability Act, or HIPAA, the Federal Trade Commission Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, and the Gramm-Leach-Bliley Act, as well as various state laws and related regulations. Although we are not a covered entity under HIPAA, we have entered into agreements with certain covered entities in which we are considered to be a “business associate” under HIPAA. As a business associate, we are required to implement policies, procedures and reasonable and appropriate security measures to protect individually identifiable health information we receive from covered entities. Our failure to protect health information received from customers could subject us to liability and adverse publicity, and could harm our business and impair our ability to attract new customers.

In addition, certain governmental agencies, like the U.S. Department of Health and Human Services and the Federal Trade Commission, have the authority to protect against the misuse of consumer information by targeting companies that collect, disseminate or maintain personal information in an unfair or deceptive manner. We are also subject to the laws of those foreign jurisdictions in which we operate, some of which currently have more protective privacy laws. If we fail to comply with applicable regulations in this area, our business and prospects could be harmed.

Certain regulatory approvals generally must be obtained from the governments of the countries in which our foreign distributors sell our systems. However, any such approval may be subject to significant delays or may not be obtained. Any actions by regulatory agencies could materially and adversely affect our growth plans and the success of our business.

If we fail to comply with anti-kickback and false claims laws, we could be subject to costly and time-consuming litigation and possible fines or other penalties.

We are, or may become subject to, various federal and state laws designed to address healthcare fraud and abuse, including anti-kickback laws and false claims laws. The federal anti-kickback statute prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for referring items or services payable by Medicare, Medicaid or any other federally-funded healthcare program. This statute also prohibits remuneration in return for purchasing, leasing or ordering or arranging, or recommending the purchasing, leasing or ordering, of items or services payable by Medicare, Medicaid or any other federally-funded healthcare program. The anti-kickback laws of various states apply more broadly to prohibit remuneration in return for referrals of business payable by payers other than federal healthcare programs.

False claims laws prohibit anyone from knowingly presenting, or causing to be presented, for payment to third-party payers, including Medicare and Medicaid, which currently do not provide reimbursement for our microchip implant procedure, claims for reimbursed drugs or services that are false or fraudulent, claims for items or services not provided as claimed, or claims for medically unnecessary items or services. Our activities relating to the reporting of wholesale or estimated retail prices of our VeriMed Health Link system, the reporting of Medicaid rebate information, and other information affecting federal, state and third-party payment for the VeriMed Health Link system, will be subject to scrutiny under these laws.

The anti-kickback statute and other fraud and abuse laws are very broad in scope, and many of their provisions have not been uniformly or definitively interpreted by existing case law or regulations. Violations of the anti-kickback statute and other fraud and abuse laws may be punishable by criminal and/or civil sanctions, including fines and civil monetary penalties, as well as the possibility of exclusion from federal healthcare programs, including Medicare and Medicaid, which currently do not provide reimbursement for our microchip implant procedure. We have not been challenged by a governmental authority under any of these laws and believe that our operations are in compliance with such laws. However, because of the far-reaching nature of these laws, we may be required to alter one or more of our practices to be in compliance with these laws. Healthcare fraud and abuse regulations are complex and even minor, inadvertent irregularities in submissions can potentially give rise to claims that the statute has been violated. If we are found to have violated these laws, or are charged with violating them, our business, financial condition and results of operations could suffer, and our management team could be required to dedicate significant time addressing the actual or alleged violations.

PROPOSAL NO. 1 - THE XMARK TRANSACTION

Background and Material Terms of the Proposed Xmark Transaction

Background of the Proposed Xmark Transaction

We develop, market and sell radio frequency identification, frequently referred to as RFID, systems used for the identification, location and protection of people and assets in the healthcare market.

Utilizing RFID technology, our healthcare security business currently engages in marketing, selling and developing the following products:

•	infant protection systems used in hospital maternity wards and birthing centers to prevent infant abduction and mother-baby mismatching;

•	wander prevention systems used by long-term care facilities to locate and protect their residents; and

•	an asset/personnel location and identification system used by hospitals and other healthcare facilities to identify, locate and protect medical staff, patients, visitors and medical equipment.

Our industrial business currently engages in marketing, selling and developing the following product:

•	vibration monitoring instruments used by engineering, construction and mining professionals to monitor the effects of human-induced vibrations, such as blasting activity.

The businesses described above constitute our Xmark business.

Our VeriMed Health Link system, formerly known as the VeriMed patient identification system, uses an implantable passive RFID microchip that is used in patient identification applications. Each implantable microchip contains a unique verification number that is read when it is scanned by VeriChip’s scanner. In October 2004, the FDA cleared our VeriMed Health Link system for use in medical applications in the U.S.

As of December 31, 2007, we had an accumulated deficit of $29.0 million and had incurred net losses of $11.9 million, $6.7 million and $5.3 million for the years ended December 31, 2007, December 31, 2006, and December 31, 2005, respectively. As of March 31, 2008, we had an accumulated deficit of $31.8 million.

Scott R. Silverman, our chairman of the board and chief executive officer, was first contacted by Stanley in late 2005, at which time Stanley expressed an interest in the businesses that later became Xmark. The parties did not pursue a transaction at that time primarily due to the price being offered by Stanley.

Between 2006 and 2007, the parties had periodic discussions, initiated by Stanley, regarding the possibility of a transaction, but no definitive agreement was ever reached.

In November 2007, Stanley again contacted Mr. Silverman, advising him that it remained very interested in purchasing the Xmark business but at a more reasonable price (based, in part, on VeriChip’s current market capitalization) than previously discussed. Mr. Silverman suggested that Stanley consider buying the entire company.

An in-person meeting occurred on November 13, 2007 in New York City between certain Stanley executives and representatives, Mr. Silverman and our senior vice president of operations to discuss the possible purchase by Stanley of the Xmark business.

Thereafter, Stanley conducted due diligence on VeriChip and subsequently advised us that it was not interested in purchasing our VeriMed Health Link business. From that point in time through January 2008, Stanley continued to express its interest in purchasing the Xmark business from us.

On January 16, 2008, Stanley sent us and Digital Angel a non-binding expression of interest, subject to satisfactory completion of a full financial, operational and legal due diligence, receipt of all internal approvals within Stanley, and the execution of a definitive purchase agreement and all necessary ancillary documents, including a voting agreement and guarantee. In that expression of interest, Stanley indicated that it expected to be in a position to offer a purchase price for the assets specific to the Xmark business in the range of

$45 million cash, plus the assumption of liabilities specific to the Xmark business (excluding all debt and debt-like items). Stanley clarified that its interest was strictly limited to the purchase of the Xmark business on a debt-free basis, without any interim, implied, direct or indirect ownership or assumption by Stanley of assets or liabilities other than those of the Xmark business. The expression of interest was accompanied by a letter agreement stipulating a 45-day exclusivity period, to be executed by us and Digital Angel in the event that such companies desired to continue discussing a potential transaction with Stanley.

Between January 16, 2008 and January 23, 2008, management determined that an asset sale was not advisable, due to the significant tax liabilities associated with such structure.

During a meeting on January 23, 2008, our board of directors engaged in an extensive discussion regarding the structural issues and value issues associated with the contemplated sale of the Xmark business, as well as the significant tax implications of an asset sale. Our board of directors also discussed the fact that Digital Angel had agreed to our exclusive negotiations with Stanley. Our board of directors considered and reviewed, among other things: (1) our market capitalization; (2) the amount of money that was paid for the Xmark business at the time it was acquired; (3) how the contemplated transaction would facilitate our debt repayment to Digital Angel; (4) the interest previously expressed by other companies in buying the Xmark business; (5) the estimated amounts of change-of-control payments due to management; (6) general current economic, capital market and other conditions; and (7) alternatives relating to our remaining business. Our board of directors also considered issues that would arise in connection with the contemplated sale, such as the need for a fairness opinion, Stanley’s desire that certain Xmark employees remain with Xmark, and the need to negotiate stay payments with certain Xmark employees.

After thorough discussions and extensive debate, our board of directors determined that it was in our best interests and our stockholders’ best interests that we enter into the exclusivity letter with Stanley and accordingly authorized William J. Caragol, our president, chief financial officer, treasurer and secretary, to execute the exclusivity letter with Stanley.

On January 24, 2008, Mr. Silverman sent a letter to Stanley, along with a copy of the exclusivity letter signed by both VeriChip and Digital Angel, clarifying that the sale to Stanley would have to be a stock sale rather than an asset sale due to the substantial tax liability to VeriChip if the sale were structured as an asset sale.

Representatives of ours, Xmark and Stanley met in Ottawa, Canada from February 13, 2008 through February 15, 2008 to perform due diligence and discuss integration issues relating to the businesses.

On February 21, 2008, our board of directors discussed the fact that our management had previously met with a few other potential suitors, all of which operated in the healthcare industry, who had expressed an interest in a potential acquisition of Xmark. Management advised the board that it had provided each of the companies with certain requested financial data but none of them was willing to pay as much as Stanley. The board of directors also discussed its fiduciary duties in connection with the contemplated sale. Our board of directors resolved that it was in our best interest to proceed with the contemplated sale, including, but not limited to, due diligence, our participation in strategic and tactical discussions, and the execution of a definitive purchase agreement.

In order to have sufficient working capital to operate through 2008, on February 29, 2008, we and Xmark closed an $8.0 million debt financing with Valens Offshore SPV II, Corp., or Valens Offshore, pursuant to the terms of a Securities Purchase Agreement, dated February 29, 2008, among VeriChip, Xmark, Valens Offshore and LV Administrative Services, Inc., as administrative and collateral agent, or the Financing Arrangement. Under the terms of the Financing Arrangement, Valens Offshore extended financing to us and Xmark in the form of an $8.0 million secured term note. The note bears interest at a rate of 12% per annum, and has a maturity date of March 31, 2009. We used part of the proceeds of the financing with Valens Offshore to pre-pay $5.3 million of debt owed to Digital Angel.

Also on February 29, 2008, we, Stanley, and Digital Angel amended the letter agreement dated January 16, 2008, to extend the 45-day exclusivity period through March 31, 2008.

On March 14, 2008, Stanley provided us with a proposed form of Stock Purchase Agreement, voting agreement and guarantee. We and Stanley negotiated the terms of the proposed Stock Purchase Agreement, and Digital Angel and Stanley negotiated the terms of the voting agreement and guarantee, over the following couple months and exchanged numerous drafts of such agreements. Stanley requested that Digital Angel and Mr. Silverman enter into a voting agreement committing those stockholders to vote in favor of the Xmark Transaction and against any competing transaction for a period that would last until approval of the Stock Purchase Agreement or eighteen months following termination of the Stock Purchase Agreement. We refer to this period as the “tail period.”

Representatives of ours, Xmark and Stanley met in Lincoln, Nebraska on March 25, 2008 and March 26, 2008 to discuss the integration of the businesses, and the representatives continued to discuss the terms of the Stock Purchase Agreement and the voting agreements on subsequent conference calls.

On March 17, 2008, the board of directors engaged Merriman to act as a financial advisor to us with respect to rendering a fairness opinion in connection with the contemplated sale.

On April 4, 2008, the board of directors reviewed open business points in connection with the contemplated sale, as well as post-transaction alternatives. Specifically, after completing the sale of the Xmark business, paying off VeriChip’s principal creditors (i.e., Digital Angel and Valens Offshore) and distributing an initial, special cash dividend to VeriChip’s stockholders pro rata, it considered other possible strategic alternatives.

On April 17, 2008, the board of directors engaged Kaufman Bros., L.P. as its exclusive financial advisor and exclusive agent in connection with identifying, contacting and introducing a party who would be interested in entering into a business transaction with VeriChip, through which our VeriMed Health Link business and/or the remaining assets of VeriChip would be acquired by, or combined with, a third party.

On the same day, Merriman met telephonically with our board of directors to give an update, based on Merriman’s analysis, regarding its ongoing analysis of the fairness of the Xmark Transaction to us from a financial point of view.

During a number of meetings in April 2008, the compensation committee considered certain payments due to Mr. Silverman, in connection with the Xmark Transaction, under his employment agreement. On April 29, 2008, the compensation committee determined that it was in the best interests of VeriChip and the VeriChip stockholders to enter into a separation agreement with Mr. Silverman, which would clarify that Mr. Silverman’s employment will eventually be terminated without cause upon the closing of the Xmark Transaction, as well as the amounts due to Mr. Silverman upon the closing of the Xmark Transaction. The compensation committee accordingly authorized Mr. Caragol to execute such agreement.

On May 14, 2008, Merriman met telephonically with our board of directors to render its oral opinion, which confirmed its written opinion dated May 13, 2008, attached to this proxy statement as Appendix G, that, as of the date of the written opinion, based upon and subject to certain assumptions, qualifications, limitations and factors described in Merriman’s opinion, the purchase price to be received by us in connection with the Xmark Transaction was fair, from a financial point of view.

During various meetings throughout March, April and May 2008, our board of directors discussed progress made with respect to, and open items in connection with, the Stock Purchase Agreement with Stanley. In addition, during various meetings throughout March, April and May 2008, we participated in meetings with Stanley and Digital Angel, in order to finalize the terms of the voting agreements that Digital Angel and Mr. Silverman entered into in connection with the Xmark Transaction, as well as the guarantee that Digital Angel entered into in connection with the Xmark Transaction. On or about May 1, 2008, outside legal counsel for VeriChip, Digital Angel and Stanley continued negotiations of the voting agreements and guarantee. The parties agreed to reduce the length of the ”tail period” in applicable circumstances to seven-and-a-half months from Stanley’s original proposal of eighteen months and to allow Digital Angel and Mr. Silverman to vote against the Xmark Transaction if our board of directors changes its Board Recommendation.

From May 6, 2008 to May 13, 2008, we and Stanley had several discussions to reach an agreement on the remaining open issues and finalize the Stock Purchase Agreement and related documents. On May 14, 2008, our board of directors approved the Stock Purchase Agreement and the transactions contemplated by the Stock Purchase Agreement.

In connection with the signing the Stock Purchase Agreement, we and Digital Angel reached an agreement relating to, among other things, Digital Angel’s ability to designate after the closing of the Xmark Transaction three members to our board of directors, the payment of $250,000 to Digital Angel as consideration for the execution of the guarantee plus the reimbursement of up to $250,000 for Digital Angel’s expenses incurred in connection with the Xmark Transaction, and Digital Angel’s right to access certain of our financial information.

On May 15, 2008, the Stock Purchase Agreement was entered into by the parties, and, later that day, we issued a press release announcing the Xmark Transaction.

Our Plans Following the Closing of the Proposed Xmark Transaction

Assuming the special meeting is held as scheduled on July •, 2008, and in the event we consummate the Xmark Transaction, and subject to compliance with Delaware law, we intend to use a portion of the proceeds to fund an initial, special cash dividend to our stockholders, the amount of which is currently estimated to be in the range of $1.25 to $1.35 per share of VeriChip common stock.

However, the actual amount may be lower than this range due to uncertainties regarding the ultimate amount of our liabilities following the Xmark Transaction. In addition, although we anticipate paying out the initial, special cash dividend sometime in the third quarter of 2008, payment could be delayed depending on certain factors, including delays relating to the release of the escrow required under Canadian law. Prior to making the initial, special cash dividend, we will announce, at least ten days in advance, the record date for such distribution. Only holders of our common stock on the record date for the initial, special cash dividend will be entitled to receive the initial, special cash dividend. Please note that the record date for the initial, special cash dividend will be after the closing date of the Xmark Transaction and is different from the record date for determining which holders of our common stock are entitled to vote on the matters described in this proxy statement.

After the closing of the Xmark Transaction, we will be substantially smaller and have limited assets and revenue. Accordingly, our focus will be on the sale of our remaining business, the VeriMed Health Link business, which, as of December 31, 2007, has generated only nominal revenues. For the year ended December 31, 2007, our VeriMed Health Link business accounted for less than 1% of our total revenues and approximately 19% of our total operating expenses. Our net sales for the foreseeable future will be substantially lower than they are currently. We do not expect to generate more than nominal revenue from our VeriMed Health Link business over the next 12 to 18 months, and we cannot assure you that our VeriMed Health Link business will achieve profitability in the near term. Our VeriMed Health Link business generated gross sales of $76,000 in 2007 and $3,000 in the first quarter of 2008. In addition, historically, we have relied on the earnings, cash flow and assets of the Xmark business for liquidity and capital requirements.

We have retained the investment banking firm of Kaufman Bros., L.P. to assist in the sale of our VeriMed Health Link business and/or another transaction through which the remaining assets of VeriChip would be acquired by, or combined with, a third party. In the event that we are not able to sell the VeriMed Health Link business, our board of directors will continue to evaluate strategic alternatives available to us. Such alternatives may include, among other things, the sale of the entire company, restructuring, the distribution of assets to our stockholders, or the possible dissolution of us and liquidation of our assets, the discharge of any remaining liabilities, and the eventual distribution of the remaining assets to our stockholders in the event we are liquidated.

We currently intend to fund a second, special cash dividend to our stockholders consisting of all of the remaining distributable cash that we hold following any sale of our VeriMed Health Link business or VeriChip in its entirety, as well as the release of the funds escrowed in connection with the Stock Purchase Agreement.

The amount and timing of the second, special cash dividend will depend on a number of factors, several of which cannot be determined at this time, including:

•	the lapse of 12 months before $4.5 million of the purchase price, which funds will be placed in escrow to secure our indemnity obligations under the Stock Purchase Agreement, are released;

•	the total proceeds of any sale of our VeriMed Health Link business or VeriChip in its entirety;

•	the ultimate amount of the known, unknown and contingent debts and liabilities for which we will remain responsible after such sale;

•	the operating costs to support ongoing operations incurred during the interim periods prior to closing, which are dependent on the timing of such sale;

•	the costs to complete such sale, which are dependent on the corresponding amount of total proceeds and time for completion; and

•	if applicable, whether the purchaser of our VeriMed Health Link business meets its obligations to perform and discharge those obligations and liabilities of ours that it assumes in connection with such sale.

Our Reasons for the Proposed Xmark Transaction

Our board of directors determined that the proposed Xmark Transaction is in the best interests of VeriChip and our stockholders after considering a number of positive and negative factors. The positive factors that our board of directors considered included the following:

•	the proposed Xmark Transaction will enable our stockholders to realize immediately a portion of the value of Xmark in cash. Subject to compliance with Delaware law, we intend to use a portion of the proceeds to fund an initial, special cash dividend to our stockholders, the amount of which is currently estimated to be in the range of $1.25 to $1.35 per share of VeriChip common stock (subject to reduction due to uncertainties regarding the ultimate amount of our liabilities following the Xmark Transaction), to be made sometime in the third quarter of 2008;

•	we met with a few potential suitors regarding the potential sale of Xmark. During this process, even though interest was expressed in purchasing Xmark, none of the suitors was willing to pay as much as Stanley, and none of the discussions with these parties advanced beyond the preliminary stage;

•	our board of directors’ familiarity with and review of our business, results of operations, financial condition, liquidity and prospects, including, without limitation, our revenue and earnings;

•	the consummation of the Xmark Transaction would facilitate our debt repayment to Valens Offshore;

•	the consummation of the Xmark Transaction would give us the financial means to pre-pay our loan obligations to Digital Angel at a discount of approximately $2.5 million;

•	the likelihood that Stanley will be able to complete the transactions contemplated by the Xmark Transaction;

•	the opinion of Merriman delivered orally on May 14, 2008, which confirmed its written opinion dated May 13, 2008, that, based upon and subject to certain assumptions, qualifications, limitations and factors described in Merriman’s opinion, that the purchase price was fair, from a financial point of view, to VeriChip;

•	the fact that we do not expect that the Xmark Transaction to result in Canadian federal income tax consequences to our stockholders;

•	the prices and premiums paid in comparable acquisition transactions involving other similarly-situated companies;

•	a review of the Stock Purchase Agreement;

•	the general current economic, capital market and other conditions;

•	our intent to fund a second, special cash dividend to our stockholders consisting of all of the remaining distributable cash then held by VeriChip following any sale of the VeriMed Health Link business or VeriChip and the release of the escrowed funds resulting from the sale of Xmark to Stanley; and

•	although the proposed Xmark Transaction will be a taxable transaction to us for U.S. federal income tax purposes, as a result of net operating loss carryforwards, the corresponding taxes are expected to be immaterial.

Our board of directors also considered a number of potentially negative factors in its deliberations concerning the proposed Xmark Transaction, including the following:

•	if we complete the proposed Xmark Transaction, our VeriMed Health Link business, which, as of December 31, 2007, has generated only nominal revenues, will represent substantially all of our business. For the year ended December 31, 2007, our VeriMed Health Link business accounted for less than 1% of our total revenues and approximately 19% of our total operating expenses. As a result, our net sales for the foreseeable future will be substantially lower than they are currently. In addition, historically, we have relied on the earnings, cash flow and assets of the Xmark business for liquidity and capital requirements;

•	if we are unable to sell the VeriMed Health Link business, our board will have to evaluate other possible alternatives for VeriChip, which may include, among other things, the sale of the entire company, restructuring, the distribution of assets to our stockholders, or the possible dissolution of us and liquidation of our assets, the discharge of any remaining liabilities, and the eventual distribution of the remaining assets to our stockholders in the event we are liquidated;

•	the cost of maintaining a business which has not yet achieved market acceptance in a public company structure;

•	we will be responsible for certain pre-closing liabilities of Xmark, such as pre-closing taxes and other excluded liabilities. While we do not believe that these liabilities will be significant, we may retain some portion of the proceeds of the Xmark Transaction to pay for any of these liabilities that may arise in the future;

•	we have agreed to indemnify Stanley against certain losses that it may suffer arising out of Xmark. We do not anticipate that we will be required to indemnify Stanley for any matters, but, if we are forced to do so, it could have a material adverse impact on our business by draining our available cash reserves;

•	the proposed Xmark Transaction is conditioned upon a number of factors, including stockholder approval of the Stock Purchase Agreement and the transactions contemplated by the Stock Purchase Agreement. If we are unable to satisfy these conditions and fail to complete the proposed Xmark Transaction as a result, our business and results of operations may suffer because our customers, as well as our employees and the employees of Xmark, may question our commitment to Xmark;

•	under the terms of the Stock Purchase Agreement, we are not permitted to solicit other offers to acquire Xmark. In addition, if we receive an offer that is superior to the proposed Xmark Transaction, we may not enter into a definitive written acquisition agreement with respect to such superior proposal unless (1) our board of directors determines, after receiving the advice of its outside counsel and in good faith, that it is reasonably necessary to do so to comply with the board’s fiduciary duties to our stockholders and (2) we pay Stanley a termination fee of either $450,000 or $1,500,000 (depending on the circumstances surrounding such termination) concurrently with such termination;

•	our stockholders that have executed voting agreements, who collectively represent a majority of the outstanding stock of VeriChip, would be precluded from voting to approve (1) a Superior Proposal, unless our board of directors changes its Board Recommendation and (2) any other competing proposal for a ”tail period” of seven-and-a-half months, and the possibility that these facts might discourage other parties that may otherwise have an interest in an acquisition of Xmark from making a competing proposal; and

•	our stockholders will lose the opportunity to capitalize on any potential future success of Xmark.

Our board of directors believed that certain of these negative factors were unlikely to occur or unlikely to have a material impact on us, while others could be avoided or mitigated by us, and that, overall, the risks associated with the proposed Xmark Transaction were outweighed by the potential benefits of the Xmark Transaction.

The foregoing discussion of information and factors considered by our board of directors is not intended to be all-inclusive. In view of the wide variety of factors considered, our board of directors did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. However, after taking into account all of the factors set forth above, our board of directors unanimously determined that the proposed Xmark Transaction is in the best interests of VeriChip and VeriChip stockholders and that we should proceed with the proposed Xmark Transaction.

Recommendation of Our Board of Directors regarding the Proposed Xmark Transaction

For the reasons described above, our board of directors unanimously recommends the approval of the Stock Purchase Agreement and the transactions contemplated by the Stock Purchase Agreement and believes the sale of Xmark is advisable, fair to, and in the best interests of VeriChip’s stockholders.

Accordingly, our board of directors recommends that you vote ”FOR” the approval of the Stock Purchase Agreement and the transactions contemplated by the Stock Purchase Agreement by (1) using the toll-free number shown on your proxy card; (2) visiting the website shown on your proxy card to vote via the internet; (3) completing, signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope; (4) attending the special meeting and voting in person; or (5) if your shares are held in “street name” by your brokerage firm, bank, trust or other nominee, instructing your brokerage firm, bank, trust or other nominee in accordance with their procedures.

Information about the Parties

VeriChip

We were formed as a Delaware corporation by Digital Angel in November 2001. In January 2002, we began our efforts to create a market for RFID systems that utilize our human implantable microchip. Digital Angel owned over 90% of our stock as of December 31, 2006. On February 14, 2007, we completed our initial public offering in which we sold 3,100,000 shares of our common stock at $6.50 per share. As of June 3, 2008, Digital Angel owned approximately 48.6% of our common stock.

In March 2005, we acquired EXI Wireless Inc., a Canadian corporation engaged through its subsidiaries in the business of developing and marketing RFID systems for infant protection, wander prevention and asset/personnel location and identification for use within the healthcare industry, and asset management systems used by industrial companies to manage and track their mobile equipment and tools. Subsequent to the acquisition, EXI Wireless was renamed VeriChip Holdings Inc., or VHI. In June 2005, we acquired Instantel Inc., a Canadian corporation engaged in the business of developing and marketing RFID systems for infant protection, wander prevention, emergency response and asset tracking within the healthcare industry, as well as vibration monitoring instruments for the construction, mining and commercial blasting industries. In January 2006, we effected an amalgamation of Instantel and the former EXI Wireless subsidiaries under Canadian law. The combined entities operated as a wholly-owned subsidiary of VHI under the name VeriChip Corporation, which in April 2007 was changed to Xmark. On January 1, 2008, VHI and Xmark were amalgamated with Xmark surviving.

We are primarily engaged in the development, marketing and sale of RFID systems used to identify, locate and protect people and assets. The healthcare industry represents the principal market for our RFID systems. In early 2007, we realigned our business into three business segments: healthcare security, implantable, and industrial.

Our healthcare security segment encompasses the development, marketing and sale of our healthcare security and location systems, specifically: (i) infant protection systems used in hospital maternity wards and birthing centers to prevent infant abduction and mother-baby mismatching; (ii) wander prevention systems used by long-term care facilities to locate and protect their residents; and (iii) an asset/personnel location and identification system used by hospitals and other healthcare facilities to identify, locate and protect medical staff, patients, visitors and medical equipment. The principal offering of our implantable segment is our VeriMed Health Link system using the implantable microchip, a human-implantable RFID microchip that can be used in a variety of patient identification applications. Each implantable microchip contains a unique verification number that is read when it is scanned by our scanner. In October 2004, the FDA cleared our VeriMed Health Link system for use in medical applications in the U.S. Our industrial segment encompasses the sale of vibration monitoring instruments used by engineering, construction and mining professionals to monitor the effects of human-induced vibrations, such as blasting activity.

Our principal executive offices are located at VeriChip Corporation, 1690 South Congress Avenue, Suite 200, Delray Beach, Florida 33445, and our telephone number is (561) 805-8008.

Stanley

Stanley is a diversified worldwide supplier of tools and engineered solutions for professional, industrial, construction, and do-it-yourself, or DIY, use, as well as engineered solutions and security solutions for industrial and commercial applications. Its operations are classified into three business segments: Construction & DIY, or CDIY, Industrial and Security. The CDIY segment manufactures and markets hand tools, storage systems, fasteners, and electronic leveling and measuring tools, as these products are principally utilized in construction and do-it-yourself projects. These products are sold primarily to professional end users and distributed through retailers (including home centers, mass merchants, hardware stores, and retail lumber yards). The Industrial segment manufactures and markets: professional mechanics and storage systems, plumbing, heating, air conditioning and roofing tools, assembly tools and systems, hydraulic tools and specialty tools (Stanley supply and services). These products are sold to industrial customers and distributed primarily through third-party distributors, as well as direct sales forces. The Security segment is a provider of access and security solutions primarily for retailers, educational, financial and healthcare institutions, as well as commercial, governmental and industrial customers. Stanley provides an extensive suite of mechanical and electronic security integration systems, software, related installation, maintenance, and a variety of security services, including security monitoring services, electronic integration systems, software, related installation and maintenance services, automatic doors, door closers, exit devices, hardware and locking mechanisms.

For several years, Stanley has pursued a diversification strategy to enable profitable growth. The strategy involves industry, geographic and customer diversification, as exemplified by the expansion of security solution product offerings, the growing proportion of sales outside the U.S., and the deliberate reduction of Stanley’s dependence on sales to U.S. home centers and mass merchants. Execution of this strategy has entailed approximately $2.2 billion of acquisitions since the beginning of 2002, several divestitures, and increased brand investments. Additionally, the strategy reflects management’s vision to build a growth platform in security while expanding the valuable branded tools platform. Over the past several years, Stanley has generated strong free cash flow and received substantial proceeds from divestitures that enabled a transformation of the business portfolio. Stanley is a Connecticut corporation, and its principal executive offices are located at The Stanley Works, 1000 Stanley Drive, New Britain, Connecticut 06053.

The Stock Purchase Agreement

On May 15, 2008, we entered into the Stock Purchase Agreement with Stanley, pursuant to which we will, subject to certain terms and conditions, including approval by our stockholders at the special meeting, sell all of our shares of Xmark. As consideration for the Xmark Transaction, Stanley will assume only certain of Xmark’s liabilities and will pay us approximately $45 million in cash at the closing of the Xmark

Transaction. In addition, within sixty calendar days following the closing of the Xmark Transaction, and depending whether the calculation yields a positive or a negative number, Stanley or we will pay an additional amount to the other party, which we refer to as the “aggregate adjustment,” equal to the sum (i.e., an amount which may be a positive or a negative number) of: (i) an amount, which may be a positive or a negative number, obtained by subtracting $4.7 million from the net tangible asset value, as more fully described on Exhibit C to the Stock Purchase Agreement, as of the date of closing of the Xmark Transaction, plus (ii) the net indebtedness as of the closing date of the Xmark Transaction, which may be a positive or a negative number. We do not believe there will be a downward adjustment to the purchase price.

The following is a summary of the material provisions of the Stock Purchase Agreement and is qualified in its entirety by reference to the complete text of the Stock Purchase Agreement, a copy of which is attached to this proxy statement as Appendix A.

Representations and Warranties

The Stock Purchase Agreement contains certain representations and warranties by VeriChip relating to:

•	the organization of VeriChip and of Xmark;

•	the authority of VeriChip to execute and enter into the Stock Purchase Agreement;

•	VeriChip’s valid and binding obligation in connection with the Stock Purchase Agreement;

•	the lack of conflict with any of VeriChip’s or Xmark’s organizational documents;

•	agreements or rules and obtaining the requisite consents and approvals;

•	our title and ownership of the Xmark shares to be sold;

•	Xmark’s capitalization;

•	Xmark’s lack of ownership interest in another business entity;

•	financial statement information;

•	the absence of certain changes that may result in a material adverse effect on Xmark or Xmark’s business or would require Stanley’s consent;

•	the absence of undisclosed liabilities;

•	Xmark’s valid title, lease and license to use the assets, properties and rights required for its business;

•	certain material contracts to which Xmark is a party or otherwise bound;

•	Xmark’s largest customers and suppliers and whether Xmark has been notified of any (1) issue that may have a material adverse effect on Xmark or (2) supplier’s or customer’s intent or threat to terminate or adversely alter the terms of its business with us or Xmark;

•	the absence of any contract between Xmark and a governmental agency or department;

•	Xmark’s ethical practices in its relationship with governmental entities;

•	Xmark’s compliance with express and implied manufacturer warranties made in connection with the products it provides, and Xmark’s actions in support of any express and implied manufacturer warranties of products sold to it;

•	insurance coverage of Xmark and Xmark’s business;

•	the absence of litigation and other proceedings by, against or relating to Xmark or Xmark’s business;

•	Xmark’s compliance with laws, including environmental laws;

•	employee benefit plans sponsored, maintained or contributed to by Xmark or Xmark’s affiliates, or to which either Xmark or one of Xmark’s affiliates has a liability;

•	Xmark’s and Xmark’s predecessors’ taxes, including the accuracy and timely filing of returns and timely payment;

•	Xmark’s intellectual property, including ownership interests, rights, and lack of unauthorized uses;

•	Xmark’s information technology;

•	Xmark’s employees, consultants and related labor matters;

•	other than Merriman, the absence of any party entitled to broker’s or finder’s fees or other commissions in connection with the Xmark Transaction (other than parties engaged by Stanley);

•	affiliate transactions and payment obligations involving VeriChip, Digital Angel, any affiliate of Xmark, or any director or officer of Xmark, VeriChip or Digital Angel, or any affiliate of Xmark, VeriChip or Digital Angel;

•	the accuracy of this proxy statement, and the inclusion of all material facts necessary to make this proxy statement not misleading;

•	Xmark’s historical separation from other businesses conducted by VeriChip;

•	VeriChip’s actions in transferring liabilities and obtaining releases, if necessary, with respect to any and all liabilities (including any and all liabilities relating to the VeriMed Health Link business or Xmark’s former Toolhound business) other than liabilities incurred solely due to the operation of Xmark’s business;

•	the solvency of Xmark;

•	VeriChip’s receipt of a fairness opinion from Merriman;

•	Xmark’s status as a “private issuer” under certain Canadian laws;

•	the nature of Xmark’s business activities;

•	the aggregate value of Xmark’s Canadian assets and gross revenues from Xmark’s Canadian sales; and

•	Xmark’s compliance with privacy laws.

The Stock Purchase Agreement contains certain representations and warranties by Stanley relating to:

•	Stanley’s organization;

•	the authority of Stanley to execute and enter into the Stock Purchase Agreement;

•	the lack of conflict with any of Stanley’s organizational documents;

•	agreements or rules and obtaining the requisite consents and approvals;

•	the absence of litigation and other proceedings pending or threatened against Stanley, or any of Stanley’s affiliates, relating to VeriChip, Xmark, the Stock Purchase Agreement or any related document or transactions;

•	the absence of any party entitled to broker’s or finder’s fees or other commissions in connection with the Xmark Transaction;

•	Stanley’s possession of sufficient funds to consummate the transactions contemplated by the Stock Purchase Agreement;

•	Stanley’s status as an “accredited investor” under certain Canadian laws; and

•	Stanley’s acknowledgement that VeriChip makes only the representations and warranties set forth in the Stock Purchase Agreement and certain ancillary agreements and certificates to the Stock Purchase Agreement.

Covenants

The Stock Purchase Agreement contains customary covenants from each of the parties, including agreements by us (1) to cause Xmark to conduct its operations according to its ordinary course of business consistent with past practice, (2) to cause Xmark to refrain from certain actions between the time of signing the Stock Purchase Agreement and the closing of the Xmark Transaction, and (3) to obtain the requisite approval of our stockholders.

The covenants also include agreements by us, among other things:

•	from May 15, 2008 until the closing of the Xmark Transaction, to conduct our operations in the ordinary course of business consistent with past practice and refrain from certain actions specified in the Stock Purchase Agreement;

•	as soon as practicable after May 15, 2008, to prepare and file this proxy statement with the SEC and establish a record date, duly call, give notice of, convene and hold a meeting of our stockholders for the purpose of obtaining stockholder approval of this proposal;

•	to cease discussions or negotiations with any person or entity with respect to any proposal or offer relating to the acquisition of our assets or shares of the assets or shares of Xmark, a tender offer or exchange offer, or a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, or similar transaction involving us or Xmark;

•	to use commercially reasonable efforts to take, or cause to be taken, all actions and things proper or advisable to consummate the closing of the Xmark Transaction as promptly as possible;

•	to treat and hold as confidential all information relating to trade secrets and all other proprietary information of Xmark and the business;

•	to pay all excise, sales, transfer, documentary, filing, recordation and other similar taxes, levies, fees and charges that may be payable in connection with the Stock Purchase Agreement; and

•	prior to the closing of the Xmark Transaction, to allow Stanley reasonable access during regular business hours to all books, records, personnel, officers and other facilities and properties of the business.

Non-Competition Provisions

For four years from the closing date of the Xmark Transaction, the Stock Purchase Agreement provides that we shall not:

•	directly or indirectly participate with, control or own an interest in any entity that is engaged in the business of manufacturing, selling, financing, supplying, marketing or distributing infant security systems, wander prevention systems, asset/personnel location and identification systems, and vibration monitoring instruments; or

•	encourage or attempt to persuade any Xmark employee to terminate his employment relationship with Xmark, or offer to hire any Xmark employee.

Our remaining business, the VeriMed Health Link business, is not deemed to compete with Xmark’s business. However, the non-compete provisions will restrict our ability to engage in any business that competes with Xmark’s business for four years from the date of closing.

Superior Proposals

The Stock Purchase Agreement provides that our board of directors may, under certain circumstances, negotiate with third parties regarding superior proposals.

Prior to obtaining the approval of our stockholders, if our board of directors determines, after consultation with outside counsel and in good faith, that an unsolicited written takeover proposal, which was not received due to any breach of the Stock Purchase Agreement, is reasonably likely to lead to a superior proposal and that it is reasonably necessary to take such action to comply with the board’s fiduciary duties to our stockholders, then we, after giving Stanley prompt written notice of such determination, may furnish information about us and Xmark under a confidentiality agreement and participate in negotiations regarding a takeover proposal.

Our board of directors may withdraw or modify the Board Recommendation if our board of directors determines, after receiving the advice of its outside counsel and in good faith, that it is reasonably necessary to do so to comply with the board’s fiduciary duties to our stockholders. If our board of directors receives a takeover proposal that it determines, in good faith, constitutes a superior proposal, we or Xmark may enter into a definitive written acquisition agreement with respect to such superior proposal if our board of directors determines, after receiving the advice of its outside counsel and in good faith, and after five days pass following the date on which VeriChip provides written notice to Stanley of VeriChip’s desire to terminate the Stock Purchase Agreement, that it is reasonably necessary to do so to comply with the board’s fiduciary duties to our stockholders and, concurrently with entering into such agreement, terminates the Stock Purchase Agreement, in which case we would be required to pay either $450,000 or $1,500,000 (depending on the circumstances surrounding such termination) to Stanley concurrently with such termination. If we enter into an acquisition agreement or make an Adverse Recommendation Change, we are required to give Stanley written notice of such takeover proposal or Adverse Recommendation Change.

The $1,500,000 termination fee would only become due in certain circumstances under a pledge-default scenario involving (i) a creditor of Digital Angel exercising such creditor’s rights to foreclose on the shares of VeriChip owned by Digital Angel (which shares are subject to the voting agreement entered into between Stanley and Digital Angel) and (ii) after such foreclosure, the creditor party not ensuring that the shares remained subject to the voting agreement between Stanley and Digital Angel, which we refer to as the Pledge Default.

Otherwise, our board of directors may not enter into, approve or authorize us or Xmark to enter into any agreement for a takeover proposal or make an Adverse Recommendation Change.

If we do make an Adverse Recommendation Change, we or Stanley may terminate the Stock Purchase Agreement (see “Proposal No. 1 — The Xmark Transaction — The Stock Purchase Agreement — Termination”) and our stockholders who entered into voting agreements may choose not to vote for the Xmark Transaction (see “Proposal No. 1 — The Xmark Transaction — Ancillary Agreements to the Stock Purchase Agreement — Voting Agreements”).

Indemnification

Subject to specified dollar and time limitations, we have agreed to indemnify Stanley, Xmark and their respective affiliates, as well as the officers, directors, employees and agents of each of these companies, from and against any and all damages, losses, actions, proceedings, causes of action, obligations, liabilities, claims, encumbrances, penalties, demands, assessments, settlements, judgments, costs and expenses, including court costs and reasonable attorneys’ fees and disbursements and costs of litigation, but not including punitive, special, consequential, treble or exemplary damages or damages for business interruption or lost profits (except to the extent such damages are awarded in connection with a third-party claim for which indemnification is available under the Stock Purchase Agreement), arising out of or relating to:

•	any breach or inaccuracy of any of our representations and warranties contained in the Stock Purchase Agreement;

•	any breach by us of our covenants or obligations contained in the Stock Purchase Agreement;

•	any and all liabilities (including any and all liabilities relating to the VeriMed Health Link business or Xmark’s former Toolhound business) other than liabilities incurred solely due to the operation of Xmark’s business;

•	any claims (real or threatened) by security holders (actual or purported) of ours, Digital Angel’s or any of our or their respective affiliates in connection with the transactions contemplated by the Stock Purchase Agreement and certain ancillary agreements;

•	any representation or warranty by us or any of our affiliates in any agreement, program or other form of communication to employees relating to retention, change-in-control or similar payments;

•	certain litigation and warranty matters; and

•	pre-closing taxes.

Subject to specified dollar and time limitations, Stanley has agreed to indemnify us, Xmark and our respective affiliates, as well as the officers, directors, employees and agents of each of these companies, from and against any and all damages, losses, actions, proceedings, causes of action, obligations, liabilities, claims, encumbrances, penalties, demands, assessments, settlements, judgments, costs and expenses, including court costs and reasonable attorneys’ fees and disbursements and costs of litigation, but not including punitive, special, consequential, treble or exemplary damages or damages for business interruption or lost profits (except to the extent such damages are awarded in connection with a third-party claim for which indemnification is available under the Stock Purchase Agreement), arising out of or relating to:

•	any breach or inaccuracy of any of Stanley’s representations and warranties contained in the Stock Purchase Agreement;

•	any breach by Stanley of its covenants or obligations contained in the Stock Purchase Agreement; or

•	the ownership, lease, use or operation of Xmark or Xmark’s business from and after the closing of the Xmark Transaction.

Conditions to Closing

The obligations of the parties to consummate the Xmark Transaction are subject to certain customary closing conditions, including, among other things, that the Xmark Transaction has been approved by our stockholders. In addition, Stanley’s obligation to consummate the Xmark Transaction is subject to, among other things:

•	one of our senior officers signing and delivering a certificate to the effect that (i) our representations and warranties, as of the applicable date, are true and correct and (ii) we have performed and complied with, in all material respects, all covenants and obligations required by the Stock Purchase Agreement to be performed or complied with prior to or at the closing of the Xmark Transaction; and

•	our delivering to Stanley certain items, as set forth in the Stock Purchase Agreement, such as the shares of Xmark, resignation letters and pay-off letters from our lenders.

Our obligation to consummate the Xmark Transaction is subject to, among other things:

•	one of Stanley’s officers signing and delivering a certificate to the effect that (i) Stanley’s representations and warranties, as of the applicable date, are true and correct and (ii) Stanley has performed and complied with, in all material respects, all covenants and obligations required by the Stock Purchase Agreement to be performed or complied with prior to or at the closing of the Xmark Transaction; and

•	Stanley delivering certain items to us, as set forth in the Stock Purchase Agreement, such as the funds due upon closing of the Xmark Transaction.

Termination

The Stock Purchase Agreement can be terminated at any time prior to closing of the Xmark Transaction, whether before or after receipt of stockholder approval:

•	by the mutual written consent of the parties;

•	by either party, upon prior written notice to the other party, if the closing of the Xmark Transaction has not occurred on or before January 14, 2009, so long as the failure to close does not primarily result from the terminating party’s failure to perform any of its obligations under the Stock Purchase Agreement (and so long as we do not terminate on this basis if a vote on the approval of the Stock Purchase Agreement and the transactions contemplated by the Stock Purchase Agreement has not yet occurred);

•	by either party, upon prior written notice to the other party, if any law or order that prohibits the closing of the Xmark Transaction is in effect and has become final and non-appealable; or

•	by either party, upon prior written notice to the other party, if our stockholders do not approve the Stock Purchase Agreement.

The Stock Purchase Agreement can be terminated by Stanley at any time prior to closing of the Xmark Transaction, whether before or after receipt of stockholder approval, upon prior written notice to us, if:

•	we breach or fail to perform certain of our representations, warranties, covenants or agreements under the Stock Purchase Agreement, and we cannot cure our breach or failure to perform by January 14, 2009, or, if curable, we do not cure it within 45 days after Stanley notifies us of the breach or failure to perform, so long as Stanley is not in material breach of any of its covenants or agreements under the Stock Purchase Agreement;

•	(1) we provided written notice to Stanley of our desire to enter into an acquisition agreement with respect to a takeover proposal, and Stanley terminates the Stock Purchase Agreement on or before five business days after receiving such notice or (2) we provided written notice to Stanley of an Adverse Recommendation Change;

•	certain conditions contained in the Stock Purchase Agreement, which must be satisfied or waived before Stanley becomes obligated to consummate the closing of the Xmark Transaction, become incapable of satisfaction before January 14, 2009, unless this situation results from Stanley’s breach of its obligations under the Stock Purchase Agreement; or

•	we have, or Xmark has, breached, in any material respect, any of our or its obligations in connection with preparing the proxy statement, convening the stockholder meeting and not soliciting takeover proposals.

The Stock Purchase Agreement can be terminated by us at any time prior to closing of the Xmark Transaction, whether before or after receipt of stockholder approval, upon prior written notice to Stanley, if:

•	Stanley breaches or fails to perform any of its representations, warranties, covenants or agreements under the Stock Purchase Agreement, and Stanley cannot cure its breach or failure to perform by January 14, 2009, or, if curable, Stanley does not cure it within 45 days after we notify Stanley of the breach or failure to perform, so long as we are not in material breach of any of our covenants or agreements under the Stock Purchase Agreement;

•	prior to stockholder approval and after providing Stanley with five business days’ written notice of our desire to make an Adverse Recommendation Change, we (1) have complied with our obligations in connection with preparing the proxy statement, convening the stockholder meeting and not soliciting takeover proposals, (2) pay the applicable termination fee (as discussed below) and (3) concurrently enter into a definitive written acquisition agreement for a superior proposal; or

•	certain conditions contained in the Stock Purchase Agreement, which must be satisfied or waived before we become obligated to consummate the closing of the Xmark Transaction, become incapable of satisfaction before January 14, 2009, unless this situation results from our breach of our obligations under the Stock Purchase Agreement.

Termination Fee and Expenses

We and Stanley have agreed that each party will pay their own costs and expenses incurred in connection with the Stock Purchase Agreement, except where, under the Stock Purchase Agreement, we and Stanley have agreed otherwise.

We have agreed to pay Stanley a termination fee of either $450,000 (if termination occurs before a Pledge Default, as defined above) or $1,500,000 (if termination occurs after a Pledge Default) under the following circumstances:

•	if we terminate the Stock Purchase Agreement, prior to stockholder approval and after providing Stanley with five business days’ written notice of our desire to make an Adverse Recommendation Change, and after (1) complying with our obligations in connection with preparing the proxy statement, convening the stockholder meeting and not soliciting takeover proposals, and (2) concurrently entering into a definitive written acquisition agreement for a superior proposal;

•	if Stanley terminates the Stock Purchase Agreement, because (1) we provided written notice to Stanley of our desire to enter into an acquisition agreement with respect to a takeover proposal, and Stanley terminates the Stock Purchase Agreement on or before five business days after receiving such notice or (2) we provided written notice to Stanley of an Adverse Recommendation Change;

•	if Stanley terminates the Stock Purchase Agreement, because we have, or Xmark has, breached, in any material respect, any of our or its obligations in connection with preparing the proxy statement, convening the stockholder meeting and not soliciting takeover proposals;

•	if (1) either we or Stanley terminate the Stock Purchase Agreement, because the closing of the Xmark Transaction has not occurred on or before January 14, 2009, so long as the failure to close does not primarily result from the terminating party’s failure to perform any of its obligations under the Stock Purchase Agreement and (2) (a) after May 15, 2008 and before the date of the termination, a party communicates interest in making a takeover proposal and (b) we enter into a corresponding acquisition agreement, or consummate the corresponding transactions, within twelve months of the termination;

•	if (1) Stanley terminates the Stock Purchase Agreement, because (a) we breach or fail to perform certain of our representations, warranties, covenants or agreements under the Stock Purchase Agreement, and (b) we cannot cure our breach or failure to perform by January 14, 2009, or, if curable, we do not cure it within 45 days after Stanley notifies us of the breach or failure to perform and (2) (a) after May 15, 2008 and before the date of the termination, a party communicates interest in making a takeover proposal and (b) we enter into a corresponding acquisition agreement, or consummate the corresponding transactions, within twelve months of the termination.

In addition, we have agreed to pay Stanley a termination fee of:

•	$450,000 if either we or Stanley terminate the Stock Purchase Agreement, because our stockholders do not approve the Stock Purchase Agreement, regardless of whether such termination occurs after a Pledge Default; or

•	$1,500,000 if (1) either we or Stanley terminate the Stock Purchase Agreement after a Pledge Default, because our stockholders do not approve the Stock Purchase Agreement and (2) (a) after May 15, 2008 and before the date of the termination, a party communicates its interest in making a takeover proposal and (ii) we enter into a corresponding acquisition agreement, or consummate the corresponding transactions, within twelve months of the termination.

Ancillary Agreements to the Stock Purchase Agreement

Voting Agreements

Digital Angel and Mr. Silverman, which hold approximately 48.6% and 5.0%, respectively, of the outstanding shares of our common stock, each entered into a voting agreement with Stanley in the forms attached to this proxy statement as Appendices B and C. In the voting agreements, Digital Angel and Mr. Silverman agreed to vote their shares of VeriChip in favor of the approval of the Stock Purchase Agreement and the transactions contemplated by the Stock Purchase Agreement, unless (i) our board of directors has received a takeover proposal that it determines, in good faith, constitutes a superior proposal and (ii) our board of directors determines, after receiving the advice of outside counsel and in good faith, that it is reasonably necessary to withdraw or modify the Board Recommendation to comply with the board’s fiduciary duties to our stockholders. Thus, because Digital Angel and Mr. Silverman own more than 50% of our outstanding common stock, unless our board of directors changes its Board Recommendation, stockholder approval of the Xmark Transaction is assured.

In the voting agreements, each of Digital Angel and Mr. Silverman agreed:

•	not to transfer (or agree to transfer) their respective shares of VeriChip stock, and not to grant (or agree to grant) any proxy or power-of-attorney regarding such shares, other than stock pledges already granted by Digital Angel to its lenders; and
•	not to directly or indirectly (including through any advisors and representatives) initiate or encourage any inquiries or proposals from, or discuss or provide any non-public information to, any parties regarding a takeover proposal, unless such discussions are permitted under the Stock Purchase Agreement.

The voting agreements terminate upon the earliest to occur of:

•	the closing of the Xmark Transaction;
•	the date that is seven months and fifteen days after termination, in the event that the Stock Purchase Agreement is validly terminated:

○	by either VeriChip or Stanley, because our stockholders do not approve the Stock Purchase Agreement;
○	by Stanley, because we provide written notice to Stanley of our desire to (1) enter into an acquisition agreement with respect to a takeover proposal, and Stanley terminates within five business days after receiving such notice or (2) our board of directors makes an Adverse Recommendation Change;
○	by Stanley, because we have, or Xmark has, breached, in any material respect, ours or its obligations in connection with preparing the proxy statement, convening the stockholder meeting and not soliciting takeover proposals;
○	by us, prior to stockholder approval and after providing Stanley with five business days’ written notice of our desire to make an Adverse Recommendation Change, and after (1) complying with our obligations in connection with preparing the proxy statement, convening the stockholder meeting and not soliciting takeover proposals, (2) paying the applicable termination fee, and (3) concurrently entering into a definitive written acquisition agreement for a superior proposal; or
○	after May 15, 2008 but prior to the date of termination of the Stock Purchase Agreement, a takeover proposal (or a communication relating to a potential takeover proposal) is made known to us or is made directly to our stockholders, or any person publicly announces an interest in making (or an intention to make) a takeover proposal, and the Stock Purchase Agreement is terminated:

▪	by either Stanley or us, because the closing of the Xmark Transaction has not occurred on or before January 14, 2009, so long as the failure to close does not primarily result from the terminating party’s failure to perform any of its obligations under the Stock Purchase Agreement (and so long as we do not terminate on this basis if a vote on the approval of the Stock Purchase Agreement and the transactions contemplated by the Stock Purchase Agreement has not yet occurred); or

▪	by Stanley, because (a) we breach or fail to perform certain of our representations, warranties, covenants or agreements under the Stock Purchase Agreement, and (b) we cannot cure our breach or failure to perform by January 14, 2009, or, if curable, we do not cure it within 45 days after Stanley notifies us of the breach or failure to perform, so long as Stanley is not in material breach of any of its covenants or agreements under the Stock Purchase Agreement;

•	the termination of the Stock Purchase Agreement, if such termination occurs on any basis other than the situations outlined immediately above (except for the closing of the Xmark Transaction); and
•	the date the Stock Purchase Agreement is amended, unless such amendment is agreed to in writing by Digital Angel or Scott Silverman, as applicable.

Guarantee

Digital Angel has also executed a guarantee in favor of Stanley, pursuant to which Digital Angel, among other things, agreed to be directly liable from and after the closing of the Xmark Transaction for the amount of any indemnification obligations, due to a third party, with respect to either (i) any excluded liabilities (as defined in the Stock Purchase Agreement) or (ii) any claims by holders (actual or claimed) of any securities or rights to acquire our securities, Digital Angel’s securities or securities of any of their respective affiliates in connection with the transactions contemplated by the Stock Purchase Agreement and by the ancillary agreements thereto, which obligations are not completely paid by us when due. Under the guarantee, Digital Angel may interpose any counterclaim or set-off that we are, or would have been, entitled to interpose, except for so long as, and to the extent, such counterclaim or set-off had already reduced the amount of such obligations. In addition, Digital Angel may interpose any defense that we are, or would have been, entitled to interpose, other than any defense arising by reason of our disability, incapacity, bankruptcy or insolvency.

Escrow Agreement

On the closing date of the Xmark Transaction, VeriChip, Stanley and Citibank, N.A., as escrow agent, will enter into the escrow agreement in the form of Appendix E. Under the escrow agreement, Stanley will deposit $4.5 million into an escrow account to cover claims made by Stanley under the indemnification provisions of the Stock Purchase Agreement.

Section 116 Escrow Agreement

On the closing date of the Xmark Transaction, VeriChip, Stanley and Citibank, N.A., as Section 116 escrow agent, will enter into the Section 116 escrow agreement in the form of Appendix F. Canadian income tax legislation requires the withholding and remittance to the CRA of 25% of the purchase price payable in connection with the Xmark Transaction, which we refer to as the withheld amount. We are required to obtain a clearance certificate from the Minister of National Revenue (Canada). We have applied for such clearance certificate and believe that the sale of Xmark is exempt from Canadian income tax by virtue of the income tax treaty between the U.S. and Canada. However, it is uncertain whether we will obtain a clearance certificate prior to closing. If we are unable to obtain the clearance certificate prior to closing, the withheld amount will be held in escrow and provided that, before the 29th day following the end of the month in which the closing of the Xmark Transaction occurs, we either (1) obtain the clearance certificate or (2) a letter from the CRA authorizing the escrow agent to continue to hold the funds in the trust account, the withheld amount will be released to us after the escrow agent receives the clearance certificate. If the escrow agent does not receive either items (1) or (2) above within this timeframe, the escrow agent will remit the withheld amount to the Receiver General of Canada.

Non-Competition Agreement between Digital Angel and Stanley

In connection with the Xmark Transaction, Digital Angel entered into a non-competition agreement with Stanley, and accordingly agreed that, for a period of three years following the closing of the Xmark Transaction, it will not compete in certain of the businesses in which Xmark is currently operating.

Regulatory Approvals

We do not require any regulatory approvals to complete the Xmark Transaction.

Appraisal Rights

Under Delaware law, our stockholders are not entitled to appraisal rights for their shares in connection with the Xmark Transaction.

Closing of the Xmark Transaction Not Conditioned on Stanley Obtaining Financing

Stanley has indicated that it has ready access to the cash consideration required to close this Xmark Transaction and does not require a financing condition.

Accounting Treatment

As a result of the proposed Xmark Transaction, we will remove the Xmark assets and liabilities from our consolidated balance sheet and record a gain on the sale of Xmark equal to the difference between the book value of our ownership interest in Xmark and the purchase price received. For a twelve-month period following the closing, $4.5 million of the purchase price will be held in escrow to fund indemnification obligations under the Stock Purchase Agreement, if any. The gain related to the $4.5 million will be deferred until the escrow is settled. See “Unaudited Pro Forma Condensed Consolidated Financial Statements” for an estimated calculation and description of the accounting gain.

Certain Federal Tax Consequences

The following is a general discussion of the anticipated material federal income tax consequences of the Xmark Transaction and the intended initial, special cash dividend to holders of VeriChip common stock. This discussion is a summary for general information only and applies solely to holders of VeriChip common stock and to us.

This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as in effect on the date hereof, all of which may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those described below. This summary does not address all aspects of U.S. federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to holders of VeriChip common stock in light of their particular circumstances. In addition, it does not address U.S. federal income tax consequences applicable to entities that are subject to special treatment under the U.S. federal income tax laws (including U.S. expatriates, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax or investors in pass-through entities). Furthermore, this summary deals only with holders of shares of VeriChip common stock that hold such shares as capital assets.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of VeriChip common stock that is, for U.S. federal income tax purposes, an individual citizen or resident of the U.S., a U.S. corporation, a trust if the trust (i) is subject to the primary supervision of a U.S. court and one or more U.S. persons are able to control all substantial decisions of the trust or (ii) has elected to be treated as a U.S. person, or an estate the income of which is subject to U.S. federal income tax regardless of its source. A “non-U.S. Holder” is any holder of VeriChip common stock other than a U.S. Holder.

Certain Federal Tax Consequences to VeriChip of the Xmark Transaction

The Xmark Transaction will be a taxable transaction for us in the U.S. We will realize gain with respect to our Xmark stock equal to the difference between the proceeds received by us on such sale and our tax basis in the stock sold. For purposes of calculating the amount of our tax gain, the proceeds received by us will include the cash received and any other consideration we receive for our Xmark stock. It is anticipated that we will have sufficient losses (including net operating loss carryforwards) to offset the gain expected to be realized from the Xmark Transaction for federal income tax purposes. It is anticipated that the Xmark Transaction will not generate a significant federal alternative minimum tax liability. However, there can be no assurance that the Internal Revenue Service or relevant state tax authorities will ultimately assent to our tax treatment of the Xmark Transaction or the net operating losses. If the Internal Revenue Service or any relevant state tax authorities re-characterize the tax treatment of the Xmark Transaction or the net operating losses, there may be adverse tax consequences to us and our stockholders.

We may be subject to state income taxes to the extent that gains exceed losses for state tax law purposes; however, we do not estimate that such taxes will be significant. We do not expect that the Xmark Transaction will result in any federal income tax consequences to our stockholders.

Certain U.S. Federal Income Tax Consequences to VeriChip and to Holders of VeriChip Common Stock of a Cash Dividend

The following is a discussion of certain U.S. federal income tax consequences to us and to holders of VeriChip common stock in connection with the intended initial, special cash dividend to our stockholders of the available proceeds from the Xmark Transaction.

U.S. federal income tax treatment of the initial, special cash dividend. The initial, special cash dividend will not be a taxable event to us. The initial, special cash dividend will be treated as a taxable dividend to the extent of our current or accumulated earnings and profits (computed using U.S. federal income tax principles), with any amount in excess of such current or accumulated earnings and profits treated as a non-taxable return of capital to the extent of the holder’s adjusted tax basis in their VeriChip common stock and, thereafter, as capital gain. Because our current earnings and profits must take into account the results of operations for the entire year in which the initial, special cash dividend is made, we will not be able to determine the portion of the initial, special cash dividend that will be treated as a dividend until after the close of the taxable year in which the initial, special cash dividend is made. If the portion of a U.S. Holder’s initial, special cash dividend that is treated as a dividend equals or exceeds 10% of the U.S. Holder’s tax basis in the U.S. Holder’s shares of VeriChip common stock, the dividend may be treated as an “extraordinary dividend.” See below for a description of the U.S. federal income tax consequences of receiving an extraordinary dividend.

U.S. federal income tax consequences to U.S. Holders. Current U.S. federal income tax law applies long-term capital gains tax rates (currently a maximum 15% rate) to the dividend income of an individual U.S. Holder with respect to dividends paid by a domestic corporation if certain minimum holding period requirements are met. Dividends paid to a U.S. Holder that is a corporation will generally be eligible for the dividends received deduction. As noted above, the portion of the initial, special cash dividend received by a U.S. Holder that exceeds the holder’s share of our earnings and profits and also exceeds the holder’s tax basis in the holder’s shares of VeriChip common stock will be treated as received pursuant to a taxable sale or exchange of the holder’s shares of VeriChip common stock and the holder will recognize gain in an amount equal to such excess. Any gain will be capital gain and will be long-term capital gain if the U.S. Holder held its shares of VeriChip common stock for more than one year.

Tax treatment of extraordinary dividends. As noted above, the portion of the initial, special cash dividend that is a dividend for U.S. federal income tax purposes may be treated as an extraordinary dividend. If a dividend received by an individual U.S. Holder is subject to U.S. federal income tax at the capital gains rates noted above, and the dividend is an extraordinary dividend with respect to that holder, the holder will be required to treat any loss on a sale of its shares of VeriChip common stock as long-term capital loss to the extent of the extraordinary dividend. With regard to corporate holders claiming a dividends-received deduction, the dividend may be an extraordinary dividend if the corporate holder has not held its shares of our common stock for more than 2 years prior to the “dividend announcement date” as determined by the tax law. For this purpose, the “dividend announcement date” is the date on which we declare, announce, or agree to the amount or payment of such dividend, whichever is the earliest. If the dividend is treated as an extraordinary dividend for a U.S. Holder that is a corporation, the corporate holder will be required to reduce its tax basis, and may be required to recognize current gain in respect of the shares of VeriChip common stock that entitled the holder to the dividend. U.S. Holders should consult their own tax advisors regarding the application of the extraordinary dividend rules.

U.S. federal income tax consequences to non-U.S. Holders. Dividends paid to a non-U.S. Holder of VeriChip common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. Holder within the U.S. are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. Holder were a U.S. person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. Holder of VeriChip common stock who wishes to claim the benefit of an applicable treaty rate for dividends will be required to (a) complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a U.S. person as defined under the Code and is eligible for treaty benefits or (b) if the holder’s shares of VeriChip common stock are held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. Holders that are pass-through entities rather than corporations or individuals.

As noted above, for non-U.S. Holders, the portion of the initial, special cash dividend received by a non-U.S. Holder that exceeds the holder’s share of our earnings and profits and also exceeds the holder’s tax basis in their shares of VeriChip common stock will be treated as received pursuant to a taxable sale or exchange of their shares of VeriChip common stock, and the holder will recognize gain in an amount equal to such excess. Any gain realized on such a disposition of VeriChip common stock generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. Holder in the U.S. (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. Holder);
•	the non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or
•	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes and the non-U.S. Holder owns (or has owned) more than 5% of the outstanding shares of our stock.

An individual non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates in the same manner as if the non-U.S. Holder were a U.S. person as defined under the Code. If a non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a U.S. person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the U.S.

Information reporting and backup withholding. Information reporting to the U.S. Internal Revenue Service generally will be required with respect to a payment of cash to U.S. Holders, other than corporations and other exempt recipients. A 28% “backup” withholding tax may apply to those payments if such a holder fails to provide a taxpayer identification number to the paying agent and to certify that no loss of exemption from backup withholding has occurred. Non-U.S. Holders may be required to comply with applicable certification procedures to establish that they are not U.S. Holders in order to avoid the application of such information reporting requirements and backup withholding. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the holder’s U.S. federal income tax liability, if any, provided the required information is furnished to the U.S. Internal Revenue Service.

Opinion of Merriman to the Board of Directors

On May 13, 2008, Merriman rendered its opinion to our board of directors that, based upon and subject to the factors and assumptions set forth therein and such other matters as Merriman considered relevant, as of such date, the purchase price to be paid by Stanley to VeriChip for the sale of Xmark was fair, from a financial point of view, to VeriChip.

The full text of the written opinion of Merriman, dated May 13, 2008, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix G to this proxy statement. Merriman provided its opinion for the information and assistance of our board of directors in connection with its consideration of the Xmark Transaction.

In arriving at the opinion described above, Merriman had, among other things:

(i)	reviewed a draft of the Stock Purchase Agreement, dated May 11, 2008, and the financial terms and conditions set forth therein;

(ii)	reviewed drafts of the voting agreements to be executed by each of Digital Angel and Mr. Silverman, as well as the guarantee to be executed by Digital Angel;

(iii)	reviewed certain financial information, including information with respect to Xmark’s historical and projected financial performance for the fiscal years ending December 31, 2003 through December 31, 2012, prepared and furnished to Merriman by VeriChip’s management;

(iv)	reviewed certain publicly available information concerning Xmark, including information set forth in VeriChip’s Annual Report on Form 10-K for the year ended December 31, 2007;

(v)	interviewed VeriChip’s chief executive officer and chief financial officer and discussed with them the business and prospects of Xmark;

(vi)	reviewed certain publicly available information with respect to Xmark and certain other companies deemed to be comparable to Xmark and trading markets for certain of such other companies’ securities;

(vii)	compared the proposed financial terms of the Xmark Transaction with certain publicly available information concerning the nature and terms of certain other transactions that Merriman considered to be relevant; and

(viii)	reviewed other financial studies, analyses and investigations, and considered such other information Merriman deemed necessary or appropriate, including Merriman’s assessment of general financial, economic, market and other conditions.

In its review and analysis and in arriving at its opinion, Merriman relied upon, without any independent verification or liability therefor, the accuracy and completeness of all of the financial and other information that was publicly available or supplied or otherwise made available to Merriman by or on behalf of VeriChip or Xmark, and upon the assurances of the management of VeriChip that no relevant information had been omitted or remained undisclosed to Merriman. Merriman also relied upon the management of VeriChip and Xmark as to the reasonableness of the assumptions, and bases therefor, of the financial and operating projections provided to Merriman. Merriman also held discussions with members of the management of VeriChip regarding their views with respect to a number of risks and uncertainties associated with projections provided to Merriman. Merriman was not engaged to assess the reasonableness of such projections, of the timeframe for achieving them or of the assumptions on which they were based. Merriman expressed no view as to such projections or assumptions, but Merriman took into account, for purposes of its analysis, the risks and uncertainties described above.

In addition, Merriman did not evaluate or appraise any of the assets, properties or facilities of Xmark nor was Merriman furnished with any such evaluation or appraisal. Merriman also was not requested to assume, and did not assume, any obligation to conduct any inspection of the properties or facilities of Xmark or to evaluate any assets or liabilities, including any litigation, nor was Merriman furnished with any such evaluation. Merriman did not evaluate the solvency of VeriChip or Xmark or the fair value of Xmark under any state or federal laws relating to bankruptcy, insolvency or similar matters.

At the direction of our board of directors, Merriman did not offer any opinion as to the material terms of the Stock Purchase Agreement or the form of the Xmark Transaction. Merriman assumed, with the consent of our board of directors, however, for purposes of its opinion, that the aggregate adjustment would not be a negative number, that there would be no post-closing adjustment to the purchase price pursuant to Section 2.2 of the Stock Purchase Agreement, that any Canadian taxes withheld from the purchase price at closing would be promptly refunded to VeriChip pursuant to the Canada and United States Income Tax Convention, and that the intangible assets, including goodwill, currently on the books of VeriChip would be transferred to Stanley as part of the Xmark Transaction. Merriman also assumed, with the consent of our board of directors, that the Xmark Transaction would be consummated as promptly as practicable, with no unanticipated delays in the consummation of the Xmark Transaction. Merriman also assumed, with the consent of our board of directors: that the final executed form of the Stock Purchase Agreement would not differ in any material respect from the form of the draft Stock Purchase Agreement furnished to and reviewed by Merriman; that the final forms of all agreements, instruments and certificates relating to the Xmark Transaction would not differ in any material respect from the forms thereof furnished to and reviewed by Merriman; that the conditions to the Xmark Transaction, as set forth in the Stock Purchase Agreement, would be satisfied; and that the Xmark Transaction would be consummated on a timely basis in the manner contemplated by the Stock Purchase Agreement.

Without limiting the generality of the foregoing, for purposes of rendering its opinion, Merriman assumed, in all respects material to its analysis, with the consent of our board of directors, (a) that the proposed Xmark Transaction would be consummated as described in the Stock Purchase Agreement and in compliance with all applicable laws, (b) that all of the representations and warranties of each party contained in the Stock Purchase Agreement were true, correct and complete and did not omit to state any material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, (c) that each party to the Stock Purchase Agreement would perform all of the covenants and agreements required to be performed by it thereunder without any consents or waivers of the other parties thereto, and (d) that all conditions to the consummation of the proposed Xmark Transaction would be satisfied without waiver thereof. Merriman noted that it is not a legal, tax, accounting or regulatory expert, and had made no independent investigation of any legal matters involving VeriChip, Xmark or the Xmark Transaction, and that Merriman had assumed the correctness of all statements with respect to legal matters made or otherwise provided to our board of directors and Merriman by VeriChip’s counsel. Merriman did not express any opinion as to any legal, tax, accounting or regulatory matters involving VeriChip, Xmark or the Xmark Transaction, as to which Merriman understood that VeriChip had conducted such investigations, and had obtained such advice from qualified professionals, as it had deemed necessary. Merriman assumed, with the consent of our board of directors, that all governmental, regulatory or other consents and approvals (contractual or otherwise) necessary for, or in connection with, the consummation of the proposed Xmark Transaction would be obtained without any adverse effect on VeriChip on the contemplated benefits of the proposed Transaction to VeriChip, in any respect material to Merriman’s analysis.

The following is a summary of the material financial analyses undertaken by Merriman in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Merriman, nor does the order of analyses described represent relative importance or weight given to those analyses by Merriman. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Merriman’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 9, 2008 and is not necessarily indicative of current market conditions.

Comparable Public Companies Analysis. Merriman reviewed certain financial information, multiples and ratios for Xmark and compared such information and data to corresponding financial information, multiples and ratios for the following publicly traded corporations in the asset tracking industry:

•	Checkpoint Systems Inc.

•	Ituran Location & Control Ltd.

•	LoJack Corp.

•	Cogent, Inc.

•	ScanSource, Inc.

•	EMS Technologies, Inc.

•	ORBCOMM, Inc.

•	Numerex Corp.

•	ID Systems Inc.

•	WJ Communications Inc.

•	Telular Corp.

•	Alanco Technologies Inc.

•	Advanced ID Corp.

Although none of the selected companies is directly comparable to Xmark, the companies included were chosen because they are publicly traded companies with operations that, for purposes of Merriman’s analysis, Merriman considered similar to certain operations of Xmark.

Merriman calculated and compared the various multiples and ratios based on financial data as of May 9, 2008, information it obtained from SEC filings and estimates provided by Capital IQ (a financial data service owned by Standard & Poor’s). The multiples and ratios of each of the selected companies were calculated using the closing price of each such selected company’s common stock on May 9, 2008, as well as the most recent publicly available information and CapitalIQ estimates. The multiples and ratios of Xmark were based on estimates provided by VeriChip’s management. With respect to each of the selected companies, Merriman calculated:

•	enterprise value, which is the market value of common equity plus the book value of debt, less cash, as a multiple of the latest twelve months (“LTM”) revenue, estimated 2008 revenue and estimated 2009 revenue;

•	enterprise value as a multiple of the LTM earnings before interest, taxes, depreciation and amortization (“EBITDA”), estimated 2008 EBITDA and estimated 2009 EBITDA; and

•	the closing price per share on May 9, 2008 as a multiple of the LTM earnings per share, estimated 2008 earnings per share and estimated 2009 earnings per share.

The results of these analyses are summarized as follows:

	Enterprise Value/Revenue Multiple						Enterprise Value/EBITDA Multiple						Price/Earnings Multiple
			Estimated		Estimated				Estimated		Estimated				Estimated		Estimated
	LTM		2008		2009		LTM		2008		2009		LTM		2008		2009

Mean	2.7	x	1.6	x	1.8	x	8.6	x	8.0	x	6.7	x	15.0	x	14.6	x	14.1	x
Median	1.5	x	1.1	x	1.6	x	8.3	x	8.4	x	7.4	x	12.9	x	15.4	x	15.3	x

Merriman then calculated an implied equity value of Xmark of approximately $47.5 million, which was based on the median multiple of enterprise value to LTM revenue of 1.5x and Xmark’s LTM revenue, representing the midpoint of a range of approximately $44.5 million to approximately $50.5 million based on the foregoing analysis. This implied equity value was compared to the purchase price, excluding the possible effect of the aggregate adjustment.

Discounted Cash Flow Analysis. Merriman performed an illustrative discounted cash flow analysis on Xmark using the projections provided to Merriman by management of VeriChip. Merriman calculated indications of net present value of free cash flows for Xmark for the years 2008 through 2011 (with each fiscal year ending December 31) using discount rates ranging from 9.0% to 29.0% per annum, with a midpoint discount rate of 19.0% per annum. Merriman calculated implied equity values for Xmark using illustrative terminal values in the year 2011 based on implied EBITDA multiples in the year 2011 ranging from 5.0x to 7.0x. These illustrative terminal values were then discounted to calculate implied indications of present values using discount rates ranging from 9.0% to 29.0% per annum, with a midpoint discount rate of 19.0% per annum. These calculations resulted in an implied equity value of Xmark of approximately $44.9 million, representing the midpoint of a range of approximately $41.9 million to approximately $47.9 million based on the foregoing analysis. This implied equity value was compared to the purchase price, excluding the possible effect of the aggregate adjustment.

Precedent Transactions Analysis. Merriman analyzed certain information relating to 15 selected transactions in the asset tracking industry. The transactions considered and the month and year each transaction was announced were as follows:

Acquirer	Target	Month and Year Announced

TriQuint Semiconductor Inc.	WJ Communications Inc.	March 2008
BT Singapore Pte. Ltd.	Frontline Technologies Corp.	December 2007
BOS Better Online Solutions	Dimex Systems Ltd.	December 2007
ST Electronics Pte. Ltd.	Telematics Wireless Ltd.	November 2007
Applied Digital Solutions Inc.	Digital Angel Corp.	August 2007
Avery Dennison Corp.	Paxar Corp.	March 2007
Zebra Technologies	WhereNet	January 2007
Motorola	Symbol Technologies	September 2006
Lockheed Martin	Savi Technology	May 2006
SIRIT, Inc.	Samsys	February 2006
Applied Digital Solutions Inc.	Instantel Inc.	June 2005
Applied Digital Solutions Inc.	eXI Wireless Inc.	November 2004
Digital Angel Corp.	DSD Holdings	March 2005
Roper Industries	TransCore Holdings	October 2004
Pain & Partners, LLC	WJ Communications Inc.	October 1999

Although none of the selected transactions is directly comparable to the Xmark Transaction and none of the companies is directly comparable to Xmark, the transactions identified above were chosen because they involve transactions that, for purposes of Merriman’s analysis, Merriman considered similar to the Xmark Transaction or involved publicly traded companies with operations that, for purposes of Merriman’s analysis, Merriman considered similar to certain operations of Xmark.

For each of the selected transactions, Merriman calculated the aggregate transaction value, which is the equity consideration plus debt minus cash and cash equivalents, as a multiple of LTM revenues and of LTM EBITDA. Merriman then compared these multiples to the corresponding multiples for Xmark and the Xmark Transaction. The following table presents the results of this analysis:

Selected Transactions

Transaction Value				Proposed
as a Multiple of:	Range	Mean	Median	Transaction

LTM Revenue	0.7x – 3.5x	1.6x	1.4x	1.4x
LTM EBITDA	5.6x – 26.4x	12.9x	10.3x	9.2x

These calculations resulted in an implied equity value of Xmark of approximately $44.6 million, representing the midpoint of a range of approximately $41.6 million to approximately $47.6 million based on the foregoing analysis. This implied equity value was compared to the purchase price, excluding the possible effect of the aggregate adjustment.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Merriman’s opinion. In arriving at its fairness determination, Merriman considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Merriman made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Xmark, VeriChip, Stanley or the contemplated Xmark Transaction.

Merriman’s opinion was necessarily based on the economic, monetary, market and other conditions as in effect on, and the information made available to it, as of May 13, 2008 and did not address any matters subsequent to such date. Although subsequent developments may affect Merriman’s opinion, Merriman does not have any obligation to update, revise or reaffirm the opinion. Merriman disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting the opinion which may come or be brought to its attention after such date. Without limiting the foregoing, the opinion provided that, in the event that in Merriman’s judgment there is any material change in any fact, assumption upon which its opinion was based or matter affecting the opinion after such date, Merriman reserves the right to withdraw, revise or modify its opinion.

Merriman’s opinion was limited to the fairness of the purchase price, from a financial point of view, to VeriChip. The opinion did not address the underlying or relative merits of the Xmark Transaction or any related transaction and any other transactions or business strategies discussed by our board of directors or that might have been available as alternatives to the Xmark Transaction, or the decision of VeriChip to proceed with the Xmark Transaction or any related transaction. Merriman’s opinion was not, and should not be construed as, a valuation of Xmark or its assets or any class or series of securities of Xmark.

Merriman’s opinion was prepared solely for the information of our board of directors for its confidential use in connection with its consideration of the Xmark Transaction and provided that it may not, in whole or in part, be reproduced, disseminated, quoted, summarized, described or referred to at any time, communicated or provided to any person or otherwise made public or used for any other purpose without Merriman’s prior written consent. Our board of directors did not ask Merriman to address, and Merriman’s opinion did not address, the fairness of the Xmark Transaction to the holders of any class of securities, creditors or other constituencies of VeriChip, and Merriman’s opinion did not address the fairness of any specific portion of the Xmark Transaction. In rendering its opinion, Merriman expressed no view or opinion with respect to the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors, or employees of Xmark or any parties to the Xmark Transaction, or any class of such persons, relative to the purchase price or otherwise. Merriman’s opinion was authorized for issuance by a fairness committee of Merriman. Merriman did not express any opinion as to the prices at which any securities of VeriChip would trade following the announcement or consummation of the Xmark Transaction.

As described above, Merriman’s opinion to our board of directors was one of many factors taken into consideration by our board of directors in making its determination to approve the Stock Purchase Agreement and the Xmark Transaction. The foregoing summary does not purport to be a complete description of the analyses performed by Merriman in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Merriman attached as Appendix G.

Our board of directors selected Merriman as its financial advisor because it is a recognized investment banking firm that has substantial experience in transactions similar to the Xmark Transaction. Pursuant to a letter agreement dated March 17, 2008, VeriChip engaged Merriman to render a fairness opinion in conjunction with the proposed Xmark Transaction. Merriman received a fee in the amount of $225,000 for its services in rendering its opinion, $100,000 of which was payable upon the execution of the letter agreement and $125,000 of which was payable upon delivery of the opinion. VeriChip also agreed to reimburse Merriman for reasonable out-of-pocket expenses. None of the fee was contingent on the consummation of the Xmark Transaction. In addition, VeriChip has agreed to indemnify Merriman for, and exculpate Merriman from, certain liabilities arising out of Merriman’s engagement. Merriman and its affiliates have in the past provided investment banking services to VeriChip, for which Merriman and its affiliates received compensation, including acting as lead managing underwriter in VeriChip’s initial public offering. Merriman and its affiliates currently, and in the past, have made a market in VeriChip’s common stock, and Merriman and its affiliates provide research on VeriChip. Merriman is a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and other financial services. In the ordinary course of business, Merriman and its affiliates may acquire, hold or sell securities of VeriChip or Stanley.

Interests of Certain Persons in the Xmark Transaction

When considering the recommendation of our board of directors, you should be aware that our executive officers, the members of our board of directors and our controlling stockholder, Digital Angel, have interests in the Xmark Transaction other than their interests as our stockholders generally. These interests arise under certain of our existing agreements. These interests may be different from, or in conflict with, your interests as our stockholder. The members of our board of directors were aware of these additional interests, and considered them, when they approved the Xmark Transaction and the Stock Purchase Agreement.

Separation Agreement with Our Chief Executive Officer

In connection with the Xmark Transaction, on May 15, 2008, we entered into a separation agreement, or the Silverman Separation Agreement, with Scott R. Silverman, our chairman and chief executive officer, which provides that upon the closing of the Xmark Transaction, Mr. Silverman’s employment will be terminated, as will the employment and non-compete agreement, dated December 5, 2006, between us and Mr. Silverman, or the Silverman Employment Agreement.

The Silverman Separation Agreement provides that, if the closing of the Xmark Transaction occurs on or prior to July 8, 2008, Mr. Silverman will receive a payment in the amount of up to $4,282,611, less all deductions and withholdings, or the Termination Amount, from us in full and final satisfaction of the amounts due to Mr. Silverman under the terms of the Silverman Employment Agreement. If the closing of the Xmark Transaction occurs after July 8, 2008 but on or prior to December 31, 2008, the Termination Amount will be adjusted downward to reflect the lower amount of salary actually paid and benefits due to Mr. Silverman under the terms of the Silverman Employment Agreement. Mr. Silverman will also receive a bonus payment for the completion of the Xmark Transaction in the amount of $1.2 million, which is payable in two installments. The first installment of $1,080,000 will be paid upon the closing of the Xmark Transaction. The second installment of $120,000 will be paid twelve months after the closing of the Xmark Transaction, upon release of the funds escrowed to cover our indemnification obligations under the Stock Purchase Agreement.

In the event that our VeriMed Health Link business is sold, all of our stock is sold, or the public company is used for a strategic transaction, or the VeriChip Transaction, on or before July 15, 2008, or if a binding letter of intent, indication of interest or purchase agreement for the VeriChip Transaction is entered into on or before July 15, 2008, Mr. Silverman will receive a success fee equal to twenty-five percent (25%) of the value of the VeriChip Transaction (including all cash, securities, promissory notes or other evidences of indebtedness, and other property or other assets paid, payable or received, including debt, liabilities, and obligations which are assumed, in connection with the VeriChip Transaction) exclusive of amounts paid to other financial advisors or finders, unless Mr. Silverman, directly or indirectly, purchases or acquires, or has the option to purchase or acquire, through merger or otherwise, the VeriMed Health Link business, our stock, or enters into a strategic transaction using the public company. Additionally, if the purchaser of the VeriMed Health Link business assumes all of the liabilities of the VeriMed Health Link business, Mr. Silverman will receive a one-time assumption of liabilities bonus in the amount of $500,000. Any success fee or the assumption of liabilities bonus will be paid on the date of the closing of such VeriChip transaction.

The Silverman Separation Agreement also contains a confidentiality provision and a non-competition provision, which provide that Mr. Silverman, during his employment and for a two (2) year period after the closing of the Xmark Transaction, will not compete with us and our affiliates by directly or indirectly engaging in our business within the RFID market space or by engaging in any business comparable to that of us and our affiliates. If the VeriMed Health Link business is not sold or transferred to a third party, or if the VeriMed Health Link business is sold or transferred to Mr. Silverman or an affiliate of Mr. Silverman, the competition restriction (only as it applies to the VeriMed Health Link business) will become null and void.

From the closing of the Xmark Transaction until the earlier of (i) July 15, 2008 or (ii) the closing of a VeriChip Transaction, Mr. Silverman will remain active as a consultant in the sale of the VeriMed Health Link business, even though he will no longer be an officer or director of VeriChip.

Change-of-Control Payment due to Our Chief Financial Officer

As contemplated under the VeriChip Corporation Executive Management Change in Control Plan, dated as of March 2, 2007, Mr. Caragol will receive a payment of $1,131,400 upon the closing of the Xmark Transaction.

Letter Agreement with Our Chief Financial Officer

In connection with the Xmark Transaction, on May 15, 2008, we entered into a letter agreement with William J. Caragol, our president and chief financial officer, or the Caragol Letter Agreement, which affirms that we desire to retain him as our president and chief financial officer following the closing of the Xmark Transaction, confirms that Mr. Caragol’s base salary will remain at $203,500 per year, and provides for incentive compensation. Specifically, the Caragol Letter Agreement provides that Mr. Caragol will receive a bonus of $50,000 if the total distributed cash or equity value to our stockholders is at least $21.5 million. For all amounts over $21.5 million, Mr. Caragol will receive a cash bonus equal to 4% of the amount that exceeds $21.5 million. The incentive compensation provided to Mr. Caragol under the Caragol Letter Agreement will not exceed $200,000 in the aggregate, such compensation being contingent on the total distributed cash or equity value to VeriChip stockholders equaling or exceeding $21.5 million.

Agreements with the Chief Executive Officer and President of Xmark

The VeriChip Corporation Executive Management Change in Control Plan, dated as of March 2, 2007, provides that any change-in-control compensation due to Daniel A. Gunther, Xmark’s chief executive officer and president, in connection with a change-in-control transaction (e.g., the Xmark Transaction) would be decreased by the amount of any compensation that is contractually guaranteed by the acquiror (e.g., Stanley), so long as the guaranteed compensation relates to an executive position that is of the same or increased level of responsibility and authority and at the same or higher salary and bonus levels as Mr. Gunther held as of March 2, 2007. If Mr. Gunther were not guaranteed compensation on these terms, the maximum amount to which he would be entitled under the change in control plan, in connection with the Xmark Transaction, would be $1,062,368. However, to address the fact that Mr. Gunther’s change-in-control compensation would equal $0 if Stanley guaranteed his compensation on these terms, we entered into a transaction bonus agreement with

Mr. Gunther, dated February 11, 2008, to guarantee him a payment of $600,000 upon the closing of the Xmark Transaction. Stanley has agreed to assume the terms of the letter agreement between Mr. Gunther and us, dated August 11, 2005, as amended by the letter agreement between Mr. Gunther and us, dated March 2, 2007. Therefore, we believe that Mr. Gunther is only entitled to a payment of $600,000 from VeriChip under the transaction bonus agreement. Mr. Gunther has recently notified us, however, that he disputes the amount of this payment.

Transaction Bonuses for Certain Employees of Xmark

Upon the closing of the Xmark Transaction, five members of Xmark’s senior management team, other than Mr. Gunther, will receive transaction bonuses totaling $1,175,400 in the aggregate.

Change-of-Control Payment and Stay Bonuses for Certain Employees of VeriChip

As contemplated under the VeriChip Corporation Executive Management Change in Control Plan, dated as of March 2, 2007, our senior vice president of operations will receive a payment of $535,500 upon the closing of the Xmark Transaction. In addition, on May 12, 2008, our compensation committee approved stay bonuses for certain of our employees, in order to incentivize such employees to remain employed by VeriChip after the closing of the Xmark Transaction until the earlier to occur of either (1) the closing of the sale of our VeriMed Health Link business or (2) the termination of such employee by us without cause.

Director Fees

On May 14, 2008, the compensation committee authorized, in addition to the payment of quarterly board fees, a payment of $25,000 to each member of our board of directors (other than Mr. Silverman) to compensate them for their extraordinary efforts in connection with the Xmark Transaction.

Letter Agreement with Digital Angel

In connection with the signing of the Stock Purchase Agreement, on May 15, 2008, we and Digital Angel entered in a letter agreement, or the Digital Angel Agreement. The Digital Angel Agreement provides that the Stock Purchase Agreement and the transactions contemplated by the Stock Purchase Agreement do not constitute an event of default under the commercial loan agreement, dated December 27, 2005, as amended, between us and Digital Angel, (ii) the security agreement, dated December 27, 2005, as amended, between us and Digital Angel, and (iii) the third amended and restated revolving line of credit note, dated as of February 8, 2007, as amended, from us in favor of Digital Angel.

The Digital Angel Agreement allows Digital Angel to designate, from and after the date of the closing of the Xmark Transaction or upon a breach of the Digital Angel Agreement, up to three (3) members of our board of directors, all of which must be independent with the exception of Joseph J. Grillo, Digital Angel’s president and chief executive officer. Upon the closing of the Xmark Transaction, Mr. Grillo is expected to join our board of directors as the chairman, and Mr. Silverman will resign. We must pay to Digital Angel, upon the closing of the Xmark Transaction, (i) $250,000 as consideration for the execution of the guarantee signed in connection with the Stock Purchase Agreement and (ii) up to $250,000 for Digital Angel’s actual expenses, incurred or reasonably expected to be incurred by Digital Angel in connection with the Xmark Transaction.

The Digital Angel Agreement also provides, among other things, that (i) we will limit all bonus and other special payments to those currently scheduled, with any changes or new payments to be pre-approved by Digital Angel, (ii) Mr. Silverman will enter into a separation agreement with us, (iii) Digital Angel will have access to certain payroll and cash flow information, as reasonably requested by Digital Angel, and (iv) we will obtain pre-paid “tail” policies on our existing directors’ and officers’ liability insurance policy and our existing general and products liability insurance policy, both of which tail policies will name Digital Angel as an additional insured.

Vesting of Equity Awards

Upon the closing of the Xmark Transaction, the vesting schedule of certain equity awards that we have granted, including certain VeriChip equity awards held by current or former directors of VeriChip, will be accelerated. The following table summarizes the aggregate estimated payments that may be made by us to the current or former non-employee members of our board of directors upon the closing of, or in connection with, the Xmark Transaction:

	Initial Dividend
	Payment in Respect
Name of Director	of Common Stock(1)		All Other Payments		Total Payments

Jeffrey S. Cobb	$135,000	(2)	$25,000	(8)	$160,000
Barry M. Edelstein	$135,000	(3)	$25,000	(8)	$160,000
Steven R. Foland	$75,060	(4)	$25,000	(8)	$100,060
Paul C. Green	$135,000	(5)	$25,000	(8)	$160,000
Daniel E. Penni	$90,000	(6)	$—		$90,000
Constance K. Weaver	$45,000	(7)	$—		$45,000

(1)	Assumes a total estimated initial, special cash dividend with respect to common stock equal to $1.35 per common share.

(2)	Consists of an anticipated dividend payment of $135,000 with respect to 100,000 shares of restricted common stock, of which zero are vested and held by Mr. Cobb as of June 3, 2008. In addition, Mr. Cobb holds options to purchase 25,000 shares of common stock at an exercise price of $5.28, of which 8,334 are vested. All unvested securities will accelerate upon the closing of the Xmark Transaction.

(3)	Consists of an anticipated dividend payment of $135,000 with respect to 100,000 shares of restricted common stock, of which zero are vested and held by Mr. Edelstein as of June 3, 2008. In addition, Mr. Edelstein holds options to purchase 25,000 shares of common stock at an exercise price of $2.01, none of which are vested. All unvested securities will accelerate upon the closing of the Xmark Transaction.

(4)	Consists of (i) an anticipated dividend payment of $7,560 with respect to 5,600 shares of common stock purchased by Mr. Foland and owned as of June 3, 2008 and (ii) an anticipated dividend payment of $67,500 with respect to 50,000 shares of restricted common stock, of which zero are vested and held by Mr. Foland as of June 3, 2008. All unvested securities will accelerate upon the closing of the Xmark Transaction.

(5)	Consists of an anticipated dividend payment of $135,000 with respect to 100,000 shares of restricted common stock, of which zero are vested and held by Mr. Green as of June 3, 2008. In addition, Mr. Green holds options to purchase 69,444 shares of common stock at an exercise price of $5.75, of which 23,149 are vested. All unvested securities will accelerate upon the closing of the Xmark Transaction.

(6)	Mr. Penni holds options to purchase 91,666 shares of common stock at exercise prices between $0.23 and $5.75, of which 75,000 are vested. All unvested securities will accelerate upon the closing of the Xmark Transaction. Mr. Penni resigned from our board of directors on January 11, 2008. If Mr. Penni were to exercise all of his in-the-money options, he would receive an anticipated dividend payment of approximately $90,000.

(7)	Ms. Weaver holds options to purchase 102,777 shares of common stock at exercise prices between $0.23 and $6.93, of which 86,111 are vested. All unvested securities will accelerate upon the closing of the Xmark Transaction. Ms. Weaver resigned from our board of directors on January 11, 2008. If Ms. Weaver were to exercise all of her in-the-money options, she would receive an anticipated dividend payment of approximately $45,000.

(8)	Consists of estimated board of directors’ fees payable to non-employee directors for their services and meeting attendance, in connection with the Xmark Transaction, as members of the board of directors.

Upon the closing of the Xmark Transaction, the vesting schedule of certain equity awards that we have granted, including certain VeriChip equity awards held by current or former executive officers of VeriChip, will be accelerated. The following table summarizes the aggregate estimated payments that may be made by us to our executive officers upon the closing of, or in connection with, the Xmark Transaction:

	Initial Dividend
	Payment in Respect
Name of Executive Officer	of Common Stock(1)		All Other Payments		Total Payments

Scott R. Silverman	$1,169,250	(2)	$5,482,611	(5)	$6,651,861
William J. Caragol	$139,050	(3)	$1,131,400	(6)	$1,270,450
Daniel A. Gunther	$—	(4)	$600,000	(7)	$600,000

(1)	Assumes a total estimated initial, special cash dividend with respect to common stock equal to $1.35 per common share.

(2)	Consists of (i) an anticipated dividend payment of $6,750 with respect to 5,000 shares of common stock purchased by Mr. Silverman and owned as of June 3, 2008, (ii) an anticipated dividend payment of $742,500 with respect to 550,000 shares of restricted common stock, of which zero are vested and held by Mr. Silverman as of June 3, 2008, and (iii) an anticipated dividend payment of $420,000 if Mr. Silverman were to exercise all of his in-the-money options. Mr. Silverman holds options to purchase 311,111 shares of common stock at exercise prices between $0.23 and $1.13, all of which are vested.

(3)	Consists of (i) an anticipated dividend payment of $4,050 with respect to 3,000 shares to common stock purchased by Mr. Caragol and owned as of June 3, 2008 and (ii) an anticipated dividend payment of $135,000 with respect to 100,000 shares of restricted common stock, of which zero are vested and held by Mr. Caragol as of June 3, 2008. In addition, Mr. Caragol holds options to purchase 50,000 shares of common stock at an exercise price of $10.00, of which 16,667 are vested. All unvested securities will accelerate upon the closing of the Xmark Transaction.

(4)	Mr. Gunther holds options to purchase 55,556 shares of common stock at an exercise price of $7.43, all of which are vested.

(5)	Mr. Silverman serves as our chairman of the board and chief executive officer. On December 5, 2006, we entered into an employment agreement with Mr. Silverman. The initial term of Mr. Silverman’s agreement terminates on December 31, 2011. The agreement provides for a base salary of $420,000 for fiscal year 2007, with the base salary being subject to an annual increase of no less than 10% in each of fiscal year 2008 and fiscal year 2009. Thereafter, any increases are to be at our reasonable discretion. In the event the agreement is terminated without cause during fiscal year 2008, Mr. Silverman is entitled to, in addition to our maintaining his fringe benefits through December 31, 2011: any and all earned but unpaid base salary and any and all earned but unpaid incentive compensation as of the date of termination; his then-base salary from the date of termination through December 31, 2011; and 75% of the bonus paid by us to Mr. Silverman in 2007, which amount shall be interpolated from the date of termination through December 31, 2011. On May 15, 2008, we and Mr. Silverman entered into a separation agreement, under which he will receive a payment in the amount of up to $4,282,611 from VeriChip in full and final satisfaction of the obligations imposed under his employment agreement, provided the closing of the Xmark Transaction occurs on or prior to July 8, 2008. If the closing of the Xmark Transaction occurs after July 8, 2008 but on or prior to December 31, 2008, this amount will be adjusted downward to reflect the lower amount of salary actually paid and benefits due to Mr. Silverman under the terms of his employment agreement. In addition, the separation agreement provides for a $1.2 million bonus payment to Mr. Silverman for the completion of the Xmark Transaction, which is payable in two installments. The first installment of $1,080,000 will be paid upon the closing of the Xmark Transaction. The second installment of $120,000 will be paid twelve months after the closing of the Xmark Transaction, upon release of the funds escrowed to cover our indemnification obligations under the Stock Purchase Agreement.

(6)	Mr. Caragol serves as our president and chief financial officer. On August 2, 2006, we entered into an offer letter with Mr. Caragol. The agreement provides for an initial annual base salary of $150,000. On March 2, 2007, Mr. Caragol’s base salary was increased to $165,000. Then, on May 4, 2007, in connection with the appointment of Mr. Caragol to also serve as our president, his base salary was increased to

$185,000. In 2008, Mr. Caragol’s base salary was further increased to $203,500. In addition, on March 2, 2007, Mr. Caragol entered into the VeriChip Corporation Executive Management Change in Control Plan, under which, upon the occurrence of a change in control, he is entitled to the sum of (a) any and all earned but unpaid base salary and earned but unpaid bonus compensation as of the date of the change in control; (B) the “multiplier” (as defined below) times his base salary; and (C) with respect to a change in control occurring during 2008, the “multiplier” times his average bonus for 2006 and 2007. For purposes of a change in control during 2008, the “multiplier” is 2.0.

(7)	Mr. Gunther serves as Xmark’s chief executive officer and president. On August 11, 2005, we entered into an employment agreement with Mr. Gunther, which provided for an initial base salary of CDN$210,000. On March 2, 2007, we amended Mr. Gunther’s employment agreement to, among other things, increase his base salary to CDN$250,000. In addition, on March 2, 2007, Mr. Gunther entered into the VeriChip Corporation Executive Management Change in Control Plan, under which, upon the occurrence of a change in control (e.g., the Xmark Transaction), he is entitled to the sum of (a) any and all earned but unpaid base salary and earned but unpaid bonus compensation as of the date of the change in control; (B) the “multiplier” (as defined below) times his base salary; and (C) with respect to a change in control occurring during 2008, the “multiplier” times his average bonus for 2006 and 2007. For purposes of a change in control during 2008, the “multiplier” is 2.0. However, such change-in-control compensation will be decreased by the amount of any compensation that is contractually guaranteed by the acquiror (e.g., Stanley), so long as the guaranteed compensation relates to an executive position that is of the same or increased level of responsibility and authority and at the same or higher salary and bonus levels as Mr. Gunther held as of March 2, 2007. If Mr. Gunther were not guaranteed compensation on these terms, the maximum amount to which he would be entitled under the change in control plan, in connection with the Xmark Transaction, would be $1,062,368. However, to address the fact that Mr. Gunther’s change-in-control compensation would equal $0 if Stanley guaranteed his compensation on these terms, we entered into a transaction bonus agreement with Mr. Gunther, dated February 11, 2008, to guarantee him a payment of $600,000 upon the closing of the Xmark Transaction. Stanley has agreed to assume the terms of the letter agreement between Mr. Gunther and us, dated August 11, 2005, as amended by the letter agreement between Mr. Gunther and us, dated March 2, 2007. Therefore, we believe that Mr. Gunther is only entitled to a payment of $600,000 from VeriChip under the transaction bonus agreement. Mr. Gunther has recently notified us, however, that he disputes the amount of this payment.

Required Vote and Board Recommendation

All holders of our common stock as of the record date are entitled to vote on Proposal No. 1. Approval of the Stock Purchase Agreement and the transactions contemplated by the Stock Purchase Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Abstentions and broker “non-votes” will have the same effect as votes against Proposal No. 1.

The board of directors has concluded that the Stock Purchase Agreement and transactions contemplated by the Stock Purchase Agreement, including the Xmark Transaction, are in the best interests of our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE STOCK PURCHASE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE STOCK PURCHASE AGREEMENT

SELECTED FINANCIAL DATA

The following table summarizes certain of our selected financial data for the five years ended December 31, 2007 and the three months ended March 31, 2008 and 2007.

The summary historical financial data is only a summary, and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the consolidated financial statements and the related notes contained in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2007 filed with the SEC on March 28, 2008, which is incorporated by reference into this proxy statement.

We acquired two businesses during the first half of 2005 and, accordingly, our historical results only include their results of operations since their respective dates of acquisition. The pro forma results reflected below give effect to the acquisitions of these two businesses as if they had occurred on January 1, 2005.

Consolidated Statements of Operations Data

	Year Ended December 31,
			2005 Pro
	2007	2006	forma	2005	2004	2003
	Historical	Historical	(unaudited)	Historical	Historical	Historical
	(in thousands, except per share data)

Consolidated Statements of Operations Data:
Total revenue	$32,106	$27,304	$24,554	$15,869	$247	$545
Total cost of products and services	14,960	11,779	10,332	6,395	199	200

Gross profit	17,146	15,525	14,222	9,474	48	345
Selling, general and administrative	23,514	17,620	16,990	12,442	1,930	1,977
Research and development	4,678	3,786	3,260	1,958	—	—
Other income	(222)	(57)	(83)	(63)	(15)	—
Interest expense	1,698	868	343	343	144	78

Loss before benefit for income taxes	(12,966)	(6,692)	(6,288)	(5,206)	(2,011)	(1,710)
(Benefit from) provision for income taxes	(1,056)	33	(761)	56	—	—

Net loss	(11,910)	(6,725)	(5,527)	(5,262)	(2,011)	(1,710)
Deemed dividends	—	—	(1)	(1)	—	—

Net loss attributable to common stockholder	$(11,910)	$(6,725)	$(5,528)	$(5,263)	$(2,011)	$(1,710)

Net loss attributable to common stockholder per common share- basic and diluted	$(1.36)	$(1.21)	$(0.99)	$(1.00)	$(0.45)	$(0.38)

Weighted average number of common shares outstanding: Basic and diluted	8,756	5,556	5,556	5,279	4,444	4,444

	At December 31,
	2007	2006	2005	2004	2003
	Historical (in thousands)

Consolidated Balance Sheet Data:
Cash	$7,250	$996	$1,440	$23	$269
Equipment, net of accumulated depreciation and amortization	952	950	890	131	147
Goodwill	15,776	16,025	16,982	—	—
Total assets	49,998	50,888	48,438	283	782
Long-term debt	10,753	13,635	—	—	—
Total debt	14,435	14,488	6,975	4,221	2,864
Stockholder’s equity (deficit)	25,591	22,345	28,527	(4,012)	(2,258)

EXI Wireless Inc.

We have presented the following selected consolidated financial data for EXI Wireless Inc. because EXI Wireless is considered to be a predecessor of ours. The information presented is for periods prior to our acquisition of EXI Wireless. We acquired EXI Wireless effective March 31, 2005.

You should read the following selected consolidated financial data in conjunction with the EXI Wireless consolidated financial statements and related notes and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2007 filed with the SEC on March 28, 2008, which is incorporated by reference into this proxy statement. The consolidated statements of operations and balance sheet data at and for the years ended December 31, 2004 and 2003, and at and for the three months ended March 31, 2005, are derived from the EXI Wireless audited consolidated financial statements.

	Three months
	ended
	March 31,	Year Ended December 31,
	2005	2004	2003

		(in thousands)

Consolidated Statements of Operations Data:
Sales	$1,986	$6,004	$6,118
Cost of sales	575	1,763	1,735

Gross profit	1,411	4,241	4,383
Selling, general and administrative expense and depreciation and amortization	1,355	3,524	3,222
Research and development	262	918	741
Interest and other income	(2)	(17)	(4)
Foreign exchange loss (gain)	(18)	169	334

Earnings (loss) before income taxes	(186)	(353)	90
Benefit from income taxes	—	(24)	(55)
Loss from discontinued operations net of tax	—	—	—

Net income (loss)	(186)	(329)	145

	At March 31,	Year Ended December 31,
	2005	2004	2003

Consolidated Balance Sheet Data:
Cash	554	1,127	1,025
Property, plant and equipment	191	189	294
Goodwill	1,441	1,450	1,348
Total assets	4,975	5,338	5,203
Long-term debt	—	—	—

	Three months
	ended
	March 31,	Year Ended December 31,
	2005	2004	2003

Total debt	—	—	—
Stockholder’s equity	3,971	4,025	4,070

Instantel Inc.

We have presented the following selected consolidated financial data for Instantel Inc. because Instantel is considered to be a predecessor of ours. The information presented is for periods prior to our acquisition of Instantel. We acquired Instantel effective June 10, 2005.

You should read the following selected consolidated financial data in conjunction with Instantel’s consolidated financial statements and related notes and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2007 filed with the SEC on March 28, 2008, which is incorporated by reference into this proxy statement. The consolidated statements of operations and balance sheet data at and for the years ended December 31, 2004 and 2003, and at and for the period ended June 9, 2005, are derived from Instantel’s audited financial statements.

	Period
	Ended
	June 9,	Year Ended December 31,
	2005	2004	2003
		(in thousands)

Consolidated Statements of Operations Data:
Revenue	$6,759	$13,595	$11,382
Cost of goods sold	3,226	5,450	4,645
Gross profit	3,533	8,145	6,737
Selling, general and administrative expense	4,205	6,928	6,281
Research and development	1,040	1,688	1,397
Interest and other income	—	—	—
Interest expense	367	943	1,055
Loss before income taxes	(2,079)	(1,414)	(1,996)
Benefit from income taxes	(1,221)	(660)	(795)
Net loss	(858)	(754)	(1,201)

	At June 9,
	2005	2004	2003

Consolidated Balance Sheet Data:
Cash and cash equivalents	$4	$46	$167
Property and Equipment	493	474	278
Goodwill	593	593	593
Total Assets	10,280	11,593	14,418
Long-term debt	—	5,500	5,500
Total debt	6,214	6,087	8,133
Stockholder’s (deficit) equity	(222)	634	1,382

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements give effect to our sale of Xmark and our proposed initial, special cash dividend. The statements are derived from, and should be read in conjunction with, our historical financial statements and notes thereto, as presented in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2007 filed with the SEC on March 28, 2008 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2008 filed with the SEC on May 15, 2008, both of which are incorporated by reference into this proxy statement.

The unaudited pro forma condensed consolidated balance sheet as of March 31, 2008 assumes the Xmark Transaction occurred on March 31, 2008. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2007 and the three months ended March 31, 2008 give effect to the Xmark Transaction as if it had occurred as of the beginning of those periods.

The unaudited pro forma financial information is presented for illustrative purposes and is not designed to represent, and does not represent, what the financial position or operating results would have been had the Xmark Transaction been completed as of the dates assumed, nor is it intended to project our future financial position or results of operations.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
At March 31, 2008
(dollars in thousands)

		Pro Forma Adjustments
		Sales of			Pro Forma
		Xmark			Without	Pro Forma
	Historical	(a)	Other		Xmark	Adjustment		As Adjusted

ASSETS
Current assets:
Cash and cash equivalents	$4,935	$40,674	$(21,517	)(b)(c)	$24,092	$(15,000	)(f)	$9,092
Restricted cash	—	4,500	—		4,500	—		4,500
Accounts receivable, net	5,395	(5,381)	—		14	—		14
Inventories	2,604	(2,498)	—		106	—		106
Pre-paid expenses and other	2,149	(507)	(500	)(b)	1,142	—		1,142

Total current assets	15,083	36,788	(22,017)		29,854	(15,000)		14,854
Property and equipment, net	875	(770)	—		105			105
Goodwill and other intangible assets, net	32,080	(32,080)	—		—	—		—

TOTAL ASSETS	$48,038	$3,938	(22,017)		$29,959	$(15,000)		$14,959

LIABILITIES
Current liabilities:
Note payable	$8,000	$—	$(8,000	)(b)	$—	$—		$—
Accounts payable	1,086	(858)	—		228	—		228
Deferred gain on sale		4,500	—		4,500	—		4,500
Accrued expenses and other liabilities	3,704	(2,812)	—		892	—		892

Total current liabilities	12,790	830	(8,000)		5,620	—		5,620
Deferred taxes	3,693	(3,693)	—		—	—		—
Note payable, stockholder	7,595	—	(7,595	)(b)	—	—		—

TOTAL LIABILITIES	24,078	(2,863)	(15,595)		5,620	—		5,620

Stockholders’ equity	23,960	6,801	(6,422	)(b)(c)	24,339	(15,000	)(f)	9,339

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$48,038	$3,938	$(22,017)		$29,959	$(15,000)		$14,959

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
Year Ended December 31, 2007
(dollars in thousands, except per share data)

		Pro Forma Adjustments
		Elimination			Pro Forma
		of Xmark			Without	Pro Forma
	Historical	(e)	Other		Xmark	Adjustments		As Adjusted

Revenue	$30,780	$(30,704)	$—		$76			$76
Cost of revenue	14,309	(13,948)	—		361			361

Gross profit	16,471	(16,756)	—		(285)	—		(285)
Operating expenses	27,518	(15,428)	—		12,090	8,805	(c)	20,895

Loss from operations	(11,047)	(1,328)	—		(12,375)	(8,805)		(21,180)
Interest (income) and other expense	222	(502)	—		(280)	(6,801	)(a)	(7,081)
Interest expense	1,698	(25)	(1,673	)(d)	—	—		—

Other expenses	1,920	(527)	(1,673)		(280)	(6,801)		(7,081)

Loss before income taxes	(12,967)	(801)	1,673		(12,095)	(2,004)		(14,099)
Income tax benefit	(1,056)	1,056	—		—	—		—

Net loss from continuing operations	$(11,911)	$(1,857)	$(1,673)		$(12,095)	$(2,004)		$(14,099)

Net loss per common share from continuing operations — basic and diluted	$(1.36)				$(1.38)			$(1.61)

Weighted average number of shares outstanding — basic and diluted	8,756				8,756			8,756

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
Three Months Ended March 31, 2008
(dollars in thousands, except per share data)

		Pro Forma Adjustments
		Elimination			Pro Forma
		of Xmark			Without	Pro Forma
	Historical	(e)	Other		Xmark	Adjustments		As Adjusted

Revenue
Cost of revenue	$8,598	$(8,595)	$—		$3	$—		$3
Gross profit	3,558	(3,558)	—		—	—		—

Operating expenses	5,040	(5,037)	—		3	—		3
Loss from operations	7,211	(4,130)	—		3,081	8,805	(c)	11,886

Interest (income) and other expense	(2,171)	(907)	—		(3,078)	(8,805)		(11,883)
Interest expense	52	93	—		145	(6,801	)(a)	(6,656)
Other expenses	361	—	(361	)(d)	—	—		—

	413	93	(361)		145	(6,801)		(6,656)

Loss before income taxes	(2,584)	(1,000)	361		(3,223)	(2,004)		(5,227)
Income tax provision	283	(283)	—		—	—		—

Net loss from continuing operations	$(2,867)	$(717)	$361		$(3,223)	$(2,004)		$(5,227)

Net loss per common share from continuing operations — basic and diluted	$(0.30)				$(0.34)			$(0.54)

Weighted average number of shares outstanding — basic and diluted	9,604				9,604			9,604

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Notes to Unaudited Pro Forma Condensed
Consolidated Financial Statements

Note 1	Basis of Presentation

The unaudited pro forma condensed consolidated statements of operations for the twelve months ended December 31, 2007 and the three months ended March 31, 2008 presented herein have been prepared based on historical reported amounts, adjusted to reflect: (1) the deconsolidation of Xmark and the assumed reduction of interest expense from the retirement of all debt after the sale of Xmark, and (2) the costs incurred and the initial gain from the sale of Xmark. In conjunction with the terms of the Stock Purchase Agreement, $4.5 million will be placed in a twelve-month escrow to fund indemnification obligations, if any, that may arise during that time. We will defer any gain on the escrowed proceeds until the escrow is settled.

The unaudited pro forma balance sheet as of March 31, 2008 presented herein has been prepared based on historical reported amounts, adjusted to reflect: (1) the sale of Xmark, including estimated proceeds received; assets and liabilities sold and transferred; debt retired and contractual obligations settled; and (2) our proposed $15 million initial, special cash dividend, which amount is subject to reduction due to uncertainties regarding the ultimate amount of our liabilities following the Xmark Transaction.

Note 2	Sale of Xmark

The estimated net sales price and gain on the sale of Xmark is as follows (in thousands):

Base sales price	$45,000
Less estimated transaction costs(3)	(1,100)
Plus estimated Aggregate Adjustment pursuant to Stock Purchase Agreement(1)	2,734

Net sales price to VeriChip, after transaction costs	$46,634

Consisting of:
Cash	$42,134
Restricted cash(2)	4,500

Net sales price to VeriChip, after transaction costs	46,634
Book value of VeriChip’s ownership interest in Xmark	35,333

Gain on sale of Xmark(2)	$11,301

(1)	Based on the Xmark balance sheet at March 31, 2008 and calculated pursuant to the Stock Purchase Agreement.

(2)	To be held in escrow after closing for twelve months to fund indemnification obligations, if any.

The gain related the $4.5 million will be deferred until the escrow is settled.

(3)	Estimate of transaction costs, including legal, banking and accounting fees.

Note 3	Pro Forma Adjustments

The following are descriptions of the pro forma adjustments related to the sale of Xmark, identified as (a) through (f) in the accompanying Unaudited Pro Forma Condensed Consolidated Balance Sheet and Unaudited Pro Forma Condensed Consolidated Statements of Operations (in thousands):

(a)	Proceeds to be received from the sale of Xmark and the sale of assets and liabilities pursuant to the Stock Purchase Agreement. The gain of $4.5 million related to the escrow agreement will be deferred until the escrow is settled. See Note 2 for a more complete description of the proceeds and resulting gain on the sale of Xmark.

(b)	Retirement of our notes payable to Valens Offshore and Digital Angel, including a gain on retirement of the Digital Angel debt of $2.5 million and a pre-payment fee of $120 thousand on the Valens Offshore debt. The net gain of $2.4 million has been included as a pro forma adjustment in the Unaudited Pro Forma Condensed Consolidated Balance Sheet, but has not been included in the Unaudited Pro Forma Statements of Operations.

The table below details the payments related to the retirement of debt:

		Valens
	Digital Angel	Offshore	Total

Debt outstanding at March 31, 2008	$7,595	$8,000	$15,595
Amount pre-paid in December 2007	(500)	—	(500)
Gain on early extinguishment	(2,503)	—	(2,503)
Pre-payment fee	—	120	120

Payment required to retire all outstanding debt	$4,592	$8,120	$12,712

(c)	Includes payments to officers and employees of $8.8 million related to contractual commitments for the settlement of employment contract obligations, change of control payments, and transaction bonus agreements.

(d)	Reduction of interest expense from the assumed retirement of debt.

(e)	Elimination of the operating results of Xmark.

(f)	We plan to pay an initial, special cash dividend of $15 million upon completion of the Xmark Transaction. However, the actual amount may be lower due to uncertainties regarding the ultimate amount of our liabilities following the Xmark Transaction. We also plan to distribute any proceeds from the sale of our VeriMed business and the release of the escrow from the sale of Xmark at the completion of the escrow period in the form of an additional dividend. The table below presents the estimated use of initial proceeds:

Estimated net sales price (see Note 2)	$46,634
Less twelve month escrow	(4,500)

Sub-Total	42,134
Estimated use of initial proceeds:
Retirement of debt	(12,712)
Contractual commitments	(8,805)
Allocation to working capital	(5,617)

Net sales price available for initial, special cash dividend	$15,000

UNAUDITED FINANCIAL STATEMENTS OF XMARK CORPORATION

XMARK CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	March 31,	December 31,	December 31,
	2008	2007	2006

Assets
Current Assets:
Cash	$1,460	$5,155	$988
Accounts receivable, net of allowance for doubtful accounts of $144 (2007 - $144; 2006 - $146)	5,381	5,196	4,411
Inventories, net of allowance	2,498	2,211	3,149
Prepaid expenses and other current assets	488	347	449
Discontinued operations	19	202	108
Deferred tax asset	185	216	520

Total Current Assets	10,031	13,327	9,625
Due from parent	6,917	5,329	6,500
Equipment, net of accumulated amortization	770	840	823
Intangible assets, net of accumulated amortization	16,304	16,752	18,567
Goodwill	15,776	15,776	16,025

	$49,798	$52,024	$51,540

Liabilities and Stockholders’ Equity
Current Liabilities:
Bank indebtedness	$—	$1,515	$853
Accounts payable	858	1,517	2,129
Accrued expenses and other current liabilities	2,812	3,675	3,492

Total Current Liabilities	3,670	6,707	6,474
Deferred tax liability	3,878	3,808	5,415

Total Liabilities	7,548	10,515	11,889

Commitments and contingencies

Total Stockholders’ Equity	42,250	41,509	39,651

	$49,798	$52,024	$51,540

See accompanying notes to consolidated financial statements.

XMARK CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT
(dollars in thousands)

	For the three-month
	period ended March 31,		For the Years Ended December 31,
	2008	2007	2007	2006	2005

Product revenue	$8,049	$6,678	$29,002	$25,095	$15,524
Service revenue	546	431	1,701	1,340	1,349

Total revenue	8,595	7,109	30,703	26,435	16,873

Cost of product	3,121	3,065	12,729	10,129	5,735
Cost of services	437	262	1,219	861	940

Total cost of products and services	3,558	3,327	13,948	10,990	6,675

Gross profit	5,037	3,782	16,755	15,445	10,198

Operating expenses:
Selling, general and administrative	2,863	2,482	9,872	10,217	7,008
Research and development	939	1,372	4,355	3,626	2,090
Management fees to parent	330	750	1,200	960	—

Total operating expenses	4,132	4,604	15,427	14,803	9,098

Operating income	905	(822)	1,328	642	1,100

Realized foreign exchange and other expense	(93)	1	502	(57)	(84)
Interest expense	—	9	25	77	—

Total other expense	(93)	10	527	20	(84)

Income (loss) before income tax provision	998	(832)	801	622	1,184
Provision (benefit) for income taxes	281	45	(1,056)	33	56

Net income (loss) from continuing operations	717	(877)	1,857	589	1,128
Net income (loss) from discontinued operations	24	(62)	1	(280)	45

Net income (loss)	741	(939)	1,858	309	1,173
Opening retained earnings	3,340	1,482	1,482	1,173	—

Closing retained earnings	4,081	543	3,340	1,482	1,173

See accompanying notes to consolidated financial statements.

XMARK CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	For the three-month period ended March 31,		For the Years Ended December 31,
	2008	2007	2007	2006	2005

Cash flows from operating activities:
Net income (loss)	$741	$(939)	$1,858	$309	$1,173
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	579	601	2,383	2,343	1,327
Deferred income taxes	101	—	(1,304)	(160)	391
Management fees to parent	330	750	1,200	960	—

Changes in operating assets and liabilities
Accounts receivable	(185)	(180)	(785)	684	(1,178)
Inventories	(287)	335	938	(1,311)	427
Prepaid expenses and other current assets	(141)	(155)	102	44	(147)
Accounts payable and accrued expenses	(1,522)	(574)	(180)	2,228	440
Discontinued operations	62	(115)	(94)	60	(68)

Net cash (used in) provided by operating activities	(322)	(277)	4,118	5,157	2,365

Cash flows from investing activities:
Payments for equipment	(61)	(112)	(584)	(580)	(342)
Discontinued operations	121	—	—	—	—

Net cash (used in) provided by investing activities	60	(112)	(584)	(580)	(342)

Cash flows from financing activities:
Short term borrowings, net	(1,515)	350	662	759	94
Advances to parent company	(1,918)	(53)	71	(3,781)	20,218
Purchase of Instantel Inc.	—	—	(100)	(2,029)	(22,000)

Net cash (used in) provided by financing activities	(3,433)	297	633	(5,051)	(1,688)

Net increase (decrease) in cash	(3,695)	(92)	4,167	(474)	335
Cash, beginning of year	5,155	988	988	1,462	1,127

Cash, end of year	$1,460	$896	$5,155	$988	$1,462

See accompanying notes to consolidated financial statements.

XMARK CORPORATION
Notes to Unaudited Condensed Consolidated Financial Statements
(tabulated amounts in thousands of dollars)

Note 1	Basis of Presentation

EXI Wireless Inc. (“EXI”) was incorporated under the Alberta Business Corporation Act in 1996 and was continued under the Canada Business Corporation Act on June 2, 1999. Effective March 31, 2005, Applied Digital Solutions, Inc., doing business as Digital Angel (“Digital Angel”) acquired EXI and its wholly-owned subsidiaries.

VeriChip Corporation (“VeriChip”) is a Delaware corporation formed by Digital Angel in November 2001. VeriChip commenced operations in January 2002. On February 14, 2007, VeriChip completed an initial public offering of its common stock.

On March 31, 2005, Digital Angel contributed EXI to VeriChip under the terms of an exchange agreement.

On June 10, 2005, Instantel Inc. became a wholly-owned subsidiary of EXI under the terms of a share purchase agreement (see Note 4).

In 2006, EXI’s wholly-owned subsidiaries, including Instantel, were amalgamated and subsequently, in 2007, re-named Xmark Corporation. Effective January 1, 2008, EXI and Xmark Corporation were amalgamated and continued under the name Xmark Corporation (“Xmark”).

Xmark develops, markets and sells RFID systems used for the identification, location and protection of people and assets in the healthcare market. Xmark’s healthcare security systems utilize external, active RFID tags to locate and protect people and assets.

Significant Accounting Policies

Principles of Consolidation

The financial statements include the accounts of the EXI and its wholly-owned subsidiaries for all periods presented and Instantel Inc. from the date of acquisition.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on the knowledge of current events and actions Xmark may undertake in the future, they may ultimately differ from actual results. Included in these estimates are assumptions about allowances for inventory obsolescence, bad debt reserves, lives of long-lived assets, lives of intangible assets, estimates of the fair value of acquired assets and assumed liabilities, the determination of whether any impairment is to be recognized on goodwill or intangibles, among others.

Foreign Currency

Effective March 31, 2005, Digital Angel contributed EXI to VeriChip. From April 1, 2005 until June 30, 2005, the subsidiary used its local currency, the Canadian dollar, as its functional currency. Results of operations and cash flow were translated to U.S. dollars at average exchange rates during the period, and assets and liabilities were translated at end-of-period exchange rates. Translation adjustments resulting from this process are included in accumulated other comprehensive loss in the statement of stockholders’ equity.

On July 1, 2005, the functional currency changed from the local currency to the reporting currency. This was done as a result of a functional currency determination test that showed that the majority of EXI’s business operations were transacted in the reporting currency. Translation adjustments for the period April 1,

2005 to June 30, 2005 were not removed from equity, and will remain in equity until a sale or substantially complete liquidation of the investment in EXI. The translated amounts for non-monetary assets at the end of the period became the accounting basis for those assets in the period of the change and subsequent periods.

Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. Foreign currency gains and losses on debt borrowings and repayments are included as a component of interest income and other expenses. A realized gain/(loss) of $77,000, ($1,000), $(502,000), $40,000 and $60,000 was recorded for the three months ended March 31, 2008 and March 31, 2007, and the years ended December 31, 2007, 2006, and 2005, respectively.

Inventories

Inventories consist of raw materials, work in process, and finished goods. Inventory is valued at the lower of cost, determined by the first-in, first-out method, or market. Xmark monitors and analyzes inventory for potential obsolescence and slow-moving items based upon the aging of the inventory and the inventory turns by product. Inventory items designated as slow moving are reduced to net realizable value. Inventory items designated as obsolete are written off. The allowance for inventory excess and obsolescence was approximately $0.5 million as of March 31, 2008, and $0.5 million and $0.2 million as of December 31, 2007 and 2006, respectively.

Equipment

Equipment is carried at cost less accumulated depreciation computed using the straight-line method over the estimated useful lives. Leasehold improvements are depreciated over the life of the lease, software is depreciated over one year, and equipment is depreciated over three years. Repairs and maintenance, which do not extend the useful life of the asset, are charged to expense as incurred. Gains and losses on sales and retirements are reflected in the consolidated statements of operations.

Advertising Costs

Xmark expenses production costs of print advertisements on the first date the advertisements take place. Advertising expense included in selling, general and administrative expense was approximately $42,000, $47,000, $180,000, $190,000 and $182,000 for the three months ended March 31, 2008 and March 31, 2007, and the years ended December 31, 2007, 2006 and 2005, respectively.

Goodwill and Other Intangible Assets

Xmark follows Statement of Financial Accounting Standards, or SFAS, No. 142, Goodwill and Intangible Assets, or FAS 142. Goodwill represents the excess of purchase price over the fair values assigned to the net assets acquired in business combinations. Goodwill is allocated to reporting units as of the acquisition date for the purpose of goodwill impairment testing. Xmark’s reporting units are those businesses for which discrete financial information is available and upon which segment management makes operating decisions. Goodwill of a reporting unit is tested for impairment at least once a year, or between testing dates if an impairment condition or event is determined to have occurred.

Xmark’s trademarks are indefinite lived-assets, and accordingly are not amortized. Xmark tests its trademarks for impairment at least once a year, or between testing dates if an impairment condition or event is determined to have occurred.

Future events, such as market conditions or operational performance of acquired businesses, could cause Xmark to conclude that additional impairment conditions exist. Any resulting impairment loss could also have a material adverse impact on the financial condition and results of operations.

Xmark has other intangible assets consisting of patented and non-patented technologies, customer relationships and distribution networks. These intangible assets are amortized over their expected economic lives ranging from 4 to 12.3 years. The lives were determined based upon the expected use of the asset, the estimated average life of the replacement parts of the reporting units products, the stability of the industry, expected changes in and replacement value of distribution networks and other factors deemed appropriate.

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, Xmark continually evaluates whether events or circumstances have occurred that indicate the remaining estimated useful lives of its definite-lives intangible assets may warrant revision or that the remaining balance of such assets may not be recoverable. Xmark uses an estimate of the related undiscounted cash flows over the remaining life of the asset in measuring whether the asset is recoverable. There was no impairment of definite-lived intangible or other long-lived assets during 2008, 2007, 2006 or 2005.

Revenue Recognition

Xmark follows the revenue recognition guidance in Staff Accounting Bulletin, or SAB, 101, and SAB 104.

Hardware and software revenue is recognized when persuasive evidence of an arrangement exists, the goods are shipped and title has transferred, the price is fixed or determinable and collection of the sales proceeds is reasonably assured. Revenue from the sale of software implementation services and consulting services is recognized as the services are performed. Revenue from post-contract support services is recognized over the term of the agreement. When software arrangements include multiple elements to which contract accounting does not apply, the individual elements are accounted for separately if vendor specific objective evidence, or VSOE, of fair value exists for the undelivered elements. Generally, the residual method is applied in allocating revenue between delivered and undelivered elements. If VSOE does not exist, the revenue on the completed arrangement is deferred until the earlier of VSOE being established or all of the undelivered elements are delivered or performed with the following exceptions: if the only undelivered element is post contract support, the deferred amount is recognized ratably over the post contract support period, and if the only undelivered element is services that do not require significant production, modification or customization of the software, the deferred amount is recognized as the services are performed. Maintenance revenue is deferred and recognized ratably over the terms of the maintenance agreements.

Warranties

Xmark provides certain warranties on all of its products. Provisions for future warranty costs are based on management’s best estimates and are recorded when revenue on product sales is recognized. The warranty period for products range from one to three years. Management determines the warranty provision based on known product failures, historical experience, and other currently available evidence.

Warranty expense was approximately nil, $0.4 million, $0.6 million, $0.6 million and $0.2 million for the periods ended March 31, 2008 and March 31, 2007, and the years ended December 31, 2007, 2006 and 2005, respectively.

Income Taxes

Xmark accounts for income taxes under the asset and liability approach for the financial accounting and reporting for income taxes. Deferred taxes are recorded based upon the tax impact of items affecting financial reporting and tax filings in different periods. A valuation allowance is provided against net deferred tax assets when Xmark determines realization is not currently judged to be more likely than not.

Effective January 1, 2007, Xmark adopted the provisions of the Financial Accounting Standards Board (“FASB”) Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109. FIN 48 contains a two-step approach to recognizing and measuring uncertain tax positions accounted for in accordance with SFAS No. 109, Accounting for Income Taxes. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. Xmark considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes. The impact of FIN 48 on Xmark’s financial position is discussed in Note 9 — Income Taxes. Accordingly, Xmark reports a liability for unrecognized tax benefits resulting from the uncertain tax positions taken or expected to be taken in a tax return and recognizes interest and penalties, if any, related to uncertain tax positions in income tax expense. In connection with the adoption of FIN 48, Xmark has elected an accounting policy to classify interest and penalties related to unrecognized tax benefits as interest expense.

Research and Development

Research and development costs are expensed as incurred and consist of development work associated with Xmark’s existing and potential products. Xmark’s research and development expenses relate primarily to payroll costs for engineering personnel, costs associated with various projects, including testing, developing prototypes and related expenses.

Note 2	Inventories

	March 31,	December 31,	December 31,
	2008	2007	2006

Raw materials	$1,368	$1,411	$1,448
Work in process	857	512	1,255
Finished goods	818	810	611

	3,043	2,733	3,314
Allowance for excess and obsolescence	(545)	(522)	(165)

	$ 2,498	$ 2,211	$ 3,149

Note 3	Equipment

	March 31,	December 31,	December 31,
	2008	2007	2006

Leasehold improvements	$132	$130	$128
Equipment	2,079	2,019	1,306
Software	156	156	172

	2,367	2,305	1,606
Less accumulated depreciation	(1,597)	(1,465)	(783)

	$770	$840	$823

Depreciation and amortization expense charged against income amounted to approximately $0.1 million, $0.6 million and $0.5 million for the periods ended March 31, 2008, December 31, 2007 and December 31, 2006 respectively.

Note 4	Acquisition

Instantel Inc.

On June 10, 2005, EXI entered into a share purchase agreement by and among Instantel, Instantel Holding Company s.ar.l., Perceptis, L.P., VeriChip, Xmark and Digital Angel to acquire 100% of the common stock of Instantel. VeriChip funded the acquisition, with such funding being recorded as a loan to Xmark. Under the terms of the agreement, Instantel became a wholly-owned subsidiary of EXI.

The purchase price for Instantel was $24.5 million. The first payment of $22.0 million was paid in cash at the closing of the transaction. The second payment was required to be made on the earlier of (i) the closing of VeriChip’s initial public offering or (ii) September 30, 2006. Prior to September 30, 2006, in accordance with the share purchase agreement, VeriChip was notified by Perceptis that it would exercise its right to receive the second payment of the purchase price in the form of a cash payment of $2.5 million. In 2006, VeriChip paid Perceptis $2.1 million, which amount reflected a holdback of the amount due to Perceptis resulting from a pending $0.4 million indemnification claim resulting from certain tax obligations. The final payment of $0.2 million was made in 2007, and $0.2 million was waived as settlement of the indemnification claim. In addition, Xmark incurred approximately $0.3 million in acquisition costs consisting primarily of legal and accounting related services that are direct costs of the acquisition. The initial payments to finance the acquisition were funded by Digital Angel through VeriChip. For presentation under U.S. generally accepted accounting principles, we have treated that financing as capital contributions.

Instantel, which was based in Ottawa, Canada, manufactures and sells healthcare security systems for the hospital and long-term care markets and vibration monitoring for the commercial construction market.

The Instantel acquisition was accounted for under the purchase method of accounting. The excess of purchase price over the estimated fair value of the assets acquired and liabilities assumed of Instantel was recorded as goodwill of $11.0 million. In addition, Xmark has recorded intangible assets of $14.9 million comprised of patents, trademarks, customer relationships and distribution networks. These intangible assets are being amortized over periods ranging from 8.4 to 11.8 years. The trademarks have indefinite lives. Xmark recorded amortization expense of approximately $0.4 million, $0.4 million, $1.8 million, $1.8 million and $0.6 million for the periods ended March 31, 2008 and March 31, 2007, and the years ended December 31, 2007, 2006 and 2005, respectively, associated with these intangibles.

In considering the benefits of the Instantel acquisition, management recognized the strategic complement of these businesses’ technologies and customer bases with Xmark’s existing business. The estimated fair value of the acquired intangible assets of Instantel were determined on the basis of customer relationships, patents and other proprietary rights for technologies, contract lives and revenue, distributor relationships and other factors related to distribution networks, and using discounted cash flow methodology. Under this method, Xmark estimated the cash flows that each of these intangible assets are expected to generate over the course of their expected economic lives. Actual cash flows may differ significantly from these estimates. The expected economic lives of these intangible assets were determined based upon the expected use of the asset, the ability to extend or renew patents and other contractual provisions associated with the asset, the estimated average life of the associated products, the stability of the industry, expected changes in and replacement value of distribution networks, and other factors deemed appropriate.

In performing the expected life analysis, Xmark determined that the acquired trademarks had indefinite lives. In making this assessment, Xmark evaluated whether there were any legal, regulatory, or contractual factors limiting the useful lives of the acquired trademarks, and Xmark concluded that these factors did not limit the useful lives of the acquired trademarks as of the dates of their acquisition. In addition, Xmark evaluated and determined that there were no competitive or economic factors, including technological advances or obsolescence of the related products, that limited the useful lives of the acquired trademarks. Given Xmark’s market share, the proprietary nature of Xmark’s RFID products, and the current competitive environment, Xmark is not aware of any significant risk that Xmark’s technology will be rendered obsolete in the foreseeable future. Therefore, Xmark concluded that based on (i) the current market positions for the acquired products; (ii) the overall expected growth of the RFID technology in Xmark’s market; (iii) the market presence provided by the established distribution networks; (iv) the lack of legal, contractual or competitive factors limiting the useful lives of the acquired trademarks; and (v) the conclusion that the trademarks will have value for the foreseeable future, Xmark had reasonable support to conclude that the acquired trademarks had indefinite lives.

The total purchase prices of Instantel was allocated as follows:

Current assets	$5,678
Equipment	493
Intangibles:
Patented and non-patented proprietary technology	1,720
Trademarks	3,790
Customer relationships	3,390
Distribution network	6,000
Goodwill	10,787
Current liabilities	(2,748)
Deferred tax liability	(4,622)

$24,488

In determining the purchase price for Instantel, Xmark considered various factors including: (i) historical and projected revenue streams and operating cash flows of each company; (ii) their management teams; (iii) the potential to expand the market for Xmark’s existing business through their existing distribution channels; (iv) the complementary nature of each of Xmark’s product offerings as an extension of the offerings of the other company and of Xmark’s existing business; (v) similarities in corporate culture; and (vi) the opportunity for expanded research and development of the combined product offerings and the potential for new product offerings. Based on Xmark’s assessments, it determined that it was appropriate to offer a purchase price for Instantel that resulted in the recognition of goodwill. Specifically, Xmark’s management believed that the business would grow, in large part because of its industry standing and because its asset/staff location and identification business, infant protection business, and wander prevention business are, in Xmark’s view, poised for growth. Xmark’s management believed that the growth would ultimately result in a favorable return on its investment notwithstanding the amount of the purchase price that included amounts for goodwill. Based on such assessments, Xmark determined that the purchase price offered was appropriate for the businesses acquired.

Note 5	Intangible Assets

The information below about Xmark’s acquired intangible assets is based upon purchase price allocations. The estimated fair values of the acquired intangible assets were determined on the basis of customer relationships, patents and other proprietary rights for technologies, contract lives and revenue, distributor relationships and other factors associated with distribution networks, and using cash flow methodology. Under this method, Xmark estimated the cash flows that each of the intangible assets are expected to generate over the course of their expected economic lives. Actual cash flows may differ significantly from these estimates.

The expected economic lives of these intangible assets were determined based upon an analysis of the expected use of the asset, Xmark’s ability to extend or renew patents and other contractual provisions associated with the asset, the estimated average life of the associated products, the stability of the industry, expected changes in or the costs Xmark is likely to incur in finding alternative distribution networks or channels, and other factors deemed appropriate. In performing the expected life analysis, Xmark determined that its trademarks had indefinite lives. In making this assessment, Xmark evaluated whether there were any legal, regulatory, or contractual factors limiting the useful lives of the acquired trademarks, and it concluded that these factors did not limit the useful lives of the acquired trademarks as of the dates of their acquisition.

Intangible assets consist of the following:

				Weighted
				average
	March 31,	December 31,	December 31,	lives
	2008	2007	2006	(in years)

Trademarks	$4,921	$4,921	$4,921	Indefinite

Patented and non-patented proprietary technology	$5,430	$5,430	$5,430	12.11
Customer relationships	4,288	4,288	4,288	8.75
Distribution networks	6,816	6,816	6,816	8.14

Total	$16,534	$16,534	$16,534

	March 31,	December 31,	December 31,
	2008	2007	2006

Accumulated amortization:
Patented and non-patented proprietary technology	$1,231	$1,119	$671
Customer relationships	1,649	1,522	980
Distribution networks	2,271	2,062	1,237

	$5,151	$4,703	$2,888

Net intangible assets	$ 16,304	$ 16,752	$ 18,567

Estimated amortization expense for definite lived assets for the years ending December 31, is as follows:

2008	$1,790
2009	1,656
2010	1,614
2011	1,614
2012	1,584
Thereafter	3,573

$11,831

Note 6	Goodwill

Goodwill consists of the excess of cost over fair value of net tangible and identifiable intangible assets of companies purchased. Xmark applies the principles of SFAS No. 141, Business Combinations or FAS 141, and uses the purchase method of accounting for acquisitions of subsidiaries.

The carrying amount of Xmark’s goodwill by reporting unit (reporting units are those businesses for which discrete financial information is available and upon which segment management makes operating decisions) is as follows:

	Healthcare
	Security	Industrial	Consolidated

Balance, December 31, 2005	$13,131	$3,851	$16,982
Adjustment to purchase price allocation	(789)	(168)	(957)

Balance, December 31, 2006	12,342	3,683	16,025
Adjustment to purchase price allocation	(180)	(69)	(249)

Balance, December 31, 2007	$12,162	$3,614	$15,776

In the fourth quarter of 2007, Xmark tested its goodwill and other intangible assets at each reporting unit level in accordance with FAS 142. Based on these assessments, there was no impairment of goodwill and other intangible assets at December 31, 2007.

Note 7	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following:

	March 31,	December 31,	December 31,
	2008	2007	2006

Accrued wages, severance and payroll expenses	$1,034	$1,825	$1,248
Accrued purchases	257	201	353
Accrued professional fees	20	20	99
Warranty liability	500	580	487
Income taxes payable	488	300	220
Deferred revenue	201	256	383
Deferred purchase price obligation	—		442
Other accrued expenses	312	493	260

	$2,812	$3,675	$3,492

Note 8	Financing Agreements and Liquidity

Xmark was party to a credit agreement with the Royal Bank of Canada, which was terminated on February 28, 2008. The credit facility provided for borrowings up to CDN$1.5 million, or approximately US$1.5 million at December 31, 2007. Approximately $1.5 million was outstanding under the credit facility as of December 31, 2007. The annual interest rate on the facility was the Royal Bank of Canada prime rate of interest plus 1% (6% as of December 31,2007). The borrowing limit was up to 85% of eligible accounts receivable and up to 25% of eligible inventory. Under the terms of the agreement, Xmark had to comply with certain reporting covenants and requirements. The loan was collateralized by all of the assets of Xmark.

On February 29, 2008, VeriChip entered into a new debt financing. This financing eliminated the credit agreement with the Royal Bank of Canada, except for a remaining $0.4 million security interest.

Note 9	Income Taxes

Xmark accounts for income taxes under the asset and liability approach. Deferred taxes are recorded based upon the tax impact of items affecting financial reporting and tax filings in different periods. A valuation allowance is provided against net deferred tax assets where Xmark determines realization is not currently judged to be more likely than not.

The tax effects of temporary differences and carryforwards that give rise to significant portions of deferred tax assets and liabilities consist of the following:

	March 31,	December 31,	December 31,
	2008	2007	2006

Deferred tax assets:
Liabilities and reserves	$270	$337	$531
Property and equipment	141	133	85
Research and development tax credit	980	1,114	397
Net operation loss carry forwards	—	—	228

Gross deferred tax assets	1,391	1,584	1,241
Valuation allowance	(387)	(350)	(92)

	1,004	1,234	1,149
Deferred tax liabilities:
Intangible assets	4,697	4,826	6,044

Net deferred tax liability	$ 3,693	$ 3,592	$ 4,895

The deferred tax assets and liabilities are included in the following balance sheet captions:

	March 31,	December 31,	December 31,
	2008	2007	2006

Current deferred tax asset	$185	$216	$520
Long-term deferred tax liability	3,878	3,808	5,415

Net deferred tax liability	$3,693	$3,592	4,895

The deferred tax liability relates primarily to taxable temporary differences resulting from allocation of the purchase price of acquired companies.

FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, or FIN 48, was issued to clarify the requirements of SFAS No. 109, Accounting for Income Taxes, relating to the recognition of income tax benefits. FIN 48 provides a two-step approach to recognizing and measuring tax benefits when the benefits’ realization is uncertain. The first step is to determine whether the benefit is to be recognized, and the second step is to determine the amount to be recognized:

•	income tax benefits should be recognized when, based on the technical merits of a tax position, the company believes that if a dispute arose with the taxing authority and were taken to a court of last resort, it is more likely than not (i.e., a probability of greater than 50 percent) that the tax position would be sustained as filed; and

•	if a position is determined to be more likely than not of being sustained, the company should recognize the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement with the taxing authority.

Xmark adopted FIN 48 on January 1, 2007 and there was no impact upon adoption or during December 31, 2007.

Note 10	Segmented Information

Xmark operates in two business segments: Healthcare Security and Industrial.

Healthcare Security

Utilizing RFID technology, Xmark’s Healthcare Security segment currently engages in marketing, selling and developing the following products:

•	infant protection systems used in hospital maternity wards and birthing centers to prevent infant abduction and mother-baby mismatching;

•	wander prevention systems used by long-term care facilities to locate and protect their residents; and

•	an asset/personnel location and identification system used by hospitals and other healthcare facilities to identify, locate and protect medical staff, patients, visitors and medical equipment.

Industrial

Xmark’s Industrial segment engages in marketing, selling and developing the following products:

•	vibration monitoring instruments used by engineering, construction and mining professionals to monitor the effects of human-induced vibrations, such as blasting activity.

The following is the selected segment data:

Three Month Period Ended March 31, 2008:

	Healthcare
	Security	Industrial	Total

Product revenue	$6,474	$ 1,575	$8,049
Services revenue	150	396	546

	$6,624	$1,971	$8,595

Operating income (loss)	$1,015	$220	$1,235
Depreciation and amortization	463	116	579
Goodwill	12,162	3,614	15,776
Segmented assets	41,573	8,225	49,798

Three Month Period Ended March 31, 2007:

	Healthcare
	Security	Industrial	Total

Product revenue	$5,199	$1,479	$6,678
Services revenue	110	321	431

	$5,309	$1,800	$7,109

Operating income (loss)	$(279)	$207	$(72)
Depreciation and amortization	430	153	583
Goodwill	12,342	3,683	16,025
Segmented assets	39,807	10,051	49,858

Year Ended December 31, 2007:

	Healthcare
	Security	Industrial	Total

Product revenue	$ 22,644	$ 6,358	$ 29,002
Services revenue	549	1,152	1,701

	$23,193	$7,510	$30,703

Operating income (loss)	$1,651	$877	$2,528
Depreciation and amortization	1,864	478	2,342
Goodwill	12,162	3,614	15,776
Segmented assets	43,069	8,955	52,024

Year ended December 31, 2006:

	Healthcare
	Security	Industrial	Total

Product revenue	$ 20,035	$5,060	$ 25,095
Services revenue	380	960	1,340

	$20,415	$6,020	$26,435

Operating income (loss)	$639	$963	$1,602
Depreciation and amortization	1,705	569	2,274
Goodwill	12,342	3,683	16,025
Segmented assets	41,016	10,524	51,540

Note 11	Commitments and Contingencies

Operating Lease Commitments

Xmark has entered into an operating lease with a remaining term through 2009 in Ottawa, Ontario. Minimum lease payments due under the operating lease are presented in the table below:

2008	$514
2009	212

$726

Legal proceedings

Xmark is engaged in certain legal actions in the ordinary course of business, and Xmark believes that the ultimate outcome of these actions will not have a material adverse effect on Xmark’s operating results, liquidity or financial position. Xmark has accrued an estimate of the probable costs for the resolution of these claims, and, as of December 31, 2007, Xmark has recorded a nominal reserve with respect to such claims. This estimate has been developed in consultation with outside counsel handling Xmark’s defense in these matters and is based upon an analysis of potential results, assuming a combination of litigation and settlement strategies.

Xmark is a party to various legal actions, as either plaintiff or defendant, arising in the ordinary course of business, none of which is expected to have a material adverse effect on Xmark’s business, financial condition or results of operations. However, litigation is inherently unpredictable, and the costs and other effects of pending or future litigation, governmental investigations, legal and administrative cases and proceedings, whether civil or criminal, settlements, judgments and investigations, claims or charges in any such matters, and developments or assertions by or against Xmark relating to Xmark or to Xmark’s intellectual property rights and intellectual property licenses could have a material adverse effect on Xmark’s business, financial condition and operating results.

Note 12	Related-Party Transactions

VeriChip charges Xmark for certain general and administrative services that are provided to Xmark, including accounting, finance, payroll and legal services under a management services agreement. The costs of these services was determined based on Xmark’s use of such services. In determining the estimated use by Xmark, VeriChip determined the actual cost incurred for each of the services provided and determined the allocation of each of such costs that were attributable to Xmark’s operations.

Note 13	Supplementary Cash Flow Information

	March 31,	March 31,	December 31,	December 31,	December 31,
	2008	2007	2007	2006	2005

Income taxes paid	$ -	$ -	$280	$437	$143
Interest paid	-	9	25	46	2

	$ -	$9	$305	$483	$145

Note 14	Exit and Disposal Activity

In November 2006, Xmark made the decision to consolidate its healthcare security operations into an existing facility located in Ottawa, Ontario to eliminate duplicative functions and to improve operating efficiencies. The consolidation entailed the closing of operations in Vancouver, British Columbia. Xmark substantially completed the consolidation by March 31, 2007. As a result of the consolidation, Xmark has recorded charges of $0.3 and $0.9 million, in 2007 and 2006, respectively, primarily resulting from payroll-related charges. Such charges are reflected in the consolidated statement of operations in selling, general and administrative expense and in research and development expenses.

Note 15	Subsequent Events

In May 2008, VeriChip subscribed for one additional common share at a price of CDN$19.7 million. VeriChip paid for the share by reducing the total balance owing from Xmark.

On May 15, 2008 VeriChip entered into a Stock Purchase Agreement with Stanley to sell all of the outstanding capital stock of Xmark for $45 million cash. This transaction is not subject to any financing conditions, but is subject to approval by VeriChip’s stockholders. Two of VeriChip’s largest stockholders, representing over 50% of VeriChip’s common stock, have formally agreed to vote in favor of the transaction.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding beneficial ownership of shares of our common stock as of June 3, 2008 by:

•	each of our directors;

•	each of our named executive officers;

•	all of our executive officers and directors as a group; and

•	each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting and investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of June 3, 2008 are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. To our knowledge, except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown opposite such person’s name. The percentage of beneficial ownership is based on 11,019,377 shares of our common stock outstanding as of June 3, 2008. Unless otherwise noted below, the address of the persons and entities listed in the table is c/o VeriChip Corporation, 1690 South Congress Avenue, Suite 200, Delray Beach, Florida 33445.

	Number of
	Shares	Percent of
	Beneficially	Outstanding
Name and Address of Beneficial Owner	Owned(#)	Shares(%)

Five percent stockholders:
Applied Digital Solutions, Inc. (1)	5,355,556	48.6%
1690 South Congress Avenue, Suite 201 Delray Beach, Florida 33445
Austin W. Marxe (2)	986,099	8.9%
527 Madison Avenue, Suite 2600 New York, New York 10022
David M. Greenhouse (2)	986,099	8.9%
527 Madison Avenue, Suite 2600 New York, New York 10022
Named Executive Officers and Directors:
Scott R. Silverman (3)	866,111	7.6%
William J. Caragol (4)	119,667	1.1%
Daniel A. Gunther (5)	55,556	*
Jeffrey S. Cobb (6)	108,334	1.0%
Barry M. Edelstein (7)	100,000	*
Steven R. Foland (8)	55,600	*
Paul C. Green (9)	123,149	1.1%
Executive Officers and Directors as a Group (7 persons) (10)	1,428,417	12.5%

*	Less than 1%

(1)	Digital Angel has pledged 3,611,111 shares and 4,284,445 shares to Laurus Master Fund, Ltd. and Kallina Corporation, respectively, to secure, in part, loans from each of the lenders to Digital Angel. The 3,611,111 shares that were pledged to Laurus Master Fund, Ltd. were also pledged to Kallina Corporation.

(2)	Austin W. Marxe and David M. Greenhouse share voting and investment control over all securities owned by Special Situations Fund III QP (“QP”), Special Situations Technology Fund, L.P. (“Tech”) and Special Situations Technology Fund II, L.P. (“Tech II”). 544,522 shares of our common stock are owned by QP, 62,179 shares of our common stock are owned by Tech and 379,398 shares of our common stock are owned by Tech II. The interest of Messrs. Marxe and Greenhouse in the shares of our common stock owned by QP, Tech and Tech II is limited to the extent of their pecuniary interest. The information included in the table is based solely on the Form 4 filed jointly with the SEC on February 1, 2008 by Mr. Marxe and Mr. Greenhouse.

(3)	Includes 550,000 restricted shares of our common stock, 311,111 shares of our common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of June 3, 2008, and 5,000 shares of our common stock. Mr. Silverman’s securities are held pursuant to the voting agreement more fully described under “Proposal No. 1—The Xmark Transaction—Ancillary Agreements to the Stock Purchase Agreement” on page 39.

(4)	Includes 100,000 restricted shares of our common stock, 16,667 shares of our common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of June 3, 2008, and 3,000 shares of our common stock.

(5)	Includes 55,556 shares of our common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of June 3, 2008.

(6)	Includes 100,000 restricted shares of our common stock and 8,334 shares of our common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of June 3, 2008.

(7)	Includes 100,000 restricted shares of our common stock.

(8)	Includes 50,000 restricted shares of our common stock and 5,600 shares of our common stock.

(9)	Includes 100,000 restricted shares of our common stock and 23,149 shares of our common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of June 3, 2008.

(10)	Includes shares of our common stock beneficially owned by current executive officers and directors and shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of June 3, 2008, in each case as set forth in the footnotes to this table.

PROPOSAL NO. 2 – TRANSACTION OF OTHER PROPER BUSINESS

We are asking our stockholders to vote on a proposal to transact such other business as may properly come before the special meeting of stockholders or any adjournment or postponement thereof.

Although it is not currently expected (and assuming the establishment of a quorum), the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the Stock Purchase Agreement and the transactions contemplated by the Stock Purchase Agreement. Once a quorum is present, the affirmative vote of a majority of the holders of shares of our common stock representing such quorum shall be required to approve this proposal to transact such other business as may properly come before the special meeting of stockholders or any adjournment or postponement thereof.

Concurrently with the execution of the Stock Purchase Agreement, Digital Angel and Mr. Silverman, which hold approximately 48.6% and 5.0%, respectively, of the outstanding shares of our common stock, each entered into a voting agreement with Stanley in the forms attached to this proxy statement as Appendices B and C. In the voting agreements, Digital Angel and Mr. Silverman agreed to vote their shares of VeriChip in favor of the approval of the Stock Purchase Agreement and the transactions contemplated by the Stock Purchase Agreement, unless (i) our board of directors has received a takeover proposal that it determines, in good faith, constitutes a superior proposal and (ii) our board of directors determines, after receiving the advice of outside counsel and in good faith, that it is reasonably necessary to withdraw or modify the Board Recommendation to comply with the board’s fiduciary duties to our stockholders. The voting agreements limit the ability of each of Digital Angel and Mr. Silverman to transfer shares of stock held in VeriChip or vote for any alternative transaction during the period prior to the consummation of the Xmark Transaction and, in some cases, for a period of seven months and fifteen days afterward. Thus, because Digital Angel and Mr. Silverman own more than 50% of our outstanding common stock, unless our board of directors changes its Board Recommendation, stockholder approval of the Xmark Transaction is assured.

Before any adjournment or postponement of the special meeting, our stockholders may revoke their previously-sent proxies.

Required Vote and Board Recommendation

All holders of our common stock as of the record date are entitled to vote on Proposal No. 2. Approval of the transaction of such other business as may properly come before the special meeting of stockholders or any adjournment or postponement thereof requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Abstentions and broker “non-votes” will have the same effect as votes against Proposal No. 2.

Our board of directors unanimously recommends that you vote “FOR” the proposal to transact such other business as may properly come before the special meeting of stockholders or any adjournment or postponement thereof.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL
TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OF STOCKHOLDERS OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF

STOCKHOLDER PROPOSALS FOR OUR ANNUAL MEETING IN 2008

We will continue to be a publicly-held company, and there will continue to be future meetings of our stockholders. As a result, our stockholders will continue to be entitled to attend and participate in our stockholder meetings.

We will inform our stockholders, by press release or other means determined reasonable, of the date by which stockholder proposals must be received by us for inclusion in the proxy materials relating to our 2008 annual meeting, which proposals must comply with the rules and regulations of the SEC then in effect. In addition, our amended and restated by-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice of proposed business must be received at our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; however, in the event that the annual meeting is called for a date that is not within 45 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is made. As a result of the Xmark Transaction and the possible sale of our VeriMed Health Link business, we plan to delay our annual meeting this year.

HOUSEHOLDING

Regulations regarding the delivery of copies of proxy materials and annual reports to stockholders permit us, banks, brokerage firms and other nominees to send one proxy statement and annual report to multiple stockholders who share the same address under certain circumstances, unless contrary instructions are received from stockholders. This practice is known as “householding.” Stockholders who hold their shares through a bank, broker or other nominee may have consented to reducing the number of copies of materials delivered to their address. In the event that a stockholder wishes to request delivery of a single copy of proxy statements or annual reports, or to revoke a “householding” consent previously provided to a bank, broker or other nominee, the stockholder must contact the bank, broker or other nominee, as applicable, to revoke such consent. In any event, if a stockholder wishes to receive a separate proxy statement for the special meeting or a 2007 annual report, the stockholder may contact VeriChip Corporation, 1690 South Congress Avenue, Suite 200, Delray Beach, Florida 33445, Attention: Jay McKeage by mail or by calling Jay McKeage at (561) 805-8008.

Any stockholders of record sharing an address who now receive multiple copies of our proxy statements and annual reports, and who wish to receive only one copy of these materials per household in the future, should also contact us by mail or telephone as instructed above. Any stockholders sharing an address whose shares of common stock are held by a bank, broker or other nominee who now receive multiple copies of our proxy statements and annual reports, and who wish to receive only one copy of these materials per household, should contact the bank, broker or other nominee to request that only one set of our proxy statements and annual reports be delivered in the future.

OTHER MATTERS

Our consolidated financial statements for the year ended December 31, 2007 are included in our 2007 annual report to stockholders. Copies of the annual report are being sent to our stockholders concurrently with the mailing of this proxy statement.

As of the date of this proxy statement, the board of directors knows of no other business to be presented at the special meeting. Under our by-laws, business transacted at the special meeting is limited to matters relating to the purposes stated in the notice of special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, or any adjournment or postponement thereof, that we do not know, a reasonable time before the mailing of this proxy statement, will be presented at the special meeting, it is the intention of the persons named in the proxy to vote on such matters in their sole discretion. If we become aware, a reasonable time before the mailing of this proxy statement, of any other business to be presented at the special meeting, the persons named in the proxy will not exercise their discretionary authority to vote on such matters.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC, Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.

You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. For more information on the operation of the SEC’s Public Reference Room, you may call the SEC at 1-800-SEC-0330. Our public filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC located at http://www.sec.gov. The reports and other information that we file with the SEC are also available at our website http://www.verichipcorp.com (click on “Investors” and “Financial Reports”).

For printed copies of any of our reports, please contact VeriChip Corporation, 1690 South Congress Avenue, Suite 200, Delray Beach, Florida 33445, Attention: Jay McKeage by mail or by calling Jay McKeage at (561) 805-8008. These reports are also available free of charge from our website at http://www.verichipcorp.com as soon as reasonably practicable after we electronically file or furnish such material with or to the SEC. The information on our website is not incorporated by reference into this proxy statement.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated June •, 2008. You should not assume that the information contained in this proxy statement is accurate as of any date other than such date, and the mailing of this proxy statement to stockholders shall not create an implication to the contrary.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” business and financial information that is not included in, or delivered with, this proxy statement, which means that we can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement. We incorporate by reference the documents listed below.

The following documents previously filed with the SEC are hereby incorporated by reference in this proxy statement (other than filings, or portions of filings, that are furnished under applicable SEC rules rather than filed):

Our Filings

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC on March 28, 2008, as amended on April 29, 2008;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 filed with the SEC on May 15, 2008; and

•	Our Current Report on Form 8-K filed with the SEC on May 16, 2008.

All documents and reports that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than filings, or portions of filings, that are furnished under applicable SEC rules rather than filed) after the date of this proxy statement and up to the date of the special meeting shall be deemed to be incorporated by reference into this proxy statement and to be a part of it from the date of filing of those documents. Any statement contained in a document incorporated into this proxy statement by reference shall be deemed to be modified or superseded for purposes of this proxy statement, to the extent that a statement contained in this proxy statement or in any other subsequently-filed document which also is, or is deemed to be, incorporated by reference in this proxy statement modifies or supersedes such earlier statement. Any statement modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this proxy statement.

You can obtain any of the documents listed above, or any related documents that are filed after the date hereof and incorporated by reference in this proxy statement, from us or the SEC. You may obtain such documents from us by requesting them, upon written or oral request, at the address or through the telephone number listed under the section “Where You Can Find Additional Information.” We will provide such documents without charge, by first-class mail or other equally-prompt means without one business day of receipt of such request, but excluding all exhibits (unless the exhibits have specifically been incorporated by reference in this proxy statement).

The following accountants’ reports are required to be filed with this proxy statement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
VeriChip Corporation

We have audited the accompanying consolidated balance sheets of VeriChip Corporation and subsidiaries (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007. Our audits also included the financial statement schedule — Valuation and Qualifying Accounts. These consolidated financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and schedule are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion . An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements enumerated above present fairly, in all material respects, the consolidated financial position of VeriChip Corporation and subsidiaries as of December 31, 2007 and 2006, and the consolidated results of their operations and their consolidated cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the financial statement schedule referred to above, when considered in relation to the financial statements taken as a whole, presents fairly, in all material respects, the information stated therein.

As discussed in Note 1 to the consolidated financial statements, the Company adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “ Accounting for Uncertainty in Income Taxes- an interpretation of FASB No. 109 ,” effective January 1, 2007, and Statement of Financial Accounting Standards No. 123(R), “ Share-Based Payment ,” applying the modified — prospective method, effective January 1, 2006.

As more fully described in Note 14, the Company sells, markets and distributes human-implantable passive radio frequency identification microchips which it obtains from an affiliate. These microchips depend on a key technology for which the Company may have insufficient rights to support its use of or to protect such intellectual property.

/s/  Eisner LLP
New York, New York
March 28, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
EXI Wireless Inc.

We have audited the accompanying consolidated balance sheet of EXI Wireless Inc. and subsidiaries as of March 31, 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the three month period then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EXI Wireless Inc. and subsidiaries as of March 31, 2005, and the results of their operations and their cash flows for the three month period then ended in conformity with U.S. generally accepted accounting principles.

The comparative figures for the three month period ended March 31, 2004 are unaudited.

KPMG LLP (signed)

Chartered Accountants
Vancouver, Canada
November 9, 2005

Report of Independent Registered Public Accounting Firm

To the Board of Directors and the Shareholder of Instantel Inc.

We have audited the accompanying balance sheet of Instantel Inc. (The “Company”) as of June 9, 2005 and the statements of operations, shareholder’s equity and cash flows for the period January 1 to June 9, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The balance sheet of the Company as at December 31, 2004 was audited by other auditors whose report dated January 21, 2005, except for notes 13 and 14 which were as of December 15, 2005, expressed an unqualified opinion on those statements. The comparative figures for the period of January 1, 2004 to June 9, 2004 are unaudited.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 9, 2005 and the results of its operations and its cash flows for the period then ended in accordance with accounting principles generally accepted in the United States of America.

MEYERS NORRIS PENNY LLP

Chartered Accountants
Calgary, Alberta
November 17, 2005

Appendix A

EXECUTION VERSION

STOCK PURCHASE AGREEMENT
by and between
THE STANLEY WORKS
and
VERICHIP CORPORATION
dated as of
May 15, 2008

A-i

A-ii

A-iii

Page

Section 8.4	No Duplication	A-41
Section 8.5	Rights Under Escrow Agreement	A-41

ARTICLE IX DEFINITIONS AND INTERPRETATION		A-41
Section 9.1	Definitions	A-41
Section 9.2	Interpretation	A-50

ARTICLE X MISCELLANEOUS		A-50
Section 10.1	Representations and Warranties	A-50
Section 10.2	Fees and Expenses	A-50
Section 10.3	Amendment and Modification	A-50
Section 10.4	Notices	A-50
Section 10.5	Counterparts; Facsimile	A-51
Section 10.6	Entire Agreement; No Third Party Beneficiaries	A-51
Section 10.7	Severability	A-51
Section 10.8	Governing Law	A-52
Section 10.9	Jurisdiction	A-52
Section 10.10	Time of Essence	A-52
Section 10.11	Extension; Waiver	A-52
Section 10.12	Assignment	A-52
Section 10.13	Preservation of Obligations	A-52
Section 10.14	Specific Performance	A-52
Exhibits
Exhibit A Form of Escrow Agreement
Exhibit B Form of Director Resignation and Release
Exhibit C Net Tangible Asset Value
Exhibit D Guarantee by Parent, executed and dated as of the date of this Agreement
Exhibit E Voting Agreement by Parent for the benefit of Purchaser, executed and dated as of the date of this Agreement
Exhibit F Voting Agreement by Scott R. Silverman for the benefit of Purchaser, executed and dated as of the date of this Agreement
Exhibit G Noncompete Agreement
Exhibit H Form of Section 116 Escrow Agreement

A-iv

STOCK PURCHASE AGREEMENT

Stock Purchase Agreement, dated as of May 15, 2008, by and between The Stanley Works, a Connecticut corporation (“Purchaser”) and VeriChip Corporation, a Delaware corporation (“Seller”). Certain capitalized terms used in this Agreement have the meanings assigned to them in Article IX.

WHEREAS, Seller is the holder of all the capital stock of Xmark Corporation, a corporation governed under the laws of Canada (the ‘‘Company”);

WHEREAS, the Company is engaged in the Business;

WHEREAS, Seller wishes to sell, and Purchaser wishes to acquire, all of the outstanding capital stock of the Company, which consists exclusively of the Shares, upon the terms and subject to the conditions set forth herein;

WHEREAS, Seller does not intend to transfer, directly or indirectly, to Purchaser, and Purchaser does not intend to be the transferee of or otherwise assume, any liabilities of any kind, whether known or unknown, accrued or contingent, relating to any operations of Seller, any of its Subsidiaries or the Company (including without limitation any liabilities relating to any operations of the Implantable Chip Business or the Toolhound Business) other than the Business;

WHEREAS, the Board of Directors of Seller has unanimously approved and adopted, and recommends that the stockholders of Seller approve and adopt, this Agreement and transactions contemplated hereby, upon the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Purchaser’s willingness to enter into this Agreement, Applied Digital Solutions, Inc., doing business as Digital Angel (“Parent”), which holds 48.6% of Seller Shares, has executed and delivered to Purchaser (a) a guarantee (the “Guarantee”) in favor of Purchaser, in the form of Exhibit D, with respect to Seller’s obligations under Article VIII of this Agreement and (b) a voting agreement (the “Parent Voting Agreement”), attached hereto as Exhibit E, obligating Parent to, among other things, vote in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth therein;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Purchaser’s willingness to enter into this Agreement, Scott R. Silverman (the “Voting Stockholder”), who owns 5.0% of Seller Shares, has executed and delivered to Purchaser a voting agreement attached hereto as Exhibit F (the “Stockholder Voting Agreement” and, together with the Parent Voting Agreement, the “Voting Agreements”), obligating such Person to, among other things, vote in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth therein.

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Purchaser’s willingness to enter into this Agreement, Parent and Purchaser are entering into the Noncompete Agreement attached hereto as Exhibit G;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES

Section 1.1  Sale and Transfer of Shares.   Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Purchaser all of the issued and outstanding Shares, free and clear of all Encumbrances, and Purchaser shall, or shall cause its designated Subsidiary to, purchase, acquire and accept the Shares from Seller.

Section 1.2  Consideration; Purchase Price.  (a) As consideration for the Shares and the covenants and undertakings contained herein, Purchaser shall pay to Seller, in the manner described herein, an amount in cash (the ‘‘Purchase Price”) equal to (i) at the Closing, $45,000,000 (the ‘‘Transaction Value”), plus (ii) the Aggregate Adjustment as finally determined pursuant to and at the time provided under Section 2.2. For purposes of this Agreement, “Aggregate Adjustment” means the amount (which may be a positive or a negative number) equal to the sum of: (x) an amount (the “Net Tangible Asset Value Adjustment”) (which may be a positive or negative number) obtained by subtracting $4,700,000 from the Net Tangible Asset Value as of the Closing Date (the “Closing Net Tangible Asset Value”) as finally determined pursuant to Section 2.2 plus (y) the Net Indebtedness as of the Closing Date (the “Closing Date Net Indebtedness”) (which may be a positive or negative number) as finally determined pursuant to Section 2.2. Notwithstanding anything herein to the contrary, any amounts included in the Net Tangible Asset Value cannot be included in the Closing Date Net Indebtedness and vice versa.

(b) At least four Business Days prior to the anticipated Closing Date, Seller shall deliver to Purchaser Seller’s good faith estimate, together with reasonable supporting detail, of (i) the Net Tangible Asset Value Adjustment (the “Estimated Net Tangible Asset Value Adjustment”), (ii) the Closing Date Net Indebtedness (the “Estimated Closing Date Net Indebtedness”) and (iii) the Aggregate Adjustment (the “Estimated Aggregate Adjustment”). The “Base Purchase Price” is equal to (i) the Transaction Value, plus (ii) the Estimated Aggregate Adjustment.

ARTICLE II

THE CLOSING

Section 2.1  The Closing.  (a) The closing of the sale and transfer of the Shares by Seller to Purchaser (the “Closing”) shall take place at the offices of Seller at 10:00 am (New York City time), not later than four Business Days following the satisfaction or waiver of all conditions set forth in Article VI (other than those conditions that are to be satisfied at Closing, but subject to the waiver or fulfillment of those conditions), unless another date or place is agreed in writing by each of the parties hereto.

(b) At the Closing, Purchaser shall:

(i) deliver an amount equal to the Base Purchase Price minus the Escrow Amount by wire transfer of immediately available U.S. funds to a an account(s) specified in writing by Seller at least four Business Days prior to the Closing Date;

(ii) deposit a cash amount equal to 10% of the Transaction Value (the ‘‘Escrow Amount”) in an escrow account (the “Escrow Account”), to be retained and distributed by Citibank, N.A. (or such other Person as is mutually agreed by Seller and Purchaser), as escrow agent (the “Escrow Agent”), pursuant to the terms of this Agreement and an escrow agreement substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”);

(iii) deliver to Seller the certificate specified in Section 6.3(c); and

(iv) deliver to Seller a copy of each of the Escrow Agreement and the Section 116 Escrow Agreement duly executed by Purchaser.

(c) At the Closing, Seller shall:

(i) deliver to Purchaser, or its Subsidiary designated in writing by Purchaser, one or more certificates representing all the Shares, each such certificate to be duly and validly endorsed in favor of Purchaser or accompanied by a separate stock power duly and validly executed by Seller and otherwise sufficient to vest in Purchaser legal and beneficial ownership of such Shares, free and clear of all Encumbrances;

(ii) deliver to Purchaser duly executed resignations and releases from the directors of the Company, effective as of the Closing, in the form attached hereto as Exhibit B;

(iii) deliver to Purchaser the certificate specified in Section 6.2(c);

(iv) deliver to Purchaser a copy of each of the Escrow Agreement and the Section 116 Escrow Agreement duly executed by Seller; and

(v) deliver to Purchaser the executed payoff letters, UCC-3 termination statements, and other documents referred to in Section 5.6(a).

Section 2.2  Post-Closing Adjustment.

(a) Within 60 calendar days following Closing, Seller will deliver to Purchaser a consolidated balance sheet of the Company as of the Closing Date (the “Closing Date Balance Sheet”), and a certificate (the “Closing Certificate”), together with reasonable supporting detail, setting forth Seller’s calculation of (i) Closing Date Net Indebtedness, (ii) the Net Tangible Asset Value Adjustment and (iii) the Aggregate Adjustment derived from the Closing Date Balance Sheet and including appropriate adjustments to assure that the Closing Date Net Indebtedness and the Net Tangible Asset Value Adjustment are determined consistent with the definitions of such terms in this Agreement. Subject to Exhibit C and the defined terms in this Agreement, the Closing Date Balance Sheet and the Closing Certificate shall be prepared in accordance with U.S. GAAP. Purchaser will provide Seller and its accountants reasonable access to the books and records and personnel of the Company during the period of the preparation of the Closing Date Balance Sheet and Closing Certificate and the resolution of any disputes that may arise under this Section 2.2.

(b) Purchaser shall have 120 calendar days following receipt of the Closing Certificate to deliver to Seller a written notice (a “Notice of Dispute”) that Purchaser disputes Seller’s calculation of any of the amounts or any portion of the amounts set forth therein, which Notice of Dispute shall set forth in reasonable detail the basis for each element of such dispute. If Purchaser does not deliver a Notice of Dispute on or before the expiration of such 120-day period (or if Purchaser notifies Seller in writing that there is no such dispute), the calculations of the Closing Date Net Indebtedness, the Net Tangible Asset Value Adjustment, and the Aggregate Adjustment set forth in the Closing Certificate shall be deemed to be final, binding and conclusive as to the parties. In the event that Purchaser delivers a Notice of Dispute with respect to only certain of the amounts or certain portions of the amounts set forth in the Closing Certificate but not others, then any undisputed amount or portion thereof shall be deemed to be final, binding and conclusive as to the parties. In the event Purchaser delivers a Notice of Dispute to Seller, Purchaser and Seller shall cooperate in good faith to resolve any such dispute as promptly as possible.

(c) In the event that Purchaser and Seller are unable to resolve all such disputes on or before the 30th calendar day following the delivery of the Notice of Dispute, then Purchaser and Seller shall retain a partner at Deloitte & Touche LLP to resolve such dispute, or if no partner at Deloitte & Touche LLP is willing and able to take on such assignment, a mutually acceptable third party firm, the retention of which will not give rise to present or potential future auditor independence problems for any party or any of their respective Affiliates as determined in each party’s reasonable discretion (Deloitte & Touche LLP or such firm being referred to as the “Accounting Arbitrator”). The Accounting Arbitrator may only resolve disagreements as to matters covered by the Notice of Dispute. All matters not covered by the Notice of Dispute shall be deemed to be final, binding and conclusive. The determination by the Accounting Arbitrator shall be final, binding and conclusive on Seller and Purchaser. Purchaser and Seller each shall promptly provide their assertions regarding the Aggregate Adjustment in writing to the Accounting Arbitrator and to each other. The Accounting Arbitrator shall consider only those items and amounts which are identified in the Notice of Dispute as being items which Seller and Purchaser are unable to resolve. The Accounting Arbitrator’s determination will be based solely on the definitions of Closing Date Net Indebtedness, Closing Net Tangible Asset Value and Aggregate Adjustment contained in this Agreement and Exhibit C. Further, the Accounting Arbitrator’s determination shall be based solely on the presentations by Purchaser and Seller which are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The fees, costs and expenses of the Accounting Arbitrator shall be borne one half by Purchaser and one half by Seller; provided that if the Accounting Arbitrator determines that one party’s position is completely correct, then such party shall pay none of the fees, costs and expenses of the Accounting Arbitrator and the other party shall pay all such fees, costs and expenses. The Accounting Arbitrator shall be instructed to render its determination as soon as reasonably possible (which the parties agree should not be later than 60 calendar days following the day on which the disagreement is referred to the Accounting Arbitrator). The Accounting Arbitrator shall conduct its determination activities in a manner wherein all materials submitted to it are held in confidence and shall not be disclosed to third parties. The parties agree that judgment may be entered upon the determination of the Accounting Arbitrator in any court having jurisdiction over the party against which such determination is to be enforced.

(d) Within five (5) Business Days after the Aggregate Adjustment shall have become final, binding and conclusive in all respects, in accordance with this Section 2.2, (i) if the Purchase Price exceeds the Base Purchase Price, Purchaser shall deliver to Seller such excess, or (ii) if the Base Purchase Price exceeds the Purchase Price, Seller shall deliver to Purchaser such excess.

(e) All payments under Section 2.2(e) shall be made by wire transfer of immediately available funds to an account specified in writing by the receiving party, and such wire transfer shall include, in addition to the amount specified in Section 2.2(e), an amount equal to interest accrued on such amount at the annual Prime Rate as announced by JPMorgan Chase on the Closing Date (compounded quarterly) for the period from the Closing Date through the date of payment.

Section 2.3  Canadian Withholding Tax.  Notwithstanding any other provisions hereof, the following provisions shall apply with respect to the Purchase Price:

(a) Seller shall make commercially reasonable efforts to obtain and deliver to Purchaser at or before the Closing a certificate issued by the Minister of National Revenue under subsection 116(2) of the ITA.

(b) If a certificate is so delivered to Purchaser, Purchaser shall be entitled to withhold from the Purchase Price payable at the Closing twenty-five percent (25%) of the amount, if any, by which the Purchase Price exceeds the certificate limit as defined in subsection 116(2) of the ITA and specified by the Minister of National Revenue in such certificate, and Purchaser will pay any such withheld amount to the Escrow Agent on the Closing Date and the amount so paid will be credited to Purchaser as payment on account of a portion of the Purchase Price.

(c) If a certificate is not so delivered, Purchaser shall be entitled to withhold from the Purchase Price payable at the Closing an amount equal to twenty-five percent (25%) of the Purchase Price, and Purchaser will pay any such withheld amount to the Escrow Agent on the Closing Date and the amount so paid will be credited to Purchaser as payment on account of a portion of the Purchase Price.

(d) The Escrow Agent will invest, on behalf of Seller, the withheld amount in one or more investments, the interest on which is not subject to Canadian withholding Tax under Part XIII of the Tax Act, from the Closing Date until the earlier of the date on which such withheld amount (or relevant portion thereof) is delivered to the Seller or remitted to the Canada Revenue Agency (“CRA”) in accordance with this Section. Where Purchaser has withheld any amount under Section 2.3(b) or (c) and Seller delivers to Purchaser, after Closing and not later than twenty-seven (27) days after the end of the month in which Purchaser (or an Affiliate of Purchaser, as the case may be) acquired the Shares (the ‘‘Remittance Deadline”), a certificate issued by the Minister of National Revenue under either subsection 116(2) or 116(4) of the ITA, the Escrow Agent:

(i) shall, in the case of a certificate issued by the Minister of National Revenue under subsection 116(2) of the ITA, remit forthwith to the Receiver General for Canada twenty-five percent (25%) of the amount, if any, by which the Purchase Price exceeds the certificate limit fixed in such certificate; and

(ii) shall pay forthwith to Seller any amount that Purchaser has withheld and is not required to pay to the Receiver General for Canada in accordance with subparagraph (i) above and/or Section 2.3(i) below and any interest earned on such amount to the date of such payment.

(e) Where Purchaser has withheld any amount under Section 2.3(b) or (c) and no certificate has been delivered to Purchaser by Seller on or before the Remittance Deadline in accordance with Section 2.3(d), subject to Section 2.3(g), such amount shall be remitted by the Escrow Agent to the Receiver General for Canada in accordance with section 116 of the ITA.

(f) The Escrow Agent shall not remit the amounts referred to in Section 2.3(e) before the day after the Remittance Deadline.

(g) Where Purchaser has withheld any amount under Section 2.3(c) and no certificate has been delivered to Purchaser by Seller on or before the Remittance Deadline in accordance with Section 2.3(d), no amount shall be remitted by the Escrow Agent to the Receiver General for Canada if Seller delivers to Purchaser, on or before the Remittance Deadline, a comfort letter issued by the CRA in form and substance reasonably satisfactory to Purchaser extending the time period under which Purchaser is required to remit an amount in respect of the Purchase Price on behalf of Seller without being subject to interest and penalties, provided that in any such case, Seller shall indemnify Purchaser for any tax, interest, penalty or other amount payable by Purchaser as a result of Purchaser’s reliance on such comfort letter.

(h) Where Purchaser has withheld any amount under this Section 2.3 (the ‘‘Withheld Amount”) and Seller has delivered to Purchaser a comfort letter as described in Section 2.3(g), the Escrow Agent shall continue to withhold such amount until, either (i) the Escrow Agent pays such amount to Seller, which shall occur upon delivery to Purchaser of a certificate issued by the Minister of National Revenue under either (A) subsection 116(2) of the ITA, except that the Escrow Agent shall withhold and remit to the Receiver General for Canada the amount, if any, by which the Withheld Amount exceeds twenty-five percent (25%) of the certificate limit, or (B) subsection 116(4) of the ITA; or (ii) the Escrow Agent remits such amount to the Receiver General for Canada for the account of Seller if notified to do so by the CRA.

(i) Any amount paid by Purchaser or the Escrow Agent to the Receiver General for Canada under Section 2.3(d), (e), or (h) on account of tax (not including amounts in relation to penalties or interest) shall be treated for purposes of this Agreement as a payment to Seller on account of the Purchase Price upon delivery to Seller of confirmation from the CRA that such remittance was made on Seller’s behalf.

(j) For purposes of this Section 2.3, any certificate delivered to Purchaser shall be deemed not to have been delivered unless such certificate is reasonably satisfactory to Purchaser.

(k) Any amounts withheld under this Section 2.3 shall be converted into Canadian dollars on the date of withholding and, for the avoidance of doubt, any amount released to Seller under the terms hereof including any payment of interest pursuant to Section 2.3(d) or remitted to the Receiver General for Canada shall also be denominated in Canadian dollars.

(l) The provisions of this Section 2.3 shall apply, mutatis mutandis to any portion of the Purchase Price paid or payable at any time after the Closing.

(m) Where Purchaser assigns the right to purchase the Shares to an Affiliate of Purchaser, Purchaser shall so notify Seller, and Seller shall notify the CRA that such Affiliate of Purchaser, and not Purchaser, is the purchaser of the Shares. In the event Purchaser assigns the right to purchase the Shares to an Affiliate of Purchaser, the provisions of this Section 2.3 shall apply as if the references to Purchaser were references to such Affiliate of Purchaser.

(n) Purchaser and Seller agree to enter into an escrow agreement in the form attached hereto as Exhibit H (the “Section 116 Escrow Agreement”) with the Escrow Agent to provide for the remittance to, holding and release by the Escrow Agent of the amounts referred to in this section.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to Section 10.1(a) and except as set forth in the corresponding numbered section of the Disclosure Schedule (provided, however, that a matter disclosed with respect to one representation or warranty shall also be deemed to be disclosed with respect to each other representation or warranty to which the matter disclosed reasonably relates, to the extent such relationship is readily apparent on the face of the disclosure contained in the Disclosure Schedule), Seller represents and warrants to Purchaser as follows:

Section 3.1  Organization.  Each of Seller and the Company (a) is a corporation or other legal entity duly organized, validly existing and, if applicable, in good standing under the laws of its jurisdiction of organization; (b) has all requisite corporate or other legal entity power and authority to carry on its business and the Business as they are now being conducted and to own the properties and assets that such Person now owns or that are used in the Business; and (c) is duly qualified or licensed to do business in every jurisdiction in which such qualification is required. Seller has heretofore delivered to Purchaser complete and correct copies of the articles of amalgamation and by-laws of the Company as presently in effect.

Section 3.2  Authorization.

(a) Seller has the requisite corporate power and authority to execute, deliver and perform this Agreement and, subject to receipt of Stockholder Approval, to consummate the Closing. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the Closing have been duly authorized by the Board of Directors of Seller, and no other corporate action on the part of Seller is necessary to authorize the execution, delivery and performance by Seller of this Agreement or the consummation by Seller of the Closing, subject in the case of the consummation by Seller of the Closing to obtaining the Stockholder Approval.

(b) Seller’s Board of Directors, at a meeting duly called and held, has unanimously (i) approved and adopted this Agreement and approved the transactions contemplated hereby, (ii) determined that the transactions contemplated hereby are advisable, fair to, and in the best interests of Seller and its stockholders, and (iii) resolved to submit this Agreement to the stockholders of Seller for approval, file the Proxy Statement with the SEC and, subject to Section 5.4 hereof, recommend that the stockholders of Seller approve and adopt this Agreement.

(c) Seller’s Board of Directors has approved the Voting Agreements and taken all necessary action so that neither Section 203 of the Delaware General Corporation Law nor any “fair price,” “moratorium,” “control share acquisition” or other anti-takeover Law shall be applicable to this Agreement, the Voting Agreements or the transactions contemplated hereby or thereby and so that Purchaser will not be an “interested stockholder” (as such term is used in Section 203 of the Delaware General Corporation Law) with respect to Seller.

(d) The affirmative vote (in person or by proxy) of the holders of at least a majority of the outstanding shares of common stock of Seller at the Stockholders Meeting, or any adjournment or postponement thereof, in favor of the approval of this Agreement and the transactions contemplated hereby (the ‘‘Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of Seller or any of its Subsidiaries that is necessary to approve this Agreement, approve the transactions contemplated hereby, and perform and consummate the transactions contemplated by this Agreement.

Section 3.3  Execution; Validity of Agreement.   This Agreement has been duly executed and delivered by Seller, and, assuming due and valid authorization, execution and delivery hereof by Purchaser, is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar Law, now or hereafter in effect, relating to or limiting creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.4  Consents and Approvals; No Violations.   Except for the filing and mailing by Seller with the SEC of a proxy statement relating to the Stockholders Meeting (as amended or supplemented from time to time, the ‘‘Proxy Statement”), and the receipt of Stockholder Approval, and other filings required under, and other applicable requirements of, the Exchange Act and the rules and regulations promulgated thereunder, and the NASDAQ rules, and except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, state securities or blue sky laws, the HSR Act and the Investment Canada Act, none of the execution, delivery or performance of this Agreement by Seller or the consummation by Seller of the Closing or the execution, delivery or performance by Parent or the Voting Stockholder of the Voting Agreements or by Parent of the Guarantee will (a) conflict with or result in any breach of any provision of the amended and restated certificate of incorporation or amended and restated by-laws of Seller or any organizational document of the Company, (b) require any filing with or notice by Seller or the Company to, or the issuance or provision to Seller or the Company of, any permit, authorization, consent or approval of, any Governmental Entity, (c) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) or adverse modification of any terms or rights under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation (“Contract”) to which Seller, the Business, or the Company is a party or by which any of them or any of their respective properties, assets or rights may be bound, except for the consents obtained, to be obtained, or waived by Purchaser, in respect of Contracts set forth in Section 3.4 of the Disclosure Schedule, or (d) violate any statute, law, constitutional provision, code, regulation, ordinance, rule, ruling, judgment, decision, order, writ, injunction, decree, issued guidance or other requirement of any Government Entity (“Law”) applicable to Seller, the Company or any of their respective properties or assets.

Section 3.5  Ownership of Shares.   Except as set forth in Section 3.5 of the Disclosure Schedule, Seller is the record, legal and beneficial owner of all the issued and outstanding Shares, free and clear of all Encumbrances, except for any Encumbrances created by this Agreement.

Section 3.6  Capitalization.

(a) The issued and outstanding capital stock of the Company consists exclusively of the Shares. All the Shares are duly authorized, validly issued, fully paid and non-assessable. There are no options, rights or agreements to which any of Seller or the Company is a party or by which any of them may be bound obligating any of them (a) to issue, deliver or sell, or refrain from issuing, delivering or selling, any shares of capital stock of the Company, or to grant, extend or enter into any such option, right or agreement, (b) to repurchase, redeem or otherwise acquire, or to refrain from repurchasing, redeeming or otherwise acquiring, any shares of capital stock of the Company, or to grant, extend or enter into any such option, right or agreement or (c) to vote, or to refrain from voting, any shares of capital stock of the Company.

(b) As of the date hereof, the issued and outstanding capital stock of Seller consists exclusively of 11,016,877 shares of common stock, par value $0.01 (the “Seller Shares”). The aggregate voting power conveyed by the Voting Agreements to Purchaser shall be sufficient, by itself, to cause the Stockholder Approval at any stockholders meeting even if all other shares of capital stock of seller were voted against the Stockholder Approval.

Section 3.7  Subsidiaries.   The Company does not have any Subsidiaries, and the Company does not own, directly or indirectly, any capital stock or other ownership interests, or have any obligations to acquire any capital stock or other ownership interests or make any investment, in any corporation, partnership, joint venture or other Person.

Section 3.8  Financial Statements.   (a) True and complete copies of the Financial Statements are included in Section 3.8 of the Disclosure Schedule. The Financial Statements have been prepared in accordance with U.S. GAAP applied on a consistent basis and fairly present the financial position and the results of operations and cash flows of the Business as of the dates and for the periods referred to therein.

(b) The Company does not have any liabilities or obligations of any nature, whether accrued, absolute, fixed, known or unknown, contingent, or otherwise, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under U.S. GAAP, other than (a) liabilities that are set forth in the Financial Statements, (b) liabilities (including Taxes) incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, (c) liabilities under contractual obligations to be performed after the date hereof under Contracts set forth in Section 3.11 of the Disclosure Schedule or other Contracts to the extent not required to be listed therein (but excluding any obligations or liabilities that arise in connection with any such Contracts as a result of any breach, default or tort on or prior to the Closing Date in connection with such Contracts), and (d) liabilities set forth in Section 3.8(b) of the Disclosure Schedule.

(c) Following the Closing, all amounts deposited with the Royal Bank of Canada pursuant to the Blocked Accounts Agreement, dated February 29, 2008, among the Company, LV Administrative Services, Inc. and Royal Bank of Canada and the Cash Collateral Agreement, dated February 28, 2008, between the Company and Royal Bank of Canada will be, assuming termination of such agreements, available for distribution to Purchaser, but only to the extent that such amounts exceed the credit card charges secured by such deposited amounts.

Section 3.9  Absence of Certain Changes.   Except as set forth in Section 3.9 of the Disclosure Schedule, (a) since the Balance Sheet Date, there has not been any change, effect, event or circumstance that has had or would reasonably be expected to have a Material Adverse Effect, and (b) since March 31, 2008, the Company has not taken action that, if taken after the date hereof, would require Purchaser’s consent under Section 5.1.

Section 3.10  Property and Assets.

(a) Seller and its Subsidiaries have not engaged in the Business other than through the Company. The Company has, or on the Closing Date will have, good title to, or a valid lease, license or right to use, all assets, properties and rights used in the conduct of the Business as it is currently conducted and as is necessary to permit it to be conducted consistent with past practice, free of any Encumbrances other than Permitted Encumbrances.

(b) Except as set forth in Section 3.10(b) of the Disclosure Schedule, those real and other tangible properties purported to be owned by the Company are held free and clear of all Encumbrances other than (i) Encumbrances for Taxes not yet due and payable, (ii) mechanics’, materialmen’s, carriers’, warehousemen, workers’, repairers’, landlords’ and similar Encumbrances arising or incurred in the ordinary course of business consistent with past practice, (iii) zoning, entitlement, building and other land use regulations that are not violated by current occupancy or use, (iv) customary covenants, conditions, restrictions, easements and similar restrictions of record affecting title that do not impair current occupancy or use, (v) Encumbrances for Taxes that the Company is contesting in good faith, which are set forth in Section 3.10(b) of the Disclosure Schedule, and (vi) purchase money liens and liens securing rental payments under capital lease arrangements, provided that the underlying obligation is paid in the ordinary course of business consistent with past practice when due (clauses (i) through (vi) being “Permitted Encumbrances”). As of the date hereof, all tangible assets owned or leased by the Company are in satisfactory operating condition for the uses to which they are being put.

(c) Section 3.10(c) of the Disclosure Schedule sets forth a complete list of all Real Property and specifies which Real Property is owned and which is leased.

Section 3.11  Leases, Contracts and Commitments.   (a) Section 3.11(a) of the Disclosure Schedule sets forth a complete list as of the date hereof of Contracts to which the Company is a party (or by which the Business or any of the assets, properties or rights of the Company, or the Business is bound) and that (i) provides for or is reasonably likely to result in future payments by the Company or the Business, or to the Company or the Business, of more than $50,000 per annum (excluding purchase orders entered into or incurred in the ordinary course of business consistent with past practice); (ii) was entered into by the Company or the Business with Seller, any Affiliate of Seller (other than the Company) or with any officer or director of Seller or any Affiliate of Seller (including the Company) (other than such Contracts that were entered into before January 1, 2006 and are no longer in effect); (iii) is a partnership, limited liability company, joint venture or similar agreement, or pursuant to which the Company or the Business has an obligation to make an investment in or loan to any Person; (iv) under which the Company or the Business has created incurred, assumed, guaranteed or secured Indebtedness; (v) pursuant to which (A) payments were made by or to the Company or the Business during the twelve month period ended on the Balance Sheet Date in excess of $50,000, or (B) payments are reasonably anticipated by the Company or the Business, to be made by or to the Company or the Business during the twelve month period ending on the first anniversary of the Balance Sheet date in excess of $50,000; (vi) contains outstanding obligations relating to the settlement of any Proceeding; (vii) is a collective bargaining agreement, License, IT Contract, or similar agreement; (viii) relates to the acquisition or disposition of any business, operations or division (whether by merger, sale of stock, sale of assets or otherwise) to the extent any unresolved claims or actual or contingent obligations of any party thereunder remain; (ix) restricts the Company or the Business (including any Contract that would restrict Purchaser or any of its Subsidiaries at any time from and after the Closing) from engaging in any business activity anywhere in the world or (x) relates to cash management (any such Contract, whether or not listed in Section 3.11(a) of the Disclosure Schedule, a “Material Contract”).

(b) There is not and, to the Knowledge of Seller, there has not been claimed or alleged by any Person, with respect to any Material Contract, any existing default or event that, with notice or lapse of time or both, would constitute a default or event of default on the part of the Company or the Business or, to the Knowledge of Seller, on the part of any other party thereto. Each of the Material Contracts is in full force and effect and is valid and binding on the Company, and, to the Knowledge of Seller, each other party thereto.

Section 3.12  Suppliers and Customers.

(a) Section 3.12(a) of the Disclosure Schedule sets forth the names of the 10 largest customers of the Company as of the date hereof (as measured by revenue for the twelve-month period ended on the Balance Sheet Date) (with each governmental agency counted as a separate and distinct customer) and the 10 largest suppliers of the Company as of the date hereof (as measured by aggregate cost of items or services purchased for the twelve-month period ended on the Balance Sheet Date) and specifies the percentage of the Company’s revenues or purchased goods and services, accounted for by each such customer or supplier during such period.

(b) Except as set forth in Section 3.12(b) of the Disclosure Schedule, none of the Company or Seller (a) has been notified (x) of any dispute with any customer or supplier listed in Section 3.12(a) of the Disclosure Schedule or (y) by 10 or more customers or suppliers concerning any single issue or series of related issues that could reasonably be expected to have an adverse impact on the Company or (b) has been notified by any such customer or supplier that it intends or is threatening to terminate or otherwise adversely alter the terms of its business with Seller, any of its Subsidiaries or the Company, either as a result of the consummation of the transactions contemplated by this Agreement or otherwise.

Section 3.13  Commercial Relationships with Governmental Entities.   As of the date hereof, other than standard form non-exclusive licenses, the Company is not a party to a contract with any agency or department of any government (including any government-run or sponsored hospital).

Section 3.14  Ethical Practices.   Except as permitted under applicable Law, the Company has not offered or given anything of value to any official of a Governmental Entity, any political party or official thereof, or any candidate for political office (i) with the intent of inducing such Person to use such Person’s influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist the Company in obtaining or retaining business for, or with, or directing business to, any Person in contravention of any Law applicable to the Company, or (ii) constituting a bribe, kickback or illegal or improper payment to assist the Company in obtaining or retaining business for or with any Governmental Entity.

Section 3.15  Product and Service Warranties.   The Company (a) has not taken any action that has had or is reasonably likely to have, or failed to take any action the failure of which to take has had or would reasonably be expected to have, individually or in the aggregate, an adverse effect on (i) any express or implied manufacturer warranties of any products sold to it or (ii) any express or implied service warranties for any services provided by it and (b) does not provide a guaranty, warranty or other indemnity beyond the standard terms and conditions of sale set forth in Section 3.15 of the Disclosure Schedule, except (in the case of clause (b)) to the extent any warranties may be implied under applicable Law absent any express action by the Company.

Section 3.16  Insurance.   Section 3.16 of the Disclosure Schedule lists all insurance policies in effect as of the date hereof that provide coverage with respect to the business, or assets of the Company or the Business. No written notice of default, cancellation or termination has been received with respect to any such insurance policy, and to the Knowledge of Seller, no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default under any such insurance policy. There are no historical gaps in coverage with respect to any such policy, and no such limited of liability have been exhausted under any such policy.

Section 3.17  Litigation; Other Proceedings.   Except as set forth in Section 3.17 of the Disclosure Schedule, there is no Proceeding pending (or, to the Knowledge of Seller, threatened) (a) by, against or relating to the Company, the Business or any property or rights of the Company or the Business or (b) as of the date hereof, relating to this Agreement or any Related Document or any of the transactions contemplated hereby or thereby. Section 3.17 of the Disclosure Schedule sets forth a true, correct and complete list of all Proceedings resolved or settled from January 1, 2006 to the date hereof requiring payments by the Company in excess of $20,000. The Company is not subject to any outstanding order, writ, injunction or decree of any Governmental Entity (an “Order”). Each of the third, fourth and fifth items set forth in Section 3.17 of the Disclosure Schedule is currently covered by one or more of the insurance policies set forth in Section 3.16 of the Disclosure Schedule.

Section 3.18  Environmental and Health and Safety Matters.

(a) During the three years preceding the Closing Date, the Company has been and is in compliance with all applicable Environmental Laws.

(b) During the three years preceding the Closing Date, the Company has maintained and has been and is in compliance with all approvals, authorizations, consents, licenses, waivers, variances, certificates or permits required for the Business pursuant to Environmental Laws and has timely filed all applications for their renewal.

(c) There is no Proceeding pending (or, to the Knowledge of Seller, threatened) by, against or relating to the Company either (i) pursuant to Environmental Laws or (ii) arising from the Release or presence of or exposure to Hazardous Substances, whether on or off the property owned or operated by the Company.

(d) There are no conditions or circumstances, including without limitation the Release or presence of or exposure to any Hazardous Substances, reasonably anticipated to result in liabilities or obligations to, or requirements for notification, investigation or remediation by, the Company pursuant to Environmental Laws.

(e) To the Knowledge of Seller, no asbestos-containing materials, polychlorinated biphenyls, underground storage tank, or landfill, impoundment or other disposal area containing Hazardous Materials, is present at the property owned or operated by the Company.

(f) All waste materials generated by the Company have been properly stored, transported, treated and disposed of in accordance with all applicable Environmental Laws.

(g) Seller has provided to Purchaser all written environmental, health or safety assessments, audits, investigations, and sampling or similar reports directed to or obtained by the Company since January 1, 2005, including any documents relating to the Release or presence of or exposure to Hazardous Substances.

(h) No Encumbrances pursuant to Environmental Laws have been or are imposed on the property owned or operated by the Company, and to the Knowledge of Seller, no such liens have been threatened.

(i) For purposes of this Agreement:

(i) ‘‘Environmental Laws” means all Laws relating to: (i) protection, preservation or cleanup of the environment or natural resources; (ii) any Release or threatened Release, including, without limitation, control, investigation, study, assessment, testing, monitoring, containment, removal, remediation, cleanup or abatement of such Release or threatened Release; (iii) the management, manufacture, generation, formulation, processing, labeling, distribution, introduction into commerce, registration, use, treatment, handling, storage, disposal, transportation, re-use, recycling or reclamation of any Hazardous Substance, or (iv) health and safety.

(ii) ‘‘Hazardous Substances” means any substances, materials, wastes or agents that are designated as hazardous or toxic or subject to regulation or liability under Environmental Laws, including without limitation petroleum or any fraction thereof, asbestos, polychlorinated biphenyls, and mold.

(iii) ‘‘Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, of any Hazardous Substances at, in, on, into or onto the environment, including, without limitation, the migration of any Hazardous Substances through or in the environment.

Section 3.19  Compliance with Laws.

(a) Each of the Business and the Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders (“Permits”) of any Governmental Entity that is necessary for it to carry on its business as it is now being conducted and is in compliance with the terms and requirements of all such Permits and no suspension or cancellation of any of the foregoing is pending or to the Knowledge of Seller, threatened. Since January 1, 2006, none of the Company or the Business (i) has been in violation of any applicable Law or (ii) has received written notice of any violation or alleged violation of any Law, except violations or alleged violations that have been resolved prior to the date hereof without any continuing obligation or liability of the Company.

(b) Without limiting the generality of the foregoing, the manufacture, sale, marketing, and distribution of the Business Products are and have been in compliance, with all applicable Laws, including those related to use of radio frequency spectrums, customary manufacturing practices, labeling, advertising, record keeping, reporting of adverse events and filing of reports with applicable Governmental Entities. None of the Business Products have been recalled, withdrawn, suspended or discontinued (whether voluntarily or otherwise) since January 1, 2005. No Proceedings (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of the Business Products or pre-market approvals or marketing authorizations relating to the Business Products are pending or, to the Knowledge of Seller, are threatened, against Seller or the Company, at any time since January 1, 2005.

No representation or warranty is made under this Section 3.19 with respect to compliance with Environmental Laws, which is covered by Section 3.18.

Section 3.20  Employee Benefit Plans.   (a) Section 3.20(a) of the Disclosure Schedule contains a true and complete list of all Plans as of the date hereof. The Company has made available to Purchaser a true and complete copy of (i) each written Plan and all amendments thereto and each agreement creating or modifying any related trust or other funding vehicle, (ii) a written description of the material terms of each unwritten Plan; (iii) the most recent annual report with respect to each Plan (if any such report was required by applicable Law); (iv) the most recent summary plan description (or similar document) for each Plan; (v) the most recent determination letter received from the IRS with respect to each Plan, if applicable; (vi) the most recent available financial or actuarial report for each Plan, if applicable; and (vii) all material correspondence with any Governmental Entity regarding any Plan.

(b) No Plan is a “multi-employer pension plan,” as defined in Section 3(37) of ERISA or under the provisions of any other applicable Law nor is any Plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code. No liability under Title I or IV or Section 302 of ERISA, the penalty, excise tax or joint and several liability provisions of the Code or under any Law or regulation relating to the plans has been incurred by the Company or any ERISA Affiliate. The PBGC has not instituted proceedings to terminate any Title IV Plan and no condition exists that presents a risk that such proceedings will be instituted.

(c) No Plan is a “registered pension plan” as that term is defined in subsection 248(1) of the ITA.

(d) None of the Plans provide, and the Company has no liability with respect to, any post-employment life or health insurance or other welfare benefits except as may be required by Section 4980B of the Code or other applicable Law.

(e) Each Plan has been, to the extent applicable, established, registered, qualified, funded, invested, operated and administered in accordance with, and is in good standing under, its terms and applicable Law, including ERISA, the Code, the applicable Canada Pension Standards legislation and the ITA. To the Knowledge of Seller, there are no investigations by any Governmental Entity, termination proceedings or other claims (except routine claims for benefits payable under the Plans) against or involving any Plan or asserting any rights to or claims for benefits under any Plan. All contributions or premiums required by Law or by the terms of the Plan have been timely made. There are no taxes, penalties or fees owing or eligible under any of the Plans. All liabilities of the Company (whether accrued, absolute, contingent or otherwise) related to all Plans have been fully and accurately disclosed in accordance with U.S. GAAP in the Financial Statements and will be fully and accurately disclosed in the Closing Date Balance Sheet and no changes have occurred to any Plan or are reasonably expected to occur which could adversely affect the actuarial report related to such Plan, if any, or the Financial Statements.

(f) No Plan is intended to be “qualified” within the meaning of Section 401(a) of the Code.

(g) Except as listed on Section 3.20(g) if the Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise) (i) result in any payment or benefit becoming due or payable or required to be provided, to any director, employee or independent contractor of the Company, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code.

(h) All data reasonably necessary to administer each Plan has been provided to Purchaser and is true and correct, to the Knowledge of Seller. The Company may unilaterally amend, vary, revise, revoke, or terminate, in whole or in part, each Plan and take contribution holidays under or withdraw surplus from each Plan, subject only to approvals required by applicable Law and the terms of the Plans. Subject to obtaining any approvals under applicable Law, the Company may merge any Plan with any other arrangement, plan or fund and may transfer without restriction, the assets from any Plan to any other arrangement, plan or fund. There have been no withdrawals, applications or transfers of assets from any Plan or the trusts or other funding medical relating thereto except in accordance with the terms of each Plan, applicable Law and all applicable agreements. None of the Company or, to the Knowledge of Seller, any of its agents or fiduciaries, has been in breach of any contractual or fiduciary obligation with respect to the administration of any Plan or the trusts or other funding media related thereto. No insurance policy or other contract or agreement affecting any Plan requires or permits a retroactive increase in premiums or payments due thereunder.

(i) There exists no liability in connection with any former benefit plan relating to any employee or former employee of the Company or its beneficiaries that has terminated, and all procedures for termination of each such former benefit plan have been properly followed in accordance with the terms of such former benefit plans and applicable Law.

Section 3.21  Tax Matters.   (a) Each of the Company and each Company Predecessor has timely filed (or there have been filed on its behalf) with appropriate Governmental Entities all Tax Returns required to be filed by it on or prior to the date hereof, and such Tax Returns are correct in all material respects and all Taxes shown as due on such Tax Returns have been timely paid. No extension of time in which to file any such Tax Returns is currently in effect.

(b) All Taxes of the Company and each Company Predecessor to the extent due and payable as of the date hereof have been timely paid except to the extent of amounts that are being contested in good faith appropriate proceedings or that are reserved for Tax liabilities in the Financial Statements.

(c) There are no Encumbrances for Taxes upon any property or assets of the Company, except for Encumbrances for Taxes not yet due.

(d) Except as set forth in Section 3.21(d) of the Disclosure Schedule, no federal, state, provincial, local or foreign audits, examinations, investigations, reassessments, or other administrative proceedings (such audits, examinations, investigations and other administrative proceedings referred to collectively as “Audits”) or court proceedings are presently pending or, to the Knowledge of Seller, being initiated or considered with regard to any Taxes or Tax Returns filed by or on behalf of the Company or a Company Predecessor, and there are no outstanding issues which have been raised and communicated to Seller or the Company by any Governmental Entity for any fiscal period in respect of which a Tax Return of the Company has been audited. Since April 1,

2005, no Governmental Entity has challenged or disputed a filing position taken by the Company or a Company Predecessor in any Tax Return. Neither Seller nor the Company is aware of any contingent liabilities for Taxes or any grounds for an assessment or reassessment of the Company, including unreported benefits conferred on any stockholder of the Company. Neither Seller nor the Company has received any indication from any Governmental Entity that an assessment or reassessment of the Company is proposed in respect of any Taxes, regardless of its merits.

(e) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company.

(f) There is no obligation of the Company to contribute to the payment of any Tax or any portion of a Tax (or any amount calculated with reference to any portion of a Tax) of any Person other than the Company, including as transferee or successor, by Contract or otherwise.

(g) No claim has been made in writing by any authority in a jurisdiction where the Company does not file Tax Returns that the Company or a Company Predecessor is or may be subject to taxation by that jurisdiction.

(h) The Company has not constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code since January 1, 2006.

(i) Prior to the date hereof, the Company has made available to Purchaser complete and accurate copies of all Tax Returns filed by the Company on or prior to the date hereof for all tax periods beginning on or after January 1, 2005.

(j) Prior to the date hereof, the Company has made available to Purchaser complete and accurate copies of all audit reports, letter rulings, technical advice memoranda and similar documents received from any Governmental Entity since December 31, 2004 relating to the U.S. and Canadian federal, state, provincial, or local Taxes due from or with respect to the Company or a Company Predecessor.

(k) Neither the Company nor any Company Predecessor has “participated” in a “listed transaction”, nor to the Knowledge of Seller, in “reportable transactions” (as those terms are defined in Treasury Regulation Section 1.6011-4(b)).

(l) The Company has maintained and continues to maintain at its place of business in Canada all books and records required to be maintained under the ITA and any other applicable Law and any comparable Law of any province or territory in Canada, including Laws relating to sales and use taxes.

(m) The Shares are not “taxable Québec property” for purposes of the Taxation Act (Québec).

(n) Neither the Company nor any Company Predecessor has participated, directly or through a partnership, in a transaction or series of transactions contemplated in subsection 247(2) of the ITA or any comparable Law of any province or territory in Canada.

(o) None of the Company, any Company Predecessor or the Business is party to or bound by any tax sharing agreement, tax indemnity obligation in favor of any Person or similar agreement in favor of any Person with respect to Taxes (including any advance pricing agreement or other similar agreement relating to Taxes with any Governmental Entity). Without limiting the generality of the foregoing, the Company has not entered into an agreement contemplated in section 80.04, section 191.3 or subsection 18(2.3), 127(13), 127(20) or 125(3) of the ITA or any comparable Law of any province or territory of Canada.

(p) The Company has not claimed any reserves for purposes of the ITA (or for purposes of any analogous or comparable provincial, territorial or similar statute) for the most recent Tax year ending prior to the date hereof.

(q) No circumstances exist which could result in the application to the Company of sections 78, 80 to 80.04 or 160 of the ITA or any analogous provision of any comparable Law of any province or territory of Canada.

(r) All Canadian federal and provincial research and development investment tax credits claimed (and refunds received) by the Company or a Company Predecessor were claimed (and refunds received) by virtue of the Company or a Company Predecessor operating its business and all such tax credits were claimed (and refunds received) in accordance with the relevant rules and conditions under the ITA and applicable Canadian provincial or territorial legislation.

Section 3.22  Intellectual Property.

(a) Section 3.22(a) of the Disclosure Schedule contains an accurate and complete list of the following Owned Intellectual Property as of the date hereof: (i) Patents; (ii) applications and registrations for Trademarks and all material unregistered Trademarks; (iii) Internet domain names; and (iv) applications and registrations for Copyrights and all material unregistered Copyrights, in each case listing, as applicable, (A) the title of the application or registration, (B) the name of the current owner, (C) the jurisdiction where the application/registration is located, (D) the application or registration number, and (E) the status of the application or registration, including deadlines for any renewals or other required filings required to be made in the next six-months after the date of this Agreement.

(b) Except as set forth in Section 3.22(b) of the Disclosure Schedule, the Intellectual Property held under Licenses, together with the Owned Intellectual Property (collectively, the “Company Intellectual Property”), constitutes all of the Intellectual Property used or held for use in the conduct and operation of the Business of the Company as currently conducted and contemplated by Seller to be conducted, or necessary for the conduct and operation of the Business of the Company as currently conducted. Immediately following the Closing Date, no Intellectual Property relating to the Business will be owned by Seller.

(c) The Company is the sole and exclusive owner of all right, title and interest in or has the valid right to use, the Company Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances) and the Company shall have such rights immediately after the Closing Date. The Company has not granted to any third party, by License or otherwise, any material right or interest in such Intellectual Property, other than non-exclusive licenses to customers of the Business Products that are software related, in the ordinary course of business consistent with past practice.

(d) The conduct and operation of the Business as currently conducted and contemplated by Seller to be conducted, including the use of the Company Intellectual Property therein, does not, to the Knowledge of Seller, infringe upon, misappropriate, violate or conflict in any way with any rights (including rights in Intellectual Property) held by any Person. The Company’s past or present devices and the Company’s past and current methods do not infringe any valid claim of U.S. Patent Nos. 7,274,294 and 7,365,645. The past and current configurations of the RoamAlert tags do not transmit a VLF signal (3 to 30 kHz). The battery status of a tag that is displayed by the past and current RoamAlert Pocket Tag Readers is not related to a time of installation or manufacture of the battery. The power level of the signal output of past and current RoamAlert Pocket Tag Readers is not adjustable. RoamAlert tags, according to the current configuration, that transmit a battery level (or status) either continuously or when the battery level is low (or becoming low) to a RoamAlert Pocket Tag Reader were on sale in the U.S. before January 25, 2004. RoamAlert Pocket Tag Readers that receive a battery level (or status) from a tag and display an indication of the battery status, according to the current configuration, were on sale in the U.S. before January 25, 2004. RoamAlert tags that store and transmit warranty dates, but do not determine tag battery status based on the warranty dates (i.e., tag battery status is based on battery voltage), were on sale in the U.S. before January 25, 2004. RoamAlert Pocket Tag Readers that display warranty dates, but do not determine tag battery status based on the warranty dates (i.e., tag battery status is based on battery voltage), were on sale in the U.S. before January 25, 2004. Past and current configurations of the RoamAlert Pocket Tag Readers are not essential to the operation of the past and current configurations of the RoamAlert system. The Company has not received any written demand, written claim or written notice with respect to the Company Intellectual Property which alleges that the Company infringes upon, misappropriates, violates or conflicts with the Intellectual Property rights of any Person or which challenges the ownership, validity or enforceability of any Company Intellectual Property. There is no pending or, to the Knowledge of Seller, threatened written assertion or written claim that the use or exploitation of any Company Intellectual Property by the Company or the conduct of the business of the Company or of the

Business infringes upon, misappropriates, violates or conflicts with the rights of any Person. None of the Company Intellectual Property is subject to any outstanding order, judgment, decree or agreement adversely affecting the Company’s use thereof or rights thereto. The Company is not party to any Proceeding which involves a claim of infringement or misappropriation of any Intellectual Property of any third party or of any Company Intellectual Property.

(e) Except as set forth in Section 3.22(e) of the Disclosure Schedule, to the Knowledge of Seller, (i) there are no unauthorized uses, disclosures, infringements or misappropriations of any Company Intellectual Property by any third party and (ii) there is not any fact or matter which would or may create any such unauthorized use, disclosure, infringement or misappropriation.

(f) The Company has taken all commercially reasonable and appropriate steps to protect and preserve the rights in, and have complied with and are in compliance with all Laws (including marking requirements and payment of all applicable fees) with respect to, any Owned Intellectual Property that is issued, granted or registered by or with a Governmental Entity or for which an application therefor has been filed with any Governmental Entity, and all registrations for Owned Intellectual Property are valid, subsisting and enforceable and currently in good standing.

(g) The Company has taken commercially reasonable steps to protect and preserve the rights in all unregistered Intellectual Property. All current and former employees, consultants and contractors of the Company who contribute or have contributed to the creation or development of any of the Company Intellectual Property have executed written instruments with the Company that assign all rights, title and interest in and to any such contributions that the Company does not already own by operation of law. Except as set forth in Section 3.22(g) of the Disclosure Schedule, no current employee, officer, director, stockholder, consultant or independent contractor, or to the Knowledge of Seller, no former employee, officer, director, stockholder, consultant or independent contractor, has any right, claim or interest in or with respect to any Owned Intellectual Property.

(h) The Company is the licensee under the license agreements set forth in Section 3.22(h) of the Disclosure Schedule, which are all of the Licenses, except for (i) any IT Contracts (which are addressed in Section 3.23) and (ii) any license implied by the sale of a product, and there are no outstanding or, to the Knowledge of Seller, threatened disputes with respect to the Licenses. The Company has not granted a license to any Person to use any Intellectual Property other than non-exclusive licenses of Intellectual Property granted by the Company to customers in the ordinary course of business consistent with past practice.

(i) No License or any grant of exclusivity contained therein may be unilaterally terminated or materially altered by any third party which is a party to such License as a result of the consummation of the transactions provided for herein. The Company is in compliance and is not in default under any License and, to the Knowledge of Seller, third parties to any such License are in compliance and not in default under any License.

(j) Neither this Agreement nor the transaction contemplated hereunder will result in: (i) the Company or Purchaser granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to, the Company or Purchaser, or (ii) the Company or Purchaser being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses or of the Business.

(k) The Company’s collection, storage, use and dissemination of information and data, whether proprietary or not, relating to customers, clients and patients of customers or end-users (“Customer Information”) and any personally identifiable information are and have been in compliance with all applicable Laws relating to privacy, data security and data protection, and all applicable privacy policies and terms of use or other contractual obligations. All use, exploitation and disclosure in connection with the Business of Customer Information or Trade Secrets owned by a third party has been pursuant to the terms of a license agreement or another written agreement with such third party, or is otherwise lawful. The Company has reasonable security and data protections in place, consistent with general industry practices, with respect to third-party Trade Secrets or Customer Information, and any personally identifiable information, and there has been no material breach thereof or loss of data.

Section 3.23  Information Technology.   (a) Section 3.23(a) of the Disclosure Schedule contains an accurate and complete list, as of the date of this Agreement, of all IT Systems and each Contract to which the Company is a party relating to any such IT Systems pursuant to which the aggregate payments paid or payable by the Company with respect to such Contract exceeds $100,000 (each such Contract, an “IT Contract”). For purposes of this Agreement, “IT Systems” means electronic data processing, information, recordkeeping, communications, telecommunications, networking, account management, inventory management and other such applications, Computer Software, hardware, equipment and services (including all applications and software installed on all hardware and equipment), and all documentation related to the foregoing.

(b) No Computer Software owned by the Company and, to the Knowledge of Seller, no other Computer Software included in Company Intellectual Property, incorporates, is comprised of or distributed with Computer Software subject to the provisions of any “open source” or third party license agreement that (i) requires the distribution of source code in connection with the distribution of such software in object code form; (ii) materially limits the Company’s freedom to seek full compensation in connection with marketing, licensing and distributing such software; or (iii) allows a customer or requires that a customer have the right to decompile, disassemble or otherwise reverse engineer the software by its terms and not by operation of law.

(c) Each of the IT Systems: (i) is supported by a written Contract providing for appropriate maintenance and support and (ii) is subject to full and unrestricted access and use by the Company (and no third party agreement or consent is required to enable such access and use by the Company to continue after the Closing), (iii) is adequate in all material respects for their intended use and for the operation of the Business as currently conducted and contemplated to be conducted, and are in good working condition (normal wear and tear excepted), (iv) has not been subject to any material malfunction with respect to any such IT Systems that has not been remedied or replaced, (v) has not, to the Knowledge of Seller, been infected with any computer code or any other mechanisms which may: (A) disrupt, disable, erase or harm in any way such IT System’s operation, or cause such IT System to damage or corrupt any data, hardware, storage media, programs, equipment or communications, or (B) permit any third party to access such IT System without authorization, and (vi) has disaster recovery plans in place that are appropriate, in accordance with good industry practice, to minimize the disruption of business in the event of failure of the IT Systems, however arising.

Section 3.24  Labor Matters.

(a) Section 3.24(a) of the Disclosure Schedule lists as of the date hereof (i) all the employees and (ii) the Persons who are receiving remuneration for work or services provided to the Company who are not employees as of the date of this Agreement, and for each, the position, status, length of service, location of employment, and compensation of each employee and the terms on which each other Person who is providing work or services to the Company is engaged. As of the date of this Agreement, no employee of the Company is on long-term disability leave, extended absence or receiving benefits pursuant to the Workplace Safety and Insurance Act, 1999 (Ontario). The employment of all of the employees is terminable on such notice as is required by Law, including common law notice, or pursuant to the terms of a written agreement of employment.

(b) There is no labor strike, dispute, slowdown, stoppage or lockout actually pending, or to the Knowledge of Seller, threatened against the Company.

(c) No employee of the Company is represented by a labor union or labor organization. None of the Company or the Business is a party to or bound by any collective bargaining agreement, labor contract, letter of understanding, letter of intent, voluntary recognition agreement or legally binding commitment or written communication with any labor organization, labor union, trade union or employee organization and there are no pending, or to the Knowledge of Seller, threatened representation campaigns, elections or proceedings concerning union representation involving any employee of the Company.

(d) No labor union has been certified by the National Labor Relations Board as bargaining agent for any of the employees of the Company.

(e) There is no unfair labor practice charge or complaint against the Company pending or to the Knowledge of Seller threatened before the National Labor Relations Board. The Company is in compliance with all applicable local, state, federal and foreign Laws relating to labor and employment, including but not limited to Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, family and medical leave, and employee terminations. Except as set forth in Section 3.24(e) of the Disclosure Schedule, there are no complaints, lawsuits, arbitrations, administrative proceedings, or other proceedings pending or, to the Knowledge of Seller, threatened against the Company brought by or on behalf of any applicant for employment, any current or former employee, any person alleging to be a current or former employee, any class of the foregoing, or any Governmental Entity, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship. The Company is in compliance with the Workplace Safety and Insurance Act, 1997 (Ontario) and is not subject to any penalty assessments thereunder based upon a determination by the Workplace Safety and Insurance Board.

(f) There are no outstanding orders made under the Occupational Health and Safety Act (Ontario) relating to the Company or the Business. The Company is operating in compliance with all occupational health and safety laws, including the Workplace Hazardous Materials Information System (WHMIS), in connection with the Business. There are no pending, or to the Knowledge of Seller, threatened charges against the Company under occupational health and safety laws relating to the Business. There have been no fatal or critical accidents which have occurred in the course of the operation of the Business which have resulted in or that are reasonably likely to result in charges under the Occupational Health and Safety Act (Ontario). The Company has complied in all respects with any orders issued under occupational health and safety laws.

(g) Since the enactment of the WARN Act, the Company has not effectuated a ‘‘plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company, and there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company. Within the last six months, the Company has not incurred any liability or obligation which remains unsatisfied under the WARN Act or any other applicable Laws regarding the termination or layoff of employees.

(h) Except as set forth on Section 3.24(h) of the Disclosure Schedule, none of the employees or independent contractors engaged by the Company in the year immediately prior to the date hereof has indicated to the Company that he, she or it intends to resign, retire or terminate his, her or its engagement with the Company as a result of the transactions contemplated by this Agreement or otherwise. To the Knowledge of Seller, none of the employees of the Company is in violation of any non-competition, non-solicitation, non-disclosure or any similar agreement with any third party.

Section 3.25  Brokers or Finders.   Other than Merriman Curhan Ford & Co., whose fees and expenses will be paid by Seller, no agent, broker, investment banker, financial advisor or other firm is or will be entitled to any brokers’ or finder’s fee or other commission or similar fee in connection with the transactions contemplated by this Agreement except for any agent, broker, investment banker, financial advisor or other firm or Person engaged by Purchaser.

Section 3.26  Affiliate Transactions.

(a) None of (i) Seller or Parent, (ii) any Affiliate of the Company, Seller or Parent (other than the Company) or (iii) any director or officer of (x) the Company, Seller or Parent or (y) any Affiliate of the Company, Seller or Parent (each of the foregoing, a “Related Party”) has any interest in any Contract with, or relating to, the Business, the Company or any of the properties, assets or rights of the Company or the Business, except for those listed in Section 3.26(a) of the Disclosure Schedule and for normal compensation for services as an officer, director or employee of the Company.

(b) Section 3.26(b) of the Disclosure Schedule lists all current and non-current payment obligations to the Company as to which the obligor is a Related Party (other than de minimis advances in the ordinary course of business consistent with past practice to employees who are neither officers nor directors of the Company, Parent or Seller or any of their respective Affiliates). Without limiting the generality of the foregoing, no Related Party has any obligation under any outstanding guarantee, letter of comfort, letter of assurance, keepwell, letter of credit, performance bond, assurance bond, surety agreement, indemnity agreement or any other form of assurance or guaranty (a “Credit Support Obligation”) in connection with the Business or the Company.

(c) Section 3.26(c) of the Disclosure Schedule lists all current and non-current payment obligations of the Company to any Related Party (other than (x) amounts owing to employees that arise under the terms of their employment and related ordinary course benefit plans of the Company that are listed in the Disclosure Schedule and (y) ordinary course expense reimbursements to employees and directors of the Company relating to the performance of their duties for the Company). Without limiting the generality of the foregoing, the Company has no Credit Support Obligation in connection with any Related Parties or any of their respective businesses (other than the Business).

Section 3.27  Information Supplied.   The Proxy Statement will not, on the date it is first mailed to stockholders of Seller and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form with the applicable requirements of the Exchange Act. The representations and warranties contained in this Section 3.27 will not apply to statements or omissions included in the Proxy Statement based upon information furnished in writing to Seller by Purchaser specifically for use therein.

Section 3.28  Separation; Excluded Liabilities.

(a) The Business and the Company have at all times been operated separately from other businesses conducted by Seller. The Company and its predecessors have not, at any time, engaged in, managed, supervised, represented, held itself out to third parties or the public as conducting, or operated in any way the Implantable Chip Business.

(b) Section 3.28(b) of the Disclosure Schedule sets forth a list and detailed description of each Excluded Liability for which the Company, as of the date hereof, has any liability of any kind or nature, whether primary, successor or secondary, and whether or not accrued, contingent or required to be recorded under U.S. GAAP. By the Closing Date, Seller shall have taken all necessary actions, including by transferring liabilities and obtaining releases, to cause all Excluded Liabilities to have ceased to be liabilities (of any kind or nature, whether primary, successor or secondary, and whether or not accrued, contingent or required to be recorded under U.S. GAAP) of the Company.

Section 3.29  Solvency.   Seller is (and, as of the Closing Date, immediately after giving effect to all of the transactions contemplated by this Agreement, including, without limitation, the payment of all related fees and expenses, will be) Solvent. For purposes of this Agreement, the term ‘‘Solvent” means that, as of any date of determination, (a) the amount of the fair saleable value of the assets of Seller and its Subsidiaries, taken as a whole, exceeds, as of such date, the sum of (i) the value of all liabilities of Seller and its Subsidiaries, taken as a whole, including contingent and other liabilities, as of such date, as such terms are generally determined in accordance with the applicable federal Laws governing determinations of the solvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of Seller and its Subsidiaries, taken as a whole, on its existing debts and obligations (including contingent liabilities) as such debts and obligations mature; (b) Seller will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged by Seller following such date; and (c) Seller will be able to pay its liabilities, including contingent and other liabilities, as they mature.

Section 3.30  Opinion of Financial Advisor.  The financial advisor of Seller, Merriman Curhan Ford & Co., has delivered to Seller an opinion dated the date of this Agreement to the effect that, as of such date, the Purchase Price is fair to Seller from a financial point of view.

Section 3.31  Private Issuer.   The Company is a “private issuer” within the meaning of National Instrument 45-106 Prospectus and Registration Exemptions adopted by the Canadian Securities Administrators.

Section 3.32  Investment Canada Act.   The Company (a) is not engaged in the production of uranium and does not own an interest in a producing uranium property in Canada, (b) does not provide any “financial service”, as defined under Part IV of the Investment Canada Act (Canada), (c) does not provide any “transportation service”, as defined in the Investment Canada Regulations (SOR/85-611), and (d) is not a “cultural business”, as defined under Part IV of the Investment Canada Act (Canada).

Section 3.33  Competition Act.   For the purposes of Section 110 of the Competition Act, the aggregate value of the assets in Canada and the gross revenues generated from sales in/or from Canada, of the Company and its Subsidiaries (within the meaning of the Competition Act) is not greater than Cdn$50 million and Cdn$50 million per annum, respectively, in accordance with the Notifiable Transactions Regulations (SOR/87-348).

Section 3.34  Privacy Laws.

(a) The Company has complied at all times in all material respects with all Privacy Laws in connection with the collection, use and disclosure of Personal Information by the Company; and all Personal Information has been collected, used and disclosed with the consent of each individual to whom such Personal Information relates and has been used only for the purposes for which it was initially collected.

(b) The Company has had in place since March 31, 2005 a privacy policy governing the collection, use and disclosure of Personal Information by the Company and has collected, used and disclosed Personal Information in accordance with such policy.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Subject to Section 10.1(b), Purchaser represents and warrants to Seller that:

Section 4.1  Organization.   Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Connecticut, (b) has all requisite corporate or other legal entity power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns and (c) is duly qualified or licensed to do business in every jurisdiction in which such qualification is required.

Section 4.2  Authorization; Validity of Agreement.   Purchaser has the requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the Closing. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the Closing have been duly authorized by the Board of Directors of Purchaser, and no other corporate action on the part of Purchaser is necessary to authorize the execution, delivery and performance by Purchaser of this Agreement or the consummation by Purchaser of the Closing. This Agreement has been duly executed and delivered by Purchaser, and, assuming due and valid authorization, execution and delivery hereof by Seller, is a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar Law, now or hereafter in effect, relating to or limiting creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.3  Consents and Approvals; No Violations.   Except for filings required under, and other applicable requirements of, the Exchange Act and the rules and regulations promulgated thereunder, and the NASDAQ rules, and except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, state securities or blue sky laws, the HSR Act and the Investment Canada Act, none of the execution, delivery or performance of this Agreement by Purchaser or the consummation by Purchaser of the Closing will (a) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws or similar organizational document of Purchaser, (b) require any filing with or notice to, or permit, authorization, consent or approval of, any Governmental Entity, (c) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) or any adverse modification of any terms or rights under, any of the terms, conditions or provisions of any Contract to which Purchaser or any of its Subsidiaries is a party or by which any of them or any of their respective properties, assets or rights may be bound or (d) violate any Law applicable to Purchaser, any of its Subsidiaries or any of their respective properties or assets.

Section 4.4  Litigation.   As of the date hereof, there is no Proceeding pending or, to the Knowledge of Purchaser, threatened against Purchaser or any of its Affiliates relating to Seller, the Company, this Agreement or any Related Document or any of the transactions contemplated hereby or thereby.

Section 4.5  Brokers or Finders.   Neither Purchaser nor any of its Subsidiaries or its Affiliates has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

Section 4.6  Financing.   Purchaser has sufficient funds to enable it to consummate the transactions contemplated by this Agreement.

Section 4.7  Accredited Investor.   Purchaser is an “accredited investor” within the meaning of the National Investment 45-106 Prospectus and Registration Exemptions adopted by the Canadian Securities Administrators.

Section 4.8  No Other Representations and Warranties.  Purchaser acknowledges and agrees that Seller makes no representations or warranties other than as set forth in this Agreement, the Related Documents to which it is or will be a party, and any certificates or documents delivered pursuant to a requirement of hereto or thereto; provided that nothing herein or therein shall limit or prejudice any claim or action by Purchaser for fraud.

ARTICLE V

COVENANTS OF SELLER AND PURCHASER

Section 5.1  Interim Operations of the Company.  Except as expressly contemplated by this Agreement, during the period from the date of this Agreement to the Closing, Seller will cause the Company to conduct its operations according to its ordinary course of business consistent with past practice, and Seller will use and will cause the Company to use its commercially reasonable efforts to preserve intact its business organization, to keep available the services of its current officers and employees and to preserve the goodwill of and maintain satisfactory relationships with those Persons having business relationships with the Company or the Business. Without limiting the generality of the foregoing and except as otherwise expressly provided in this Agreement, Section 5.1 of the Disclosure Schedule or (after prior notice to Purchaser) required by Law, during the period from the date of this Agreement to the Closing, Seller will cause the Company not to and, solely to the extent relating to the Business, the Company, this Agreement, any Related Document or the transactions contemplated hereby or thereby, Seller shall not:

(a) (i) amend its articles of amalgamation or by-laws or similar organizational documents or (ii) (A) issue, sell, transfer, pledge, dispose of or encumber any shares of any class or series of its capital stock, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock, (B) declare, set aside or pay any non-cash dividend or any other distribution payable in stock or property (other than cash and cash equivalents) with respect to any shares of any class or series of its capital stock, (C) split, combine or reclassify any shares of any class or series of its stock or (D) redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares;

(b) [Intentionally omitted];

(c) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other corporate reorganization of the Company;

(d) change in any material respect any of the accounting methods used by it unless required by a change in applicable U.S. GAAP or Canadian reporting requirements;

(e) (i) adopt or change any accounting method relating to Taxes, (ii) make, change or revoke any material election relating to Taxes, or (iii) enter into any closing agreement relating to Taxes, settle any material claim or assessment relating to Taxes or consent to any material claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment;

(f) make or become legally committed to any new capital lease or any other new capital expenditure in excess of $25,000 individually or $50,000 in the aggregate, except for expenditures included in the consolidated capital expenditure budget of the Company set forth in Section 5.1(f) of the Disclosure Schedule, or fail to make any capital expenditure contemplated by Section 5.1(f) of the Disclosure Schedule;

(g) sell, lease, license, subject to any Encumbrance (other than Permitted Encumbrances) or otherwise dispose of any assets (including Company Intellectual Property) other than (i) the sale of assets having a market value not in excess of $25,000 individually or $50,000 in the aggregate and not otherwise material to the business of the Company or the Business, and (ii) the sale of inventory or excess or obsolete equipment, or settlement of accounts receivable, in each case in the ordinary course of business consistent with past practice;

(h) acquire or offer to acquire any corporation, partnership, limited liability company, other business organization or division thereof or any assets, in each case involving payments or receipt of consideration in excess of $25,000 individually or $50,000 in the aggregate (other than acquisitions from suppliers in the ordinary course of business consistent with past practice);

(i) make any loans or advances to any Person other than loans to employees (who are not officers or directors) in the ordinary course of business consistent with past practice;

(j) settle or compromise any Proceeding if such settlement or compromise (i) involves aggregate payments by (or forgiveness of amounts payable to) the Company after the Closing in excess of $100,000 in respect of any such Proceedings or in excess of $250,000 in respect of all such Proceedings, (ii) involves any relief other than money damages or (iii) relates to this Agreement, any Related Document, or any of the transactions contemplated hereby or thereby;

(k) cancel, compromise, fail to exercise, waive or release any right or claim, or series of related rights or claims, that have a value that would reasonably be expected to exceed $250,000 in the aggregate;

(l) create, incur, assume, guarantee or amend the terms of any Indebtedness, except for Indebtedness incurred pursuant to existing credit facilities in the ordinary course of business consistent with past practice;

(m) to the extent that such transaction would be required to be disclosed under Section 3.26 (Affiliate Transactions) if such transaction were entered into immediately prior to the date hereof, enter into any transaction with or for the benefit of any Related Party other than the transactions contemplated by this Agreement;

(n) except in the ordinary course of business consistent with past practice, enter into, assume or amend in any material respect, terminate, or waive or assign any material rights under, any Material Contract or other Contract or commitment that would be a Material Contract if entered into prior to the date hereof;

(o) fail to maintain insurance upon all its material assets and properties in such amounts and of such kinds comparable to that in effect since January 1, 2007;

(p) fail to continue its advertising and promotional activities, and pricing and purchasing policies in the aggregate in accordance with the ordinary course of business consistent with past practice;

(q) change in any material respect its policies or practices regarding its accounts receivable or accounts payable or fail to manage its working capital in accordance with past practice;

(r) fail to make any applications for renewal as and when required for any Permits necessary for the conduct of its business or the operation of its facilities or the Business;

(s) (i) make or commit to make any change in the compensation (including bonuses) payable or to become payable to any director, manager, officer or other employee of the Company (other than normal recurring salary and wage increases in the ordinary course of business consistent with past practice or pursuant to plans, programs or agreements existing on the date hereof and disclosed in the Disclosure Schedule) or (ii) enter into, or adopt or amend, any bonus, incentive, deferred compensation, insurance, medical, hospital, disability or severance plan, agreement or arrangement or enter into, adopt or materially amend any employee benefit plan or employment, consulting or management agreement, other than any such amendment to an employee benefit plan that is made to maintain the qualified status of such plan or its continued compliance with applicable Law;

(t) (i) adopt, amend or terminate any Plan or adopt or enter into any plan or arrangement that would be considered a Plan if it were in existence on the date hereof or increase the benefits provided under any Plan, or promise or commit to undertake any of the foregoing in the future or (ii) enter into, amend or extend any collective bargaining or other labor agreement;

(u) (i) hire any individual as a director, manager, officer or other employee of the Company without Purchaser’s prior written consent (not to be unreasonably withheld or delayed) except in the ordinary course of business consistent with past practice or (ii) terminate any employee without Purchaser’s prior written consent (not to be unreasonably withheld or delayed), unless such employee’s employment is terminated prior to the Closing Date for cause (as determined by Seller in its reasonable discretion) or due to such employee’s death, disability or voluntary resignation, or, except as otherwise provide by applicable Law;

(v) take, or agree to or commit to take, any action that would cause, or fail to take any action that would prevent, the failure of (i) any of the representations and warranties in Article III to be true and correct as if made and restated during the period after the date hereof through and including the Closing Date or (ii) any of the conditions to the Closing set forth in Article VI to be satisfied; or

(w) enter into any agreement, contract, commitment or arrangement to do any of the foregoing.

Seller shall not take any action that would cause, or fail to take any action that would prevent, during the period from the date hereof to the Closing (a) an adverse effect on (i) the ability of Seller to perform its obligations hereunder or to consummate the transactions contemplated hereby without delay or (ii) the ability of Parent or the Voting Stockholder to perform their respective obligations under the Guarantee or the Voting Agreements, (b) the result that the Voting Agreements would be applicable to less than a majority of the Seller Shares, or that except as set forth in the Voting Agreements, Purchaser would be unable unilaterally to cause the Stockholder Approval to occur by exercising the proxies set forth in the Voting Agreements and without any other Seller Shares having been voted or (c) the failure of (i) any of the representations and warranties in Article III to be true and correct as though made on and as of the Closing Date (or representations and warranties that by their terms speak specifically as of the date of this Agreement or another date to be true and correct as of such date), or (ii) any of the conditions to the Closing set forth in Article VI to be satisfied.

Section 5.2  Access.  (a) Seller shall cause the Company prior to the Closing to (a) give Purchaser and its authorized representatives, upon reasonable advance notice and during regular business hours, reasonable access to all books, records, personnel, officers and other facilities and properties of the Business and the Company, (b) permit Purchaser to make such copies and inspections thereof, upon reasonable advance notice and during regular business hours, as Purchaser may reasonably request and (c) cause the officers of the

Business and the Company to furnish Purchaser with such unaudited financial and operating data and other information with respect to the Business and the business and properties of the Company as is regularly prepared in the ordinary course that Purchaser may from time to time reasonably request and provide to Purchaser, whether or not requested, copies of all monthly and quarterly financial reports about the Business that are distributed to officers or directors of the Company or Seller; provided, however, that any such access shall be conducted at a reasonable time and not interfere with the normal operations of the business of Seller or the Company. No access or other provision of information shall limit any rights or remedies of Purchaser. Any information obtained by Purchaser pursuant to this Section 5.2 shall be subject to the terms and conditions of the Confidentiality Agreement.

Section 5.3  Preparation of the Proxy Statement; Stockholders Meeting.

(a) As soon as practicable following the date of this Agreement, Seller shall prepare the Proxy Statement, and within no more than 21 days after the date hereof and after consulting with Purchaser and giving Purchaser at least three Business Days to review and comment, Seller shall file the preliminary Proxy Statement with the SEC. Seller shall thereafter use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement and to cause the Proxy Statement to be mailed to the stockholders of Seller as promptly as practicable after the date of this Agreement. Seller shall promptly notify Purchaser upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement, shall consult with Purchaser prior to responding to any such comments or request or filing any amendment or supplement to the Proxy Statement, and shall provide Purchaser with copies of all correspondence between Seller and its representatives, on the one hand, and the SEC and its staff, on the other hand relating to the Proxy Statement. If at any time prior to the Closing any information in the Proxy Statement should be discovered by Seller which should be set forth in an amendment or supplement to the Proxy Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Seller shall promptly notify Purchaser and, to the extent required by Law, file with the SEC and mail to its stockholders an appropriate amendment or supplement describing such information.

(b) Seller shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders Meeting”) for the purpose of obtaining Stockholder Approval. Subject to Section 5.4(c), Seller shall, through its Board of Directors, recommend to its stockholders approval of this Agreement and include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, Seller’s obligations pursuant to the first sentence of this Section 5.3(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to Seller of any Takeover Proposal or (ii) any Adverse Recommendation Change. Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to hold the Stockholders Meeting only if this Agreement is terminated in accordance with Section 7.1.

Section 5.4  No Solicitation.

(a) Seller shall, and shall cause its Subsidiaries and its and its Subsidiaries’ respective directors, officers and employees and each investment banker, financial advisor, attorney, accountant and each other advisor, agent or representative retained by or acting at the direction of Seller or any of its Subsidiaries in connection with the transactions contemplated by this Agreement (collectively, “Representatives”) to, (i) cease any discussions or negotiations with any Person with respect to a Takeover Proposal or that would reasonably be expected to lead to a Takeover Proposal, (ii) request the prompt return or destruction of any confidential information or evaluation material relating to the Company or the Business previously provided or furnished to any such Person and (iii) not terminate, waive, amend, modify or fail to enforce any provision of any standstill undertaking relating to Seller or any of its Subsidiaries (including any standstill undertaking contained in any confidentiality agreement) or confidentiality agreement relating to the Company to which it or any of its Subsidiaries is a party. Seller shall not, and shall cause the Company and its and the Company’s Representatives not to, directly or indirectly (i) solicit, initiate, facilitate or knowingly encourage any Takeover Proposal or any inquiry that constitutes or would reasonably be likely to lead to a Takeover Proposal or (ii) other than to inform such third party of the provisions of this Section 5.4, participate in any discussions or negotiations regarding any Takeover Proposal or any inquiry that constitutes or would reasonably be likely to lead to a Takeover Proposal, furnish to any Person any information or data with respect to, or otherwise cooperate with or take any action to knowingly facilitate any proposal that constitutes or would reasonably be expected to lead to any Takeover Proposal, or requires Seller to abandon, terminate or fail to consummate the transactions contemplated by this Agreement or (iii) enter into any letter of intent, memorandum of understanding, merger agreement or other agreement or understanding (whether oral or written, binding or nonbinding) relating to, or that would reasonably be expected to lead to, any Takeover Proposal. Notwithstanding the foregoing, prior to Stockholder Approval, if the Board of Directors of Seller determines, after consultation with outside counsel, in good faith by resolution duly adopted that an unsolicited written Takeover Proposal received after the date hereof other than in breach of this Section 5.4 constitutes or is reasonably likely to lead to a Superior Proposal and that it is reasonably necessary to take such action to comply with its fiduciary duties to the stockholders of Seller under applicable Law, then Seller, after giving Purchaser prompt written notice of such determination (and in any event no later than 48 hours after such determination), may (A) furnish any information with respect to Seller and the Company to the Person (and its Representatives) making such Takeover Proposal pursuant to a confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement, provided, that all such information provided or furnished to such Person has been provided or furnished previously to Purchaser or is provided or furnished to Purchaser concurrently with it being provided or furnished to such Person and (B) participate in discussions and negotiations with such Person (and its Representatives) regarding a Takeover Proposal. Seller agrees that any violation of this Section 5.4(a) by any Representative of Seller or any of its Subsidiaries shall be deemed a breach of this Section 5.4(a) by Seller.

(b) In the event Seller receives a Takeover Proposal or request for information or inquiry that relates to or would be reasonably likely to lead to a Takeover Proposal, Seller shall promptly (within 48 hours) provide Purchaser with a copy (if in writing) and summary of the material terms and conditions of such Takeover Proposal, request or inquiry and the identity of the Person (and its equity investors, if known by Seller) making such Takeover Proposal, request or inquiry, and shall keep Purchaser reasonably informed of the status of any financial or other material modifications to such Takeover Proposal, request or inquiry, including by conveying a copy of all such modifications that are in writing, promptly (within 48 hours) of any of Seller’s officers’, directors’ or financial advisors’ receipt thereof.

(c) Except as expressly permitted by this Section 5.4(c), the Board of Directors of Seller or any committee thereof shall not and shall not publicly propose to (i)(A) withdraw or modify, in a manner adverse to Purchaser, the approval of this Agreement or the recommendation by such Board of Directors or committee that stockholders of Seller approve this Agreement (the “Board Recommendation”), (B) recommend to the stockholders of Seller, or approve or adopt, a Takeover Proposal or (C) in the event that any Takeover Proposal is publicly announced or any Person commences a tender offer or exchange offer for any outstanding shares of common stock of Seller, fail to issue a press release that reaffirms the Board Recommendation and, in the case of a tender offer or exchange offer, recommend against acceptance of such tender offer or exchange offer by Seller stockholders, in each case within 10 Business Days of such announcement or commencement (for the avoidance of doubt, the taking of no position by the Board of Directors of Seller in respect of the acceptance of any tender offer or exchange offer by its stockholders shall constitute a failure to recommend against any such offer) (any action, publicly proposed action or inaction described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) enter into, approve or authorize Seller or the Company to enter into any letter of intent, memorandum of understanding, or any merger, acquisition, option, joint venture, partnership or similar agreement (whether oral or written, binding or nonbinding) with respect to any Takeover Proposal (other than a confidentiality agreement, subject to the requirements set forth in Section 5.4(a)) (each, an “Acquisition Agreement”). Notwithstanding the foregoing, (x) the Board of Directors of Seller may, subject to compliance with this Section 5.4, withdraw or modify the Board Recommendation if such Board determines (after receiving the advice of its outside counsel) in good faith by resolution duly adopted that it is reasonably necessary to do so to comply with its fiduciary duties to the stockholders of Seller under applicable Law or (y) if the Board of Directors of Seller receives a Takeover Proposal that such Board determines, in good faith by resolution duly adopted, constitutes a Superior Proposal, Seller or the Company may, subject to compliance with this Section 5.4, enter into a definitive written Acquisition Agreement with respect to such Superior

Proposal if such Board determines (after receiving the advice of its outside counsel) in good faith by resolution duly adopted that it is reasonably necessary to do so to comply with its fiduciary duties to the stockholders of Seller under applicable Law and concurrently with entering into such Acquisition Agreement terminates this Agreement pursuant to Section 7.1(d)(ii) and concurrently therewith pays the Initial Termination Fee pursuant to Section 7.3(a) or Termination Fee pursuant to Section 7.3(b), as applicable. If Seller desires to enter into such a Acquisition Agreement with respect to a Takeover Proposal or to make a Adverse Recommendation Change, it shall give Purchaser written notice (an “Adverse Recommendation Notice”) containing a description of the material terms of such Takeover Proposal or any other basis for an Adverse Recommendation Change, the most current version of any Acquisition Agreement relating to the Superior Proposal, if any, any other information required by Section 5.4(b) and, if applicable, advising Purchaser that the Board of Directors of Seller has determined that such Takeover Proposal is a Superior Proposal, that such Board has determined (after receiving the advice of its outside counsel) in good faith by resolution duly adopted that it is reasonably necessary to do so to comply with its fiduciary duties to the stockholders of Seller under applicable Law and that the Board intends to enter into a definitive written Acquisition Agreement with respect to such Superior Proposal. Seller may make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.1(d)(ii) only (i) if at least five Business Days have passed since the date of the Adverse Recommendation Notice and (ii) if after taking into account any revised proposal that may be made by Purchaser since receipt of the Adverse Recommendation Notice, the Board of Directors of Seller shall have not changed its determination under clause (x) above or its determination that such Takeover Proposal is a Superior Proposal (it being understood that any amendment to the financial terms or other terms of such Superior Proposal shall require a new Adverse Recommendation Notice and a new five Business Day period).

(d) For purposes of this Agreement:

(i) “Takeover Proposal” means, other than a transaction between Seller and Purchaser, any proposal or offer, whether or not conditional, whether or not binding, and whether or not written, from any Person (other than Purchaser and its Subsidiaries) relating to any direct or indirect (A) acquisition of assets of Seller and the Company (including securities of the Company, but excluding sales of assets in the ordinary course of business consistent with past practice in compliance with this Agreement) equal to 20% or more of Seller’s consolidated assets or to which 20% or more of Seller’s revenues or earnings on a consolidated basis are attributable, (B) acquisition of 20% or more of the outstanding shares of common stock of Seller or of the Shares, voting power of Seller or the Company or any class of equity securities of Seller or the Company, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the outstanding shares of common stock of Seller or of the Shares or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Seller or the Company.

(ii) “Superior Proposal” means a bona fide written proposal or offer to acquire, directly or indirectly, more than 50% of the equity securities of Seller or all or substantially all of the assets of Seller and the Company on a consolidated basis (including an acquisition of all of the Shares), made by a third party, and which is otherwise on terms and conditions which the Board of Directors of Seller determines in its good faith judgment and by resolution duly adopted (after consultation with outside counsel and its financial advisors and in light of all relevant circumstances that the Board of Directors deems relevant, including all the terms and conditions of such proposal and this Agreement and the timing and certainty of consummation) to be more favorable to Seller’s stockholders from a financial point of view than the terms set forth in this Agreement or the terms of any other proposal made by Purchaser after Purchaser’s receipt of an Adverse Recommendation Notice, and which the Board of Directors of Seller determines in good faith is reasonably capable of being consummated on the terms so proposed, taking into account any financing and approval requirements, timing of such consummation and all financial, regulatory, legal and other aspects of such proposal that the Board of Directors deems relevant.

(e) Nothing in this Section 5.4 shall prohibit the Board of Directors of Seller from taking and disclosing to Seller’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or other applicable Law, if such Board determines, after consultation with outside counsel, that there is a reasonable likelihood that failure to so disclose such position would constitute a violation of applicable Law and it understood and agreed that, for purposes of this Agreement, any “stop, look and listen” communication by the Board of Directors to the stockholders of Seller pursuant to Rule 14d-9(f) of the Exchange Act or any similar communication to the stockholders shall not constitute an Adverse Recommendation Change; provided that, in no event will Seller, the Board of Directors of Seller or any committee thereof (A) recommend that the stockholders of Seller tender their shares in connection with any tender or exchange offer (or otherwise approve or recommend any Takeover Proposal) or (B) engage in an Adverse Recommendation Change, in each case other than in accordance with Section 5.4(c).

Section 5.5  Certain Pre-Closing Actions.

(a) [Intentionally Omitted].

(b) On or prior to the Closing:

(i) Seller shall cause all assets, properties and rights, which are listed (if any) in Section 3.10(a) of the Disclosure Schedule, to have been transferred to the Company, free and clear of Encumbrances, upon terms and conditions satisfactory to Purchaser.

(ii) Seller shall cause the Company to transfer all Excluded Liabilities of the Company, including liabilities of any kind relating to the Toolhound Business, to a Person that is not the Company, without any liability or obligation (including, without limitation, any indemnification obligations) of the Company at or after the Closing in respect of such transfer or Excluded Liabilities.

Section 5.6  Indebtedness.  (a) With respect to each item under Clause (ii) of the definition of “Net Indebtedness” that would exist with respect to the Company as of the Closing or immediately thereafter (other than (x) Deferred Purchase Price obligations not yet due on or immediately after the Closing Date, (y) obligations described in Clause (F) or (G) of the definition of “Net Indebtedness” that would not otherwise be covered by clause (ii) of the definition of “Net Indebtedness” and are not yet due on or immediately after the Closing Date and (z) capital leases, Seller shall deliver, at least four Business Days prior to the Closing Date, executed payoff letters or final invoices, as applicable, from each lender, creditor, noteholder or other counterparty to whom such obligation is owing (whether or not then due and payable), including, without limitation, in respect of the Indebtedness owed pursuant to that certain secured term note in the principal amount of $8.0 million in favor of Valens Offshore SPV II, Corp., in each case (A) that sets forth the amount to be paid on the Closing Date, together with wire transfer instructions, (B) evidencing that the payment of such amount would result in the full repayment, satisfaction, release, and discharge of all current and future obligations of the Company (and, in the case of hedging, swap or similar agreements, the complete unwind and settlement of such arrangements) in respect of such item (except obligations for indemnification and reimbursement that expressly survive repayment in full) and of all current and future Encumbrances relating to such item and (C) contemplating the delivery of UCC-3 termination statements and mortgage releases that when filed or recorded, as the case may be, will be sufficient to release any and all Encumbrances relating to such item. Seller shall arrange for delivery of all such UCC-3 termination statements and mortgage releases, if any, at the Closing.

(b) All actions taken by Seller and the Company in connection with Section 5.6(a) shall be in accordance with applicable Law and on terms and conditions reasonably acceptable to Purchaser.

Section 5.7  Efforts and Actions to Cause Closing to Occur.  (a) Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser and Seller shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable to consummate the Closing as promptly as practicable, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing and the taking of such actions as are necessary to obtain any requisite approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waivers by any third party or Governmental Entity, (ii) defending all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the Closing, and (iii) causing to be lifted or rescinded any ruling, Order or other action of any Governmental Entity adversely affecting the ability of the parties to consummate the Closing, provided that, without Purchaser’s consent, Seller shall not enter into any settlement with holders or purported holders of any securities or rights to acquire securities of Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement unless such settlement does not have any adverse effect on the Business, Purchaser or on Seller’s ability to satisfy its Closing obligations under this Agreement. In addition, no party hereto shall take any action after the date hereof that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity or other Person required to be obtained prior to Closing.

(b) If any party hereto or Affiliate thereof receives a request for information or documentary material from any Governmental Entity with respect to this Agreement or any of the transactions contemplated hereby, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

(c) The parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining the requisite approvals, consents or Orders of each applicable Governmental Entity, including, without limitation:

(i) cooperating with each other in connection with filings under the Exchange Act and the rules and regulations promulgated thereunder and the NASDAQ rules;

(ii) cooperating with each other in connection with any filings required under the HSR Act and any foreign investments Laws or any other antitrust Laws;

(iii) furnishing to the other party all information within its possession that is required for any application or other filing to be made by the other party pursuant to the HSR Act, any foreign investment Laws or any other antitrust Laws, including without limitation the Investment Canada Act, in connection with the transactions contemplated by this Agreement;

(iv) promptly notifying each other of any communications from or with any Governmental Entity with respect to the transactions contemplated by this Agreement;

(v) not agreeing to participate in any meeting or discussion with any Governmental Entity in connection with proceedings under or relating to the HSR Act, any foreign investment Laws or any other antitrust Laws, unless it consults with the other party in advance, and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat; and

(vi) consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act, any foreign investment Laws or any other antitrust Laws.

(d) Prior to Closing, each party shall, and Seller shall cause the Company to, use commercially reasonable efforts to obtain from any third party that is not a Governmental Entity any consents, licenses, waivers, approvals or authorizations and send any notices, in each case, which are required to be obtained, made or sent in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement (the “Third-Party Consents”); provided that no material modification of any Contracts or entrance into new Contracts other than in the ordinary course of business consistent with past practice shall be made pursuant to this Section 5.7(d) without the prior written consent of Purchaser.

(e) Notwithstanding the foregoing, this Section 5.7 shall not require Purchaser to, or to cause any of its Subsidiaries to, (i) provide any non-public information concerning its or its Subsidiaries’ operations to any other party hereto, (ii) make or agree to make any out-of-pocket payment other than application fees and other nominal payments or (iii) propose, negotiate, commit to and effect, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of any assets or businesses of Purchaser or any of its Subsidiaries or to otherwise take or commit to take actions that limit Purchaser’s or its Subsidiaries’ freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ businesses, product lines or assets or otherwise make concessions to any Governmental Entity relating to the conduct of the Business or any business of any of Purchaser or its Subsidiaries. Seller shall cause the Company and the Company Subsidiaries to not take any action described in clause (iii) without the consent of Purchaser.

(f) Seller shall provide Purchaser with all data, certifications and information (including good faith projections) that Purchaser deems reasonably necessary for the firm referenced in Section 6.2(e) to be able to provide the opinion referenced therein (and Purchaser may, without liability hereunder or under the Confidentiality Agreement, provide such information to such firm). Purchaser shall use commercially reasonable efforts to obtain such opinion.

Section 5.8  Tax Matters.

(a) Apportionment of Taxes.

(i) In order appropriately to apportion any Taxes relating to a period that includes the Closing Date, the parties hereto will to the extent permitted by applicable Law, treat and, if required, elect with the relevant taxing authority to treat, for all purposes the Closing Date as the last day of a taxable period of the Company (a “Short Period”), and such period shall be treated as a Short Period and a period ending on the Closing Date for purposes of this Agreement.

(ii) For purposes of this Agreement, “Pre-Closing Period Taxes” means:

(A) with respect to Taxes imposed upon the Company with respect to taxable periods ending prior to or on the Closing Date, all Taxes due for such taxable period other than Taxes attributable to the portion of the Closing Date after the Closing (regardless of whether such Taxes are due and payable at Closing); and

(B) with respect to Taxes imposed upon the Company with respect to taxable periods beginning before and ending after the Closing Date (each, a “Straddle Period”), the portion of any such Taxes that is allocable to the portion of the Straddle Period ending on the Closing Date (such Taxes, the “Pre-Closing Straddle Taxes”), determined in accordance with the following:

1) In the case of Taxes that are either (x) based upon or related to income, receipts or stockholders’ equity or (y) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), including in transactions contemplated by this Agreement (regardless of whether such transaction occur before or after the Closing Date) or undertaken to implement this Agreement, Pre-Closing Period Straddle Taxes shall be deemed equal to the amount that would be payable if the Tax year ended on the Closing Date. For purposes of this clause (1), any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the entire amount of such item allocated to the Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

2) In the case of Taxes (other than those described in clause (1) above, and Taxes addressed in Section 5.8(b) (Transfer Taxes)) imposed on a periodic basis with respect to the Company or otherwise measured by the level of any item, Pre-Closing Straddle Taxes shall be deemed to equal (x) the aggregate amount of such Taxes for the entire Straddle Period (or, in the case of Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period) multiplied by (y) a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

(b) Transfer Taxes and Other Closing Expenses.  Seller shall pay directly, or reimburse Purchaser promptly upon demand and delivery of proof of payment, all excise, sales, transfer, documentary, filing, recordation and other similar taxes, levies, fees and charges, if any (including all real estate transfer taxes and conveyance and recording fees, if any), that may be imposed upon, or payable or collectible or incurred in connection with, this Agreement and the transactions contemplated hereby (such Taxes, “Transfer Taxes”).

Seller shall be responsible for preparing and timely filing any Tax Returns required with respect to any such Transfer Taxes. Purchaser and Seller shall cooperate with each other in order to minimize applicable Transfer Taxes in a manner that is mutually agreeable and in compliance with applicable Law, and shall to that extent execute such documents, agreements, applications, instruments or other forms as reasonably required, and as shall permit any such Transfer Taxes to be assessed and paid in accordance with applicable Law.

(c) Tax Returns.

(i) (A) Seller shall be responsible for the timely filing (taking into account any extensions received from the relevant Tax authorities) of all Tax Returns required by Law to be filed by (or to include) the Company, on or prior to the Closing Date and (B) all Taxes indicated as due and payable on such Tax Returns shall be paid or will be paid by Seller as and when required by Law to the extent such Taxes are not reflected on the Financial Statements and/or are not taken into account in calculating the Aggregate Adjustment. Unless a different treatment of any item is required by an intervening change in applicable Law, such Tax Returns shall be prepared on a basis consistent with those prepared for prior taxable periods. Seller shall not amend, without Purchaser’s prior written consent, which consent shall not be unreasonably withheld or delayed, a Tax Return of the Company.

(ii) The Company shall be responsible for the timely filing (taking into account any extensions received from the relevant tax authorities) of all Tax Returns required by Law to be filed by the Company after the Closing Date, it being understood that all Taxes indicated as due and payable on such returns shall be the responsibility of the Company, except for Pre-Closing Period Taxes and such Taxes which are the responsibility of Seller pursuant to this Agreement (including pursuant to this Section 5.8(c)) which Seller shall pay (as and when required by Law) to the extent such Taxes are not reflected on the Financial Statements and/or are not taken into account in calculating the Aggregate Adjustment. In the case of any Tax Return that contains any Taxes that Seller is required to pay, (A) the Company shall prepare such Tax Return on a basis consistent with the Tax Returns prepared for prior taxable periods (unless a different treatment of any item is required by an intervening change in applicable Law) and (B) the Company shall provide such Tax Return to Seller for Seller’s review prior to filing and make any changes requested by Seller that (1) are reasonable and (2) do not increase the Tax liability of Purchaser or the Company (in excess of Taxes that are reflected on the Financial Statements and/or taken into account in calculating the Aggregate Adjustment) for any Taxable period or otherwise materially adversely affect Purchaser or the Company. Neither Purchaser nor the Company shall amend, without Seller’s prior written consent, which consent shall not be unreasonably withheld or delayed, a Tax Return relating to a period that includes or ends on the Closing Date.

(d) Contest.

(i) For purposes of this Agreement, a “Contest” is any audit, court proceeding or other dispute with respect to any Tax matter that affects the Company. Unless Purchaser has previously received written notice from Seller of the existence of such Contest, Purchaser shall promptly give written notice to Seller of the existence of any Contest relating to a Tax matter that is or may be Seller’s full or shared responsibility under this Agreement, but no failure to give such notice shall relieve Seller of any liability hereunder except to the extent, if any, that the rights of Seller with respect to such claim are actually prejudiced. Unless Seller has previously received written notice from Purchaser of the existence of such Contest, Seller shall promptly give written notice to Purchaser of the existence of any Contest.

(ii) Purchaser, on the one hand, and Seller on the other, agrees, in each case at no cost to the other party, to cooperate with the other and the other’s representatives in a prompt and timely manner in connection with any Contest. Such cooperation shall include, but not be limited to, making available to the other party, during normal business hours, all books, records, returns, documents, files, other information (including, without limitation working papers and schedules), officers or employees (without substantial interruption of employment) or other relevant information necessary or useful in connection with any Contest requiring any such books, records and files.

(iii) In the case of any Contest relating to a Tax matter arising in a period ending on or before the Closing Date or any other Contest for which Seller would be required to indemnify Purchaser in full pursuant to this Agreement, Seller shall have the right to represent the Company’s interests, to employ counsel of its choice at its expense and to control the conduct of such Contest. Seller shall have the right to settle or dispose of any Contest relating to such Tax matter; provided, however, that Seller shall consult with Purchaser regarding any such Contest and shall allow Purchaser to participate in any such proceeding and provided, further, that no settlement or other disposition of any claim for Tax which would adversely affect Purchaser or the Company in any taxable period ending after the Closing Date to any material extent (including, but not limited to, the imposition of income tax deficiencies, the reduction of asset basis or cost adjustments and the reduction of loss or credit carryovers) shall be agreed to without Purchaser’s prior written consent, which consent shall not be unreasonably withheld.

(iv) In the case of any Contest relating to a Tax Return for a Straddle Period (other than a Contest covered by Section 5.8(e)(iii), but only to the extent such Tax matter relates to Taxes for which Seller may be required to indemnify Purchaser pursuant to this Agreement, Purchaser and Seller shall jointly represent their interests in any Contest, shall employ counsel of their mutual choice and shall cooperate with the other and the other’s representatives in a prompt and timely manner in connection with any Contest. The parties shall mutually agree on any settlement or other disposition of the Contest. In the event Purchaser and Seller are unable to agree regarding any aspect of the conduct of any such Contest, the decision shall be made by the counsel employed to pursue such Contest on the basis of counsel’s good faith judgment regarding the course of action that would produce the overall lowest present value of Tax and litigation cost to the parties. Any such Contest expenses shall be shared by the parties to the extent they relate to a Tax matter, shall be borne by Purchaser and Seller in the same proportion as such related Taxes are borne economically by Purchaser and Seller.

(v) Purchaser shall have the right to control the conduct of any Contest in its sole discretion with respect to any other Tax matter.

(e) Cooperation on Tax Matters.  After the Closing, Seller, Purchaser, and the Company, will make available to the other, as reasonably requested, and to any taxing authority, all information, records or documents relating to the liability for Taxes or potential liability of the Company or a Company Predecessor for Taxes (or imposed with respect to the income or activities of Company) for all periods prior to or including the Closing Date and will preserve such information, records or documents until the expiration of any applicable statute of limitations or extensions thereof, including all information that either party may be required to report pursuant to Section 6043A of the Code and all Treasury Regulations promulgated thereunder and/or Section 231.2 of the ITA and any other applicable Canadian Law. Seller, Purchaser, and the Company agree to cooperate, and to cause their Affiliates to cooperate, with regard to any qualification or filing requirements or similar requirements relating to Taxes for the purpose of minimizing such Taxes. Purchaser and the Company will, upon reasonable request of Seller, use all reasonable commercial efforts to take reasonable steps, including obtaining any certificate or other document from, or effect any filing with, any taxing authority as may be considered desirable to mitigate, reduce or eliminate any Taxes that could be imposed on the Company and that could reasonably give rise to a right of indemnity hereunder, provided that Purchaser and the Company will not be required to expend more than nominal amounts of money to effect same, unless their reasonable costs of doing so are reimbursed by Seller.

(f) 256(9) Election.  Upon request of Seller, Purchaser and the Company will effect the election described in subsection 256(9) of the ITA.

(g) Section 338 Notice; Post-Closing Actions.  Purchaser covenants that it will, no later than January 31, 2009, provide a written notice to Seller of whether Purchaser has or will make an election under Section 338 of the Code with respect to the Company (the “Section 338 Election”). Purchaser further covenants that: (i) if Purchaser makes the Section 338 Election, it will indemnify Seller for the increase in U.S. federal income tax imposed as a result of the distribution or deemed distribution for U.S. tax purposes of any amounts with respect to the stock of the Company that directly results from an action of the Company after the Closing but before the day after the Closing Date; or (ii) if Purchaser does not make the Section 338 Election, Purchaser will indemnify Seller against the increase in the U.S. federal, state or local income tax of Seller for the taxable year that includes the Closing Date that is directly caused by actions of Purchaser or the Company after the Closing but before the end of the calendar year which includes the Closing Date.

(h) Termination of Existing Tax Sharing Agreements.  Any and all existing Tax sharing agreements or arrangements, written or oral, between Seller and the Company, shall terminate as of the Closing.

(i) Certain Post-Closing Events.  Purchaser agrees that Seller is to have no liability for any increase in Pre-Closing Period Taxes that results from any action by Purchaser or the Company after the Closing (including making or changing any Tax election or deemed Tax election, amending any Tax Return or taking any position on any Tax Return) and agrees to indemnify and hold harmless Seller and its Affiliates against any such increase in Tax imposed directly on Seller or Seller’s Affiliates.

Section 5.9  Publicity.  The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Purchaser and Seller. Each of Purchaser and Seller shall, and shall cause each of its Affiliates to, not issue or cause the publication of any press release or disclosure with respect to this Agreement or the transactions contemplated hereby without prior consultation with the other party, except as may be required by Law or by any listing agreement with a national securities exchange or trading market.

Section 5.10  Transition Services.  Except as agreed to in writing by Seller and Purchaser, all data processing, cash management, accounting, insurance, banking, personnel, legal, communications and other products and services provided to the Company by Seller or any Affiliate of Seller (other than the Company), including any agreements or understandings (written or oral) with respect thereto, shall terminate simultaneously with the Closing without any further action or liability on the part of the parties thereto.

Section 5.11  Intercompany Arrangements.  Seller shall arrange, in a manner that has no adverse Tax effects upon the Company, for Intercompany Accounts to be entirely settled effective as of the Closing, without any further liability of any kind on the part of the Company. In addition, except as otherwise expressly contemplated by this Agreement, all agreements and commitments, whether written, oral or otherwise, which are solely between the Company, on the one hand, and Seller and its Affiliates (excluding the Company), on the other hand, shall be terminated and of no further effect, simultaneously with the Closing without any further action or liability of any kind on the part of the Company.

Section 5.12  Maintenance of Books and Records.  After the Closing, each of the parties hereto shall preserve, until at least the eighth anniversary of the Closing Date, all pre-Closing Date records possessed or to be possessed by such party relating to the Company. After the Closing Date and up until at least the eighth anniversary of the Closing Date, upon any reasonable request from a party hereto or its representatives, the party holding such records shall (a) provide to the requesting party or its representatives reasonable access to such records during normal business hours and (b) permit the requesting party or its representatives to make copies of such records, in each case at no cost to the requesting party or its representatives (other than for reasonable out-of-pocket expenses); provided, however, that nothing herein shall require either party to disclose any information to the other if such disclosure would jeopardize any attorney-client or other legal privilege or contravene any applicable Law. Such records may be sought under this Section for any reasonable purpose, including to the extent reasonably required in connection with the audit, accounting, tax, litigation, federal securities disclosure or other similar needs of the party seeking such records. Notwithstanding the foregoing, any and all such records may be destroyed by a party not less than three (3) years from the Closing Date, if such destroying party sends to the other party hereto written notice of its intent to destroy such records, specifying in reasonable detail the contents of the records to be destroyed; such records may then be destroyed after the 60th day following such notice unless the other party hereto notifies the destroying party that such other party desires to obtain possession of such records, in which event the destroying party shall transfer the records to such requesting party and such requesting party shall pay all reasonable expenses of the destroying party in connection therewith.

Section 5.13  Insurance Policies.

(a) If (i) the Company would be entitled to the proceeds of a claim made after Closing under an occurrence-based insurance policy held by Seller or any of its Subsidiaries (other than the Company and the

Company Subsidiaries) before Closing and (ii) Purchaser informs Seller in a timely manner of such claim, Seller shall report and pursue such claim.

(b) Notwithstanding anything herein to the contrary, all proceeds paid out under insurance policies of Seller and its Subsidiaries from and after the Closing shall be for the benefit of Purchaser to the extent such proceeds are in respect of the Company or the Business, and Seller shall cause such proceeds to be transferred to Purchaser within five Business Days after receipt.

Section 5.14  Bank Accounts.  Seller shall provide Purchaser with a complete list of each of the bank accounts of the Company and the authorized signatories for each such account as soon as practicable before the Closing Date. The parties shall cooperate in connection with the replacement or supplementation of such signatories effective as of the Closing.

Section 5.15  Notices of Certain Events.  From and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement, Seller shall promptly notify Purchaser of: (a) any change or event that would cause any of the conditions in Article VI of this Agreement not to be satisfied; (b) any event that would constitute a breach or default by Seller of any representation, warranty, agreement or covenant of such Party contained in this Agreement; (including inaccuracies in representations and warranties as if made and restated on and as of a date between the date hereof and Closing); (c) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and (d) any Proceeding or investigation commenced or, to the Knowledge of Seller, threatened against, relating to or involving this Agreement, any Related Document or any transaction contemplated hereby or thereby; provided, however, that, (x) no such notice will be deemed to cure any breach or inaccuracy of any representation or warranty made pursuant to this Agreement or limit any rights or remedies and (y) no such notice will relieve any party of any obligation or liability under this Agreement.

Section 5.16  Further Assurances.  (a) From and after the Closing, each of Seller and Purchaser shall furnish or cause to be furnished to the other party and its employees, counsel, auditors and other representatives such information and assistance relating to the Company (to the extent within the control of such other party) as is reasonably necessary for financial reporting and accounting matters of the other party, including the furnishing of such documentation and information relating to the Company as may be reasonably requested in connection with the preparation of reports, accounts and other documents and materials to be filed with or submitted to the SEC or any stock exchange. In order to facilitate the resolution of any claims made against or incurred by Seller, for a period of five years following the Closing, Purchaser shall provide Seller and its Representatives reasonable access (for the purposes of examining and copying at the sole cost and expense of Seller), during normal business hours and on at least two (2) Business Days’ prior written notice, to those portions of the books and records of the Business kept by Purchaser solely with respect to periods prior to the Closing Date. In order to facilitate the resolution of any claims made against or incurred by Purchaser, for a period of five years following the Closing, Seller shall provide Purchaser and its Representatives reasonable access (for the purposes of examining and copying at the sole cost and expense of Purchaser), during normal business hours and on at least two (2) Business Days’ prior written notice, to those portions of the books and records of Seller solely with respect to periods prior to the Closing Date. Any information obtained by either party pursuant to this Section 5.16(a) shall be subject to the terms and conditions of the Confidentiality Agreement.

(b) At any time and from time to time, each party to this Agreement agrees, subject to the terms and conditions of this Agreement, to take such actions and to execute and deliver such documents as may be necessary to effectuate the purposes of this Agreement at the earliest practicable time.

Section 5.17  Change in Control Payments.  Notwithstanding anything in this Agreement to the contrary, Seller shall retain all liability with respect to, and shall indemnify and hold harmless Purchaser, the Company, and their respective Affiliates, for, any change in control payment, transaction bonus, retention bonus or similar payment to which any director, employee or former employee of the Company may be entitled in connection with the transactions contemplated by this Agreement (whether contingent or otherwise), including, without limitation, those payments which may be due under the plans, programs, agreements and arrangements set forth on Section 5.17(a) of the Disclosure Schedule (collectively, the “Change in Control Payments”); provided that Seller shall have no liability for amounts to the extent included in Closing Date Net Indebtedness. Purchaser agrees to assume the terms of the employment agreements listed on Section 5.17(b) of the Disclosure Schedule.

Section 5.18  Confidentiality.  Seller shall, and shall cause its Affiliates and its and their respective agents, representatives, employees, officers and directors to, from and after the Closing Date: (a) treat and hold as confidential all (and not disclose or provide any third party access to any) information relating to Trade Secrets and all other confidential or proprietary information of the Company and the Business (collectively, “Confidential Information”), (b) in the event that Seller, any of its Affiliates or any of its or their respective agents, representatives, employees, officers or directors becomes legally compelled to disclose any such information, provide Purchaser with prompt written notice of such requirement (to the extent legally permissible) so that Purchaser may seek (at Purchaser’s cost) a protective order or other remedy or waive compliance with this Section 5.18, and (c) in the event that such protective order or other remedy is not obtained, or Purchaser waives compliance with this Section 5.18, furnish only that portion of such Confidential Information that is legally required to be provided and cooperate with Purchaser (at Purchaser’s cost) to obtain assurances that confidential treatment will be accorded such Confidential Information; provided, however, that this Section 5.18 shall not apply to any information that, at the time of disclosure, (i) is available publicly or otherwise known to the public other than as a result of disclosure in breach of this Agreement or (ii) is required to be disclosed by applicable Law (subject to compliance with clauses (b) and (c) of this Section 5.18).

Section 5.19  Non-competition and Non-solicitation.

(a) To induce Purchaser to enter into the Agreement and consummate the transactions contemplated hereby and more effectively to protect the value of the Company, Seller shall not from the Closing until the date that is four years after the Closing Date, directly or indirectly, on its own behalf or for the benefit of any other Person:

(i) engage directly or indirectly in Competitive Activities, it being agreed that for purposes of the Agreement, a Person shall be deemed to be engaged in “Competitive Activities” if it, directly or indirectly, participates with, controls or has an ownership interest in, any Person that is engaged in the business of manufacturing, selling, financing, supplying, marketing or distributing Business Products or products that compete with Business Products, anywhere in the world; or

(ii) solicit, induce, encourage or attempt to persuade any employee of the Company to terminate his or her relationship with the Company, or offer employment to, or offer to conclude any Contract of services with, or hire or employ, any such Person.

(b) Seller acknowledges and agrees that the restrictions contained in this Section 5.19 are reasonable in scope and duration, and are necessary to protect Purchaser and the Company after the Closing Date. If any provision of this Section 5.19 as applied to any party or to any circumstance is adjudicated by a court to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforcement of this Agreement or this Section 5.19. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and/or to delete specific words or phrases, to the extent necessary to make it enforceable, and in its reduced form, such provision shall then be enforceable and shall be enforced. Seller further acknowledges and agrees that if it breaches or threatens to breach the provisions of this Section 5.19, then, in addition to monetary damages, Purchaser shall be entitled to specific performance and injunctive and other equitable relief to prevent or restrain a breach or threatened breach of such provision or to enforce its terms.

(c) Seller and each of its Affiliates and Purchaser confirm that the covenants not to compete and not to solicit granted pursuant to the Noncompete Agreement attached hereto as Exhibit G was granted to maintain and preserve the fair market value as of the date hereof of the Shares sold to Purchaser hereunder and does not relate to any events after the date hereof or the impact such events may have on such fair market value.

Seller agrees to indemnify and hold Purchaser harmless if Purchaser becomes subject to, or becomes liable for the payment of, any Tax in respect of Seller (and/or Parent) relying, in respect of the granting of such covenants, on proposed subsection 56.4(8) of the ITA and on any comparable provision under any applicable Canadian provincial statute.

Section 5.20  Antitakeover Statutes.  Following the date hereof, Seller shall not, and shall cause the Company not to, take any action to render inapplicable, or to exempt any third party from any provisions of any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws or regulations.

ARTICLE VI

CONDITIONS

Section 6.1  Conditions to Each Party’s Obligation to Effect the Closing.  The obligation of each party to consummate the Closing shall be subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a) Stockholder Approval.  The Stockholder Approval shall have been obtained.

(b) Statutes; Court Orders.  No Law shall have been enacted or promulgated by any Governmental Entity in the U.S. or Canada which prohibits the consummation of the Closing; and there shall be no Order of a court of competent jurisdiction in the U.S. or Canada in effect precluding consummation of the Closing.

(c) Regulatory Approval.  The waiting period under the HSR Act, only if applicable, shall have expired or been terminated, and all other consents or approvals of any Governmental Entity necessary for the consummation of the transactions contemplated hereby, including in connection with any foreign investment Laws or any other antitrust Laws, shall have been obtained and be in full force and effect.

Section 6.2  Conditions to Obligations of Purchaser to Effect the Closing.  The obligation of Purchaser to consummate the Closing shall be subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a) Subject to the standards set forth in Section 10.1(a), the representations and warranties of Seller set forth in Article III shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date subject to the standards set forth in Sections 10.1(a)).

(b) Seller shall have performed and complied with, in all material respects, all covenants and obligations required by this Agreement to be performed or complied with by it prior to or at the Closing (except that the agreements and covenants set forth in Sections 5.5 and 5.6 shall have been performed or complied with by Seller in all respects).

(c) Purchaser shall have received a certificate signed by a senior officer of Seller to the effect that the conditions set forth in clauses (a) and (b) above have been satisfied.

(d) Seller shall have delivered to Purchaser all of the items specified to be delivered by Seller in Section 2.1(c).

(e) Purchaser shall have received (at Purchaser’s sole cost and expense) an executed opinion dated as of the Closing from a firm reasonably satisfactory to Purchaser that Seller will be Solvent following the Closing, and such opinion shall be in a form reasonably satisfactory to Purchaser.

(f) Parent shall not have (i) applied for, consented to, or suffered to exist the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or other fiduciary of itself or of all or a substantial part of its property, (ii) made a general assignment for the benefit of creditors, (iii) commenced a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (iv) been adjudicated a bankrupt or insolvent, (v) filed a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesced to, or failed to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) taken any action for the purpose of effecting any of the foregoing, and Purchaser shall have received a certificate signed by a senior officer of Seller to the effect that the condition set forth in this clause (f) has been satisfied.

Section 6.3  Conditions to Obligations of Seller to Effect the Closing.  The obligations of Seller to consummate the Closing shall be subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a) Subject to the standards set forth in Section 10.1(b), the representations and warranties of Purchaser set forth in Article IV shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date subject to the standards set forth in Section 10.1(b)).

(b) Purchaser shall have performed and complied with, in all material respects, all covenants and obligations required by this Agreement to be performed or complied with by it prior to or at the Closing.

(c) Seller shall have received a certificate signed by an officer of Purchaser to the effect that the conditions set forth in clauses (a) and (b) above have been satisfied.

(d) Purchaser shall have delivered to Seller all of the items specified to be delivered by Purchaser in Section 2.1(b).

ARTICLE VII

TERMINATION

Section 7.1  Termination.  This Agreement may be terminated at any time prior to the Closing, whether before or after receipt of the Stockholder Approval:

(a) by the mutual written consent of Seller and Purchaser; or

(b) by either of Seller or Purchaser, upon written prior notice to the other:

(i) if the Closing shall not have occurred on or before January 14, 2009 (the “Walk-Away Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party if the failure of the Closing to have occurred on or before the Walk-Away Date was primarily due to the failure of such party to perform any of its obligations under this Agreement; and provided, further, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to Seller if a vote on the approval of this Agreement and the transactions contemplated hereby shall not yet have occurred at a duly convened Stockholder Meeting;

(ii) if any Law or Order having the effect set forth in Section 6.1(b) shall be in effect and shall have become final and nonappealable; or

(iii) if Stockholder Approval shall not have been obtained at the Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof (the effectiveness of such termination being subject to compliance with Section 7.3(a) if Seller is the terminating party).

(c) by Purchaser, upon prior written notice to Seller:

(i) if Seller shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than those set forth in Section 5.3 or 5.4), which breach or failure to perform (x) would give rise to the failure of a condition set forth in Section 6.2(a) or (b) and (y) cannot be cured by Seller by the Walk-Away Date or, if curable, is not cured within 45 days after Seller receives written notice from Purchaser of such breach, provided that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if Purchaser is then in material breach of any of its covenants or agreements contained in this Agreement;

(ii) (x) if Purchaser shall have received a Company Adverse Recommendation Notice, provided that Purchaser shall be permitted to terminate this Agreement pursuant to this Section 7.1(c)(ii) only on or before the end of the fifth (5th) Business Day after Purchaser’s receipt of the related Adverse Recommendation Notice, or (y) at any time after an Adverse Recommendation shall have occurred;

(iii) if any of the conditions set forth in Section 6.1 or 6.2 shall have become incapable of satisfaction before the Walk-Away Date; provided that a breach by Purchaser is not the cause thereof;

(iv) if Seller or the Company shall have breached in any material respect any of their respective obligations under Section 5.3 or Section 5.4.

(d) by Seller, upon prior written notice to Purchaser:

(i) if Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (x) would give rise to the failure of a condition set forth in Section 6.3(a) or (b) and (y) cannot be cured by Purchaser by the Walk-Away Date or, if curable, is not cured within 45 days after Purchaser receives written notice from Seller of such breach, provided that Seller shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Seller is then in material breach of any of its covenants or agreements contained in this Agreement;

(ii) prior to Stockholder Approval, if Seller (A) has complied with its obligations under Sections 5.3 and 5.4, (B) has paid the Initial Termination Fee pursuant to Section 7.3(a) or Termination Fee pursuant to Section 7.3(b), as applicable, and (C) in compliance with Section 5.4, concurrently enters into a definitive written Acquisition Agreement providing for a Superior Proposal, provided that Seller may not terminate this Agreement pursuant to this Section 7.1(d)(ii) until at least five Business Days have passed since the date of the most recent Adverse Recommendation Notice; or

(iii) if any of the conditions set forth in Section 6.1 or 6.3 shall have become incapable of satisfaction before the Walk-Away Date; provided that a breach by Seller is not the cause thereof.

Section 7.2  Effect of Termination.  In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Sections 7.2 and 7.3, and Article X, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Purchaser or Seller except (i) Seller may have liability as provided in Section 7.3 and (ii) nothing shall relieve any party from liability for fraud or any willful or intentional breach of this Agreement.

Section 7.3  Termination Fee.

(a) In the event that this Agreement is terminated by Seller pursuant to Section 7.1(d)(ii) prior to the time that a Pledge Default shall have occurred, then Seller shall pay to Purchaser the Initial Termination Fee, which Initial Termination Fee shall be paid concurrently with such termination, payable by wire transfer of same day funds, and such termination shall not be effective prior to such payment.

(b) In the event that this Agreement is terminated by Seller pursuant to Section 7.1(d)(ii), after a Pledge Default shall have occurred, then Seller shall pay to Purchaser the Termination Fee, which Termination Fee shall be paid concurrently with such termination, payable by wire transfer of same day funds, and such termination shall not be effective prior to such payment.

(c) In the event that this Agreement is terminated pursuant to Section 7.1(b)(iii) (regardless of whether a Pledge Default shall have occurred prior to such time), Seller shall pay to Purchaser the Initial Termination

Fee, which Initial Termination Fee shall be paid concurrently with such termination, payable by wire transfer of same day funds, and such termination shall not be effective prior to such payment.

(d) In the event that this Agreement is terminated by Purchaser pursuant to Section 7.1(c)(ii) or Section 7.1(c)(iv) in each case prior to the time that a Pledge Default shall have occurred, Seller shall pay to Purchaser the Initial Termination Fee within two Business Days of such termination, payable by wire transfer of same day funds.

(e) In the event that this Agreement is terminated by Purchaser pursuant to Section 7.1(c)(ii) or Section 7.1(c)(iv) in each case after the time that a Pledge Default shall have occurred, Seller shall pay to Purchaser the Termination Fee within two Business Days of such termination, payable by wire transfer of same day funds.

(f) In the event this Agreement is terminated by Seller or Purchaser pursuant to Section 7.1(b)(i) or by Purchaser pursuant to Section 7.1(c)(i) in each case prior to the time that a Pledge Default shall have occurred and (A) after the date of this Agreement but prior to the date of such termination a Takeover Proposal or a communication relating to a potential Takeover Proposal shall have been made known to Seller (or any director or officer of Seller) or shall have been made directly to its stockholders generally or any Person shall have publicly announced an interest in making or an intention (whether or not conditional) to make a Takeover Proposal and (B) Seller enters into an Acquisition Agreement with respect to, or consummates the transaction contemplated by, a Takeover Proposal within twelve months of the date this Agreement is so terminated, then Seller shall pay to Purchaser the Initial Termination Fee concurrently with (and as a condition to) the event under clause (B), payable by wire transfer of same day funds. For purposes of this Section 7.3(f), all references to “20%” in the definition of “Takeover Proposal” shall be deemed to be references to “50%.”

(g) In the event this Agreement is terminated by Seller or Purchaser pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii), or by Purchaser pursuant to Section 7.1(c)(i), in each case after the time that a Pledge Default shall have occurred and (A) after the date of this Agreement but prior to the date of such termination a Takeover Proposal or a communication relating to a potential Takeover Proposal shall have been made known to Seller (or any director or officer of Seller) or shall have been made directly to its stockholders generally or any Person shall have publicly announced an interest in making or an intention (whether or not conditional) to make a Takeover Proposal and (B) Seller enters into an Acquisition Agreement with respect to, or consummates the transaction contemplated by, a Takeover Proposal within twelve months of the date this Agreement is so terminated, then Seller shall pay to Purchaser the Termination Fee (less any amounts already paid pursuant to Section 7.3(c)) concurrently with (and as a condition to) the event under clause (B), payable by wire transfer of same day funds. For purposes of this Section 7.3(g), all references to “20%” in the definition of “Takeover Proposal” shall be deemed to be references to “50%.”

(h) Each of Seller and Purchaser acknowledges that the agreements contained in this Section 7.3 are an integral part of the Agreement. Following termination of this Agreement, amounts paid pursuant to this Section 7.3 shall constitute, for the party receiving the fee, such party’s sole and exclusive remedy following such termination (other than as provided in Section 7.2 above). If Seller shall fail to pay the Initial Termination Fee or the Termination Fee, as applicable, when due, Seller shall reimburse Purchaser for all reasonable costs and expenses actually incurred or accrued by Purchaser (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 7.3 together with interest on the amount of the Initial Termination Fee or the Termination Fee, as applicable, from the date such payment was required to be made until the date of payment at the annual Prime Rate as announced by JPMorgan Chase on the date such payment was required to be made.

ARTICLE VIII

INDEMNIFICATION

Section 8.1  Indemnification; Remedies.  (a) From and after the Closing, Seller shall indemnify, defend and hold harmless Purchaser, the Company, the respective Affiliates of each of the foregoing, and the respective officers, directors, employees and agents of each of the foregoing (“Purchaser Indemnified Persons”) from and against any and all Losses arising out of or relating to:

(i) any breach or inaccuracy of any of the representations and warranties of Seller contained in this Agreement by virtue of such breach or inaccuracy on and as of the Closing Date with the same effect as though made on such date or, in the case of any representation or warranty that speaks as of a specific date or time, on and as of such specific date or time;

(ii) any breach by Seller of its covenants or obligations contained in this Agreement;

(iii) (A) any Excluded Liabilities, or (B) any claims or threatened claims of any kind against any Person by any holders or purported holders of any securities or rights to acquire securities of Seller, Parent or any of their respective Affiliates in connection with the transactions contemplated by this Agreement, the Voting Agreements or the Guarantee, including without limitation claims alleging violation of fiduciary duties or securities laws or related to appraisal or dissenters’ rights;

(iv) except as required pursuant to the last sentence of Section 5.17, any representation or statement made by Seller or any of its Affiliates in any agreement, program, policy, arrangement or communication with its employees relating to “stay pay,” retention, change in control or similar payments or benefits; and

(v) the litigation matters included by Seller on Section 8.1(a)(v) of the Disclosure Schedule to be included as matters for which Purchaser shall be indemnified;

(vi) (A) any Pre-Closing Period Taxes (except to the extent that the amount of such Taxes has already been reflected in the Financial Statements and/or in the calculation of the Aggregate Adjustment) (B) any Taxes that are payable by Seller pursuant to Section 5.8, (C) any Taxes that are imposed on the Company or for which the Company may be liable as a result of being included in a consolidated group of which the Company was a member prior to the Closing Date pursuant to any provision of any U.S. or Canadian federal, provincial, state, local or foreign Tax Law (except to the extent that the amount of such Taxes has already been reflected in the Financial Statements and/or in the calculation of the Aggregate Adjustment), (D) from the breach or inaccuracy of any representation or warranty contained in Section 3.21 (Tax Matters) by virtue of such breach or inaccuracy on and as of the Closing Date with the same effect as though made on such date or, in the case of any representation or warranty that speaks as of a specific date or time, on and as of such specific date or time, (E) any breach by Seller or the Company of the covenants contained in Section 5.1(e) (Tax Elections), or (F) any Taxes that are payable by Purchaser by virtue of and as set forth in, Section 5.19(c);

(vii) the matter included by Seller on Section 8.1(a)(vii) of the Disclosure Schedule.

(b) Seller’s indemnification obligation under Section 8.1(a) shall be subject to each of the following limitations:

(i) with respect to indemnification under Sections 8.1(a)(i) and 8.1(a)(vii), such obligation to indemnify shall terminate on the first anniversary of the Closing Date (the “Cut-Off Date”) unless before such date Purchaser has provided Seller with an applicable Claim Notice, provided that (x) the representations and warranties in Section 3.2 (Authorization), 3.3 (Execution; Validity of Agreement), 3.5 (Ownership of Shares), 3.6 (Capitalization), 3.7 (Subsidiaries), 3.25 (Brokers or Finders), 3.28 (Separation; Excluded Liabilities) and 3.29 (Solvency) (the foregoing, collectively, the “Fundamental Representations”) shall survive the Closing indefinitely and (y) the representations and warranties in Section 3.21 (Tax Matters) and Section 3.18 (Environmental Matters) shall survive until 30 days after the expiration of the relevant statute of limitations;

(ii) there shall be no obligation to indemnify under Section 8.1(a)(i) for any item where the Losses relating thereto are less than $20,000;

(iii) there shall be no obligation to indemnify under Section 8.1(a)(i) for any Losses for which Seller, but for this Section 8.1(b)(iii), would be liable in excess of the Escrow Amount, provided, however, that that the limitation on indemnification set forth in this Section 8.1(b)(iii) shall not apply to any Losses arising out of or relating to breaches or inaccuracies of the Fundamental Representations or the representations and warranties in Section 3.18 (Environmental Matters) or 3.21 (Tax Matters); and

(iv) there shall be no obligation to indemnify under Section 8.1(a)(i) until the aggregate amount of all Losses exceeds $500,000, in which event only the first $250,000 of such aggregate amount of all Losses shall not be recoverable and amounts in excess of the first $250,000 shall be recoverable, provided, however, that the limitation on indemnification set forth in this Section 8.1(b)(iv) shall not apply to any Losses arising out of or relating to breaches or inaccuracies of the Fundamental Representations or the representations and warranties in Section 3.18 (Environmental Matters) or 3.21 (Tax Matters).

(c) From and after the Closing, Purchaser shall indemnify, defend and hold harmless Seller, the Company, the respective Affiliates of each of the foregoing and the respective officers, directors, employees and agents of each of the foregoing from and against any and all Losses arising out of or relating to (i) any breach or inaccuracy of any of the representations and warranties of Purchaser contained in this Agreement by virtue of such breach or inaccuracy on and as of the Closing Date with the same effect as though made on such date or, in the case of any representation or warranty that speaks as of a specific date or time, on and as of such specific date or time, (ii) any breach by Purchaser of its covenants or obligations contained in this Agreement, or (iii) the ownership, lease, use or operation of the Company or the Business from and after the Closing (provided, that indemnification of Losses shall not be available under this clause (iii) to the extent such Losses are attributable to matters indemnifiable pursuant to Section 8.1(a)(i), 8.1(a)(ii), 8.1(a)(iii), 8.1(a)(iv), 8.1(a)(v) or 8.1(a)(vi)).

(d) Purchaser’s indemnification obligation under Section 8.1(c)(i) shall be subject to each of the following limitations:

(i) such obligation to indemnify shall terminate on the Cut-Off Date unless before such date Seller has provided Purchaser with an applicable Claim Notice, provided that the representations and warranties in Sections 4.2 (Authorization; Validity of Agreement) and 4.5 (Brokers or Finders), shall survive the Closing indefinitely;

(ii) there shall be no obligation to indemnify under Section 8.1(c)(i) for any item where the Losses relating thereto are less than $20,000; and

(iii) there shall be no obligation to indemnify under Section 8.1(c)(i) until the aggregate amount of all Losses exceeds $500,000, in which event only the first $250,000 of such aggregate amount of all Losses shall not be recoverable and amounts in excess of the first $250,000 shall be recoverable, provided, however, that that the limitation on indemnification set forth in this Section 8.1(d)(iii) shall not apply to any Losses arising out of or relating to breaches or inaccuracies of the representations and warranties contained in Sections 4.2 (Authorization; Validity of Agreement) and 4.5 (Brokers or Finders).

Section 8.2  Notice of Claim; Defense.

(a) If (i) any third-party institutes or asserts any claim, demand, investigation, action or proceeding (each of the foregoing, a “Proceeding”) that may give rise to Losses for which a party (an “Indemnifying Party”) may be liable for indemnification under this Article VIII (a “Third-Party Claim”) or (ii) any Person entitled to indemnification under this Agreement (an “Indemnified Party”) shall have a claim to be indemnified by an Indemnifying Party that does not involve a Third-party Claim (a “Direct Claim”), then, in case of clause (i) or (ii), the Indemnified Party shall promptly send to the Indemnifying Party a written notice specifying the nature of such claim and the amount of all related Losses (a “Claim Notice”). The Indemnifying Party shall be relieved of its indemnification obligations under this Article VIII only to the extent that it is materially prejudiced by the failure of the Indemnified Parties to provide a timely and adequate Claim Notice. No Person shall be liable for any claim for indemnification under the Article VIII unless such claim arises prior to the applicable survival period and the applicable Claim Notice is delivered by the Indemnified Party to the Indemnifying Party prior to the expiration of the applicable survival period.

(b) In the event of a Third-Party Claim, the Indemnifying Party may elect to retain counsel of its choice, reasonably acceptable to the relevant Indemnified Parties, to represent such Indemnified Parties in connection with such Proceeding and shall pay the reasonable fees and expenses of such counsel. The Indemnified Parties may participate, at their own expense and through legal counsel of their choice, in any such Proceeding, provided that (i) the Indemnifying Party may elect to control the defense of the Indemnified Parties in connection with such Proceeding and (ii) the Indemnified Parties and their counsel shall cooperate with the Indemnifying Party and its counsel in connection with such Proceeding. The Indemnifying Party shall not settle any such Proceeding without the Indemnified Party’s prior written consent (which shall not be unreasonably withheld), unless the terms of such settlement provide for no relief other than the payment of monetary damages that are fully indemnified pursuant to this Article VIII. Notwithstanding the foregoing, if (x) the Indemnifying Party elects not to retain counsel and assume control of such defense, (y) both the Indemnifying Party and any Indemnified Party are or may be parties to or subjects of such Proceeding or conflicts of interests exist between the Indemnifying Party and such Indemnified Party or (z) the Proceeding is reasonably likely to establish a precedential custom or practice that is detrimental to the continuing business interests of the Indemnified Party, then the Indemnified Parties shall retain counsel reasonably acceptable to the Indemnifying Party in connection with such Proceeding and assume control of the defense in connection with such Proceeding, and the reasonable fees and expenses of no more than one such counsel per jurisdiction selected by the Indemnified Parties shall be reimbursed by the Indemnifying Party. Under no circumstances will the Indemnifying Party have any liability in connection with any settlement of any Proceeding that is entered into without its prior written consent (which shall not be unreasonably withheld).

(c) From and after the delivery of a Claim Notice, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its counsel, experts and representatives full access, during normal business hours, to the books, records, personnel and properties of the Indemnified Party to the extent reasonably related to the Claim Notice at no cost to the Indemnifying Party (other than for reasonable out-of-pocket expenses of the Indemnified Parties).

Section 8.3  Reductions for Insurance Proceeds and Other Recoveries.

(a) The amount of any Loss subject to indemnification hereunder or of any claim therefor shall be calculated net of any insurance proceeds (net of direct collection expenses) actually received by the Indemnified Party on account of such Loss. Each Indemnified Party shall use commercially reasonable efforts to seek full recovery under all insurance policies that such Person reasonably believes cover any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder. Any Losses shall be reduced (retroactively or prospectively) by any insurance proceeds, proceeds of subrogation and any indemnity, contribution or other similar payment from third parties actually recovered (net of direct collection expenses). The existence of a claim for monies by an Indemnified Party against an insurer or other third party in respect of any Losses shall not, however, delay any payment otherwise due and owing under this Article VIII.  In such event, the Indemnifying Party shall make payment in full to the applicable Indemnified Party of the amount due and owing under this Article VIII against an assignment by the Indemnified Party to the Indemnifying Party of the entire claim for insurance proceeds or against such third party. Notwithstanding any other provisions of this Agreement, the parties intend that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the provisions of this Article VIII or (ii) relieved of the responsibility to pay any claims for which it is obligated. If an Indemnified Party has received the payments required by this Article VIII from an Indemnifying Party in respect of any Losses and later receives insurance proceeds or other amounts in respect of such Losses, then the Indemnified Party shall as promptly as practicable pay to the Indemnifying Party a sum equal to the amount of insurance proceeds or other amounts received, net of any costs incurred in connection with such insurance or other third-party recoveries, up to the aggregate amount of any payments received from the Indemnifying Party pursuant to this Article VIII in respect of such Losses (or if there is more than one Indemnifying Party, the Indemnified Party shall pay each Indemnifying Party its proportionate share, based on the payments received from the Indemnifying Party, of such insurance or other proceeds).

(b) All indemnity payments made pursuant to this Article VIII shall be treated for all Tax purposes as adjustments to the consideration paid with respect to the Shares.

Section 8.4  No Duplication.

(a) Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

(b) Nothing in this Agreement shall prejudice any action by Seller or Purchaser for fraud.

Section 8.5  Rights Under Escrow Agreement.  In the event Seller has any liability to any Purchaser Indemnified Person pursuant to Section 8.1(a)(i) for any Losses, the Purchaser Indemnified Person shall receive payment thereof, first, against and to the extent of the balance of the Escrow Amount under the Escrow Agreement, and, thereafter, from any other Person from whom Purchaser may be entitled to recover. In the event Seller has any liability to any Purchaser Indemnified Person pursuant to Sections 8.1(a)(ii), 8.1(a)(iii), 8.1(a)(iv), 8.1(a)(v), 8.1(a)(vi) or for fraud, for any Losses, the Purchaser Indemnified Person shall receive payment thereof, first, against and to the extent of the balance of the Escrow Amount under the Escrow Agreement, and, thereafter, from any other Person from whom Purchaser may be entitled to recover.

Section 8.6  Tax Treatment of Payments.  Seller, Purchaser, the Company and their respective Affiliates shall treat any and all payments under this Article VIII as an adjustment to the Purchase Price for Tax purposes unless they are required to treat such payments otherwise by applicable Tax Laws.

ARTICLE IX

DEFINITIONS AND INTERPRETATION

Section 9.1  Definitions.  For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

“Accounting Arbitrator” has the meaning set forth in Section 2.2(c).

“Acquisition Agreement” shall have the meaning set forth in Section 5.4(c).

“Adverse Recommendation Change” shall have the meaning set forth in Section 5.4(c).

“Adverse Recommendation Notice” shall have the meaning set forth in Section 5.4(c).

“Affiliate” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

“Aggregate Adjustment” shall have the meaning set forth in Section 1.2(a).

“Agreement” or “this Agreement” shall mean this Stock Purchase Agreement, together with the Exhibits and Schedules hereto and the Disclosure Schedule.

“Audits” shall have the meaning set forth in Section 3.21(d).

“Balance Sheet Date” shall mean the date of the most recent audited balance sheet included in the Financial Statements.

“Base Purchase Price” shall have the meaning set forth in Section 1.2(b).

“Beneficially Owned” or “Beneficial Ownership” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act.

“Board Recommendation” shall have the meaning set forth in Section 5.4(c).

“Business” shall mean the development, manufacture, distribution and sale of (i) infant security systems; (ii) wander prevention systems; (iii) asset/personnel location and identification systems; and (iv) vibration monitoring instruments, but shall exclude the Toolhound Business and the Implantable Chip Business.

“Business Products” shall mean infant security systems, wander prevention systems, asset/personnel location and identification systems and vibration monitoring instruments.

“Business Day” shall mean a day other than Saturday, Sunday or any day on which the principal commercial banks located in the State of New York are authorized or obligated to close under the laws of such state.

“Canada Revenue Agency” shall have the meaning set forth in Section 2.3(d).

“Change in Control Payments” shall have the meaning set forth in Section 5.17.

“Claim Notice” shall have the meaning set forth in Section 8.2(a).

“Closing” shall have the meaning set forth in Section 2.1(a).

“Closing Certificate” shall have the meaning set forth in Section 2.2(a).

“Closing Date” shall mean the date on which the Closing occurs.

“Closing Date Balance Sheet” shall have the meaning set forth in Section 2.2(a).

“Closing Date Net Indebtedness” shall have the meaning set forth in Section 1.2(a).

“Closing Net Tangible Asset Value” shall have the meaning set forth in Section 1.2(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the recitals.

“Company Intellectual Property” shall have the meaning set forth in Section 3.22(b).

“Company Predecessor” shall mean any predecessors of the Company as a result of one or more amalgamations or wind-up.

“Competition Act” shall mean the Competition Act (Canada), as amended.

“Competitive Activities” shall have the meaning set forth in Section 5.19(a)(i).

“Computer Software” shall mean the source code, object code, the media on which such programs are recorded, and materials and information and other supporting documentation relating thereto, including without limitation all related: functional, technical and performance specifications; scripts, files, databases, flow charts, logic diagrams, interfaces, software tools, components and keys; installation, configuration, administration, operation and maintenance procedures and instructions; and training guides and user manuals and documentation.

“Confidential Information” shall have the meaning set forth in Section 5.18.

“Confidentiality Agreement” shall mean the letter agreement dated November 28, 2007 between Seller and Purchaser.

“Contest” shall have the meaning set forth in Section 5.8(e)(i).

“Contract” shall have the meaning set forth in Section 3.4.

“Copyrights” shall mean U.S. and foreign registered and unregistered copyrights (including those in Computer Software and databases), rights of publicity and, if applicable, all registrations and applications to register the same.

“Credit Support Obligation” shall have the meaning set forth in Section 3.26(b).

“Customer Information” shall have the meaning set forth in Section 3.22(k).

“Cut-Off Date” shall have the meaning set forth in Section 8.1(b)(i).

“Direct Claim” shall have the meaning set forth in Section 8.2(a).

“Disclosure Schedule” shall mean the disclosure schedule of even date herewith delivered by Seller to Purchaser simultaneously with the execution hereof.

“Encumbrances” shall mean any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever.

“Environmental Laws” shall have the meaning set forth in Section 3.18(i)(i).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA.

“Escrow Account” shall have the meaning set forth in Section 2.1(b)(ii).

“Escrow Agent” shall have the meaning set forth in Section 2.1(b)(ii).

“Escrow Agreement” shall have the meaning set forth in Section 2.1(b)(ii).

“Escrow Amount” shall have the meaning set forth in Section 2.1(b)(ii).

“Estimated Aggregate Adjustment” shall have the meaning set forth in Section 1.2(b).

“Estimated Closing Date Net Indebtedness” shall have the meaning set forth in Section 1.2(b).

“Estimated Net Tangible Asset Value” shall have the meaning set forth in Section 1.2(b).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Liabilities” shall mean any and all liabilities, whether primary or secondary, known or unknown, accrued or contingent, of any kind or nature, other than liabilities to the extent incurred solely as a result of the operation of the Business. Without limiting the generality of the foregoing, “Excluded Liabilities” shall include any and all liabilities incurred as a result of the operation of or in connection with the Implantable Chip Business or the Toolhound Business.

“Financial Statements” shall mean (a) the audited consolidated balance sheets of Seller as at December 31, 2007 and December 31, 2006, together with the audited consolidated statements of income and cash flows of Seller for the years ended December 31, 2005, 2006 and 2007, (b) the unaudited consolidated balance sheet of Seller as at March 31, 2008 together with the unaudited consolidated statements of income and cash flows of Seller for the quarter ended March 31, 2008, and (c) the unaudited balance sheet of the Company on a standalone basis as at March 31, 2008 together with the unaudited statements of income and cash flows of the Company on a standalone basis for the quarter ended March 31, 2008.

“Fundamental Representations” shall have the meaning set forth in Section 8.1(b)(i).

“GAAP” shall mean U.S. generally accepted accounting principles, consistently applied throughout the periods presented in accordance with Seller’s accounting policies and practices.

“Governmental Entity” shall mean a court, arbitral tribunal, administrative agency, commission, governmental or department, regulatory authority, agency or any stock exchange or self-regulatory authority, including NASDAQ.

“Guarantee” shall have the meaning set forth in the recitals.

“Hazardous Substances” shall have the meaning set forth in Section 3.18(i)(ii).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Implantable Chip Business” shall mean the development, manufacture, distribution or sale of implantable microchips.

“Indebtedness” of any Person shall mean, as of any date, the amount equal to the sum (without any double-counting) of the following obligations (whether or not then due and payable), to the extent they are of such Person or its Subsidiary or guaranteed by such Person or its Subsidiary, including through the grant of a security interest upon any assets of such Person: (i) all outstanding indebtedness for borrowed money owed to third parties, (ii) accrued interest payable with respect to Indebtedness referred to in clause (i), (iii) all obligations for the deferred purchase price of property or services (including any potential future earn-out, purchase price adjustment, releases of “holdbacks” or similar payments, but excluding any such obligations to the extent there is cash being held in escrow exclusively for purposes of satisfying such obligations) (“Deferred Purchase Price”), (iv) all obligations evidenced by notes, bonds, debentures or other similar instruments (whether or not convertible) or arising under indentures, (v) all obligations arising out of any financial hedging, swap or similar arrangements, (vi) all obligations as lessee that would be required to be capitalized in accordance with U.S. GAAP and (vii) all obligations in connection with any letter of credit, banker’s acceptance, guarantee, surety, performance or appeal bond, or similar credit transaction. For purposes of determining the Deferred Purchase Price obligations as of a specified date, such obligations shall be deemed to be the maximum amount of Deferred Purchase Price owing as of such specified date (whether or not then due and payable) or potentially owing at a future date. For the avoidance of doubt, the credit card charges secured by the deposited amounts referred to in Section 3.8(c) shall be deemed to be Indebtedness.

“Indemnified Party” shall have the meaning set forth in Section 8.2(a).

“Indemnifying Party” shall have the meaning set forth in Section 8.2(a).

“Initial Termination Fee” means $450,000 in cash.

“Intellectual Property” shall mean all of the following: Trademarks, Patents, Copyrights, Trade Secrets, Internet domain names and Licenses.

“Intercompany Accounts” shall mean all balances related to indebtedness, including any intercompany indebtedness, loan, guaranty, receivable, payable or other account between Seller and the Company.

“Investment Canada Act” shall mean the Investment Canada Act, as amended.

“IRS” shall mean the U.S. Internal Revenue Service.

“IT Contract” shall have the meaning set forth in Section 3.23(a).

“IT Systems” shall have the meaning set forth in Section 3.23(a).

“ITA” means the Income Tax Act (Canada), as from time to time amended.

“Kalina Pledge” shall mean the pledge of Company Shares by Parent under the Amended and Restated Stock Pledge Agreement dated as of December 28, 2007 among Applied Digital, Kallina Corporation, Valens U.S. SPV I, LLC, Valens Offshore SPV I, Ltd., Valens Offshore SPV II, Corp., Psource Structured Debt Limited, Computer Equity Corporation, Digital Angel Corporation and Digital Angel Technology Corporation.

“Knowledge of Seller” shall mean the actual knowledge of Scott R. Silverman, Seller’s Chief Executive Officer, William J. Caragol, Seller’s Chief Financial Officer, Daniel Gunther, the Company’s President and Chief Executive Officer, and Eric Graham, the Company’s Vice-President, Finance and Administration, and such knowledge that any such person would have acquired upon reasonable inquiry of those in the Company with relevant subject matter responsibility.

“Laurus Pledge” shall mean the pledge of Company Shares by Parent under the Amended and Restated Stock Pledge Agreement, dated as of December 28, 2007, among Applied Digital, Laurus Master Fund, Ltd., Valens Offshore SPV I, Ltd., Valens U.S. SPV I, LLC, Psource Structured Debt Limited and Computer Equity Corporation.

“Law” shall have the meaning set forth in Section 3.4.

“Licenses” shall mean all licenses and agreements pursuant to which the Company has acquired rights in or to any Intellectual Property, or licenses and agreements pursuant to which the Company has licensed or transferred the right to use any Intellectual Property.

“Losses” shall mean any and all damages, losses, actions, Proceedings, causes of action, obligations, liabilities, claims, encumbrances, penalties, demands, assessments, settlements, judgments, costs and expenses, including court costs and reasonable attorneys’ and disbursements and costs of litigation; provided, however, that Losses shall not include punitive, special, consequential, treble or exemplary damages or damages for business interruption or lost profits (except to the extent such damages are awarded in connection with a Third Party Claim for which indemnification is available to an Indemnified Party).

“Material Adverse Effect” shall mean any event, change, effect, development, condition or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, financial or other condition, or results of operations of the Company or the Business, provided, however, that, for purposes of this clause (a), except (other than in the case of clause (v) or (vi) below) to the extent such event, change, effect, development, condition or occurrence has a disproportionate effect on the Company or the Business when compared to other companies in the industry in which the Company or the Business operates, none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: any event, change, effect, development, condition or occurrence arising from or relating to (i) general business or economic conditions not specific or peculiar to the Company or the Business, (ii) national or international political or social conditions, including the engagement by the U.S. in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the U.S., or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S., (iii) financial, banking, or securities markets in general (including any disruption thereof and any decline in the price of any security or any market index) (provided that this clause (iii) shall not preclude the events, changes, effects, developments, conditions and occurrences that underlie or give rise to such disruption or such other events, changes, effects, developments, conditions and occurrences under clause (iii) from constituting, or being taken into account in determining whether there has been, a Material Adverse Effect), (iv) changes in GAAP, (v) the taking of any action required by this Agreement and the Related Documents (other than obligations to operate in the ordinary course of business and/or consistent with past practice or to comply with Section 5.1 hereof), or (vi) the announcement or disclosure of the transactions contemplated herein, or (b) the ability of Seller to perform its obligations hereunder or to consummate the transactions contemplated hereby without delay, or the ability of Parent or the Voting Stockholder to perform their respective obligations under the Guarantee or the Voting Agreements.

“Material Contract” shall have the meaning set forth in Section 3.11(a).

“Net Indebtedness” shall mean the amount (which may be a positive or a negative number), as of a specified time, equal to the difference of (i) the aggregate amount of all (A) unrestricted cash and cash equivalents (determined in accordance with U.S. GAAP) of the Company plus (B) restricted cash deposited with Royal Bank of Canada pursuant to the agreements referred to in Section 3.8(c) hereof; minus (ii) the aggregate amount, without double counting, of (A) all Indebtedness of the Company, plus (B) the aggregate amount of all prepayment premiums, penalties, breakage costs, “make whole amounts,” costs, expenses and other payment obligations of the Company that would arise (whether or not then due and payable) if all Indebtedness of the Company were prepaid (or, in the case of hedging, swap or similar arrangements, unwound and fully settled) in full at such specified time, plus (C) to the extent any item of such Indebtedness or any item described in the preceding clause (B) cannot be repaid at such specified time (e.g., as a result of an irrevocable advance notice requirement), all interest on and other accretion of such Indebtedness or other item that occurs between such specified time and the earliest date that repayment may occur (e.g., if notice were delivered at such specified time), plus (D) all amounts owing by the Company (whether or not then due and payable) to Seller or any of its Affiliates (other than the Company) or any directors, officers or employees of the Company who are also directors, officers or employees of Seller or any of its Affiliates (other than the Company), including in respect of any management, advisory or other fees, preferential payments, or other obligations of any kind, plus (E) all amounts owing (whether or not then due and payable) by the Company to any advisor or other Person (other than the Company) in connection with any actual or contemplated underwriting, capital markets financing, refinancing, recapitalization, change in control transaction, business combination transaction, sale of all or substantially all of the assets or equity of the Company, or similar matter, including in connection with this Agreement and the transactions contemplated hereby, plus (F) all amounts (whether or not then due and payable), where one of the conditions to the payment of such amount by the Company to any Person (other than the Company) is the execution, delivery, performance, or consummation of the transactions contemplated by this Agreement, including without limitation the Change in Control Payments, plus (G) the aggregate accrued and unpaid amount (whether or not then due and payable) of any bonuses that are as of such specified time or will be as of any later time owing by the Company to any director, officer or employee of the Company; provided, however, that clauses (F) and (G) above shall not include amounts required to be paid under the employment agreements listed on Section 5.17(b) of the Disclosure Schedule.  Notwithstanding anything herein to the contrary, “Net Indebtedness” of the Company as of the Closing shall exclude obligations to the extent repaid or terminated without further obligation before Closing (or to the extent repaid at the Closing with funds that are both (x) not included as cash of the Company in the Closing Date Net Indebtedness and (y) not provided by Purchaser on behalf of the Company or Seller). Notwithstanding anything herein to the contrary, any obligations of the Company whether or not set forth as of any prior Balance Sheet date which are paid at or after Closing by Seller or any Affiliate thereof (other than the Company) shall be excluded from the Closing Date Balance Sheet.

“Net Tangible Asset Value” shall have the meaning set forth in Exhibit C.

“Net Tangible Asset Value Adjustment” shall have the meaning set forth in Section 1.2(a).

“Notice of Dispute” shall have the meaning set forth in Section 2.2(b).

“Order” shall have the meaning set forth in Section 3.17.

“Owned Intellectual Property” shall mean Intellectual Property owned by the Company, excluding Intellectual Property associated with the Toolhound Business.

“Parent” shall have the meaning set forth in the recitals.

“Patents” shall mean issued U.S. and foreign patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention and similar statutory rights.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Permits” shall have the meaning set forth in Section 3.19(a).

“Permitted Encumbrances” shall have the meaning set forth in Section 3.10(b).

“Person” shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Personal Information” means information about an identifiable individual as defined in Privacy Law.

“Plan” shall mean each deferred compensation, incentive compensation, bonus, stock purchase, stock option, other equity compensation, employee benefit, supplemental unemployment benefit, severance or termination pay, salary continuation, medical, dental, surgical, disability, hospitalization, life insurance, welfare, profit-sharing, stock bonus, pension, savings, retirement, supplementary retirement, employment, termination, change in control or severance agreement plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company, or by any ERISA Affiliate, or to which the Company, or an ERISA Affiliate is party or has any liability with respect to, whether written or oral, for the benefit of any director, employee or former employee of the Company.

“Pledge Default” shall mean the exercise by any creditor of Parent of any rights to Beneficial Ownership of the Seller Shares subject to the Parent Voting Agreement, to foreclose on such Seller Shares owned by Parent or to transfer or cause the transfer of such Seller Shares after foreclosure, including without limitation, the exercise of any rights (x) under Section 8 of the Kallina Pledge by the “Pledgee” thereunder or (y) under Section 8 of the Laurus Pledge by the “Pledgee” thereunder; provided, that a Pledge Default shall be deemed not to have occurred if, at all times following such exercise of rights, each Beneficial Owner of any Seller Share or Seller Shares subject to the Parent Voting Agreement shall have delivered to and for the benefit of Purchaser a binding and irrevocable written undertaking agreeing to be bound (without giving effect to any qualifications or limitations related to the Kallina Pledge or the Laurus Pledge set forth in such Parent Voting Agreement) by all terms and provisions applicable to Parent pursuant to the Parent Voting Agreement and restating, as of the date of the execution and delivery of such undertaking, the representations and warranties set forth therein (without giving effect to any qualifications or limitations related to the Kallina Pledge or the Laurus Pledge set forth in such Parent Voting Agreement), and which undertaking shall be otherwise in a form and substance reasonably satisfactory to Purchaser.

“Pre-Closing Period Taxes” shall have the meaning set forth in Section 5.8(a)(ii).

“Pre-Closing Straddle Taxes” shall have the meaning set forth in Section 5.8(a)(ii)(B).

“Privacy Law” means the Personal Information Protection and Electronic Documents Act (Canada), the Personal Information Protection Act (British Columbia) and any comparable Law of any other province or territory of Canada.

“Proceeding” shall have the meaning set forth in Section 8.2(a).

“Proxy Statement” shall have the meaning set forth in Section 3.4.

“Purchase Price” shall have the meaning set forth in Section 1.2(a).

“Purchaser” shall have the meaning set forth in the opening paragraph.

“Purchaser Indemnified Persons” shall have meaning set forth in Section 8.1(a).

“Real Property” shall mean all real property that is owned or leased by the Company or the Business.

“Related Documents” means the Escrow Agreement, the Section 116 Escrow Agreement the Voting Agreements and the Guarantee.

“Related Party” shall have the meaning set forth in Section 3.26(a).

“Release” shall have the meaning set forth in Section 3.18(i)(iii).

“Remittance Deadline” shall have the meaning set forth in Section 2.3(d).

“Representatives” shall have the meaning set forth in Section 5.4(a).

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Seller” shall have the meaning set forth in the opening paragraph.

“Seller Shares” shall have the meaning set forth in Section 3.6(b).

“Shares” shall mean the outstanding common shares, no par value, issued by the Company.

“Short Period” shall have the meaning set forth in Section 5.8(a)(i).

“Solvent” shall have the meaning set forth in Section 3.29.

“Stockholder Approval” shall have the meaning set forth in Section 3.2(d).

“Stockholders Meeting” shall have the meaning set forth in Section 5.3(b).

“Stockholder Voting Agreement” shall have the meaning set forth in the recitals.

“Straddle Period” shall have the meaning set forth in Section 5.8(a)(ii)(B).

“Subsidiary” shall mean, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such Person does not have a majority of the voting interest in such partnership).

“Superior Proposal” shall have the meaning set forth in Section 5.4(d)(ii).

“Takeover Proposal” shall have the meaning set forth in Section 5.4(d)(i).

“Tax” or “Taxes” shall mean all taxes, however denominated, including without limiting the generality of the foregoing, any U.S. and Canadian federal, provincial, state, county, municipal or local income, gross receipts, net worth, capital, license, payroll, estimated, employment, employer, health, excise, severance, stamp, business and occupation, payroll, premium, windfall profits, environmental, franchise, profits, withholding, social security (or similar), disability, real and personal property, sales, use, transfer, registration, goods and services, harmonized sales, ad valorem, customs duties or value added tax or any other taxes, assessments, fees and other charges of any kind imposed by a Governmental Entity, including contributions to the Canada Pension Plan, Canada pension plan premiums, employment insurance premiums and workers’ compensation premiums, and also including any charges, interest, penalty, or addition thereto, whether disputed or not and including any tax liability arising as the result of having joined in the filing of any combined, consolidated, unitary or similar return, whether arising before, on, or after the Closing Date.

“Tax Benefit” shall have the meaning set forth in Section 8.3.

“Tax Return” means any report, return or other information (including any amendments) required to be supplied to any Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company.

“Termination Fee” means $1,500,000 in cash.

“Third-Party Claim” shall have the meaning set forth in Section 8.2(a).

“Third-Party Consents” shall have the meaning set forth in Section 5.7(d).

“Title IV Plan” shall mean a Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

“Toolhound Business” shall mean the RFID/bar code based tool management and loss prevention systems developed, manufactured, sold and marketed by the Company.

“Trademarks” shall mean U.S. and foreign registered and unregistered trademarks, trade dress, service marks, logos, trade names, corporate names and all registrations and applications to register the same.

“Trade Secrets” shall mean all categories of trade secrets as defined in the Uniform Trade Secrets Act, including business information and industrial designs, discoveries, improvements, ideas, designs, models, formulae, patterns, compilations, data collections, drawings, blueprints, mask works, devices, methods, techniques, processes, know-how, proprietary information, customer lists, technical information and trade secrets.

“Transaction Value” shall have the meaning set forth in Section 1.2(a).

“Transfer Taxes” shall have the meaning set forth in Section 5.8(b).

“U.S.” shall mean the United States of America.

“U.S. Dollar” or “$” means the lawful currency of the United States of America.

“Voting Agreement” shall have the meaning set forth in the recitals.

“Voting Stockholder” shall have the meaning set forth in the recitals.

“Walk-Away Date” shall have the meaning set forth in Section 7.1(b)(i).

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act.

“Withheld Amount” shall have the meaning set forth in Section 2.3(h).

Section 9.2  Interpretation.  (a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(c) The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(d) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e) A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(f) A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(g) A reference herein to any other agreement or document shall be to such agreement or document as it may have been or may hereafter be amended, modified, supplemented, waived or restated from time to time in accordance with its terms and, to the extent applicable, the terms of this Agreement, and shall include all annexes, exhibits, schedules and other documents or agreements attached thereto.

(h) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(i) All payments and adjustments under this Agreement shall be made in U.S. Dollars.

ARTICLE X

MISCELLANEOUS

Section 10.1  Representations and Warranties.

(a) For purposes of determining whether any representation or warranty contained in Article III is untrue or incorrect, or whether Seller shall have breached any such representation or warranty, for any purpose under this Agreement other than Article VIII, the following standards shall apply:

(i) any Fundamental Representation and the representation contained in Section 3.9(a) shall be deemed to be untrue and incorrect if such representation or warranty is untrue or incorrect in any respect; and

(ii) any representation or warranty contained in Sections 3.1 (Organization), 3.4 (Consents and Approvals; No Violations), clause (b) of Section 3.17 (Deal-Related Litigation) or 3.26 (Affiliate Transactions) shall be deemed to be untrue and incorrect only if such representation or warranty is untrue or incorrect in any material respect (disregarding for this purpose any reference to material or Material Adverse Effect contained in any such representation or warranty); and

(iii) any representation or warranty contained in Article III (other than those referred to in clause (i) or (ii) above) shall be deemed to be untrue or incorrect only if the event, change, effect, development, condition or occurrence that resulted in such untruth or incorrectness, individually or when taken together with all other facts, circumstances, changes or events that result in any and all other untruth or incorrectness in the representations and warranties contained in Article III (other than those referred to in clause (ii) or (iii) below), has had or would reasonably be expected to have a Material Adverse Effect (disregarding for this purpose any reference to material or Material Adverse Effect contained in any such representation or warranty).

(b) No representation or warranty of Purchaser contained in Article IV shall be deemed untrue or incorrect for any purpose under this Agreement, and Purchaser shall not be deemed to have breached any such representation or warranty for any purpose under this Agreement other than Article VIII, in any case as a consequence of the existence or absence of any fact, circumstance, change or event unless such fact, circumstance, change or event, individually or when taken together with all other facts, circumstances, changes or events that result in any and all other untruth or incorrectness in the representations and warranties contained in Article IV has had or would be reasonably likely to have a material adverse effect on the ability of Purchaser to consummate the Closing or otherwise perform its obligations hereunder.

Section 10.2  Fees and Expenses.  All costs and expenses incurred in connection with this Agreement and the consummation of the Closing shall be paid by the party incurring such expenses, except as specifically provided to the contrary in this Agreement.

Section 10.3  Amendment and Modification.  This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

Section 10.4  Notices.  All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given: (1) on the date of delivery, if personally delivered, (2) on the day of receipt, if delivered by a nationally recognized next-day courier service, or (3) on the third Business Day following the date of mailing, if mailed by registered or certified mail (return receipt requested), in each case to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

if to Purchaser, to:

The Stanley Works
1000 Stanley Drive
New Britain, Connecticut 06053
Attention: Corporate Secretary
Telecopy: (860) 827-3911

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention: Ethan Klingsberg, Esq.
Telephone: (212) 225-2000
Telecopy: (212) 225-3999

and

if to Seller, to:

VeriChip Corporation
1690 South Congress Avenue, Suite 200
Delray Beach, Florida 33445
Attention: William J. Caragol
Telephone: (561) 805-8008
Telecopy: (561) 805-8001

with a copy to:

Holland & Knight LLP
One East Broward Boulevard, Suite 1300
Fort Lauderdale, Florida 33301
Attention: Tammy Knight, Esq.
Telephone: (954) 525-1000
Telecopy: (954) 463-2030

Section 10.5  Counterparts; Facsimile.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties. Any signature page of any such counterpart, or any electronic facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of this Agreement, and any telecopy or other facsimile transmission of any signature shall be deemed an original and shall bind such party.

Section 10.6  Entire Agreement; No Third Party Beneficiaries.  This Agreement, together with and the Related Documents (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof and (b) are not intended to confer upon any Person other than the parties hereto and thereto any rights or remedies hereunder (except that the Purchaser Indemnified Persons are intended to be third party beneficiaries of Article VIII hereof); provided that this Agreement shall not supersede or in any way modify the terms of the Confidentiality Agreement.

Section 10.7  Severability.  Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 10.8  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law thereof.

Section 10.9  Jurisdiction.  To the fullest extent permitted by applicable Law, each party hereto (i) agrees that any claim, action or proceeding by such party seeking any relief whatsoever arising out of, or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in the U.S. District Court for the Southern District of New York or any New York State court, in each case, located in the Borough of Manhattan and not in any other State or Federal court in the U.S. or any court in any other country, (ii) agrees to submit to the exclusive jurisdiction of such courts located in the Borough of Manhattan for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby, (iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court or any claim that any such proceeding brought in such a court has been brought in an inconvenient forum, (iv) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.4 (Notices) or any other manner as may be permitted by Law shall be valid and sufficient service thereof and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. The preceding sentence shall not limit the jurisdiction of the Accounting Arbitrator as set forth in Section 2.2, although claims may be asserted in such courts described in the preceding sentence for purposes of enforcing the jurisdiction of the Accounting Arbitrator.

Section 10.10  Time of Essence.  Each of the parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 10.11  Extension; Waiver.  At any time prior to the Closing Date, either party hereto may extend the time for the performance of any of the obligations or other acts of the other party. Any agreement on the part of a party to any such extension shall be valid only if set forth in an instrument in writing signed by or on behalf of such party. The failure of either party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 10.12  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred by either party (whether by operation of law or otherwise) without the prior written consent of the other party, provided, however, that Purchaser may transfer any of its rights and obligations to any Affiliate of Purchaser, but no such assignment shall relieve Purchaser of its obligations hereunder; and provided, further, that Seller may assign any of its rights (but not its obligations) hereunder (including its rights pursuant to Article 8) to Parent, but no such assignment shall relieve Seller of any of its obligations hereunder. Any transfer of any rights, interests or obligations hereunder in violation of this Section shall be null and void.

Section 10.13  Preservation of Obligations.  Promptly after entering into any agreement or arrangement with respect to, or effecting, any proposed sale, exchange, dividend or other distribution or liquidation of all or a significant portion of its assets in one or a series of transactions, any significant recapitalization or reclassification of its outstanding securities or any extraordinary transaction, Seller will notify Purchaser in writing thereof pursuant to Section 10.4 (if not previously so notified).

Section 10.14  Specific Performance.  Each party shall be entitled to equitable relief, including specific performance, in the event of any breach or threatened breach of this Agreement.

IN WITNESS WHEREOF, Purchaser and Seller have executed this Agreement or caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

THE STANLEY WORKS

By	/s/ John F. Lundgren
Name:     John F. Lundgren

Title:	Chairman and Chief Executive Officer

VERICHIP CORPORATION

By	/s/ William J. Caragol
Name:     William J. Caragol

Title:	President and Chief Financial Officer

Exhibit C

Net Tangible Asset Value

Net Tangible Asset Value means an aggregate dollar amount equal to (a) the aggregate dollar amount of the total assets of the Company set forth on the Closing Balance Sheet (excluding the line items on the Closing Balance Sheet entitled “Cash,” “Intangibles,” “Inter-company” and “Income Tax Related Assets”) minus (b) the aggregate dollar amount of the total liabilities of the Company set forth on the Closing Balance Sheet (excluding the line items on the Closing Balance Sheet entitled “Inter-Company,” “Credit Facility” and “Income Tax Related Liabilities”).

Appendix B

EXECUTION VERSION

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of May 15, 2008 (this “Agreement”), is made by and between Applied Digital Solutions, Inc., a Delaware Corporation (“Applied Digital”) and The Stanley Works, a Connecticut corporation (“Purchaser”).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, VeriChip Corporation, a Delaware corporation (“Seller”), and Purchaser are entering into a Stock Purchase Agreement, dated as of the date hereof (as amended from time to time, the “Purchase Agreement”), which provides, among other things, for Purchaser to acquire 100% of the outstanding capital stock of X-Mark Corporation (the “Company”), a corporation governed under the laws of Canada and a wholly owned subsidiary of Seller (the transactions contemplated by the Purchase Agreement and this Agreement, the ‘‘Transactions”);

WHEREAS, as a condition to entering into the Purchase Agreement, Purchaser has required that Applied Digital enter into this Agreement, and Applied Digital desires to enter into this Agreement to induce Purchaser to enter into the Purchase Agreement; and

WHEREAS, as of the date hereof, Applied Digital is the legal, record and Beneficial Owner (as defined below) of 5,355,556 shares of common stock, par value $0.01 per share, of Seller (“Shares”) (together with such additional Shares as they become Beneficially Owned by Applied Digital after the date hereof, the “Owned Shares”), which Shares are all issued and outstanding and represent 48.6% of the outstanding Shares and voting power of the outstanding capital stock of Seller.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

1. Certain Definitions.  Capitalized terms used but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement. In addition, for purposes of this Agreement:

“Affiliate” shall have the meaning set forth in the Purchase Agreement, except that, for purposes of this Agreement, with respect to Applied Digital, “Affiliate” shall not include Seller or any of the Persons that are directly or indirectly controlled by Seller.

“Agreement” shall have the meaning set forth in the opening paragraph.

“Applied Digital” shall have the meaning set forth in the opening paragraph.

“Beneficially Owned” or “Beneficial Ownership” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act. ‘‘Beneficial Owner” shall mean, with respect to any securities, a Person who has Beneficial Ownership of such securities.

“Company” shall have the meaning set forth in the recitals.

“Currently Owned Shares” shall have the meaning set forth in Section 7(c).

“Owned Shares” shall have the meaning set forth in the recitals.

“Pledge” shall mean the pledge of Company Shares by Applied Digital under (i) the Amended and Restated Stock Pledge Agreement, dated as of December 28, 2007, among Applied Digital, Laurus Master Fund, Ltd., Valens Offshore SPV I, Ltd., Valens U.S. SPV I, LLC, PSource Structured Debt Limited and Computer Equity Corporation, as amended, modified, restated and/or superseded from time to time and (ii) the Amended and Restated Stock Pledge Agreement dated as of December 28, 2007 among Applied Digital, Kallina Corporation, Valens U.S. SPV I, LLC, Valens Offshore SPV I, Ltd., Valens Offshore SPV II, Corp.,

PSource Structured Debt Limited, Computer Equity Corporation, Digital Angel Corporation and Digital Angel Technology Corporation, as amended, modified, restated and/or superseded from time to time.

“Purchase Agreement” shall have the meaning set forth in the recitals.

“Purchaser” shall have the meaning set forth in the opening paragraph.

“Recommendation Change” means if (i) the Board of Directors of Seller has received a Takeover Proposal that such Board determines, in good faith by resolution duly adopted, constitutes a Superior Proposal and (ii) the Board determines (after receiving the advice of its outside counsel) in good faith by resolution duly adopted that it is reasonably necessary to withdraw or modify the Board Recommendation to comply with its fiduciary duties to the stockholders of Seller under applicable Law.

“Seller” shall have the meaning set forth in the recitals.

“Shares” shall have the meaning set forth in the recitals.

“Transactions” shall have the meaning set forth in the recitals.

“Transfer” shall mean, with respect to a security, the sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition of such security, rights relating thereto or the Beneficial Ownership of such security or rights relating thereto, the offer to make such a sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, “Transfer” shall have a correlative meaning.

2. No Disposition or Solicitation.

(a) Except as set forth in Section 5 of this Agreement, Applied Digital undertakes that Applied Digital shall not, except as provided under the Pledge, (i) Transfer or agree to Transfer any Owned Shares or (ii) grant or agree to grant any proxy or power-of- attorney with respect to any Owned Shares. The restrictions in this Section 5 shall remain valid until this Agreement terminates pursuant to Section 9 hereof.

(b) Applied Digital undertakes that, in its capacity as a stockholder of the Company and except as contemplated by Section 10, Applied Digital shall not, and shall cause its investment bankers, financial advisors, attorneys, accountants and other advisors, agents and representatives not to, directly or indirectly solicit, initiate, facilitate or encourage any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to, any Person relating to, or otherwise facilitate, any Takeover Proposal. Notwithstanding the foregoing, if the Board of Directors of Seller determines, after consultation with outside counsel, in good faith by resolution duly adopted that an unsolicited written Takeover Proposal received after the date hereof other than in breach of Section 5.4 of the Purchase Agreement leads to or is reasonably likely to lead to a Superior Proposal and the Board of Directors of Seller determines that it is reasonably necessary to take the actions described in clauses (A) and (B) of Section 5.4(a) of the Purchase Agreement to comply with its fiduciary duties to the stockholders of Seller under applicable Law, Applied Digital (and its investment bankers, financial advisors, attorneys, accountants and other advisors, agents and representatives) shall be entitled (for so long as, to the knowledge of Applied Digital, such Takeover Proposal remains outstanding and such determination of the Board of Directions of Seller remains applicable and has not been reversed by a subsequent determination) to participate in discussions and negotiations with the Person making such Takeover Proposal (and its representatives). Applied Digital shall keep Purchaser reasonably apprised on a reasonably prompt basis as to the status of any such discussions and/or negotiations and shall promptly (within 48 hours) provide to Purchaser copies of any material written communications delivered or received by Applied Digital in connection with such discussions and/or negotiations.

3. Stockholder Vote.   Applied Digital undertakes that (a) unless there shall have been a Recommendation Change, at such time as the Seller conducts a meeting of, or otherwise seeks a vote or consent of, its stockholders for the purpose of approving the Purchase Agreement and/or any of the Transactions contemplated thereby, Applied Digital shall vote, or provide a consent with respect to, all then-outstanding Shares Beneficially Owned by Applied Digital in favor of the Purchase Agreement and the Transactions and (b) Applied Digital shall (at each meeting of stockholders and in connection with each consent solicitation) vote all then-outstanding Shares Beneficially Owned by Applied Digital against, and not provide consents to, (i) any and all Takeover Proposals, and (ii) any and all

actions that would reasonably be expected to delay, prevent or frustrate the Transactions or the transactions contemplated by this Agreement or the satisfaction of any of the conditions set forth in Article VI of the Purchase Agreement. Without limiting the foregoing and subject to Section 9 hereto, it is understood that except as and to the extent set forth in clause (a) above, the obligations under this Section 3 shall not be affected by any Adverse Recommendation Change or other recommendation or position of the Seller’s Board of Directors.

4. Reasonable Efforts to Cooperate.

(a) Applied Digital hereby consents to the publication and disclosure in the Proxy Statement (and, as and to the extent otherwise required by securities Laws or the SEC or securities authorities, any other documents or communications provided by Seller, Purchaser or the Company to any Governmental Entity or to securityholders of the Seller) of Applied Digital’s identity and Beneficial Ownership of the Owned Shares and the nature of Applied Digital’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Seller, a copy of this Agreement. Applied Digital will promptly provide any information reasonably requested by the Company, Seller or Purchaser for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

5. Irrevocable Proxy.

(a) In furtherance of the agreements contained in Section 3 of this Agreement, Applied Digital hereby irrevocably grants to, and appoints, each of Purchaser and each of the executive officers of Purchaser, in their respective capacities as officers of Purchaser, as the case may be, and any individual who shall hereafter succeed to any such office of Purchaser, and each of them individually, Applied Digital’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Applied Digital, to vote all Shares Beneficially Owned by Applied Digital that are outstanding from time to time, to grant or withhold a consent or approval in respect of such Shares and to execute and deliver a proxy to vote such Shares, in each case solely to the extent and in the manner specified in Section 3 and subject to the exceptions set forth in Section 3. It being understood that the proxy granted pursuant to this Section 5 shall be solely with regard to the approval of the Purchase Agreement and the transactions contemplated thereby and the other matters set forth in Section 3, and any other matter to be voted on by Applied Digital as a stockholder of the Seller shall not be subject to the proxy granted herein.

(b) Applied Digital represents and warrants to Purchaser that, except for the proxy given in connection with the Pledge, all proxies heretofore given in respect of the Owned Shares are not irrevocable and that all such proxies have been properly revoked or are no longer in effect as of the date hereof.

(c) Applied Digital hereby affirms that the irrevocable proxy set forth in this Section 5 is given by Applied Digital in connection with, and in consideration of, the execution of the Purchase Agreement by Purchaser, and that such irrevocable proxy is given to secure the performance of the duties of Applied Digital under this Agreement. Applied Digital hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in Section 9, may under no circumstances be revoked. Subject to the rights of the pledgees under the Pledge, such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the Delaware General Corporation Law.

(d) The proxy granted in this Section 5 shall remain valid until this Agreement terminates pursuant to Section 9 hereof.

6. Further Action.   If any further action is necessary or desirable to carry out the purposes of this Agreement, Applied Digital shall, and shall cause its Affiliates to, take all such action reasonably requested by Purchaser except as otherwise contemplated by Section 10.

7. Representations and Warranties of Applied Digital.   Applied Digital represents and warrants to Purchaser as follows:

(a) Applied Digital has all necessary power and authority and legal capacity to execute and deliver this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement by Applied Digital and the consummation by Applied Digital of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Applied Digital and no further proceedings or actions on the part of Applied Digital are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

(b) This Agreement has been duly and validly executed and delivered by Applied Digital and, assuming it has been duly and validly authorized, executed and delivered by Purchaser, constitutes the valid and binding agreement of Applied Digital, enforceable against Applied Digital in accordance with its terms, except to the extent that enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditor’s rights generally and (ii) general principles of equity.

(c) As of the date hereof, Applied Digital is the sole Beneficial Owner of 5,355,556 Owned Shares (the “Currently Owned Shares”). Applied Digital has legal, good and marketable title (which may include holding in nominee or “street” name) to all of the Currently Owned Shares, free and clear of all liens, claims, options, proxies, voting agreements and security interests (other than as created by this Agreement, the Pledge, the agreements listed in Schedule A and the restrictions on Transfer under applicable securities Laws). The Currently Owned Shares constitute all of the capital stock of Seller that is Beneficially Owned by Applied Digital as of the date hereof.

(d) The execution and delivery of this Agreement by Applied Digital does not and the performance of this Agreement by Applied Digital will not (i) conflict with, result in any violation of, require any consent under or constitute a default (whether with notice or lapse of time or both) under any mortgage, bond, indenture, agreement, instrument or obligation to which Applied Digital is a party or by which Applied Digital or any of its properties (including the Owned Shares) is bound, (ii) conflict with, result in any violation of, require any consent under or constitute a default (whether with notice or lapse of time or both) under Applied Digital’s constituent documents, (iii) violate any judgment, order, injunction, decree or award of any court, administrative agency or other Governmental Entity that is binding on Applied Digital or any of its properties or (iv) constitute a violation by Applied Digital of any Law applicable to Applied Digital, except in the case of clause (i) for any conflict with the Pledge and for any consent that has previously been obtained and except for any violation, conflict or consent in clause (i), (iii) and (iv) as would not reasonably be expected to materially impair the ability of Applied Digital to perform its obligations hereunder or to consummate the transactions contemplated herein on a timely basis.

(e) Applied Digital understands and acknowledges that Purchaser is entering into the Purchase Agreement in reliance upon Applied Digital’s execution, delivery and performance of this Agreement.

8. Representations and Warranties of Purchaser.   Purchaser represents and warrants to Applied Digital as follows:

(a) Purchaser has all necessary power and authority and legal capacity to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Purchaser and no further proceedings or actions on the part of Purchaser are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

(b) This Agreement has been duly and validly executed and delivered by Purchaser and, assuming it has been duly and validly authorized, executed and delivered by Applied Digital, constitutes the valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditor’s rights generally and (ii) general principles of equity.

(c) The execution and delivery of this Agreement by Purchaser does not and the performance of this Agreement by Purchaser will not (i) conflict with, result in any violation of, require any consent under or constitute a default (whether with notice or lapse of time or both) under any mortgage, bond, indenture, agreement, instrument or obligation to which Purchaser is a party or by which Purchaser or any of its properties is bound (or any of the constituent documents of Purchaser), (ii) violate any judgment, order, injunction, decree or award of any court, administrative agency or other Governmental Entity that is binding on Purchaser or any of its properties or (iii) constitute a violation by Purchaser of any Law applicable to Purchaser, except for any violation, conflict or consent in clause (i), (ii) and (iii) as would not reasonably be expected to materially impair the ability of Purchaser to perform its obligations hereunder or to consummate the transactions contemplated herein on a timely basis.

9. Termination.   This Agreement shall terminate upon the earliest of (a) the Closing Date, (b) in the event that the Purchase Agreement is validly terminated pursuant to Section 7.1(b)(iii), 7.1(c)(ii), 7.1(c)(iv) or 7.1(d)(ii), the date that is seven months and fifteen days after the date of such termination, (c) in the event that the Purchase Agreement is validly terminated pursuant to Section 7.1(b)(i) or Section 7.1(c)(i) and after the date of the Purchase Agreement but prior to the date of such termination a Takeover Proposal or a communication relating to a potential Takeover Proposal shall have been made known to Seller (or any director or officer of Seller) or shall have been made directly to Seller’s stockholders generally or any Person shall have publicly announced an interest in making or an intention (whether or not conditional) to make a Takeover Proposal, the date that is seven months and fifteen days after the date of such termination, (d) in the event that the Purchase Agreement is validly terminated in accordance with its terms other than pursuant to those sections listed in clause (b) or (c) above, concurrently with the termination of the Purchase Agreement and (e) the date of amendment of the Purchase Agreement, unless such amendment has been previously agreed to in writing by Applied Digital. Any such termination of this Agreement shall be without prejudice to liabilities arising hereunder before such termination of this Agreement.

10. Stockholder Capacity.   Notwithstanding anything herein to the contrary, Applied Digital has entered into this Agreement solely in Applied Digital’s capacity as the Beneficial Owner of Shares and nothing herein shall limit or affect any actions taken or omitted to be taken at any time by any Affiliate of Applied Digital that is an officer or director of the Seller in his or her capacity as such and any such actions taken or omitted to be taken by such Person shall not be deemed to constitute a breach of this Agreement.

11. Miscellaneous.

(a) Entire Agreement; No Third Party Beneficiaries.   This Agreement, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof and (b) is not intended to confer upon any Person other than the parties hereto and thereto any rights or remedies hereunder.

(b) Expenses.   All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

(c) Assignment.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred by either party (whether by operation of law or otherwise) without the prior written consent of the other party, provided, however, that Purchaser may transfer any of its rights and obligations to any Affiliate of Purchaser, but no such assignment shall relieve Purchaser of its obligations hereunder. Any transfer of any rights, interests or obligations hereunder in violation of this Section shall be null and void.

(d) Amendment and Modification.   This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

(e) Extension; Waiver.   At any time prior to the Closing Date, either party hereto may extend the time for the performance of any of the obligations or other acts of the other party. Any agreement on the part of a party to any such extension shall be valid only if set forth in an instrument in writing signed by or on behalf of such party. The failure of either party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

(f) Notices.   All notices and other communications hereunder shall be in writing and shall be deemed given if mailed, delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as

Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Applied Digital, to:

Applied Digital Solutions, Inc.
1690 South Congress Ave., #201
Delray Beach, FL 33445
Attention: Lorraine Breece
Facsimile: 561-805-8001

with a copy to:

Baker Botts L.L.P.
2001 Ross Avenue
Dallas, Texas 75225

Attention: Sarah M. Rechter
Facsimile: 214-661-4419

If to Purchaser, to:

The Stanley Works
1000 Stanley Drive
New Britain, Connecticut 06053

Attention: Corporate Secretary
Facsimile: 860-827-3911

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention: Ethan Klingsberg
Facsimile: 212-225-3999

(g) Severability.   Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

(h) Specific Performance.   In addition to any remedies available at law or otherwise, each party shall be entitled to equitable relief, including specific performance, in the event of any breach or threatened breach of this Agreement.

(i) Governing Law; Jurisdiction.

(1) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law thereof.

(2) To the fullest extent permitted by applicable Law, each party hereto (i) agrees that any claim, action or proceeding by such party seeking any relief whatsoever arising out of, or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in the United States District Court for the Southern District of New York or any New York State court, in each case, located in the Borough of Manhattan and not in any other State or Federal court in the United States of America or any court in any other country, (ii) agrees to submit to the exclusive jurisdiction of such courts located in the Borough of Manhattan for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby, (iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court or any claim that any such proceeding brought in such a court has been brought in an inconvenient forum, (iv) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11(f) (Notices) or any other manner as may be permitted by Law shall be valid and sufficient service thereof and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(j) Descriptive Headings.   The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(k) Counterparts.   This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the day and year first above written.

Applied Digital Solutions, Inc.

By:	/s/ Joseph J. Grillo
Name:     Joseph J. Grillo

Title:	President and CEO

The Stanley Works

By:	/s/ John F. Lundgren
Name:     John F. Lundgren

Title:	Chairman and CEO

Appendix C

EXECUTION VERSION

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of May 15, 2008 (this “Agreement”), is made by and between Scott R. Silverman, an individual (“Stockholder”) and The Stanley Works, a Connecticut corporation (“Purchaser”).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, VeriChip Corporation, a Delaware corporation (“Seller”), and Purchaser are entering into a Stock Purchase Agreement, dated as of the date hereof (as amended from time to time, the “Purchase Agreement”), which provides, among other things, for Purchaser to acquire 100% of the outstanding capital stock of Xmark Corporation (the “Company”), a corporation governed under the laws of Canada and a wholly-owned subsidiary of Seller (the transactions contemplated by the Purchase Agreement and this Agreement, the ‘‘Transactions”);

WHEREAS, as a condition to entering into the Purchase Agreement, Purchaser has required that Stockholder enter into this Agreement, and Stockholder desires to enter into this Agreement to induce Purchaser to enter into the Purchase Agreement; and

WHEREAS, as of the date hereof, Stockholder is the record and Beneficial Owner (as defined below) of 866,111 shares of common stock, par value $0.01 per share, of Seller (“Shares”) (together with such additional Shares as they become Beneficially Owned by Stockholder after the date hereof, the ‘‘Owned Shares”), which Shares represent 5.0% of the outstanding shares and voting power of the outstanding capital stock of Seller.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

1. Certain Definitions.  Capitalized terms used but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement. In addition, for purposes of this Agreement:

“Agreement” shall have the meaning set forth in the opening paragraph.

“Beneficially Owned” or “Beneficial Ownership” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act.

“Beneficial Owner” shall mean, with respect to any securities, a Person who has Beneficial Ownership of such securities.

“Company” shall have the meaning set forth in the recitals.

“Currently Owned Shares” shall have the meaning set forth in Section 7(c).

“Owned Shares” shall have the meaning set forth in the recitals.

“Purchase Agreement” shall have the meaning set forth in the recitals.

“Purchaser” shall have the meaning set forth in the opening paragraph.

“Recommendation Change” means if (i) the Board of Directors of Seller has received a Takeover Proposal that such Board determines, in good faith by resolution duly adopted, constitutes a Superior Proposal and (ii) the Board determines (after receiving the advice of its outside counsel) in good faith by resolution duly adopted that it is reasonably necessary to withdraw or modify the Board Recommendation to comply with its fiduciary duties to the stockholders of Seller under applicable Law.

“Seller” shall have the meaning set forth in the recitals.

“Shares” shall have the meaning set forth in the recitals.

“Stockholder” shall have the meaning set forth in the opening paragraph.

“Transactions” shall have the meaning set forth in the recitals.

“Transfer” shall mean, with respect to a security, the sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition of such security, rights relating thereto or the Beneficial Ownership of such security or rights relating thereto, the offer to make such a sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, “Transfer” shall have a correlative meaning.

2. No Disposition or Solicitation.  (a) Except as set forth in Section 5 of this Agreement, Stockholder undertakes that Stockholder shall not (i) Transfer or agree to Transfer any Owned Shares or (ii) grant or agree to grant any proxy or power-of-attorney with respect to any Owned Shares. The restrictions in Section 5 shall remain valid until this Agreement terminates pursuant to Section 9 hereof.

(b) Stockholder undertakes that, in his capacity as a stockholder of the Company and except as contemplated by Section 10, Stockholder shall not, and shall cause his investment bankers, financial advisors, attorneys, accountants and other advisors, agents and representatives not to, directly or indirectly solicit, initiate, facilitate or encourage any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to, any Person relating to, or otherwise facilitate, any Takeover Proposal. Notwithstanding the foregoing, if the Board of Directors of Seller determines, after consultation with outside counsel, in good faith by resolution duly adopted that an unsolicited written Takeover Proposal received after the date hereof other than in breach of Section 5.4 of the Purchase Agreement constitutes or is reasonably likely to lead to a Superior Proposal and the Board of Directors of Seller determines that it is reasonably necessary to take the actions described in clauses (A) and (B) of Section 5.4(a) of the Purchase Agreement to comply with its fiduciary duties to the stockholders of Seller under applicable Law, Stockholder (and his investment bankers, financial advisors, attorneys, accountants and other advisors, agents and representatives) shall be entitled (for so long as, to the knowledge of Stockholder, such Takeover Proposal remains outstanding and such determination of the Board of Directors of Seller remains applicable and has not been reversed by a subsequent determination) to participate in discussions and negotiations with the Person making such Takeover Proposal (and its representatives). Stockholder shall keep Purchaser reasonably apprised on a reasonably prompt basis as to the status of any such discussions and/or negotiations and shall promptly (within 48 hours) provide to Purchaser copies of any material written communications delivered or received by Stockholder in connection with such discussions and/or negotiations.

3. Stockholder Vote.  Stockholder undertakes that (a) unless there shall have been a Recommendation Change, at such time as the Seller conducts a meeting of, or otherwise seeks a vote or consent of, its stockholders for the purpose of approving the Purchase Agreement and/or any of the Transactions contemplated thereby, Stockholder shall vote, or provide a consent with respect to, all then-outstanding Shares Beneficially Owned by Stockholder in favor of the Purchase Agreement and the Transactions and (b) Stockholder shall (at each meeting of stockholders and in connection with each consent solicitation) vote all then-outstanding Shares Beneficially Owned by Stockholder against, and not provide consents to, (i) any and all Takeover Proposals, and (ii) any and all actions that would reasonably be expected to delay, prevent or frustrate the Transactions or the transactions contemplated by this Agreement or the satisfaction of any of the conditions set forth in Article VI of the Purchase Agreement. Without limiting the foregoing and subject to Section 9 hereto, it is understood that except as and to the extent set forth in clause (a) above, the obligations under this Section 3 shall not be affected by any Adverse Recommendation Change or other recommendation or position of the Seller’s Board of Directors.

4. Reasonable Efforts to Cooperate.  (a) Stockholder hereby consents to the publication and disclosure in the Proxy Statement, if any (and, as and to the extent otherwise required by securities Laws or the SEC or securities authorities, any other documents or communications provided by Seller, Purchaser or the Company to any Governmental Entity or to securityholders of the Seller), of Stockholder’s identity and Beneficial Ownership of the Owned Shares and the nature of Stockholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Seller, a copy of this Agreement. Stockholder will promptly provide any information reasonably requested by the Company, Seller or Purchaser for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

5. Irrevocable Proxy.  (a) In furtherance of the agreements contained in Section 3 of this Agreement, Stockholder hereby irrevocably grants to, and appoints, each of Purchaser and each of the executive officers of Purchaser, in their respective capacities as officers of Purchaser, as the case may be, and any individual who shall hereafter succeed to any such office of Purchaser, and each of them individually, Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Stockholder, to vote all Shares Beneficially Owned by Stockholder that are outstanding from time to time, to grant or withhold a consent or approval in respect of such Shares and to execute and deliver a proxy to vote such Shares, in each case solely to the extent and in the manner specified in Section 3. It being understood that the proxy granted pursuant to this Section 5 shall be solely with regard to the approval of the Purchase Agreement and the transactions contemplated thereby and the other matters set forth in Section 3, and any other matter to be voted on by Stockholder as a stockholder of the Seller shall not be subject to the proxy granted herein.

(b) Stockholder represents and warrants to Purchaser that all proxies heretofore given in respect of the Owned Shares are not irrevocable and that all such proxies have been properly revoked or are no longer in effect as of the date hereof.

(c) Stockholder hereby affirms that the irrevocable proxy set forth in this Section 5 is given by Stockholder in connection with, and in consideration of, the execution of the Purchase Agreement by Purchaser, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in Section 9, may under no circumstances be revoked. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the Delaware General Corporation Law.

(d) The proxy granted in this Section 5 shall remain valid until this Agreement terminates pursuant to Section 9 hereof.

6. Further Action.  If any further action is necessary or desirable to carry out the purposes of this Agreement, Stockholder shall take all such action reasonably requested by Purchaser except as otherwise contemplated by Section 10.

7. Representations and Warranties of Stockholder.  Stockholder represents and warrants to Purchaser as follows:

(a) Stockholder has all necessary power and authority and legal capacity to execute and deliver this Agreement and perform his obligations hereunder.

(b) This Agreement has been duly and validly executed and delivered by Stockholder and, assuming it has been duly and validly authorized, executed and delivered by Purchaser, constitutes the valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, except to the extent that enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditor’s rights generally and (ii) general principles of equity.

(c) As of the date hereof, Stockholder is the sole Beneficial Owner of 866,111 Owned Shares (the “Currently Owned Shares”), and currently has the power to vote 555,000 of such Currently Owned Shares. The number of such Currently Owned Shares that are issued and outstanding is 555,000. Stockholder has legal, good and marketable title (which may include holding in nominee or “street” name) to all of the Currently Owned Shares, free and clear of all liens, claims, options, proxies, voting agreements and security interests (other than as created by this Agreement, and the restrictions on Transfer under applicable securities Laws). The Currently Owned Shares constitute all of the capital stock of Seller that is Beneficially Owned by Stockholder as of the date hereof.

(d) The execution and delivery of this Agreement by Stockholder does not and the performance of this Agreement by Stockholder will not (i) conflict with, result in any violation of, require any consent under or constitute a default (whether with notice or lapse of time or both) under any mortgage, bond, indenture, agreement, instrument or obligation to which Stockholder is a party or by which Stockholder or any of its properties is bound, (ii) violate any judgment, order, injunction, decree or award of any court, administrative agency or other Governmental Entity that is binding on Stockholder or any of its properties or (iii) constitute a violation by Stockholder of any Law applicable to Stockholder, except for any violation, conflict or consent in clause (i), (ii) and (iii) as would not reasonably be expected to materially impair the ability of Stockholder to perform its obligations hereunder or to consummate the transactions contemplated herein on a timely basis.

(e) Stockholder understands and acknowledges that Purchaser is entering into the Purchase Agreement in reliance upon Stockholder’s execution, delivery and performance of this Agreement.

8. Representations and Warranties of Purchaser.  Purchaser represents and warrants to Stockholder as follows:

(a) Purchaser has all necessary power and authority and legal capacity to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Purchaser and no further proceedings or actions on the part of Purchaser are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

(b) This Agreement has been duly and validly executed and delivered by Purchaser and, assuming it has been duly and validly executed and delivered by Stockholder, constitutes the valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditor’s rights generally and (ii) general principles of equity.

(c) The execution and delivery of this Agreement by Purchaser does not and the performance of this Agreement by Purchaser will not (i) conflict with, result in any violation of, require any consent under or constitute a default (whether with notice or lapse of time or both) under any mortgage, bond, indenture, agreement, instrument or obligation to which Purchaser is a party or by which Purchaser or any of its properties is bound (or any of the constituent documents of Purchaser), (ii) violate any judgment, order, injunction, decree or award of any court, administrative agency or other Governmental Entity that is binding on Purchaser or any of its properties or (iii) constitute a violation by Purchaser of any Law applicable to Purchaser, except for any violation, conflict or consent in clause (i), (ii) and (iii) as would not reasonably be expected to materially impair the ability of Purchaser to perform its obligations hereunder or to consummate the transactions contemplated herein on a timely basis.

9. Termination.  This Agreement shall terminate upon the earliest of (a) the Closing Date, (b) in the event that the Purchase Agreement is validly terminated pursuant to Section 7.1(b)(iii), 7.1(c)(ii), 7.1(c)(iv) or 7.1(d)(ii), the date that is seven months and fifteen days after the date of such termination, (c) in the event that the Purchase Agreement is validly terminated pursuant to Section 7.1(b)(i) or Section 7.1(c)(i) and after the date of the Purchase Agreement but prior to the date of such termination a Takeover Proposal or a communication relating to a potential Takeover Proposal shall have been made known to Seller (or any director or officer of Seller) or shall have been made directly to Seller’s stockholders generally or any Person shall have publicly announced an interest in making or an intention (whether or not conditional) to make a Takeover Proposal, the date that is seven months and fifteen days after the date of such termination, (d) in the event that the Purchase Agreement is validly terminated in accordance with its terms other than pursuant to those sections listed in clause (b) or (c) above, concurrently with the termination of the Purchase Agreement and (e) the date of amendment of the Purchase Agreement, unless such amendment has been previously agreed to in writing by Stockholder. Any such termination of this Agreement shall be without prejudice to liabilities arising hereunder before such termination of this Agreement.

10. Stockholder Capacity.  Notwithstanding anything herein to the contrary, Stockholder has entered into this Agreement solely in Stockholder’s capacity as the Beneficial Owner of Shares, and nothing herein shall limit or affect any actions taken or omitted to be taken at any time by Stockholder in his capacity as such and any such actions taken or omitted to be taken by Stockholder shall not be deemed to constitute a breach of this Agreement.

11. Miscellaneous.

(a) Entire Agreement; No Third Party Beneficiaries.  This Agreement, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof and (b) is not intended to confer upon any Person other than the parties hereto and thereto any rights or remedies hereunder.

(b) Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

(c) Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred by either party (whether by operation of law or otherwise) without the prior written consent of the other party, provided, however, that Purchaser may transfer any of its rights and obligations to any Affiliate of Purchaser, but no such assignment shall relieve Purchaser of its obligations hereunder. Any transfer of any rights, interests or obligations hereunder in violation of this Section shall be null and void.

(d) Amendment and Modification.  This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

(e) Extension; Waiver.  At any time prior to the Closing Date, either party hereto may extend the time for the performance of any of the obligations or other acts of the other party. Any agreement on the part of a party to any such extension shall be valid only if set forth in an instrument in writing signed by or on behalf of such party. The failure of either party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

(f) Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if mailed, delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Stockholder, to:

VeriChip Corporation
1690 South Congress Avenue, Suite 200
Delray Beach, Florida 33445
Attention: Scott R. Silverman
Facsimile: 561-805-8001

with a copy to:

Holland & Knight LLP
One East Broward Boulevard, Suite 1300
Fort Lauderdale, Florida 33301
Attention: Tammy Knight
Facsimile: 954-463-2030

If to Purchaser, to:

The Stanley Works
1000 Stanley Drive
New Britain, Connecticut 06053
Attention: Corporate Secretary
Facsimile: 860-827-3911

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention: Ethan Klingsberg
Facsimile: 212-225-3999

(g) Severability.  Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

(h) Specific Performance.  In addition to any remedies available at law or otherwise, each party shall be entitled to equitable relief, including specific performance, in the event of any breach or threatened breach of this Agreement.

(i) Governing Law; Jurisdiction.  (1) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law thereof.

(2) To the fullest extent permitted by applicable Law, each party hereto (i) agrees that any claim, action or proceeding by such party seeking any relief whatsoever arising out of, or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in the United States District Court for the Southern District of New York or any New York State court, in each case, located in the Borough of Manhattan and not in any other State or Federal court in the United States of America or any court in any other country, (ii) agrees to submit to the exclusive jurisdiction of such courts located in the Borough of Manhattan for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby, (iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court or any claim that any such proceeding brought in such a court has been brought in an inconvenient forum, (iv) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11(f) (Notices) or any other manner as may be permitted by Law shall be valid and sufficient service thereof and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(j) Descriptive Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(k) Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

EXECUTION VERSION

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the day and year first above written.

/s/ Scott R. Silverman
Name:     Scott R. Silverman

The Stanley Works

By:	/s/ John F. Lundgren
Name:     John F. Lundgren

Title:	Chairman and CEO

Appendix D

EXECUTION VERSION

[Applied Digital Letterhead]

May 15, 2008

The Stanley Works
1000 Stanley Drive
New Britain, Connecticut 06053
Attention: Corporate Secretary

Ladies and Gentlemen:

Reference is made to that certain Stock Purchase Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), dated as of the date hereof, by and among The Stanley Works (the “Beneficiary”) and VeriChip Corporation (the “Seller”). Capitalized terms used but not defined in this guarantee (this “Guarantee”) are used as defined in the Agreement.

1.	To induce the Beneficiary to enter into the Agreement, the undersigned (the “Guarantor”) hereby agrees to cause the Seller to comply with its obligations under Section 8.1(a)(iii) of the Agreement to the extent such obligations relate to Third-Party Claims (the “Obligations”), and shall be directly liable from and after the Closing, as a primary obligor, to the Beneficiary for the amount of any Obligations that are not completely paid by the Seller when due. This is an unconditional guarantee of payment and not of collectibility. It is understood that each of the obligations of Seller under the Agreement (other than under Section 8.1(a)(iii) of the Agreement) shall not, by itself or themselves, constitute a liability under Section 8.1(a)(iii), although it is possible that the existence of a liability that is indemnifiable under Section 8.1(a)(iii) may arise from the same set of facts that give rise to a breach of a representation, warranty or covenant under the Agreement.

2.	The Guarantor hereby waives notice of acceptance of this Guarantee and notice of any Obligations, and waives presentment, demand for payment, protest, notice of dishonor or non-payment with respect to any of the Obligations or any suit or the taking of other action by Beneficiary against, and any other notice to, the Seller, the Guarantor or others (other than as required by the Agreement). The Beneficiary shall have the right to proceed first and directly against the Guarantor under this Guarantee without proceeding against any other Person or exhausting any other remedies that it may have and without resorting to any other security held by it.

3.	The Beneficiary may at any time and from time to time without notice to or consent of the Guarantor and without impairing or releasing the obligations of the Guarantor hereunder: (1) agree with the Seller to make any change in the terms of any obligation or liability of the Seller to the Beneficiary, (2) take or fail to take any action of any kind in respect of any security for any obligation or liability of the Seller to the Beneficiary, (3) exercise or refrain from exercising any rights against the Seller or others, or (4) compromise or subordinate any obligation or liability of the Seller to the Beneficiary including any security therefor; provided, however, that Beneficiary and Seller may not make any change to Section 8.1(a)(iii) of the Agreement, or any change to the scope of this Guarantee without the prior written consent of the Guarantor. All suretyship defenses are hereby waived by the Guarantor (except as set forth clauses (a) or (b) in the next paragraph).

4.	The Guarantor’s obligations under this Guarantee are absolute, irrevocable and unconditional and shall not be affected by the validity or enforceability of any Obligation or any instrument evidencing any Obligation, or by the validity, enforceability, perfection or existence of any collateral therefor or by any other circumstance relating to any Obligation that might otherwise constitute a legal or equitable discharge of or defense of a guarantor or surety (other than as a result of the payment of the Obligations), provided that (a) the Guarantor may interpose any counterclaim or setoff that the Seller is or would have been entitled to interpose, except for so long as, and to the extent, such counterclaim or setoff has already reduced the amount of the Obligations or (b) the Guarantor may interpose any defense that the Seller is or would have been entitled to interpose (other than any defense arising by reason of any disability, incapacity, bankruptcy or insolvency of the Seller, including by reason of any lack of authorization of the Obligations by the

Seller). The Guarantor agrees that this Guarantee shall be reinstated if at any time payment, or any part thereof, of any of the Obligations, or interest thereon is rescinded or must otherwise be restored or returned by the Beneficiary upon the bankruptcy, insolvency, dissolution or reorganization of the Seller.

5.	The Guarantor agrees to pay all reasonable out-of-pocket expenses incurred by the Beneficiary (including the reasonable fees and expenses of counsel), to the extent incurred after demand under this Guarantee has been made and not timely honored, in connection with a breach of this Guarantee by the Guarantor.

6.	The Guarantor hereby represents as follows:

a.	The Guarantor has full power and authority to execute and deliver this Guarantee.

b.	No action on the part of the Guarantor is required to authorize the execution and delivery of this Guarantee (other than such actions that have been taken prior to the date hereof). The execution, delivery and performance of this Guarantee do not contravene the organizational documents of the Guarantor, any Law or any contractual restriction binding on the Guarantor or the Guarantor’s assets.

c.	No actions by, notices to, filings with, consents, licenses, clearances, authorizations, and approvals of, and registration and declarations with, any governmental or regulatory authority are necessary for the due execution and delivery of this Guarantee.

d.	This Guarantee constitutes the legal, valid, and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with all of its terms and conditions (subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Law affecting creditors’ rights generally). The enforceability of the Guarantor’s obligations is also subject to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

e.	The Guarantor currently has the financial capacity to pay and perform the Guarantor’s obligations under this Guarantee.

7.	Neither this Guarantee nor any of the rights, interests or obligations hereunder shall be transferred by either party (whether by operation of law or otherwise) without the prior written consent of the other party, provided, however, that the Beneficiary may transfer any of its rights and obligations to any Affiliate of the Beneficiary, but no such assignment shall relieve the Beneficiary of its obligations hereunder. Any transfer of any rights, interests or obligations hereunder in violation of this section shall be null and void.

8.	This Guarantee may not be revoked or terminated and shall remain in full force and effect and shall be binding on the Guarantor, the Guarantor’s successors and permitted assignees until all of the Obligations to the extent payable under this Guarantee have been paid in full. Notwithstanding the foregoing, this Guarantee shall terminate and the Guarantor shall have no further obligation or liability under this Guarantee as of the termination of the Agreement in accordance with its terms; provided, that this Guarantee shall not so terminate as to any claim for which a notice setting forth in reasonable detail the basis for such claim has been given to the Guarantor prior to such termination until final resolution of such claim. Notwithstanding the foregoing, in the event that the Beneficiary asserts in any litigation or other proceeding relating to this Guarantee that any other provision of this Guarantee is illegal, invalid or unenforceable in whole or in part, or asserts any theory of liability against the Guarantor or any other Person with respect to this Guarantee, the Agreement or the transactions contemplated hereby or thereby other than the liability of the Guarantor under this Guarantee or the liability of the Seller under the Agreement, then (i) the obligations of the Guarantor under this Guarantee shall terminate ab initio and shall thereupon be null and void, and (ii) if the Guarantor has previously made any payments under this Guarantee, the Guarantor shall be entitled to recover such payments from the Beneficiary.

9.	All notices and other communications hereunder shall be in writing and shall be deemed given if mailed, delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as

Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

 If to the Guarantor:

Applied Digital Solutions, Inc.
1690 South Congress Ave., #201
Delray Beach, FL 33445
Attention: Lorraine Breece
Facsimile: 561-805-8001

with a copy to:

Baker Botts L.L.P.
2001 Ross Avenue
Dallas, Texas 75225
Attention: Sarah M. Rechter
Facsimile: 214-661-4419

  If to the Beneficiary, as provided in the Agreement.

10.	To the fullest extent permitted by applicable Law, each party hereto (i) agrees that any claim, action or proceeding by such party seeking any relief whatsoever arising out of, or in connection with, this Guarantee or the transactions contemplated hereby shall be brought only in the United States District Court for the Southern District of New York or any New York State court, in each case, located in the Borough of Manhattan and not in any other State or Federal court in the United States of America or any court in any other country, (ii) agrees to submit to the exclusive jurisdiction of such courts located in the Borough of Manhattan for purposes of all legal proceedings arising out of, or in connection with, this Guarantee or the transactions contemplated hereby, (iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court or any claim that any such proceeding brought in such a court has been brought in an inconvenient forum, (iv) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10 or any other manner as may be permitted by Law shall be valid and sufficient service thereof and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

11.	This Guarantee (a) constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof and (b) are not intended to confer upon any Person other than the parties hereto and thereto any rights or remedies hereunder.

12.	This Guarantee may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Guarantee. Either party hereto may extend the time for the performance of any of the obligations or other acts of the other party. Any agreement on the part of a party to any such extension shall be valid only if set forth in an instrument in writing signed by or on behalf of such party. The failure of either party to this Guarantee to assert any of its rights under this Guarantee or otherwise shall not constitute a waiver of those rights.

13.	This Guarantee may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

14.	Promptly after entering into any agreement or arrangement with respect to, or effecting, any proposed sale, exchange, dividend or other distribution or liquidation of all or a significant portion of its assets in one or a series of transactions, any significant recapitalization or reclassification of its outstanding securities or any extraordinary transaction, the Guarantor will notify the Beneficiary in writing thereof pursuant to Section 9.

15.	Each party shall be entitled to equitable relief, including specific performance, in the event of any breach or threatened breach of this Guarantee.
[remainder of page intentionally left blank]

Very truly yours,

APPLIED DIGITAL SOLUTIONS, INC.

By:	/s/ Joseph J. Grillo
Name:     Joseph J. Grillo

Title:	President and Chief Executive Officer

Accepted and Agreed:

THE STANLEY WORKS

By:	/s/ John F. Lundgren
Name:     John F. Lundgren

Title:	Chairman and Chief Executive Officer

Appendix E

ESCROW AGREEMENT
among
THE STANLEY WORKS,
VERICHIP CORPORATION
and
CITIBANK, N.A., as Escrow Agent
Dated as of [          ]

ESCROW AGREEMENT (this “Agreement”), dated as of [          ], by and among The Stanley Works, a Connecticut corporation (“Purchaser”), VeriChip Corporation, a Delaware corporation (“Seller”) and Citibank, N.A., a national banking association organized and existing under the laws of the United States of America (“Citibank”) and acting through its Agency and Trust Division and solely in its capacity as escrow agent under the Agreement, and any successors appointed pursuant to the terms hereof (Citibank in such capacity, the “Escrow Agent”). Purchaser and Seller are sometimes collectively referred to herein as the “Interested Parties” and the Interested Parties and the Escrow Agent are sometimes collectively referred to herein as the “Parties.”

WHEREAS, pursuant to the Stock Purchase Agreement, dated as of May [ • ], 2008, (the “Purchase Agreement”), by and among the Interested Parties (attached hereto as Schedule A), the Interested Parties have agreed to establish an escrow arrangement for the purposes set forth therein;

WHEREAS, the Interested Parties wish to appoint Citibank as Escrow Agent and Citibank is willing to accept such appointment and to act as Escrow Agent, in each case upon the terms and conditions of the Agreement; and

WHEREAS, each capitalized term used and not defined herein shall have the meaning ascribed thereto in the Purchase Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby irrevocably acknowledged, the parties hereto agree as follows:

1.  Deposit of Escrow Funds or Property.

At the Closing, Purchaser shall deposit with the Escrow Agent in immediately available funds the amount of Four Million Five Hundred Thousand Dollars ($4,500,000.00) (the “Escrow Deposit”, and together with any investment income or proceeds received by the Escrow Agent from the investment thereof from time to time pursuant to Section 3 below, collectively, the “Escrow Property”), and the Escrow Agent agrees to open and maintain a separate account to hold the Escrow Property (the “Escrow Account”), and to administer the Escrow Property in accordance with the terms of this Agreement.

2.  Claims and Payment; Release from Escrow.

2.1  Release of Escrow Property.  The Escrow Property shall be distributed by the Escrow Agent in accordance with the following:

(a) Final Resolution.

(i) Following a Final Resolution, the Interested Parties shall deliver joint written instructions in the form attached hereto as Exhibit B, which have been signed by an Authorized Person of each of Purchaser and Seller (“Joint Written Instructions”), to the Escrow Agent directing the Escrow Agent to release to Purchaser an amount from the Escrow Account equal to the amount that is ordered or agreed to be paid to Purchaser, if any, in such Final Resolution. Promptly following receipt of such Joint Written Instructions, the Escrow Agent shall release to Purchaser an amount from the Escrow Account equal to the amount that is ordered or agreed to be paid to Purchaser in such Joint Written Instructions.

“Final Resolution” means (i) a final, non-appealable order or judgment from a court of competent jurisdiction that resolves any dispute arising under, in connection with or relating to the Purchase Agreement or the transactions contemplated thereby, including any such final, non-appealable order or judgment from a court of competent jurisdiction that orders that Purchaser is entitled to recover monetary damages from the Escrow Account under the terms of the Purchase Agreement or (ii) a written agreement executed by Purchaser and Seller that resolves any dispute arising under, in connection with or relating to the Purchase Agreement or the transactions contemplated hereby, including any such written agreement that specifies that Purchaser is entitled to recover monetary damages from the Escrow Account under the terms of this Agreement.

(b) Cut-Off Date.

(i) No later than five (5) Business Days after the Cut-Off Date, the Interested Parties shall deliver Joint Written Instructions to the Escrow Agent directing the Escrow Agent to release to Seller all of the funds then remaining in the Escrow Account, including all accrued interest on such amount, unless any outstanding claim under Section 8.1(a) of the Purchase Agreement or for fraud is still pending and unresolved, in which case the Interested Parties shall deliver Joint Written Instructions to the Escrow Agent directing the Escrow Agent to release to Seller all of the funds then remaining in the Escrow Account other than the amount for which a claim is outstanding under Section 8.1(a) of the Purchase Agreement or for fraud. Following receipt of such Joint Written Instructions, the Escrow Agent shall pay and distribute to Seller the amount specified in the Joint Written Instruction (any amount not so released to Seller, the “Retained Amount”). Any Retained Amount shall remain in the Escrow Account until released pursuant to clause (ii) immediately below.

(ii) If, following the Cut-Off Date, there is a Final Resolution of any claim to which the Retained Amount relates, the Interested Parties shall deliver Joint Written Instructions to the Escrow Agent directing the Escrow Agent to release to Purchaser the that portion of the Escrow Amount, if any, to which Purchaser is entitled in accordance with such Final Resolution. Following the Final Resolution of all outstanding claims by a Purchaser Indemnified Person under Section 8.1(a) of the Purchase Agreement or for fraud and payment therefor from the Retained Amount in respect of such claim, the Interested Parties shall deliver Joint Written Instructions to the Escrow Agent directing the Escrow Agent to release to Seller no later than five (5) Business Days after the date of such Joint Written Instructions the remainder of the Retained Amount, if any.

(c) Joint Written Instructions.  Notwithstanding anything to the contrary contained in this Agreement, the Escrow Agent shall deliver or distribute all or any portion of the Escrow Property in accordance with, and only in accordance with, any Joint Written Instructions executed and delivered by both Purchaser and Seller.

3.  Investment of Funds.

(a) The Escrow Agent shall invest the Escrow Property in [Fidelity Institutional Prime Money Market Fund Class IV (2015)] and shall invest the Escrow Property on the date of deposit provided that it is received on or before 11:00 a.m. (E.S.T.). Any Escrow Property received by the Escrow Agent after 11:00 a.m. (E.S.T.) shall be treated as if received on the following Business Day. For purposes of this Agreement “Business Day” shall mean any day that the Escrow Agent is open for business.

(b) Any investment direction contained herein may be executed through an affiliated broker dealer of the Escrow Agent and will be entitled to such usual and customary fee. Neither Escrow Agent nor any of its affiliates assume any duty or liability for monitoring the investment rating.

(c) Tax Reporting.  The Interested Parties agree that, for tax reporting purposes, the Escrow Property shall be allocated to the Party to whom the Escrow Property is disbursed and shall be reported in the year of disbursement on a Form 1099 B, if applicable, in relation to principal and on a Form 1099 INT for interest earned or on a Form 1099 DIV for dividends earned in the case of Money Market investments.

(d) Certification of Tax Identification Number.  The Interested Parties shall promptly provide the Escrow Agent with a duly completed and properly executed IRS Form W-9 (or Form W-8 BEN, in case of non-U.S. entity) certifying the Interested Parties’ status as a beneficial owner of the Escrow Property for federal income tax purposes. In the event the payee is not an Interested Party nor a party to this Agreement, the Interested Parties shall provide the Escrow Agent with a duly completed and properly executed IRS Form W-9 (or Form W-8 BEN, in case of non-U.S. entity) on such payee prior to payment being made. The Interested Parties understand that, in the event tax identification numbers are not certified to the Escrow Agent, the Internal Revenue Code, as amended from time to time, may require withholding of a portion of any interest or other income earned on the investment of the Escrow Property.

(e) IRS Circular 230 Disclosure.  The Escrow Agent, its affiliates, and its employees are not in the business of providing tax or legal advice to any taxpayer outside of the Escrow Agent and its affiliates. This Agreement and any amendments or attachments are not intended or written to be used, and cannot be used or relied upon, by any such taxpayer or for the purpose of avoiding tax penalties. Any such taxpayer should seek advice based on the taxpayer’s particular circumstances for an independent tax advisor.

4.  Concerning the Escrow Agent.

(a) Escrow Agent Duties.  Each Interested Party acknowledges and agrees that (i) the duties, responsibilities and obligations of the Escrow Agent shall be limited to those expressly set forth in the Agreement and no duties, responsibilities or obligations shall be inferred or implied, (ii) the Escrow Agent shall not be responsible for any of the agreements referred to or described herein (including without limitation the Purchase Agreement), or for determining or compelling compliance therewith, and shall not otherwise be bound thereby, (iii) this Agreement shall constitute the entire agreement of the parties with respect to the subject matter and supersedes all prior oral or written agreements in regard thereto, (iv) the Escrow Agent shall not be required to expend or risk any of its own funds or otherwise incur any financial or other liability in the performance of any of its duties hereunder, and (v) the Escrow Agent shall not be obligated to take any legal or other action hereunder which might in its judgment involve or cause it to incur any expense or liability unless it shall have been furnished with acceptable indemnification.

(b) Standard of Care.  The Escrow Agent shall be under no duty to afford the Escrow Property any greater degree of care than it gives its own similar property. The Escrow Agent shall not be liable for any damage, loss or injury resulting from any action taken or omitted in the absence of gross negligence or willful misconduct.

(c) Limitation on Liability.  Notwithstanding any other provision of the Agreement, the Escrow Agent shall not be liable (i) for any indirect, incidental, consequential, punitive or special losses or damages, regardless of the form of action and whether or not any such losses or damages were foreseeable or contemplated, (ii) for the acts or omissions of any nominees, correspondents, designees, agents, subagents or subcustodians, or (iii) for the investment or reinvestment of any Escrow Property, or any liquidation of such investment or reinvestment, executed in accordance with the terms of the Agreement, including, without limitation, any liability for any delays (not resulting from its gross negligence or willful misconduct as adjudicated by a court of competent jurisdiction) in the investment or reinvestment of the Escrow Property, any loss of interest incident to any such delays, or any loss or penalty as a result of the liquidation of any investment before its stated maturity date.

(d) Reliance.  The Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, instruction, notice, instrument, certification, consent, authorization, receipt, power of attorney, e-mail, .pdf or other writing delivered to it without being required to determine the authenticity or validity thereof, or the correctness of any fact stated therein or the propriety or validity or the service thereof or the jurisdiction of the court issuing any judgment or order. The Escrow Agent may act in reliance upon any signature believed by it to be genuine and may assume that any person purporting to make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.

(e) Consultation.  The Escrow Agent may consult with counsel satisfactory to it, and the opinion or advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it in good faith and in accordance with the opinion and advice of such counsel.

5.  Compensation, Expense Reimbursement and Indemnification.

(a) Compensation:  Each of Purchaser and Seller covenants and agrees, jointly and severally, to pay the fifty percent (50%) of the Escrow Agent’s fees and expenses specified in Schedule C. In the event that such fees or expenses, or any other obligations owed to the Escrow Agent (or its counsel) are not paid to the Escrow Agent within 30 calendar days following the presentment of an invoice for the payment of such fees and expenses or the demand for such payment, then the Escrow Agent may, without further action or notice, pay such fees from the Escrow Property and may sell, convey or otherwise dispose of any Escrow Property for such purpose. The Escrow Agent may in its sole discretion withhold from any distribution of the Escrow Property, an amount of such distribution it reasonably believes would, upon sale or liquidation, produce proceeds equal to any unpaid amounts to which the Escrow Agent is entitled to hereunder.

(b) Indemnification:  Each of the Interested Parties covenants and agrees, jointly and severally, to indemnify the Escrow Agent and its employees, officers and directors (each, an “Indemnified Party”) for, hold each Indemnified Party harmless from, and defend each Indemnified Party against, any and all claims, losses, actions, liabilities, costs, damages and expenses of any nature incurred by the Escrow Agent arising out of or in connection with this Agreement or with the administration of its duties hereunder, including but not limited to attorney’s fees, tax liabilities (other than income tax liabilities associated with the Escrow Agent’s fees), any liabilities or damages that may result from any inaccuracy or misrepresentation made in any tax certification provided to the Escrow Agent, and other costs and expenses of defending or preparing to defend against any claim of liability, except to the extent such loss, liability, damage, cost and expense shall be caused by the Indemnified Party’s own gross negligence or willful misconduct. The foregoing indemnification and agreement to hold harmless shall survive the termination of the Agreement and the resignation or removal of the Escrow Agent.

6.  Dispute Resolution.  In the event of any disagreement among any of the Interested Parties to the Agreement, or between any of them and any other person, resulting in adverse claims or demands being made with respect to the subject matter of the Agreement, or in the event that the Escrow Agent, in good faith, is in doubt as to any action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands and refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, the Escrow Agent shall not be liable in any way or to any person for its failure or refusal to act, and the Escrow Agent shall be entitled to continue to so refuse to act and refrain from acting until (i) the rights of all parties having or claiming an interest in the Escrow Property or the Escrow Account shall have been fully and finally adjudicated by a court of competent jurisdiction, or all differences and doubts shall have been resolved by agreement among all of the Interested Parties, and (ii) the Escrow Agent shall, in the case of adjudication by a court of competent jurisdiction, have received a final order, judgment or decree by such court of competent jurisdiction, which order, judgment or decree is not subject to appeal, and in the case of resolution of differences and doubts by agreement, have received a notice in writing signed by an Authorized Person (as defined below) of each of the Interested Parties setting forth in detail the agreement. The Escrow Agent shall have the option, after 30 calendar days’ notice to the Interested Parties of its intention to do so, to file an action in interpleader requiring the Interested Parties hereto to answer and litigate any claims and rights among themselves. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Escrow Agent in connection with such proceeding shall be paid by, and be the joint and several obligation of, the Interested Parties. The rights of the Escrow Agent under this Section 6 are cumulative of all other rights which it may have by law or otherwise.

7.  Exclusive Benefit.  Except as specifically set forth in the Agreement, the Agreement is for the exclusive benefit of the parties to the Agreement and their respective permitted successors, and shall not be deemed to give, either expressly or implicitly, any legal or equitable right, remedy, or claim to any other entity or person whatsoever. No Party may assign any of its rights or obligations under the Agreement without the prior written consent of the other parties except that the Escrow Agent may resign upon the terms described in the Agreement.

8.  Force Majeure.  Notwithstanding anything contained in the Agreement to the contrary, the Escrow Agent shall not incur any liability for not performing any act or fulfilling any obligation hereunder by reason of any occurrence beyond its control (including, without limitation, any provision of any present or future law or regulation or any act of any governmental authority, any act of God or war or terrorism, or the unavailability of the Federal Reserve Bank wire services or any electronic communication facility).

9.  Resignation and Removal.

(a) The Interested Parties may remove the Escrow Agent at any time by giving to the Escrow Agent thirty (30) calendar days’ prior written notice of removal signed by an Authorized Person of each of the Interested Parties. The Escrow Agent may resign at any time by giving to each Interested Parties thirty (30) calendar days’ prior written notice of resignation.

(b) Within thirty (30) calendar days after giving the foregoing notice of removal to the Escrow Agent or within thirty (30) calendar days after receiving the foregoing notice of resignation from the Escrow Agent, the Interested Parties shall appoint a successor escrow agent and give notice of such successor escrow agent to the Escrow Agent. If a successor escrow agent has not accepted such appointment by the end of such (i) 30-day period, in the case of the Escrow Agent’s removal, or (ii) 30-day period, in the case of the Escrow Agent’s resignation, the Escrow Agent may either (x) deliver the Escrow Property to one of the Interested Parties at the address set forth on the signature page to the Agreement, or (y) apply to a court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief.

(c) Upon receipt of notice of the identity of the successor escrow agent, the Escrow Agent shall either deliver the Escrow Property then held hereunder to the successor escrow agent, less the Escrow Agent’s fees, costs, expenses and the value of other obligations owed to the Escrow Agent hereunder, or hold such Escrow Property (or any portion thereof) pending distribution, until all such fees, costs and expenses or the value of other obligations are paid to it.

(d) Upon delivery of the Escrow Property to the successor escrow agent or to an Interested Party, the Escrow Agent shall have no further duties, responsibilities or obligations hereunder.

10.  Governing Law; Jurisdiction; Waivers.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law thereof.

(b) To the fullest extent permitted by applicable Law, each Party hereto (i) agrees that any claim, action or proceeding by such Party seeking any relief whatsoever arising out of, or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in the U.S. District Court for the Southern District of New York or any New York State court, in each case, located in the Borough of Manhattan and not in any other State or Federal court in the U.S. or any court in any other country, (ii) agrees to submit to the exclusive jurisdiction of such courts located in the Borough of Manhattan for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby, (iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court or any claim that any such proceeding brought in such a court has been brought in an inconvenient forum, (iv) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12 below or any other manner as may be permitted by Law shall be valid and sufficient service thereof and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(c) The parties irrevocably and unconditionally waive, to the fullest extent permitted by law, and agree not to plead or claim, any right of immunity from legal action, suit or proceeding, from setoff or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution or judgment, from execution of judgment, or from any other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, and consents to such relief and enforcement against it, its assets and its revenues in any jurisdiction, in each case with respect to any matter arising out of, or in connection with, the Agreement.

(d) The parties irrevocably and unconditionally waive any right to trial by jury with respect to any proceeding relating to the Agreement.

11.  Instructions, Verification, Communications.

(a) All instructions required under the Agreement shall be delivered to the Escrow Agent in writing, in English, in facsimile form and, if so requested by the Escrow Agent, an original, executed by an Authorized Person (as hereinafter defined) of each of the Interested Parties or an entity acting on its behalf. The identity of such Authorized Persons, as well as their specimen signatures, title, telephone number and e-mail address, shall be delivered to the Escrow Agent in the list of authorized signers form as set forth on Schedules D and E, respectively, and shall remain in effect until the applicable Interested Party, or an entity acting on its behalf, notifies Escrow Agent of any change thereto (the person(s) so designated from time to time, the “Authorized Persons”). The Escrow Agent and the Interested Parties agree that the above constitutes a commercially reasonable security procedure and further agree to comply with any direction or instruction (other than those contained herein or delivered in accordance with the Agreement) from any Interested Party.

(b) In the event funds transfer instructions are given (other than in writing at the time of execution of this Agreement), whether in writing, by telecopier, .pdf, e-mail, or otherwise, such funds transfer instructions should contain a selected test word also evidenced on Schedules D and E. Test Words must contain at least 8 alphanumeric characters, established at document execution and changed each time Schedule B is updated in accordance with (a) above. In addition or in lieu of test words, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call back to the applicable person(s) specified to the Escrow Agent from time to time by an Authorized Person and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person(s)

so designated. To ensure the accuracy of the instructions it receives, the Escrow Agent may record such call backs. If the Escrow Agent is unable to verify the instruction, or is not satisfied in its sole discretion with the verification it receives, it will not execute the instruction until all issues have been resolved to its satisfaction. The persons and telephone numbers for call backs may be changed only in writing, signed by an Authorized Person, actually received and acknowledged by the Escrow Agent. The Interested Parties to the Agreement acknowledge that these security procedures for funds transfers are commercially reasonable.

(c) To help the U.S. government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. When an account is opened, the Escrow Agent will ask for information that will allow the Escrow Agent to identify relevant parties. The Interested Parties hereby acknowledge such information disclosure requirements and agree to comply with all such information disclosure requests from time to time from the Escrow Agent.

(d) Notwithstanding anything to the contrary herein, any and all email communications (both text and attachments) by or from the Escrow Agent that the Escrow Agent deems to contain confidential, proprietary, and/or sensitive information shall be encrypted. The recipient (the “Email Recipient”) of the encrypted email communication will be required to complete a registration process. Instructions on how to register and/or retrieve an encrypted message will be included in the first secure email sent by the Escrow Agent to the Email Recipient. Additional information and assistance on using the encryption technology can be found at Citibank’s Secure Email website at www.citigroup.com/citigroup/citizen/privacy/email.htm or by calling (866) 535-2504 (in the U.S.) or (904) 954-6181.

(e) The provisions of this Section 11(a)-(d) may be amended by the Escrow Agent unilaterally upon prior written notice to the Interested Parties.

12.  Notices; Wiring Instructions.

(a) Any notice permitted or required hereunder shall be in writing in English, and shall be sent (i) by personal delivery, overnight delivery by a recognized courier or delivery service, or (ii) mailed by registered or certified mail, return receipt requested, postage prepaid, or (iii) confirmed telecopy accompanied by mailing of the original on the same day by first class mail, postage prepaid, in each case addressed to the address and person(s) designated below their respective signature hereto (or to such other address as any such Party may hereafter designate by written notice to the other parties). Notices to the Escrow Agent shall only be deemed given upon actual receipt by the Escrow Agent. Whenever under the terms hereof the time for giving a notice or performing an act falls upon a Saturday, Sunday, or a banking holiday in New York, such time shall be extended to the next day on which the Escrow Agent is open for business.

(b) Any funds to be paid to or by the Escrow Agent hereunder shall be sent by wire transfer pursuant to the following instructions (or by such method of payment and pursuant to such instruction as may have been given in advance and in writing to or by the Escrow Agent, as the case may be, in accordance with Section 12(a) above):

If to Purchaser:

Bank: Citibank NA, New York
ABA#: 021000089
A/C#: [     ]
Attn: Craig A. Douglas
Ref: A1 Escrow

If to Seller:

Bank: Citibank, F.S.B
400 Royal Palm Way; Suite 110
Palm Beach, FL 33480
ABA#: 266086554
Account #: [     ]
Attn: William J. Caragol
Ref: VeriChip Corporation

If to the Escrow Agent:

CITIBANK, N.A.
ABA: 0210-0008-9
Account Name: Escrow Concentration Account
CREDIT A/C No.: [     ]
Reference: 796489

13.  Amendment.  Except as specifically set forth in the Agreement, any amendment of the Agreement shall be binding only if evidenced by a writing signed by each of the parties to the Agreement.

14.  Severability.  The invalidity, illegality or unenforceability of any provision of the Agreement shall in no way affect the validity, legality or enforceability of any other provision. If any provision of the Agreement is held to be unenforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

15.  Termination.  The Agreement shall terminate upon the distribution of all Escrow Property from the Escrow Account established hereunder in accordance with the terms of the Instructions set forth in the Agreement, subject, however, to the survival of obligations after specifically contemplated in the Agreement to so survive.

16.  Use of Name.  No printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “Citibank”, or “Citigroup” or “Citi” by name or the rights, powers, or duties of the Escrow Agent under the Agreement shall be issued by any Interested Parties hereto, or on such Party’s behalf, without the prior written consent of the Escrow Agent.

17.  Counterparts.  The Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same agreement. Facsimile signatures on counterparts of the Agreement shall be deemed original signatures with all rights accruing thereto except in respect to any Non-US entity, whereby originals are required.

18.  Mergers and Conversions.  Any corporation into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent will be a party, or any corporation succeeding to the business of the Escrow Agent will be the successor of the Escrow Agent hereunder without the execution or filing of any paper with any Party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

IN WITNESS WHEREOF, each of the parties has caused the Escrow Agreement to be executed by a duly authorized officer and/or representative as of the day and year first written above.

CITIBANK, N.A.,
as Escrow Agent

By:
Name:
Title:
Date:

Notice to:
Citibank, N.A.
Agency & Trust
388 Greenwich Street, 14th Floor
New York, NY 10013
Attn.:
Phone:
Facsimile:

THE STANLEY WORKS

By:
Name:
Title:
Date:

Notice to:

c/o The Stanley Works
1000 Stanley Drive
New Britian, CT 06053
Attn.: General Counsel
Phone: 860-225-5111
Facsimile: 260-827-3911

With a copy to:
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention: Ethan Klingsberg, Esq.
Telephone: (212) 225-2000
Telecopy: (212) 225-3999

VERICHIP CORPORATION

By:
Name:
Title:
Date:

Notice to:
VeriChip Corporation
1690 South Congress Avenue, Suite 200
Delray Beach, Florida 33445
Attention: William J. Caragol
Telephone: (561) 805-8008
Telecopy: (561) 805-8001

With a copy to:
Holland & Knight LLP
One East Broward Boulevard, Suite 1300
Fort Lauderdale, Florida 33301
Attention: Tammy Knight, Esq.
Telephone: (954) 525-1000
Telecopy: (954) 463-2030

List of Schedules

A	Purchase Agreement
B	Form of Joint Written Instruction
C	Escrow Agent Fee Schedule
D	Purchaser Incumbency Certificate
E	Seller Incumbency Certificate

Appendix F

ESCROW AGREEMENT
among
THE STANLEY WORKS,
VERICHIP CORPORATION
and
CITIBANK, N.A., as Escrow Agent
Dated as of May   , 2008

ESCROW AGREEMENT (this “Agreement”), dated as of May   , 2008, by and among The Stanley Works, a Connecticut corporation, (“Purchaser”), VeriChip Corporation, a Delaware corporation, (“Seller”) and Citibank, N.A., a national banking association organized and existing under the laws of the United States of America, (“Citibank”) acting through its Agency and Trust Division and solely in its capacity as escrow agent under this Agreement, and any successors appointed pursuant to the terms hereof (Citibank in such capacity, “Escrow Agent”). Purchaser and Seller are sometimes collectively referred to herein as the “Interested Parties” and the Interested Parties and Escrow Agent are sometimes collectively referred to herein as the “Parties”.

WHEREAS, the Interested Parties have entered into that certain Stock Purchase Agreement (together with the Annexes, Exhibits and Schedules thereto, the “Purchase Agreement”), dated as of May   , 2008, a copy of which is attached hereto as Schedule A, pursuant to which, among other things, Purchaser will acquire all of the issued and outstanding shares in the capital of Xmark Corporation, a Canada corporation, from Seller (“Shares)”;

WHEREAS, Seller is a non-resident of Canada for the purposes of the Income Tax Act (Canada) (the “ITA”) and the Shares are and will be “taxable Canadian property” (within the meaning of the ITA) of Seller at Closing;

WHEREAS, pursuant to Section 2.3 of the Purchase Agreement, the Interested Parties have agreed to enter into this Agreement to provide for the remittance to, and the holding and release by, Escrow Agent of certain amounts to be paid by Purchaser to Escrow Agent on the terms set out herein; and

WHEREAS, the Interested Parties wish to appoint Citibank as Escrow Agent and Citibank is willing to accept such appointment and to act as Escrow Agent, in each case upon the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby irrevocably acknowledged, the Parties agree as follows:

1.  Definitions.

(a) In this Agreement, the following terms shall have the meanings set out below unless the context requires otherwise:

(i) “116 Certificate” means a certificate issued by the CRA under subsection 116(2) or subsection 116(4) of the ITA;

(ii) “Canadian Purchase Price” means the Canadian dollar amount representing the Purchase Price converted into Canadian dollars, using the noon exchange rate of the Bank of Canada at Closing;

(iii) “CRA” means the Canada Revenue Agency;

(iv) “Escrow Property” means, collectively, the Escrowed Funds (as hereinafter defined) and the Accrued Income (as hereinafter defined); and

(v) “Escrowed Funds” means an amount equal to 25% of the Purchase Price (as may increase or decrease, in accordance with the Aggregate Adjustment under Section 2.2 of the Purchase Agreement) or a lesser amount equal to 25% of the difference between the Canadian Purchase Price and the certificate limit of a certificate issued before Closing under subsection 116(2) of the ITA.

(b) Unless the context otherwise requires or unless otherwise defined herein, all other capitalized terms used in this Agreement shall have the meanings ascribed to them in the Purchase Agreement.

2.  Deposit.

At Closing, Purchaser shall remit the Escrowed Funds to Escrow Agent, the receipt of which will be acknowledged by a separate receipt by Escrow Agent, which Escrowed Funds shall be held by the Escrow Agent in a separate account established with Escrow Agent (the “Escrow Account”), pending disbursement in accordance with, and on the terms set out in, this Agreement.

3.  Release of Escrow Property.

(a) Escrow Agent shall hold the Escrowed Funds deposited with it and any interest or other income or gains accrued or earned thereon (the “Accrued Income”) in trust to be disbursed by Escrow Agent subject to Section 3(c) and only on the following terms:

(i) Within three (3) Business Days of the receipt by Escrow Agent from Purchaser or the CRA of written confirmation from the CRA that, on receipt of an amount not greater than the amount of the Escrowed Funds, the CRA will issue a 116 Certificate, Escrow Agent shall disburse to the Receiver General for Canada, out of the Escrow Property, an amount equal to the amount specified by the CRA in such written confirmation and, upon the receipt of the written consent of Purchaser, shall disburse to Seller the balance of the Escrow Property.

(ii) Notwithstanding Section 3(a)(iii), if Purchaser is informed by a letter issued by the CRA to Purchaser and delivered by Seller or Purchaser to Escrow Agent before the Remittance Date (as hereinafter defined) stating that the CRA will not apply penalties or interest to Purchaser for any failure to remit the amount specified in subsection 116(5) of the ITA in respect of the Purchase Price paid to Seller by Purchaser under the Purchase Agreement (a “CRA Comfort Letter”), then Escrow Agent will not remit all or a portion of the Escrowed Funds to the Receiver General for Canada, if at all, until the earlier of:

(A) being directed to do so in writing by either the CRA directly or by Purchaser acting on the written consent of the CRA, in which case Escrow Agent will then pay the balance, if any, of the Escrow Property to the Seller, less any applicable taxes, all within three (3) Business Days of receipt of such direction; and

(B) Seller delivering a 116 Certificate, in which case the Escrow Agent will pay out the Escrow Property in accordance with section 3(a)(iv).

(iii) Subject to Section 3(a)(ii), Escrow Agent shall remit to the Receiver General for Canada an amount equal to all or a portion of the Escrowed Funds in order to discharge the obligation of Purchaser to withhold and remit under section 116 of the ITA, on the later of:

(A) the 28th day of the month following the month in which the Closing occurs or, if not a Business Day, the preceding Business Day (the “Remittance Date”), if neither Seller nor the CRA, as the case may be, has delivered to Escrow Agent, before the Remittance Date, a 116 Certificate showing a certificate limit or proceeds of disposition in an amount not less than the Canadian Purchase Price or a CRA Comfort Letter; and

(B) within three (3) Business Days of Purchaser being informed by the CRA or Seller that a 116 Certificate will not be issued in respect of the disposition of the Shares by Seller to Purchaser under the Purchase Agreement or that a CRA Comfort Letter is no longer valid for any reason whatsoever.

Escrow Agent shall disburse to Seller any amount, if any, remaining in the Escrow Property after such remittance to the Receiver General for Canada, less any applicable withholding taxes, if any;

(iv) Escrow Agent shall, within three (3) Business Days of the receipt from Seller or the CRA, and of the written consent of Purchaser thereto:

(A) of a 116 Certificate showing a certificate limit or proceeds of disposition in an amount not less than an amount equal to the Canadian Purchase Price, disburse to Seller the Escrow Property, less any applicable withholding taxes, if any; and

(B) of a 116 Certificate showing a certificate limit or proceeds of disposition in an amount less than the Canadian Purchase Price, remit to Receiver General for Canada an amount equal to twenty-five percent (25%) of the amount by which the Canadian Purchase Price exceeds the certificate limit or proceeds of disposition, and shall further disburse to Seller any amount, if any, remaining in the Escrow Property after such remittance to the Receiver General for Canada, less any applicable taxes, if any.

(b) Where Escrow Agent remits an amount to the Receiver General for Canada pursuant to this Agreement, Escrow Agent shall, within three (3) Business Days thereafter, furnish to Seller the written confirmation received from the CRA that such remittance has been made to Receiver General for Canada.

(c) For purposes of this Agreement, any written confirmation contemplated in Section 3(a), any 116 Certificate, and any CRA Comfort Letter shall be deemed not to be delivered unless Purchaser confirms to Escrow Agent in writing that such document is in form and substance reasonably satisfactory to Purchaser. Purchaser shall act promptly, and in any event no later than three (3) Business Days of the receipt of any written confirmation contemplated in Section 3(a), any 116 Certificate, and any CRA Comfort Letter, in respect of any such written confirmation.

(d) Without altering or limiting the indemnity in Section 6(b), Seller shall indemnify, hold harmless and defend Purchaser and Escrow Agent from and against any and all actions, causes of action, claims, demands, damages, losses, costs, liabilities, expenses, taxes and penalties, and any interest thereon, of any nature or kind, including reasonable legal fees, which may be made or brought against Purchaser or Escrow Agent or which Purchaser or Escrow Agent may suffer or incur as a result of or in respect of any reliance on a CRA Comfort Letter.

(e) In the event that Escrow Agent is required to disburse any or all of the Escrow Property in a currency which is not the deposited currency of the deposited Escrow Property, Escrow Agent shall convert such amount from the amount in the Escrow Property to the amount to be so disbursed at the Citigroup spot rate. Escrow Agent may rely conclusively on the determination of the spot rate provided to it and shall not be liable for losses associated with the determination of such rate. If Escrow Agent is required to make a remittance to the Receiver General for Canada under Section 3(a), it will convert into Canadian dollars, the amount of the Escrowed Funds that is necessary to obtain the amount of Canadian dollars required to be remitted under Section 3(a). Should there be an insufficient amount of Escrowed Funds to make the remittance under Section 3(a), after the currency conversion, Seller will promptly deposit with Escrow Agent such required additional amount of Canadian dollars. Escrow Agent is not required to make the remittance under Section 3(a) until such additional amount of Canadian dollars is deposited by Seller.

(f) If there is an Aggregate Adjustment payable by Seller to Purchaser under Section 2.2 of the Purchase Agreement, Escrow Agent, upon receipt of written instructions from Seller and Purchaser, will disburse to Seller, from the Escrow Property, an amount equal to 25% of the Aggregate Adjustment within three (3) Business Days after the date on which the Aggregate Adjustment is paid to Purchaser.

(g) The provisions of this Agreement shall apply, mutatis, mutandis, to any portion of the Purchase Price paid or payable to Seller at any time after Closing.

4.  Investment of Funds.

(a) Investment.  Escrow Agent shall invest the Escrow Property in Fidelity Institutional Prime Money Market Fund Class IV (2015) and shall invest the Escrowed Funds on the date of deposit provided that it is received on or before 11:00 a.m. (E.S.T.). Any Escrowed Funds received by Escrow Agent after 11:00 a.m. (E.S.T.) shall be treated as if received on the following Business Day.

(b) Affiliates.  Any investment direction contained herein may be executed through an affiliated broker dealer of Escrow Agent, who will be entitled to such usual and customary fee. Neither Citigroup nor any of its affiliates assume any duty or liability for monitoring the investment rating.

(c) Tax Ownership and Reporting.  The Interested Parties agree that, for tax purposes, the Escrowed Funds shall be allocated to Seller as the beneficial owner and shall be reported on an IRS Form 1099 B, if applicable, in relation to principal in the year of disbursement, and annually on a Form 1099 INT for interest earned or on a Form 1099 DIV for dividends earned in the case of Money Market investments.

(d) Certification of Tax Identification Number.  Seller shall promptly provide Escrow Agent with a duly completed and properly executed IRS Form W-9 (or Form W-8 BEN, in case of non-U.S. entity) certifying Seller’s status as a beneficial owner of the Escrow Property for U.S. federal income tax purposes. Seller understands that, in the event tax identification numbers are not certified to Escrow Agent, Escrow Agent shall be entitled to withhold such amounts as may be required to be withheld by the United States Internal Revenue Code, as amended from time to time, from any interest or other income earned on the investment of the Escrowed Funds.

(e) IRS Circular 230 Disclosure.  Citigroup, Inc., its affiliates, and its employees are not in the business of providing tax or legal advice to any taxpayer outside of Citigroup, Inc. and its affiliates. This Agreement and any amendments or attachments are not intended or written to be used, and cannot be used or relied upon, by any such taxpayer or for the purpose of avoiding tax penalties. Any such taxpayer should seek advice based on the taxpayer’s particular circumstances for an independent tax advisor.

5.  Concerning Escrow Agent.

(a) Escrow Agent Duties.  Each Interested Party acknowledges and agrees that (i) the duties, responsibilities and obligations of Escrow Agent shall be limited to those expressly set forth in this Agreement and no duties, responsibilities or obligations shall be inferred or implied, (ii) Escrow Agent shall not be responsible for any of the agreements referred to or described herein (including without limitation the Purchase Agreement), or for determining or compelling compliance therewith, and shall not otherwise be bound thereby, (iii) this Agreement shall constitute the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements in regard thereto, (iv) Escrow Agent shall not be required to expend or risk any of its own funds or otherwise incur any financial or other liability in the performance of any of its duties hereunder and (v) Escrow Agent shall not be obligated to take any legal or other action hereunder which might in its judgment involve or cause it to incur any expense or liability unless it shall have been furnished with acceptable indemnification.

(b) Standard of Care.  Escrow Agent shall be under no duty to afford the Escrow Property any greater degree of care than it gives its own similar property. Escrow Agent shall not be liable for any damage, loss or injury resulting from any action taken or omitted in the absence of gross negligence or willful misconduct.

(c) Limitation on Liability.  Notwithstanding any other provision of this Agreement, Escrow Agent shall not be liable (i) for any indirect, incidental, consequential, punitive or special losses or damages, regardless of the form of action and whether or not any such losses or damages were foreseeable or contemplated, (ii) for the acts or omissions of any nominees, correspondents, designees, agents, subagents or subcustodians, or (iii) for the investment or reinvestment of any Escrow Property, or any liquidation of such investment or reinvestment, executed in accordance with the terms of this Agreement, including, without limitation, any liability for any delays (not resulting from its gross negligence or willful misconduct as adjudicated by a court of competent jurisdiction) in the investment or reinvestment of the Escrow Property, any loss of interest incident to any such delays, or any loss or penalty as a result of the liquidation of any investment before its stated maturity date.

(d) Reliance.  Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, instruction, notice, instrument, certification, consent, authorization, receipt, power of attorney, e-mail, .pdf or other writing delivered to it without being required to determine the authenticity or validity thereof, or the correctness of any fact stated therein or the propriety or validity or the service thereof or the jurisdiction of the court issuing any judgment or order. Escrow Agent may act in reliance upon any signature believed by it to be genuine and may assume that any person purporting to make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.

(e) Consultation.  Escrow Agent may consult with counsel satisfactory to it, and the opinion or advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it in good faith and in accordance with the opinion and advice of such counsel.

6.  Compensation, Expense Reimbursement and Indemnification.

(a) Compensation:  Each of Purchaser and Seller covenants and agrees, jointly and severally, to pay the fifty percent (50%) of Escrow Agent’s fees and expenses specified in Schedule B. In the event that such fees or expenses, or any other obligations owed to Escrow Agent (or its counsel) are not paid to Escrow Agent within 30 calendar days following the presentment of an invoice for the payment of such fees and expenses or the demand for such payment, then Escrow Agent may, without further action or notice, pay such fees from the Escrow Property and may sell, convey or otherwise dispose of any Escrow Property for such purpose. Escrow Agent may in its sole discretion withhold from any distribution of the Escrow Property an amount of such distribution it reasonably believes would, upon sale or liquidation, produce proceeds equal to any unpaid amounts to which Escrow Agent is entitled to hereunder.

(b) Indemnification:  Each of the Interested Parties covenants and agrees, jointly and severally, to indemnify Escrow Agent and its employees, officers and directors (each, an “Indemnified Party”) for, hold each Indemnified Party harmless from, and defend each Indemnified Party against, any and all claims, losses, actions, liabilities, costs, damages and expenses of any nature incurred by Escrow Agent arising out of or in connection with this Agreement or with the administration of its duties hereunder, including but not limited to attorney’s fees, tax liabilities (other than income tax liabilities associated with Escrow Agent’s fees), any liabilities or damages that may result from any inaccuracy or misrepresentation made in any tax certification provided to Escrow Agent, and other costs and expenses of defending or preparing to defend against any claim of liability, except to the extent such loss, liability, damage, cost and expense shall be caused by the Indemnified Party’s own gross negligence or willful misconduct. The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement and the resignation or removal of Escrow Agent.

7.  Dispute Resolution.

In the event of any disagreement among any of the Interested Parties to this Agreement, or between any of them and any other person, resulting in adverse claims or demands being made with respect to the subject matter of this Agreement, or in the event that Escrow Agent, in good faith, is in doubt as to any action it should take hereunder, Escrow Agent may, at its option, refuse to comply with any claims or demands and refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, Escrow Agent shall not be liable in any way or to any person for its failure or refusal to act, and Escrow Agent shall be entitled to continue to so refuse to act and refrain from acting until (i) the rights of all parties having or claiming an interest in the Escrow Property or the Escrow Account shall have been fully and finally adjudicated by a court of competent jurisdiction, or all differences and doubts shall have been resolved by agreement among all of the Interested Parties, and (ii) Escrow Agent shall, in the case of adjudication by a court of competent jurisdiction, have received a final order, judgment or decree by such court of competent jurisdiction, which order, judgment or decree is not subject to appeal, and in the case of resolution of differences and doubts by agreement, have received a notice in writing signed by an Authorized Person (as defined below) of each of the Interested Parties setting forth in detail the agreement. Escrow Agent shall have the option, after 30 calendar days’ notice to the Interested Parties of its intention to do so, to file an action in interpleader requiring the Interested Parties hereto to answer and litigate any claims and rights among themselves. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Escrow Agent in connection with such proceeding shall be paid by, and be the joint and several obligation of, the Interested Parties. The rights of Escrow Agent under this Section 7 are cumulative of all other rights which it may have by law or otherwise.

8.  Exclusive Benefit.

Except as specifically set forth in this Agreement, this Agreement is for the exclusive benefit of the parties to this Agreement and their respective permitted successors, and shall not be deemed to give, either expressly or implicitly, any legal or equitable right, remedy, or claim to any other entity or person whatsoever. No Party may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties except that Escrow Agent may resign upon the terms described in this Agreement.

9.  Force Majeure.

Notwithstanding anything contained in this Agreement to the contrary, Escrow Agent shall not incur any liability for not performing any act or fulfilling any obligation hereunder by reason of any occurrence beyond its control (including, without limitation, any provision of any present or future law or regulation or any act of any governmental authority, any act of God or war or terrorism, or the unavailability of the Federal Reserve Bank wire services or any electronic communication facility).

10.  Resignation and Removal.

(a) The Interested Parties may remove Escrow Agent at any time by giving to Escrow Agent thirty (30) calendar days’ prior written notice of removal signed by an Authorized Person of each of the Interested

Parties. Escrow Agent may resign at any time by giving to each Interested Parties thirty (30) calendar days’ prior written notice of resignation.

(b) Within thirty (30) calendar days after giving the foregoing notice of removal to Escrow Agent or within thirty (30) calendar days after receiving the foregoing notice of resignation from Escrow Agent, the Interested Parties shall appoint a successor escrow agent and give notice of such successor escrow agent to Escrow Agent. If a successor escrow agent has not accepted such appointment by the end of such (i) 30-day period, in the case of Escrow Agent’s removal, or (ii) 30-day period, in the case of Escrow Agent’s resignation, Escrow Agent may either (x) deliver the Escrow Property to one of the Interested Parties at the address set forth on the signature page to the Agreement, or (y) apply to a court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief.

(c) Upon receipt of notice of the identity of the successor escrow agent, Escrow Agent shall either deliver the Escrow Property then held hereunder to the successor escrow agent, less Escrow Agent’s fees, costs, expenses and the value of other obligations owed to Escrow Agent hereunder, or hold such Escrow Property (or any portion thereof) pending distribution, until all such fees, costs and expenses or the value of other obligations are paid to it.

(d) Upon delivery of the Escrow Property to the successor escrow agent or to an Interested Party, Escrow Agent shall have no further duties, responsibilities or obligations hereunder.

11.  Governing Law; Jurisdiction; Waivers.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law thereof.

(b) To the fullest extent permitted by applicable Law, each Party (i) agrees that any claim, action or proceeding by such Party seeking any relief whatsoever arising out of, or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in the U.S. District Court for the Southern District of New York or any New York State court, in each case, located in the Borough of Manhattan and not in any other State or Federal court in the U.S. or any court in any other country, (ii) agrees to submit to the exclusive jurisdiction of such courts located in the Borough of Manhattan for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby, (iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court or any claim that any such proceeding brought in such a court has been brought in an inconvenient forum, (iv) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 13 or any other manner as may be permitted by Law shall be valid and sufficient service thereof and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(c) Each of the Parties irrevocably and unconditionally waives, to the fullest extent permitted by law, and agrees not to plead or claim, any right of immunity from legal action, suit or proceeding, from setoff or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution or judgment, from execution of judgment, or from any other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, and consents to such relief and enforcement against it, its assets and its revenues in any jurisdiction, in each case with respect to any matter arising out of, or in connection with, this Agreement.

(d) Each of the Parties irrevocably and unconditionally waives any right to trial by jury with respect to any proceeding relating to this Agreement.

12.  Instructions, Verification, Communications.

(a) All instructions required under the Agreement shall be delivered to Escrow Agent in writing, in English, in facsimile form and, if so requested by Escrow Agent, an original, executed by an Authorized Person of each of the Interested Parties or an entity acting on its behalf. The identity of such Authorized Persons, as well as their specimen signatures, title, telephone number and e-mail address, shall be delivered to Escrow Agent in the list of authorized signers form as set forth on Schedules C and D, respectively, and shall remain in effect until the applicable Interested Party, or an entity acting on its behalf, notifies Escrow Agent of any change thereto (the person(s) so designated from time to time, the “Authorized Persons”). Escrow Agent and the Interested Parties agree that the above constitutes a commercially reasonable security procedure and further agree to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Agreement) from any Interested Party.

(b) In the event funds transfer instructions are given (other than in writing at the time of execution of this Agreement), whether in writing, by telecopier, .pdf, e-mail, or otherwise, such funds transfer instructions should contain a selected test word also evidenced on Schedules C and D. Test Words must contain at least 8 alphanumeric characters, established at document execution. In addition or in lieu of test words, Escrow Agent is authorized to seek confirmation of such instructions by telephone call back to the applicable person(s) specified to Escrow Agent from time to time by an Authorized Person and Escrow Agent may rely upon the confirmations of anyone purporting to be the person(s) so designated. To ensure the accuracy of the instructions it receives, Escrow Agent may record such call backs. If Escrow Agent is unable to verify the instruction, or is not satisfied in its sole discretion with the verification it receives, it will not execute the instruction until all issues have been resolved to its satisfaction. The persons and telephone numbers for call backs may be changed only in writing, signed by an Authorized Person, actually received and acknowledged by Escrow Agent. The Interested Parties to this Agreement acknowledge that these security procedures for funds transfers are commercially reasonable.

(c) To help the U.S. government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. When an account is opened, Escrow Agent will ask for information that will allow Escrow Agent to identify relevant parties. The Interested Parties hereby acknowledge such information disclosure requirements and agree to comply with all such information disclosure requests from time to time from Escrow Agent.

(d) Notwithstanding anything to the contrary herein, any and all email communications (both text and attachments) by or from Escrow Agent that Escrow Agent deems to contain confidential, proprietary, and/or sensitive information shall be encrypted. The recipient (the “Email Recipient”) of the encrypted email communication will be required to complete a registration process. Instructions on how to register and/or retrieve an encrypted message will be included in the first secure email sent by Escrow Agent to the Email Recipient. Additional information and assistance on using the encryption technology can be found at Citibank’s Secure Email website at www.citigroup.com/citigroup/citizen/privacy/email.htm or by calling (866) 535-2504 (in the U.S.) or (904) 954-6181.

(e) The provisions of this Section 12 may be amended by Escrow Agent unilaterally upon notice to the Interested Parties.

13.  Notices; Wiring Instructions.

(a) Any notice permitted or required hereunder shall be in writing in English, and shall be sent (i) by personal delivery, overnight delivery by a recognized courier or delivery service, or (ii) mailed by registered or certified mail, return receipt requested, postage prepaid, or (iii) confirmed telecopy accompanied by mailing of the original on the same day by first class mail, postage prepaid, in each case addressed to the address and person(s) designated below their respective signature hereto (or to such other address as any such Party may hereafter designate by written notice to the other parties). Notices to Escrow Agent shall only be deemed given upon actual receipt by Escrow Agent. Whenever under the terms hereof the time for giving a notice or performing an act falls upon a Saturday, Sunday, or a banking holiday in New York, such time shall be extended to the next day on which Escrow Agent is open for business.

(b) Any funds to be paid to or by Escrow Agent hereunder shall be sent by wire transfer pursuant to the following instructions (or by such method of payment and pursuant to such instruction as may have been given in advance and in writing to or by Escrow Agent, as the case may be, in accordance with Section 13(a)):

If to Purchaser:

Bank: Citibank NA, New York
ABA#: 021000089
A/C#: [     ]
Attn: Craig A. Douglas
Ref: A1 Escrow

with a copy to:

Blake, Cassels Graydon LLP
Attn: John Leopardi
Fax: 514-982-4099
Email: john.leopardi@blakes.com

If to Seller:

VeriChip Corporation
C/O McCarthy Tétrault LLP
Attn: Patrick Boucher
Fax: 514-875-6246
Email: pboucher@mccarthy.ca

If to Escrow Agent:

CITIBANK, N.A.
ABA: 0210-0008-9
Account Name: Escrow Concentration Account
CREDIT A/C No.: [     ]
Reference: 796489

14.  Amendment.

Except as specifically set forth in this Agreement, any amendment of this Agreement shall be binding only if evidenced by a writing signed by each of the Parties.

15.  Severability.

The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision of this Agreement. If any provision of this Agreement is held to be unenforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

16.  Termination.

This Agreement shall terminate upon the distribution of all Escrow Property from the Escrow Account established hereunder in accordance with the terms of the instructions set forth in this Agreement, subject, however, to the survival of obligations after specifically contemplated in this Agreement to so survive.

17.  Use of Name.

No printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “Citibank”, or “Citigroup” or “Citi” by name or the rights, powers, or duties of Escrow Agent under this Agreement shall be issued by any Interested Parties hereto, or on such Party’s behalf, without the prior written consent of Escrow Agent.

18.  Counterparts.

This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same agreement. Facsimile signatures on counterparts of this Agreement shall be deemed original signatures with all rights accruing thereto except in respect to any non-US entity, whereby originals are required.

19.  Mergers and Conversions.

Any corporation into which Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which Escrow Agent will be a party, or any corporation succeeding to the business of Escrow Agent will be the successor of Escrow Agent hereunder without the execution or filing of any paper with any Party or any further act on the part of any of the Parties except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by a duly authorized officer and/or representative as of the day and year first written above.

CITIBANK, N.A.,
as Escrow Agent

By:
Name:
Title:
Date:

Notice to:
Citibank, N.A.
Agency & Trust
388 Greenwich Street, 14th Floor
New York, NY 10013
Attn.:
Phone:
Facsimile:

THE STANLEY WORKS

By:
Name:
Title:
Date:

Notice to:
c/o The Stanley Works
1000 Stanley Drive
New Britian, CT 06053
Attn.: General Counsel
Phone: 860-225-5111
Facsimile: 260-827-3911

With a copy to:
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention: Ethan Klingsberg, Esq.
Telephone: (212) 225-2000
Telecopy: (212) 225-3999

VERICHIP CORPORATION

By:
Name:
Title:
Date:

Notice to:
VeriChip Corporation
1690 South Congress Avenue, Suite 200
Delray Beach, Florida 33445
Attention: William J. Caragol
Telephone: (561) 805-8008
Telecopy: (561) 805-8001

With a copy to:
Holland & Knight LLP
One East Broward Boulevard, Suite 1300
Fort Lauderdale, Florida 33301
Attention: Tammy Knight, Esq.
Telephone: (954) 525-1000
Telecopy: (954) 463-2030

List of Schedules

A	Purchase Agreement
B	Escrow Agent Fee Schedule
C	Purchaser Incumbency Certificate
D	Seller Incumbency Certificate

Appendix G

CONFIDENTIAL

May 13, 2008

Board of Directors
VeriChip Corporation
1690 South Congress Avenue, Suite 200
Delray Beach, FL 33445

Dear Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to VeriChip Corporation, a Delaware corporation (“VeriChip”), of the consideration to be paid to VeriChip for the sale of Xmark Corporation, a Canadian corporation and a wholly owned subsidiary of VeriChip (“Xmark”), to The Stanley Works, a Connecticut corporation (“Stanley”), pursuant to a Stock Purchase Agreement to be executed on or around May 14, 2008 (the “Agreement”) between VeriChip and Stanley (the “Transaction”). All capitalized terms used and not otherwise defined herein have the respective meanings assigned to such terms in the Agreement.

The Agreement provides for the sale by VeriChip to Stanley of all of the issued and outstanding shares of capital stock of Xmark in exchange for the payment by Stanley to VeriChip of cash in the amount of $45.0 million subject to a net “Aggregate Adjustment” (the “Purchase Price”). The Agreement further provides that $4.5 million of the Purchase Price will be held in escrow to secure VeriChip’s indemnity obligations under the Agreement, and that Applied Digital Solutions, Inc. will execute a guarantee (the “Guarantee”) in favor of Stanley guaranteeing VeriChip’s indemnity obligations under the Agreement, and that both Applied Digital Solutions, Inc. and Scott R. Silverman will execute a Voting Agreement in favor of Stanley (the “Voting Agreement”) obligating both to, among other things, vote in favor of the approval and adoption of the Agreement.

In arriving at our opinion, we have, among other things:

(i) reviewed a draft of the Agreement dated May 11, 2008 (the “Draft Agreement”), and the financial terms and conditions set forth therein;

(ii) reviewed drafts of the Voting Agreement and the Guarantee;

(iii) reviewed certain financial information, including information with respect to Xmark’s historical and projected financial performance for the fiscal years ending December 31, 2003 through December 31, 2012, prepared and furnished to us by VeriChip’s management;

(iv) reviewed certain publicly available information concerning Xmark, including information set forth in VeriChip’s Annual Report on Form 10-K for the year ended December 31, 2007;

600 California Street, 9th Floor   San Francisco, CA 94108
(415) 248-5600 Main   (415) 248-5692 Fax

(v) interviewed VeriChip’s Chief Executive Officer and Chief Financial Officer and discussed with them the business and prospects of Xmark;

(vi) reviewed certain publicly available information with respect to Xmark and certain other companies deemed to be comparable to Xmark and trading markets for certain of such other companies’ securities;

(vii) compared the proposed financial terms of the Transaction with certain publicly available information concerning the nature and terms of certain other transactions that we considered to be relevant; and

(viii) reviewed other financial studies, analyses and investigations, and considered such other information we deemed necessary or appropriate, including our assessment of general financial, economic, market and other conditions.

In our review and analysis and in arriving at our opinion, we have relied upon, without any independent verification or liability therefor, the accuracy and completeness of all of the financial and other information that was publicly available or supplied or otherwise made available to us by or on behalf of VeriChip or Xmark, and upon the assurances of the management of VeriChip that no relevant information has been omitted or remains undisclosed to us. We have also relied upon the management of VeriChip as to the reasonableness of the assumptions, and bases therefor, of the financial and operating projections provided to us. We also have held discussions with members of the management of VeriChip regarding their views with respect to a number of risks and uncertainties associated with projections provided to us. We have not been engaged to assess the reasonableness of such projections, of the timeframe for achieving them or of the assumptions on which they were based. We express no view as to such projections or assumptions, but we have taken into account, for purposes of our analysis, the risks and uncertainties described above.

In addition, we have not evaluated or appraised any of the assets, properties or facilities of Xmark nor have we been furnished with any such evaluation or appraisal. We have also not been requested to assume, and have not assumed, any obligation to conduct any inspection of the properties or facilities of Xmark or to evaluate any assets or liabilities, including any litigation, nor were we furnished with any such evaluation. We have not evaluated the solvency of VeriChip or Xmark or the fair value of Xmark under any state or federal laws relating to bankruptcy, insolvency or similar matters.

At your direction, we do not offer any opinion as to the material terms of the Agreement or the form of the Transaction. We have assumed with your consent, however, that the Aggregate Adjustment will not be a negative number, that there will be no post-closing adjustment to the Purchase Price pursuant to Section 2.2 of the Agreement, that any Canadian taxes withheld from the Purchase Price at closing will be promptly refunded to VeriChip pursuant to the Canada and United States Income Tax Convention, and that the intangible assets, including goodwill, currently on the books of VeriChip will be transferred to Stanley as part of the Transaction. We have also assumed, with your consent, that the Transaction will be consummated as promptly as practicable, with no unanticipated delays in the consummation of the Transaction. We have also assumed, with your consent, that the final executed form of the Agreement will not differ in any material respect from the form of the Draft Agreement furnished to and reviewed by us, that the final forms of all agreements, instruments and certificates relating to the Transaction will not differ in any material respect from the forms thereof furnished to and reviewed by us, that the conditions to the Transaction as set forth in the Agreement will be satisfied and that the Transaction will be consummated on a timely basis in the manner contemplated by the Agreement.

Without limiting the generality of the foregoing, for purposes of rendering our opinion, we have assumed, in all respects material to our analysis, with your consent, (a) that the proposed Transaction will be consummated as described in the Agreement and in compliance with all applicable laws, (b) that all of the representations and warranties of each party contained in the Agreement are true, correct and complete and do not omit to state any material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, (c) that each party to the Agreement will perform all of the covenants and agreements required to be performed by it thereunder without any

600 California Street, 9th Floor   San Francisco, CA 94108
(415) 248-5600 Main   (415) 248-5692 Fax

consents or waivers of the other parties thereto, and (d) that all conditions to the consummation of the proposed Transaction will be satisfied without waiver thereof. We note that we are not legal, tax, accounting or regulatory experts, and have made no independent investigation of any legal matters involving VeriChip, Xmark or the Transaction, and we have assumed the correctness of all statements with respect to legal matters made or otherwise provided to you and us by VeriChip’s counsel. We do not express any opinion as to any legal, tax, accounting or regulatory matters involving VeriChip, Xmark or the Transaction, as to which we understand that VeriChip has conducted such investigations, and has obtained such advice from qualified professionals, as it has deemed necessary. We have assumed, with your consent, that all governmental, regulatory or other consents and approvals (contractual or otherwise) necessary for, or in connection with, the consummation of the proposed Transaction will be obtained without any adverse effect on VeriChip on the contemplated benefits of the proposed Transaction to VeriChip, in any respect material to our analysis.

This opinion is necessarily based on the economic, monetary, market and other conditions as in effect on, and the information made available to us, as of the date hereof and does not address any matters subsequent to such date. Although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm our opinion after the date hereof. We disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting the opinion which may come or be brought to our attention after the date hereof. Without limiting the foregoing, in the event that in our judgment there is any material change in any fact, assumption upon which our opinion is based or matter affecting the opinion after the date hereof, we reserve the right to withdraw, revise or modify our opinion.

Our opinion is limited to the fairness of the Purchase Price, from a financial point of view, to VeriChip. This opinion does not address the underlying or relative merits of the Transaction or any related transaction and any other transactions or business strategies discussed by the Board of Directors of VeriChip or that might be available as alternatives to the Transaction, or the decision of VeriChip to proceed with the Transaction or any related transaction. Our opinion is not, and should not be construed as, a valuation of Xmark or its assets or any class or series of securities of Xmark.

We will receive a fee for our services in rendering this opinion, none of which is contingent on the consummation of the Transaction. In addition, VeriChip has agreed to indemnify us for, and exculpate us from, certain liabilities arising out of our engagement. We and our affiliates have in the past provided investment banking services to VeriChip, for which we and our affiliates received compensation, including acting as lead managing underwriter in VeriChip’s initial public offering. We and our affiliates currently and in the past, have made a market in VeriChip’s common stock and we and our affiliates provide research on VeriChip. We are a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell securities of VeriChip or Stanley.

This opinion has been prepared solely for the information of the Board of Directors of VeriChip for its confidential use in connection with its consideration of the proposed Transaction and may not, in whole or in part, be reproduced, disseminated, quoted, summarized, described or referred to at any time, communicated or provided to any person or otherwise made public or used for any other purpose without our prior written consent. You have not asked us to address, and this opinion does not address, the fairness of the Transaction to the holders of any class of securities, creditors or other constituencies of VeriChip, and this letter does not address the fairness of any specific portion of the Transaction. In rendering this opinion, we express no view or opinion with respect to the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors, or employees of Xmark or any parties to the Transaction, or any class of such persons, relative to the Purchase Price or otherwise. Our opinion has been authorized for issuance by a fairness committee of Merriman Curhan Ford & Co.

600 California Street, 9th Floor   San Francisco, CA 94108
(415) 248-5600 Main   (415) 248-5692 Fax

We are not expressing any opinion herein as to the prices at which any securities of VeriChip will trade following the announcement or consummation of the Transaction.

Based upon and subject to the foregoing and such other matters as we consider relevant, it is our opinion that, as of the date hereof, the Purchase Price is fair, from a financial point of view, to VeriChip.

Very truly yours,

MERRIMAN CURHAN FORD & CO.

600 California Street, 9th Floor   San Francisco, CA 94108
(415) 248-5600 Main   (415) 248-5692 Fax

Appendix H
VeriChip Corporation
1690 South Congress Avenue, Suite 200
Delray Beach, Florida 33445
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Scott R. Silverman and William J. Caragol, and each of them, with full power of substitution, proxies of the undersigned, to attend and vote all the shares of common stock, $0.01 par value, of VeriChip Corporation, a Delaware corporation, or VeriChip, which the undersigned would be entitled to vote at the Special Meeting of Stockholders to be held at • , at 9:00 a.m., Eastern Time, on July •, 2008, or any adjournment or postponement of the special meeting, according to the number of votes the undersigned would be entitled to cast if personally present upon the matters referred to on this proxy and, in their discretion, upon any other business as may come before the meeting.
     You can vote your proxy by either (i) internet; (ii) telephone; or (iii) mail. Internet and telephone voting is available through 11:59 p.m. (ET) on July •, 2008. To vote by telephone, use any touch-tone telephone and dial 1-800-690-6903. Please have your proxy card and the last four digits of your social security number available when you call. Follow the instructions the recorded voice provides. In order to vote by internet, access the following website www.proxyvote.com. Please have your proxy card and last four digits of your social security number available. Follow the instructions provided to create an electronic ballot.
If you have voted by internet or telephone, there is no need to mail back your proxy card.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
ENVELOPE. NO POSTAGE IS REQUIRED.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE UNDER A — FOR THE APPROVAL
OF THE STOCK PURCHASE AGREEMENT, DATED MAY 15, 2008, BETWEEN
VERICHIP CORPORATION AND THE STANLEY WORKS AND THE TRANSACTIONS
CONTEMPLATED BY THE STOCK PURCHASE AGREEMENT.
A.	Approval of the Stock Purchase Agreement, dated May 15, 2008, between VeriChip Corporation and The Stanley Works and the transactions contemplated by the Stock Purchase Agreement.

For	Against	Abstain
☐	☐	☐
B.	Other Matters
In their discretion the individuals designated to vote this proxy are authorized to vote upon such other matters as may properly come before the special meeting or any adjournment or postponement thereof.
C.	Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.
This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the proposals as set forth herein. The undersigned acknowledges receipt of Notice of Special Meeting of Stockholders, dated June •, 2008, and the accompanying proxy statement.
     Please sign exactly as name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

SIGNATURE(S)	DATE

H-1